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As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	6978 (Primary Standard Industrial Classification Code Number)	046268599 (I.R.S. Employer Identification No.)

National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James M. Barkley, Esq.
Simon Property Group, Inc.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:
Richard L. Posen, Esq. Robert B. Stebbins, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Martin H. Neidell, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 (212) 806-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $.0001 par value	18,527,151	(2)(3)	N/A	$1,473,295,630	(4)	$186,666.56

6% Series I Convertible Perpetual Preferred Stock	18,931,160	(5)	N/A	N/A(4)		N/A

8 3/8% Series J Cumulative Redeemable Preferred Stock	796,948	(6)	N/A	$38,731,673	(7)	$4,907.30

Total	N/A		N/A	$1,512,027,303		$191,573.86

(1)
This Registration Statement relates to the shares of Common Stock, par value $.0001 per share ("Simon Common Stock"), 6% Series I Convertible Perpetual Preferred Stock ("Simon 6% Convertible Preferred Stock") and 8 3/8% Series J Cumulative Redeemable Preferred Stock ("Simon 8 3/8% Preferred Stock") of the Registrant to be issuable upon the completion of the merger (the "REIT Merger") of Simon Acquisition I, LLC, a Maryland limited liability company and an indirect subsidiary of Simon Property Group, Inc., a Delaware corporation ("Simon"), with and into Chelsea Property Group, Inc., a Maryland corporation ("Chelsea"). This Registration Statement also relates to those shares of Simon Common Stock and Simon 6% Convertible Preferred Stock issuable upon exchange of common and preferred partnership interests (respectively, "SPG LP Common Interests" and "SPG LP Preferred Interests") in Simon Property Group, L.P., a Delaware limited partnership ("SPG LP"), to be issued to the holders of common units ("CPG Common Units") in CPG Partners, L.P. ("CPG LP") either in a private placement in exchange (the "CPG Exchange") for such CPG Common Units or in a private placement upon completion of a merger (the "Partnership Merger") of Simon Acquisition II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SPG LP, with and into CPG LP.

(2)
The number of shares of Simon Common Stock to be registered pursuant to this Registration Statement is based on (x) the maximum number of shares of Simon Common Stock issuable to holders of Chelsea common stock, par value $.01 per share ("Chelsea Common Stock"), in the REIT Merger at the exchange ratio of 0.2936 of a share of Simon Common Stock in exchange for each share of Chelsea Common Stock (based on 47,257,825 shares of Chelsea Common Stock outstanding on August 9, 2004 (assuming the exercise of all outstanding options to acquire Chelsea Common Stock)) and (y) the maximum number of shares of Simon Common Stock issuable to holders of the SPG LP Common Interests to be issued in the CPG Exchange and/or the Partnership Merger upon exchange of such SPG LP Common Interests (based on the maximum number of SPG LP Common Interests issuable to holders of the 7,202,746 CPG Common Units outstanding on August 9, 2004 at the exchange ratio of 0.6459 of a SPG LP Common Interest in exchange for each CPG Common Unit).

(3)
Together with such indeterminate number of shares of Simon Common Stock as may from time to time be issued upon conversion of the Simon 6% Convertible Preferred Stock (including those shares of Simon 6% Convertible Preferred Stock issued in exchange for SPG LP Preferred Interests) registered hereunder. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act"), no separate fee is required in respect of such shares of Simon Common Stock.

(4)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(2) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Simon Common Stock and the Simon 6% Convertible Preferred Stock collectively is equal to (1) (x) the estimated number of shares of Chelsea Common Stock to be exchanged in the REIT Merger multiplied by (y) $65.49, the average of the high and low sale prices per share of Chelsea Common Stock on the New York Stock Exchange Composite Tape on August 9, 2004 plus (2) (x) 7,202,746 CPG Common Units multiplied by (y) $11.06, which was the book value per CPG Common Unit on June 30, 2004, less (3) $1,701,281,700, the aggregate amount of cash expected to be payable to the holders of Chelsea Common Stock in the REIT Merger.

(5)
The number of shares of Simon 6% Convertible Preferred Stock to be registered pursuant to this Registration Statement is based on (x) the maximum number of shares of Simon 6% Convertible Preferred Stock issuable to holders of Chelsea Common Stock in the REIT Merger at the exchange ratio of 0.3000 of a share of Simon 6% Convertible Preferred Stock in exchange for each share of Chelsea Common Stock (based on 47,257,825 shares of Chelsea Common Stock outstanding on August 9, 2004 (assuming the exercise of all outstanding options to acquire Chelsea Common Stock)) and (y) the maximum number of shares of Simon 6% Convertible Preferred Stock issuable to holders of the SPG LP Preferred Interests to be issued in the CPG Exchange and/or the Partnership Merger upon exchange of such SPG LP Preferred Interests (based on the maximum number of SPG LP Preferred Interests issuable to holders of the 7,202,746 CPG Common Units outstanding on August 9, 2004 at the exchange ratio of 0.6600 of a SPG LP Preferred Interest in exchange for each CPG Common Unit).

(6)
The number of shares of Simon 8 3/8% Preferred Stock to be registered pursuant to this Registration Statement is based on an exchange ratio of one share of Simon 8 3/8% Preferred Stock for each share of Chelsea 8 3/8% Series A Cumulative Redeemable Preferred Stock ("Chelsea Series A Preferred Stock") outstanding immediately prior to the effective time of the REIT Merger (based on 796,948 shares of Chelsea Series A Preferred Stock outstanding on August 9, 2004).

(7)
Pursuant to Rules 457(c) and 457(f)(2) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to 796,948 shares of Chelsea Series A Preferred Stock multiplied by $48.60, which was the book value per share of Chelsea Series A Preferred Stock on June 30, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and can be changed. Simon Property Group, Inc. may not sell the securities being offered by use of this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is prohibited.

                        , 2004

To the holders of common stock of Chelsea Property Group, Inc. and, for informational purposes only, to the holders of Chelsea's 8 3/8% Series A Cumulative Redeemable Preferred Stock

        You are being asked to vote on an historic event for our company—the proposed merger of Simon Acquisition I, LLC, a Maryland limited liability company and an indirect subsidiary of Simon Property Group, Inc., a Delaware corporation, with and into Chelsea Property Group, Inc., a Maryland corporation, which we refer to in this proxy statement/prospectus as the REIT Merger.

        Your board of directors sees this as a unique strategic opportunity to combine with a growing and well-managed enterprise. In particular, your board of directors considered that:

  •
  the per share consideration provided for in the merger agreement represents a premium of approximately 24.6% over the average closing sale price for a share of Chelsea common stock for the 30 trading days ending on June 18, 2004, which was the last trading day before the announcement of the REIT Merger, and 13.3% over the closing sale price for a share of Chelsea common stock on June 18, 2004;

  •
  the per share consideration provided for in the merger agreement offers holders of Chelsea common stock both the opportunity to participate in the growth and opportunities of the combined company and to continue to have an investment in the retail real estate industry through a larger and more diversified enterprise through the stock component, and to realize cash for a portion of the value of their shares through the cash component;

  •
  the combined operations should produce leasing and development opportunities which otherwise might not be available on a stand-alone basis;

  •
  Simon should be able to assist Chelsea in developing new revenue streams to enhance its existing portfolio; and

  •
  the combined operations should be in a better position to respond to changing market dynamics.

        Chelsea's board of directors has approved and declared advisable the REIT Merger and the merger agreement. Your board unanimously recommends that the holders of Chelsea common stock vote "FOR" the approval of the REIT Merger and the merger agreement.

        Attached to this letter is an important document providing detailed information concerning Simon, Chelsea and the REIT Merger and a more thorough explanation of your board's view of the REIT Merger and the other transactions contemplated by the merger agreement. PLEASE READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS BEGINNING ON PAGE 38.

        In the proposed REIT Merger, Chelsea will become an indirect subsidiary of Simon. For each share of Chelsea common stock that you own, you will receive:

  •
  $36.00 in cash;

  •
  0.2936 of a share of Simon common stock; and

  •
  0.3000 of a share of Simon 6% Series I Convertible Perpetual Preferred Stock.

        The consideration that you will receive in the REIT Merger will not be adjusted unless the average closing price per share of Simon common stock during a specified period prior to the closing date of the REIT Merger is greater than $58.75 or less than $43.43. In such circumstances, the consideration that you will receive in the REIT Merger will be adjusted as described in this proxy statement/prospectus. In addition, Simon will not issue fractional shares of Simon common stock and Simon 6%

Convertible Preferred Stock in the REIT Merger, but, after aggregating the number of shares that you are entitled to upon exchange of all of your Chelsea common stock, Simon will make a cash payment to you in lieu of any such fractional shares. See "Summary of the Mergers—The REIT Merger."

        On            , 2004, the closing price of Simon common stock was $            per share. The dollar value of the shares of Simon common stock to be issued in the REIT Merger will change depending on changes in the market price of Simon common stock and will not be known at the time that you vote on the REIT Merger and the merger agreement. You should obtain current market quotations for both the Simon common stock and the Chelsea common stock.

        Simon common stock is listed on the New York Stock Exchange under the symbol "SPG" and Chelsea common stock is listed on the New York Stock Exchange under the symbol "CPG." The Simon 6% Convertible Preferred Stock to be issued in the REIT Merger will be listed on the New York Stock Exchange under the symbol "    ." There were                        shares of Simon common stock outstanding on a fully diluted basis on                        , 2004. Assuming that the Simon common stock exchange ratio is not adjusted and that the outstanding limited partnership interests in CPG Partners, L.P. are not converted into Chelsea common stock, we expect that Simon will issue                        shares of Simon common stock and            shares of Simon 6% Convertible Preferred Stock in the REIT Merger.

        Approval of the REIT Merger and the merger agreement by the holders of at least 66 2/3% of Chelsea's outstanding common stock entitled to vote thereon is required to complete the REIT Merger. Accordingly, you are cordially invited to attend a special meeting of holders of Chelsea common stock for the purpose of considering and voting upon the approval of the REIT Merger and the merger agreement to be held on                        2004, at             a.m., local time, at            .

        Holders of our 8 3/8% Series A Cumulative Redeemable Preferred Stock do not have the right to vote on the REIT Merger, but will be issued one share of Simon's 8 3/8% Series J Cumulative Redeemable Preferred Stock in exchange for each share of their Chelsea Series A Preferred Stock in the REIT Merger. Simon does not intend to list the Simon 8 3/8% Preferred Stock on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. The Simon 8 3/8% Preferred Stock is expected to be eligible for trading in the PORTAL market, the National Association of Securities Dealer's screen-based automated market for trading of securities eligible for resale under Rule 144A.

        Whether or not you plan to attend the special meeting, if you are a holder of Chelsea common stock please submit your proxy promptly by telephone or Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the special meeting and vote in person. It is important to vote your shares of Chelsea common stock in person or by proxy because the failure to vote will have the same effect as a vote against the REIT Merger and the merger agreement.

We look forward to your support.

Sincerely,

David C. Bloom Chairman and Chief Executive Officer Chelsea Property Group, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions contemplated by the merger agreement or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2004 and is expected to be first mailed to Chelsea stockholders on or about that date.

REFERENCE TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Chelsea and Simon from documents that are not included in or delivered with this document. You can obtain documents related to Chelsea or Simon that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from the appropriate company.

Chelsea Property Group, Inc. Investor Relations 103 Eisenhower Parkway Roseland, New Jersey 07068 (973) 228-6111	Simon Property Group, Inc. Investor Relations National City Center 115 West Washington Street, Suite 15 East Indianapolis, Indiana 46204 (317) 636-1600

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

        In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than            , 2004.

        For information on submitting your proxy, please refer to the instructions on the enclosed proxy card. To submit your proxy by telephone, you should dial 1-877-PRX-VOTE (1-877-779-8683) toll-free from a touch tone phone and follow the recorded instructions when calling from within the United States, Canada or Puerto Rico, or dial                         when calling from elsewhere. To submit your proxy through the Internet, visit www.eproxyvote.com/cpg and follow the instructions on the website.

        See "Where You Can Find More Information" beginning on page 160.

i

CHELSEA PROPERTY GROUP, INC.

NOTICE OF SPECIAL MEETING OF HOLDERS OF CHELSEA COMMON STOCK
TO BE HELD ON            , 2004

        A special meeting of holders of Chelsea common stock will be held at         a.m., local time, on                        , 2004, at                        for the purpose of considering and voting on:

  (i)
  The approval of the REIT Merger and the Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P., Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. and CPG Partners, L.P. (a copy of which is attached as Appendix A to the enclosed proxy statement/prospectus), and other procedural matters incident to the conduct of the special meeting, including any adjournments or postponements of the special meeting; and

  (ii)
  Any other business as may properly come before the special meeting, including any adjournments or postponements thereof.

        The board of directors has fixed the close of business on                        , 2004 as the record date. Only holders of Chelsea common stock of record at the close of business on the record date will be entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

        Holders of Chelsea's Series A Preferred Stock will not be entitled to vote on the REIT Merger and the merger agreement.

        THE CHELSEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE REIT MERGER AND THE MERGER AGREEMENT.

        Please do not send any share certificates you may have at this time.

        You should read carefully and in its entirety the attached proxy statement/prospectus which includes a copy of the merger agreement.

        It is important that your shares of Chelsea common stock be represented at the special meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or Internet in accordance with the instructions on the accompanying proxy card, or by completing, dating and returning your proxy card in the enclosed envelope. A failure to vote will have the same effect as a vote against approval of the REIT Merger and the merger agreement. You may revoke your proxy at any time until it is voted by a later dated proxy or by attending the special meeting and voting in person.

By Order of the Board of Directors
Denise M. Elmer Secretary

                                , 2004

Recommendation of Chelsea's Board of Directors	54
Chelsea's Reasons for the Mergers	55
Opinion of Chelsea's Financial Advisor	57
Simon's Reasons for the Mergers	66
Interests of Chelsea Directors and Officers in the Mergers	67
Anticipated Accounting Treatment	73
Regulatory Matters Related to the Mergers	73
Merger Fees, Costs and Expenses	73
No Dissenters' Rights of Appraisal	74
Stock Exchange Listing and Related Matters	74
Resale of Simon Securities	74
Certain Litigation Relating to the Mergers	74
Recent Developments	76
THE MERGER AGREEMENT AND RELATED AGREEMENTS	77
Merger Agreement	77
Voting Agreements	97
Put Agreement	99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	101
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REIT MERGER, THE PARTNERSHIP MERGER AND THE OPTIONAL PARTNERSHIP EXCHANGE OFFER	116
Consequences to Chelsea's U.S. Stockholders of the REIT Merger	117
Consequences to Chelsea's Non-U.S. Stockholders of the REIT Merger	118
Backup Withholding	119
Certain Material U.S. Federal Income Tax Consequences of Owning and Disposing of Simon Common Stock, Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock Received in the REIT Merger	119
Consequences to U.S. Unitholders of the Partnership Merger and/or the Optional Partnership Exchange Offer	123
Disposition of Simon Operating Partnership Common and Preferred Interests	126
DESCRIPTION OF SIMON CAPITAL STOCK	127
Authorized Stock	127
Description of Common Stock	127
Description of Simon 6% Convertible Preferred Stock	129
Description of Simon 8 3/8% Preferred Stock	140
Description of the Book-Entry System	145
RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SIMON SECURITIES	147
COMPARISON OF STOCKHOLDER RIGHTS	149
Number of Directors	149
Standard of Conduct for a Director	149
Removal of Directors	150
Filling Vacancies on the Board of Directors	150
Interested Director Transactions	151
Amendment of Charter	151
Amendment of Bylaws	151
Stockholder Meetings and Provisions for Notices; Proxies	152
Voting by Stockholders	152
Stockholder Action Without a Meeting	152
Merger, Consolidations and Sales of Assets Generally	152
Business Combinations	153

Appraisal Rights	153
Dividends	154
Limitation of Liability and Indemnification of Directors and Officers	155
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHELSEA	157
EXPERTS	159
LEGAL MATTERS	159
OTHER MATTERS	159
Simon 2005 Annual Meeting Stockholder Proposals	159
Chelsea 2005 Annual Meeting Stockholder Proposals	160
WHERE YOU CAN FIND MORE INFORMATION	160

APPENDICES

Appendix A	—
Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P., Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. and CPG Partners, L.P.
Appendix B	—	Form of Voting Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P. and certain limited partners of CPG Partners, L.P.
Appendix C	—	Put Agreement, dated as of June 20, 2004, by and between Simon Property Group, L.P. and CPG Partners, L.P.
Appendix D	—	Form of Certificate of Designations of 6% Series I Convertible Perpetual Preferred Stock of Simon Property Group, Inc.
Appendix E	—	Form of Certificate of Designations of 8 3/8% Series J Cumulative Redeemable Preferred Stock of Simon Property Group, Inc.
Appendix F	—	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

v

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:
What am I being asked to vote on?

A:
Holders of Chelsea common stock are being asked to vote to approve the merger agreement entered into by and among Simon Property Group, Inc. (which we refer to in this proxy statement/prospectus as Simon), Simon Property Group, L.P. (which we refer to in this proxy statement/prospectus as the Simon Operating Partnership), Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. (which we refer to in this proxy statement/prospectus as Chelsea) and CPG Partners, L.P. (which we refer to in this proxy statement/prospectus as the Chelsea Operating Partnership) and the merger of Simon Acquisition I, LLC with and into Chelsea pursuant to the merger agreement. In this proxy statement/prospectus, we refer to this merger as the REIT Merger.

  The merger agreement also provides for the merger of Simon Acquisition II, LLC with and into the Chelsea Operating Partnership. In this proxy statement/prospectus, we refer to this merger as the Partnership Merger and we refer to the REIT Merger and the Partnership Merger collectively as the Mergers. You are not being asked to vote on the Partnership Merger, which requires the affirmative vote or consent of the holders of a majority of the limited partnership interests of the Chelsea Operating Partnership. As discussed herein, holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership if the REIT Merger is approved by the holders of Chelsea common stock. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

  Holders of Chelsea 8 3/8% Series A Cumulative Redeemable Preferred Stock, which we refer to in this proxy statement/prospectus as the Chelsea Series A Preferred Stock, are not being asked to vote on the REIT Merger or the Partnership Merger.

Q:
What will I receive in the REIT Merger for each share of Chelsea common stock?

A:
In the REIT Merger, Chelsea will become an indirect subsidiary of Simon and each share of Chelsea common stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

•
$36.00 in cash;

•
0.2936 of a share of Simon common stock; and

•
0.3000 of a share of Simon 6% Series I Convertible Perpetual Preferred Stock.

  We refer to the Simon 6% Series I Convertible Perpetual Preferred Stock in this proxy statement/prospectus as the Simon 6% Convertible Preferred Stock. For a description of the terms of the Simon 6% Convertible Preferred Stock, see "Description of Simon Capital Stock—Description of Simon 6% Convertible Preferred Stock" beginning on page 129.

  The consideration that you will receive in the REIT Merger will not be adjusted unless the average closing price per share of Simon common stock during a specified period prior to the closing date of the REIT Merger is greater than $58.75 or less than $43.43. In such circumstances, the consideration that you will receive in the REIT Merger will be adjusted as described below.

  You will not receive any fractional shares of Simon common stock or Simon 6% Convertible Preferred Stock in the REIT Merger. After taking into account all of the shares of Chelsea common stock delivered by you, Simon will pay you:

  •
  cash in lieu of any fraction of a share of Simon common stock that you may otherwise be owed in an amount equal to such fraction multiplied by the average per share closing price of Simon common stock quoted on the New York Stock Exchange for the 10 trading days ending two days prior to the closing date of the REIT Merger; and

  •
  cash in lieu of any fraction of a share of Simon 6% Convertible Preferred Stock that you may otherwise be owed in an amount equal to such fraction multiplied by $50.00.

  For example, if you own 101 shares of Chelsea common stock and the applicable average trading price of a share of Simon common stock described above is $55.00, you will receive (1) $3,636.00 in cash, (2) 29 shares of Simon common stock (and $35.95 in lieu of a fractional share of Simon common stock), and (3) 30 shares of Simon 6% Convertible Preferred Stock (and $15.00 in lieu of a fractional share of Simon 6% Convertible Preferred Stock).

Q:
Can the number of shares of Simon common stock to be issued in the REIT Merger for each share of Chelsea common stock change between now and the time the REIT Merger is completed?

A:
Yes. The number of shares of Simon common stock you will receive in the REIT Merger will be adjusted if the average of ten randomly selected (in a manner reasonably acceptable to Simon and Chelsea) closing prices of Simon common stock on the New York Stock Exchange during the period of the 30 most recent trading days ending on the fifth business day prior to the closing of the REIT Merger (the "Closing Date Reference Price") is greater than $58.75 or lower than $43.43. If the Closing Date Reference Price is greater than $58.75, then the Simon common stock exchange ratio will be lowered so that you will only receive $17.25 worth of Simon common stock in exchange for each share of Chelsea common stock based on the Closing Date Reference Price. If the Closing Date Reference Price is lower than $43.43, then the Simon common stock exchange ratio will not be adjusted but you will receive an additional cash payment to ensure that you receive $12.75 in value in exchange for each share of Chelsea common stock; the amount of any such additional cash payment shall be equal to $12.75 less the value of 0.2936 of a share of Simon common stock valued at the Closing Date Reference Price. The amounts in this paragraph are in addition to the other cash consideration and Simon 6% Convertible Preferred Stock that you will receive in the REIT Merger.

  If the Closing Date Reference Price is between $43.43 and $58.75, then there will be no adjustment to the Simon common stock exchange ratio and no additional cash payment. As a result, the market value in such circumstance of the Simon common stock that you will receive in the REIT Merger will depend on the market price of the Simon common stock on the closing date of the REIT Merger. See "Risk Factors" beginning on page 38.

  In this proxy statement/prospectus, we refer to the cash, Simon common stock and Simon 6% Convertible Preferred Stock to be issued in the REIT Merger, after any of the above adjustments, as the REIT Merger Consideration.

Q:
What will happen to shares of Chelsea Series A Preferred Stock in the REIT Merger?

A:
Each share of Chelsea Series A Preferred Stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) will be converted into the right to receive one share of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock, which will have substantially the same terms and rights as the Chelsea Series A Preferred Stock. We refer to the Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock in this proxy statement/prospectus as the Simon 8 3/8% Preferred Stock. For a summary of the terms and rights of the Simon 8 3/8% Preferred Stock, see "Description of Simon Capital Stock—Description of Simon 8 3/8% Preferred Stock" beginning on page 140.

  Simon does not intend to list the Simon 8 3/8% Preferred Stock on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. The Simon 8 3/8% Preferred Stock is expected to be eligible for trading in the PORTAL market, the National Association of Securities Dealer's screen-based automated market for trading of securities eligible for resale under Rule 144A.

  Immediately prior to the effective time of the REIT Merger, Chelsea shall pay any accumulated dividends on the Chelsea Series A Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the REIT Merger. Dividends on the Simon 8 3/8% Preferred Stock will accrue from and after the date of the closing of the REIT Merger. The dividend payment dates for the Simon 8 3/8% Preferred Stock will be the last day of March, June, September and December of each year, commencing on the first such date to occur after the closing of the REIT Merger. On such date, Simon shall pay holders of Simon 8 3/8% Preferred Stock a dividend equal to the annual dividend rate of $4.1875 per share for the period from and including the date of the closing of the REIT Merger to but excluding the date on which such initial dividend is payable based on a 360-day year of twelve 30-day months.

Q:
How does the Chelsea board of directors recommend that I vote?

A:
The Chelsea board of directors unanimously recommends that you vote "FOR" approval of the REIT Merger and the merger agreement.

Q:
Why is my board of directors recommending that I vote for approval of the REIT Merger and the merger agreement?

A:
In recommending that you vote for approval of the REIT Merger and the merger agreement, Chelsea's board of directors considered, among other things:

•
that the per share REIT Merger Consideration provided for in the merger agreement represented a premium of approximately 24.6% over the average closing sale price for a share of Chelsea common stock for the 30 trading days ending on June 18, 2004, which was the last trading day before the announcement of the Mergers, and 13.3% over the closing sale price for a share of Chelsea common stock on June 18, 2004;

•
that the REIT Merger Consideration offers holders of Chelsea common stock both the opportunity to participate in the growth and opportunities of the combined company and to continue to have an investment in the retail real estate industry through a larger and more diversified enterprise through the stock component, and to realize cash for a portion of the value of their shares through the cash component;

•
its knowledge of Simon and its belief that Simon is a growing and well-managed enterprise, as well as the complementary nature of the businesses and geographical position of Chelsea and Simon;

•
the provisions of the merger agreement, including the limited nature of the closing conditions, the provisions regarding operating Chelsea as a separate division and the treatment of Chelsea employees following the Mergers, the exceptions to the no solicitation and board recommendation provisions, and the size of the termination fee; and

•
the fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  For a more detailed explanation of the beliefs of your board of directors, see "The Mergers—Chelsea's Reasons for the Mergers" beginning on page 55.

Q:
What vote of Chelsea stockholders and what vote of Simon stockholders is required in connection with the REIT Merger?

A:
The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chelsea common stock entitled to vote on the REIT Merger and the merger agreement is required to approve the REIT Merger and the merger agreement. No vote of Simon stockholders is required (or will be sought) in connection with the REIT Merger.

Q:
What will happen if I do not vote?

A:
If you do not vote your shares of Chelsea common stock, that will be the equivalent of a vote against approval of the REIT Merger and the merger agreement.

Q:
What is the structure of the REIT Merger?

A:
In the REIT Merger, Simon Acquisition I, LLC will be merged with and into Chelsea. After the REIT Merger, Chelsea will continue as the surviving corporation of the REIT Merger, will become a wholly owned subsidiary of the Simon Operating Partnership and will continue to be organized and operated in conformity with the requirements for qualification as a real estate investment trust, or REIT, until such time as it has been liquidated for U.S. federal income tax purposes.

Q:
How much of Simon will Chelsea stockholders own after the REIT Merger?

A:
After the REIT Merger, assuming that the Simon common stock exchange ratio is not adjusted and that the outstanding limited partnership interests in the Chelsea Operating Partnership are not converted into Chelsea common stock, Chelsea stockholders will own approximately    % of the Simon common stock on a fully diluted basis (based on              shares of Simon common stock outstanding as of                        , 2004).

Q:
What is the Partnership Merger?

A:
As a condition to the closing of the REIT Merger, the Chelsea Operating Partnership must obtain the requisite approval of holders of a majority of its limited partnership interests for the merger of Simon Acquisition II, LLC with and into the Chelsea Operating Partnership. As discussed herein, holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

  The Chelsea Operating Partnership has agreed to redeem all of its outstanding Series B Cumulative Redeemable Preferred Units prior to the effective time of the Partnership Merger. As a result, the common units will be the only limited partnership interests in the Chelsea Operating Partnership entitled to vote on the Partnership Merger. The holders of common units that have entered into voting agreements have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership.

  Subject to certain limitations contained in the voting agreements, the holders of limited partnership interests in the Chelsea Operating Partnership have the right to convert such limited partnership interests into Chelsea common stock at any time prior to the REIT Merger, and any such shares of Chelsea common stock shall then be converted into the right to receive the REIT Merger Consideration in the REIT Merger.

  In the Partnership Merger, each common unit of the Chelsea Operating Partnership (excluding common units owned by Chelsea, the Chelsea Operating Partnership, Simon, the Simon Operating Partnership or their direct or indirect wholly owned subsidiaries, which shall be cancelled in the Partnership Merger (other than any common units acquired by the Simon Operating Partnership in the Optional Partnership Exchange Offer discussed below, which shall remain outstanding after the Partnership Merger)) shall be converted into the right to receive 0.6459 of a common partnership interest in the Simon Operating Partnership and 0.6600 of a preferred partnership interest in the Simon Operating Partnership.

  The common partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger are, at the request of the holder of such interests, exchangeable for cash or, at Simon's option, for shares of Simon common stock on a one-for-one basis. The preferred partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger will have the same economic terms as the Simon 6% Convertible Preferred Stock except that they shall be, at the request of the holder of such interests, (1) convertible into common partnership interests in the Simon Operating Partnership on the same terms as the Simon 6% Convertible Preferred Stock shall be convertible into Simon common stock and (2) exchangeable for cash or, at Simon's option, for shares of Simon 6% Convertible Preferred Stock on a one-for-one basis.

  In the event that the Closing Date Reference Price is greater than $58.75, then the common partnership interest exchange ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $58.75, and the denominator of which will be the Closing Date Reference Price, and in the event that the Closing Date Reference Price is less than $43.43, then the common partnership interest exchange ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $43.43, and the denominator of which will be the Closing Date Reference Price.

  In this proxy statement/prospectus, we refer to the common and preferred partnership interests issued in the Partnership Merger, after any of the above adjustments to the common partnership interest exchange ratio, as the Partnership Merger Consideration.

  The Partnership Merger will become effective immediately after the closing of the REIT Merger, with the Chelsea Operating Partnership as the surviving entity. Immediately after consummation of the Partnership Merger, the partners of the Chelsea Operating Partnership will be various subsidiaries of Simon.

Q:
What is the Optional Partnership Exchange Offer?

A.
The Simon Operating Partnership has agreed to offer each holder of common units in the Chelsea Operating Partnership the option to exchange immediately prior to the effective time of the Partnership Merger its common units in the Chelsea Operating Partnership for the Partnership Merger Consideration. In this proxy statement/prospectus, we refer to this exchange offer as the Optional Partnership Exchange Offer. Participation in the Optional Partnership Exchange Offer will be conditioned upon, among other things, the electing holder first delivering its consent to the Partnership Merger.

  If the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. Instead, the Simon Operating Partnership will issue the Partnership Merger Consideration immediately after consummation of the REIT Merger to the holders of outstanding common units of the Chelsea Operating Partnership in exchange for such common units.

Q:
What are the tax consequences of the REIT Merger to Chelsea stockholders?

A:
The exchange of Chelsea common stock for the REIT Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the value of the REIT Merger

  Consideration you receive and your adjusted tax basis in the Chelsea common stock exchanged by you in the REIT Merger, except that any gain will constitute ordinary income to the extent of any dividends declared, but unpaid, with respect to your shares. Generally, if you have held your shares for more than one year, you will recognize any gain as long-term capital gain. The deducibility of capital losses is subject to limitations.

  The exchange of Chelsea Series A Preferred Stock for Simon 8 3/8% Preferred Stock will also be a taxable transaction for U.S. federal income tax purposes. However, assuming that the Simon 8 3/8% Preferred Stock has a value equal to its liquidation preference and your tax basis in your Chelsea Series A Preferred Stock is equal to its liquidation preference, you should not recognize any capital gain or loss on the exchange of those shares for Simon 8 3/8% Preferred Stock.

  For further information concerning the U.S. federal income tax consequences of the REIT Merger, please see "Material U.S. Federal Income Tax Consequences of the REIT Merger, the Partnership Merger and the Optional Partnership Exchange Offer" beginning on page 116. Because the tax consequences of the REIT Merger are complex and may vary depending on your particular circumstances, you are urged to consult your own tax advisors for a full understanding of the tax consequences of the REIT Merger to you.

Q:
Will Simon and Chelsea coordinate the declaration and payment of dividends prior to the completion of the REIT Merger?

A:
Yes. In the merger agreement, Simon and Chelsea have agreed to coordinate the declaration and payment of dividends on Simon common stock and Chelsea common stock, including with respect to record dates and payment dates. However, this does not apply to Chelsea's regular second quarter 2004 dividend and Simon currently intends to consent to Chelsea not complying with this requirement with respect to coordinating Chelsea's regular third quarter dividend with Simon's next quarterly dividend which will be paid in August 2004.

  Chelsea paid a dividend on July 12, 2004 of $0.60 per share of Chelsea common stock to holders of record on June 30, 2004 for the second quarter of 2004. In addition, as a result of the consent described above and if the REIT Merger is not consummated until on or after October 1, 2004, Chelsea currently expects to pay a dividend on October 12, 2004 of $0.60 per share of Chelsea common stock to holders of record on September 30, 2004 for the third quarter of 2004.

  If the REIT Merger closes on or before September 30, 2004, each of Chelsea and Simon will declare a partial quarterly dividend to its stockholders of record on the day immediately prior to the closing. For example, if the REIT Merger closes on September 20, 2004, Chelsea and Simon would each declare a partial quarterly dividend with a record date on September 19, 2004. Chelsea's per share partial third quarter dividend on its common stock would be an amount equal to $0.60 (its expected quarterly 2004 dividend amount) multiplied by 82 (the number of days since the last Chelsea record date on June 30, 2004 through and including the effective date of the REIT Merger), and then divided by 92 (the total number of days in its third quarter). This would result in a partial quarterly dividend of $0.534783 per share of Chelsea common stock, which Simon would cause Chelsea to deliver within 10 days after the closing of the REIT Merger to Chelsea's stockholders of record on the day immediately prior to the closing of the REIT Merger. Simon's per share partial closing dividend on its common stock would be an amount equal to $0.65 (its expected quarterly 2004 dividend amount) multiplied by the number of days since the last Simon record date through and including the effective date of the REIT Merger, and then divided by the total number of days in the applicable quarter.

  If the REIT Merger closes on October 1, 2004, then Chelsea will declare its regular third quarter dividend to its stockholders of record on September 30, 2004, and Simon will declare a partial quarterly dividend, as calculated above, with a record date of September 30, 2004.

  If the REIT Merger closes on or after October 2, 2004, Chelsea will declare its regular third quarter dividend to its stockholders of record on September 30, 2004, and Chelsea will also declare a partial quarterly dividend for the number of days elapsed from September 30, 2004 to and including the closing date of the REIT Merger with a record date on the day immediately prior to the closing date. In such circumstances, Simon will also declare a partial quarterly dividend, as calculated above, with a record date on the day immediately prior to the closing date. For example, if the REIT Merger closes on October 10, 2004, Chelsea and Simon would each declare a partial quarterly dividend with a record date on October 9, 2004. Chelsea's per share partial fourth quarter dividend on its common stock would be an amount equal to $0.60 (its expected quarterly 2004 dividend amount) multiplied by 10 (the number of days since the last Chelsea record date on September 30, 2004 through and including the effective date of the REIT Merger), and then divided by 92 (the total number of days in its fourth quarter), which would result in a partial closing dividend of $0.065217 per share of Chelsea common stock. Simon would cause Chelsea to deliver this partial fourth quarter dividend within 10 days after the closing of the REIT Merger to Chelsea's stockholders of record on the day immediately prior to the closing of the REIT Merger.

  After the effective date of the REIT Merger, former Chelsea stockholders who receive Simon common stock in the REIT Merger shall have the right to receive dividends from Simon on such Simon common stock for the periods after the effective date to the extent they continue to hold such stock on the applicable record dates for such post-closing periods.

  See "The Merger Agreement and Related Agreements—Merger Agreement—Coordination of Dividends" beginning on page 91.

Q:
When do you expect the Mergers to be completed?

A:
We expect to complete the Mergers after we receive Chelsea stockholder approval at the special meeting. We currently anticipate closing in the last four months of 2004. However, it is possible that factors outside Simon's and Chelsea's control could require us to complete the Mergers at a later time or not complete them at all.

Q:
What do I need to do now?

A:
If you hold shares of Chelsea common stock, after carefully reading and considering the information contained in this proxy statement/prospectus and consulting with your tax and other advisors, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares of Chelsea common stock may be voted at the special meeting. See "The Special Meeting" beginning on page 48.

  If you hold shares of Chelsea Series A Preferred Stock, you do not need to do anything at this time. If the REIT Merger is approved and consummated, Mellon Investor Services LLC, as exchange agent, will promptly thereafter send you the necessary documents to exchange your shares of Chelsea Series A Preferred Stock for shares of Simon 8 3/8% Preferred Stock.

Q:
If my shares of Chelsea common stock are held in "street name" by my broker, will my broker vote my shares of Chelsea common stock for me?

A:
Your broker will not vote your shares of Chelsea common stock unless you instruct the broker to do so. Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or Internet. If you do not instruct your broker, your broker will not have the discretion to vote your shares of Chelsea common stock. Because approval of the REIT Merger and the merger agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chelsea common stock entitled to vote thereon, these so-called "broker non-votes," where the broker does not vote for or against approval of the REIT Merger and the merger agreement, have the same effect as votes cast against approval of the REIT Merger and the merger agreement. See "The Special Meeting—Required Vote; Quorum; How to Vote" beginning on page 48.

Q:
May I change my vote after I have submitted a proxy by telephone or Internet or mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to:

  Chelsea Property Group, Inc.
  c/o

  In addition, you can change your vote by submitting a proxy at a later date by telephone or Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

  If you have instructed a broker to vote your shares of Chelsea common stock, you must follow the voting procedures received from your broker to change your vote.

Q:
If I want to attend the special meeting, what do I do?

A:
You must come to                        at     a.m., local time, on                        , 2004.

Q:
Should I send in my stock certificates now?

A:
No. If you hold any Chelsea stock certificates, you will receive written instructions for exchanging those Chelsea stock certificates for the REIT Merger Consideration or the Simon 8 3/8% Preferred Stock (as applicable). You may not have received any stock certificates because your Chelsea securities were directly registered. The written instructions you will receive will also advise you what to do if your securities were directly registered.

Q:
What if I cannot find my stock certificate?

A:
There will be a procedure for you to receive the REIT Merger Consideration or the Simon 8 3/8% Preferred Stock (as applicable) in the REIT Merger even if you lost one or more of your Chelsea stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive the REIT Merger Consideration or the Simon 8 3/8% Preferred Stock (as applicable) promptly after the REIT Merger is completed, if you cannot locate your Chelsea certificates after looking for them carefully, we urge you to contact EquiServe Trust Company, N.A. as soon as possible and follow the procedure for replacing your Chelsea certificates. EquiServe Trust Company, N.A. can be reached at                        , or you can write to EquiServe Trust Company, N.A. at the following address:

  EquiServe Trust Company, N.A.
  Shareholder Services
  P.O. Box 43010
  Providence, Rhode Island 02940-3010

Q:
Who can help answer my additional questions about the REIT Merger, the Partnership Merger or the Optional Partnership Exchange Offer?

A:
If you have questions about the REIT Merger, the Partnership Merger or the Optional Partnership Exchange Offer, you should contact:

  MacKenzie Partners, Inc.
  156 Fifth Avenue
  New York, New York 10010

  Banks and brokers call:
  1-212-      -

  All others call toll-free:
  1-      -      -

SUMMARY OF THE MERGERS

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See "Where You Can Find More Information" beginning on page 160. Unless we have otherwise stated, all references in this proxy statement/prospectus to Simon are to Simon Property Group, Inc., all references to the Simon Operating Partnership are to Simon Property Group, L.P., all references to Chelsea are to Chelsea Property Group, Inc., all references to the Chelsea Operating Partnership are to CPG Partners, L.P. and all references to the Mergers are to the REIT Merger and the Partnership Merger.

The Companies

  Simon Property Group, Inc. and Simon Property Group, L.P.
  National City Center
  115 West Washington Street, Suite 15 East
  Indianapolis, Indiana 46204
  (317) 636-1600

        Simon owns, operates, manages, leases, acquires, expands and develops real estate properties, primarily regional malls and community shopping centers. Simon has elected to be taxed as a REIT for U.S. federal income tax purposes.

        The core of Simon's business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. Simon has grown significantly by acquiring properties and merging with other real estate companies, including its merger with DeBartolo Realty Corporation in 1996 and its combination with Corporate Property Investors, Inc. in 1998.

        As of June 30, 2004, Simon and Simon's majority-owned operating partnership subsidiary, Simon Property Group, L.P., owned or held an interest in 247 income-producing properties in North America which consisted of 176 regional malls, 67 community shopping centers and four office and mixed-use properties in 37 states, Canada and Puerto Rico. Mixed-use properties are properties whose operating income includes two or more significant retail, office and/or hotel components. As of the same date, Simon owned interests in four parcels of land held for future development and had ownership interests in other real estate assets in the United States. Finally, Simon had ownership interests in 48 assets in Europe (France, Italy, Poland and Portugal).

        If you want to find more information about Simon, please see the section entitled "Where You Can Find More Information" beginning on page 160.

  Simon Acquisition I, LLC and Simon Acquisition II, LLC

        Simon Acquisition I, LLC is a Maryland limited liability company and a direct wholly owned subsidiary of the Simon Operating Partnership. Simon Acquisition I, LLC was organized on June 17, 2004 solely for the purpose of effecting the REIT Merger. It has not carried on any activities other than in connection with the merger agreement.

        Simon Acquisition II, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of Simon Acquisition Holdings II, LLC, which itself is a Delaware limited liability company and a direct wholly owned subsidiary of the Simon Operating Partnership. Simon Acquisition II, LLC and Simon Acquisition Holdings II, LLC were organized on June 17, 2004 solely for the purpose of effecting the Partnership Merger. They have not carried on any activities other than in connection with the merger agreement.

  Chelsea Property Group, Inc. and CPG Partners, L.P.
  103 Eisenhower Parkway
  Roseland, New Jersey 07068
  (973) 228-6111

        Chelsea is the managing general partner of CPG Partners, L.P., an operating partnership that specializes in owning, developing, leasing, marketing and managing upscale and fashion-oriented manufacturers' outlet centers. Chelsea has elected to be treated as a REIT for U.S. federal income tax purposes. As of June 30, 2004, Chelsea wholly or partially owned 60 centers in 31 states and Japan containing approximately 16.6 million square feet of gross leasable area. Chelsea's portfolio consisted of 40 domestic and international outlet centers containing 13.9 million square feet of gross leasable area and 20 other centers containing approximately 2.7 million square feet of gross leasable area. The outlets generally are located near metropolitan areas including New York City, Los Angeles, Chicago, Boston, Washington, D.C., San Francisco, Sacramento, Atlanta and Dallas, as well as Tokyo, Osaka and Fukuoka, Japan. Some outlets are also located within 20 miles of major tourist destinations including Palm Springs, Napa Valley, Orlando, Las Vegas and Honolulu.

        If you want to find more information about Chelsea, please see the section entitled "Where You Can Find More Information" beginning on page 160.

Comparative Per Share Market Price Data
(Page 37)

        Simon common stock and Chelsea common stock are each listed on the New York Stock Exchange. Simon's and Chelsea's ticker symbols are "SPG" and "CPG," respectively. The following table sets forth the closing prices per share of Simon common stock and Chelsea common stock as reported on the New York Stock Exchange Composite Transaction Tape on June 18, 2004, the last full trading day prior to the announcement of the merger agreement, and on            , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus to Chelsea's stockholders. This table also sets forth the pro forma equivalent price per share of Chelsea common stock on June 18, 2004 and on            , 2004. The pro forma equivalent price per share is equal to (a) the closing price of a share of Simon common stock on each such date multiplied by 0.2936 (the exchange ratio for the issuance of Simon common stock in the REIT Merger, excluding the effect of any adjustments based on the Closing Date Reference Price of Simon common stock) plus (b) $36.00 (the cash portion of the consideration for each share of Chelsea common stock in the REIT Merger) plus (c) $15.00 (the $50.00 liquidation value of a share of Simon 6% Convertible Preferred Stock multiplied by 0.3000, which is the exchange ratio for the issuance of Simon 6% Convertible Preferred Stock in the REIT Merger). These prices will fluctuate prior to the special meeting and the REIT Merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the REIT Merger.

	Simon Common Stock	Chelsea Common Stock	Chelsea Pro Forma Equivalent
At June 18, 2004	$52.30	$58.24	$66.36
At , 2004

The Special Meeting
(Page 48)

  When and Where

        The special meeting will be held at             a.m., local time, on                        , 2004 at                        .

  Purpose of the Special Meeting

        The purpose of the special meeting is to vote upon approval of the REIT Merger and the merger agreement.

  Record Date; Voting Power

        Only holders of Chelsea common stock as of the close of business on                        , 2004, the record date, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of Chelsea common stock is entitled to one vote.

  Required Vote

        The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chelsea common stock as of the record date is required to approve the REIT Merger and the merger agreement. A stockholder may vote in person at the special meeting or by proxy without attending the special meeting. Proxies may be authorized by telephone, via the Internet or by mailing a signed proxy card. The failure to vote, or the abstention from voting, by a stockholder will have the same effect as a vote against approval of the REIT Merger and the merger agreement. As of the record date,                        shares of Chelsea common stock were outstanding. On the record date,            % of the outstanding shares of Chelsea common stock were held by directors and executive officers of Chelsea and their respective affiliates. All of Chelsea's directors and executive officers have indicated that they intend to vote their shares of Chelsea common stock in favor of approval of the REIT Merger and the merger agreement.

The Merger Agreement
(Page 77)

        The merger agreement is described in "The Merger Agreement and Related Agreements" beginning on page 77. The merger agreement is also attached to this proxy statement/prospectus as Appendix A. We urge you to read the entire merger agreement because it is the legal document governing the REIT Merger.

The REIT Merger
(Page 77)

        The merger agreement provides for, among other things, the merger of Simon Acquisition I, LLC, a direct wholly owned subsidiary of the Simon Operating Partnership, with and into Chelsea. Following completion of the REIT Merger, Chelsea will continue as the surviving corporation of the REIT Merger, will become a wholly owned subsidiary of the Simon Operating Partnership and will continue to be organized and operated in conformity with the requirements for qualification as a REIT until such time as it has been liquidated for U.S. federal income tax purposes.

  Treatment of Chelsea Common Stock

        In the REIT Merger, each share of Chelsea common stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

  •
  $36.00 in cash;

  •
  0.2936 of a share of Simon common stock; and

  •
  0.3000 of a share of Simon 6% Convertible Preferred Stock.

        If the Closing Date Reference Price is greater than $58.75, then the Simon common stock exchange ratio shall be adjusted to equal 0.2936 multiplied by a fraction, the numerator of which will be $58.75, and the denominator of which will be the Closing Date Reference Price. As a result, the Simon common stock exchange ratio will be reduced and you will receive less shares of Simon common stock than you would have using the original exchange ratio of 0.2936. This adjustment results in the value of the Simon common stock you are entitled to receive in the REIT Merger being capped at $17.25 if the Closing Date Reference Price is greater than $58.75. For example, if the Closing Date Reference Price is $75.00, the Simon common stock exchange ratio would be reduced to 0.229987, which would result in you receiving $17.25 of Simon common stock for each share of Chelsea common stock based on the Closing Date Reference Price. This would be in addition to the $36.00 in cash and 0.3000 of a share of Simon 6% Convertible Preferred Stock that you would also be entitled to receive in exchange for each share of Chelsea common stock.

        If the Closing Date Reference Price is lower than $43.43, then instead of adjusting the Simon common stock exchange ratio, you will be entitled to an additional cash payment determined using the following formula:

  (A-B) × C

        where:

  "A" equals 0.2936 × ($43.43 / the Closing Date Reference Price);

  "B" equals 0.2936; and

  "C" equals the Closing Date Reference Price.

This adjustment ensures that if the Closing Date Reference Price is lower than $43.43, you will receive $12.75 in value (consisting of Simon common stock and cash) for the portion of the merger consideration that originally was meant to consist of Simon common stock. For example, if the Closing Date Reference Price is $30.00, you would receive 0.2936 of a share of Simon common stock (which at the Closing Date Reference Price would be worth $8.80) plus $3.95 in cash (for a total value of $12.75 based on the Closing Date Reference Price) for each share of Chelsea common stock. This would be in addition to the $36.00 in cash and 0.3000 of a share of Simon 6% Convertible Preferred Stock that you would also be entitled to receive in exchange for each share of Chelsea common stock.

        If the Closing Date Reference Price is between $43.43 and $58.75, then there will be no adjustment to the consideration paid in the REIT Merger. As a result, the market value in such circumstance of the Simon common stock that you will receive in the REIT Merger will depend on the market price of the Simon common stock on the closing date of the REIT Merger. See "Risk Factors" beginning on page 38.

        You will not receive any fractional shares of Simon common stock or Simon 6% Convertible Preferred Stock in the REIT Merger. After taking into account all shares of Chelsea common stock delivered by you, Simon will pay you:

  •
  cash in lieu of any fraction of a share of Simon common stock in an amount equal to such fraction multiplied by the average per share closing price of Simon common stock quoted on the

    New York Stock Exchange for the 10 trading days ending two days prior to the closing date of the REIT Merger; and

  •
  cash in lieu of any fraction of a share of Simon 6% Convertible Preferred Stock in an amount equal to such fraction multiplied by $50.00.

        In the merger agreement, Simon and Chelsea have agreed to coordinate the declaration and payment of dividends on Simon common stock and Chelsea common stock, including with respect to record dates and payment dates. However, this does not apply to Chelsea's regular second quarter 2004 dividend and Simon currently intends to consent to Chelsea not complying with this requirement with respect to coordinating Chelsea's regular third quarter dividend with Simon's next quarterly dividend which will be paid in August 2004. See "Questions and Answers About the Mergers" for a description of the dividends anticipated to be paid by Chelsea to holders of Chelsea common stock for periods prior to the effective date of the REIT Merger.

        After the effective date of the REIT Merger, former Chelsea stockholders who receive Simon common stock in the REIT Merger shall have the right to receive dividends from Simon on such Simon common stock for the periods after the effective date to the extent they continue to hold such stock on the applicable record dates for such post-closing periods.

  Treatment of Chelsea Series A Preferred Stock

        In the REIT Merger, each share of Chelsea Series A Preferred Stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) will be converted into the right to receive one share of Simon 8 3/8% Preferred Stock, which will have substantially the same terms and rights as the Chelsea Series A Preferred Stock.

        Immediately prior to the effective time of the REIT Merger, Chelsea shall pay any accumulated dividends on the Chelsea Series A Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the REIT Merger. Dividends on the Simon 8 3/8% Preferred Stock will accrue from and after the date of the closing of the REIT Merger. The dividend payment dates for the Simon 8 3/8% Preferred Stock will be the last day of March, June, September and December of each year, commencing on the first such date to occur after the closing of the REIT Merger. On such date, Simon shall pay holders of Simon 8 3/8% Preferred Stock a dividend equal to the annual dividend rate of $4.1875 per share for the period from and including the date of the closing of the REIT Merger to but excluding the date on which such initial dividend is payable based on a 360-day year of twelve 30-day months.

  Treatment of Chelsea Stock Options

        Each outstanding and unexercised option to purchase shares of Chelsea common stock granted under Chelsea's 1993 Stock Option Plan, as amended, and Chelsea's 2000 Stock Option Plan, as amended, whether or not exercisable or vested, will be converted at the effective time of the REIT Merger into a replacement option to purchase shares of Simon common stock on the same terms and conditions under which it was originally issued (but taking into account any changes thereto, including the acceleration thereof, provided for in, or required or permitted by, Chelsea's option plans, certain specified award agreements or other agreements or such option grant by reason of the merger agreement and the transactions contemplated thereby). Each new Simon option shall be exercisable for a number of shares of Simon common stock equal to (i) the number of shares of Chelsea common stock subject to the Chelsea option to which such new Simon option relates multiplied by (ii) the Option Exchange Ratio (as defined in "The Merger Agreement and Related Agreements—Merger Agreement—Chelsea Stock Options"), rounded to the nearest share. The per share exercise price of each new Simon option shall equal (A) the per share exercise price of the Chelsea option to which such new Simon option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. All Chelsea stock options that have not vested under the Chelsea stock option plans will vest upon completion of the REIT Merger. Notwithstanding the foregoing, in the case of any Chelsea option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as of the effective time of the REIT Merger (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Internal Revenue Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

        Prior to the effective time of the REIT Merger and subject to the terms of the Chelsea option plans, Chelsea shall take all actions necessary and appropriate to allow each holder of a Chelsea option (whether or not exercisable or vested) to elect, in lieu of the treatment provided above, to convert each Chelsea option so held into the right to receive an amount of cash at the effective time of the REIT Merger equal to the product of (i) the excess, if any, of the per share dollar value of the REIT Merger Consideration on the closing date of the REIT Merger over the per share exercise price of such Chelsea option and (ii) the number of shares of Chelsea common stock subject to such Chelsea option (such payment to be net of all applicable withholding taxes). Under the provisions of their employment contracts, Messrs. David C. Bloom, Leslie T. Chao, Thomas J. Davis and Michael J. Clarke are obligated to elect to receive cash for each of their Chelsea options.

The Partnership Merger and the Optional Partnership Exchange Offer
(Page 77)

        As a condition to the closing of the REIT Merger, the Chelsea Operating Partnership must obtain the requisite approval of holders of a majority of its limited partnership interests for the merger of Simon Acquisition II, LLC with and into the Chelsea Operating Partnership. As discussed in "The Merger Agreement and Related Agreements—Voting Agreements," holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

        The Chelsea Operating Partnership has agreed to redeem all of its outstanding Series B Cumulative Redeemable Preferred Units prior to the effective time of the Partnership Merger. As a result, the common units will be the only limited partnership interests in the Chelsea Operating Partnership entitled to vote on the Partnership Merger. The holders of common units that have entered into voting agreements have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership.

        Subject to certain limitations contained in the voting agreements, the holders of common units in the Chelsea Operating Partnership have the right to convert such units into Chelsea common stock at any time prior to the REIT Merger, and any such shares of Chelsea common stock shall then be converted into the right to receive the REIT Merger Consideration in the REIT Merger.

        In the Partnership Merger, each common unit of the Chelsea Operating Partnership (excluding common units owned by Chelsea, the Chelsea Operating Partnership, Simon, the Simon Operating Partnership or their direct or indirect wholly owned subsidiaries, which shall be cancelled in the Partnership Merger (other than any common units acquired by the Simon Operating Partnership in the Optional Partnership Exchange Offer, which shall remain outstanding after the Partnership Merger)) shall be converted into the right to receive 0.6459 of a common partnership interest in the Simon

Operating Partnership and 0.6600 of a preferred partnership interest in the Simon Operating Partnership.

        The common partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger are exchangeable, at the request of the holder of such interests, for cash or, at Simon's option, for shares of Simon common stock on a one-for-one basis. The preferred partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger will have the same economic terms as the Simon 6% Convertible Preferred Stock except that they shall be, at the request of the holder of such interests, (1) convertible into common partnership interests in the Simon Operating Partnership on the same terms as the Simon 6% Convertible Preferred Stock shall be convertible into Simon common stock and (2) exchangeable for cash or, at Simon's option, for shares of Simon 6% Convertible Preferred Stock on a one-for-one basis.

        In the event that the Closing Date Reference Price is greater than $58.75, then the common partnership interest exchange ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $58.75, and the denominator of which will be the Closing Date Reference Price, and in the event that the Closing Date Reference Price is less than $43.43, then the common partnership interest exchange ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $43.43, and the denominator of which will be the Closing Date Reference Price.

        The Partnership Merger will become effective immediately after the closing of the REIT Merger, with the Chelsea Operating Partnership as the surviving entity. Immediately after consummation of the Partnership Merger, the partners of the Chelsea Operating Partnership will be Chelsea (which at that point will be a subsidiary of the Simon Operating Partnership), Simon Acquisition Holdings II, LLC and, if any holders of common units in the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, the Simon Operating Partnership.

        The Simon Operating Partnership has agreed to offer each holder of common units in the Chelsea Operating Partnership the option to exchange immediately prior to the effective time of the Partnership Merger its common units in the Chelsea Operating Partnership for the Partnership Merger Consideration. Participation in the Optional Partnership Exchange Offer will be conditioned upon, among other things, the electing holder first delivering its consent to the Partnership Merger.

        If the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. Instead, the Simon Operating Partnership will issue the Partnership Merger Consideration immediately after consummation of the REIT Merger to the holders of outstanding common units of the Chelsea Operating Partnership in exchange for such common units.

Recommendation of the Chelsea Board of Directors
(Page 54)

        Chelsea's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Chelsea and its stockholders and the holders of common units of the Chelsea Operating Partnership, and has approved and declared advisable the Mergers, the merger agreement and the other transactions contemplated by the merger agreement, and unanimously recommends that you vote in favor of approving the REIT Merger and the merger agreement.

        THE CHELSEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CHELSEA VOTE "FOR" APPROVAL OF THE REIT MERGER AND THE MERGER AGREEMENT.

Opinion of Chelsea's Financial Advisor
(Page 57)

        In deciding to approve the merger agreement and the Mergers, the Chelsea board of directors received an opinion from Merrill Lynch, Chelsea's financial advisor, that the REIT Merger Consideration was, as of the date of the opinion, fair from a financial point of view to the Chelsea stockholders. The full text of Merrill Lynch's written opinion dated June 18, 2004 is attached to this proxy statement/prospectus as Appendix F. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch.

Interests of Chelsea Directors and Officers in the Mergers
(Page 68)

        In considering the recommendation of the Chelsea board with respect to the REIT Merger and the merger agreement, you should be aware that certain directors and officers of Chelsea have interests in the proposed Mergers that are different from, or are in addition to, the interests of Chelsea stockholders. These interests include the fact that certain directors and officers of Chelsea who own common units in the Chelsea Operating Partnership will be able, unless they elect to convert their common units in the Chelsea Operating Partnership into shares of Chelsea common stock before the REIT Merger, to defer their taxable gains in their common units in the Chelsea Operating Partnership by receiving in the Partnership Merger and/or the Optional Partnership Exchange Offer common and preferred partnership interests in the Simon Operating Partnership in exchange for their common units in the Chelsea Operating Partnership. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Chelsea common stock other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Chelsea stock for the REIT Merger Consideration. Based on an analysis of its stockholders by Merrill Lynch, Chelsea's board noted that more than 70% of the Chelsea stockholders are institutions and pass-through entities (such as mutual funds) that will not have to pay, or are less sensitive to the payment of, taxes on their gains. Unlike Chelsea's stockholders, certain holders of common units in the Chelsea Operating Partnership (including some of Chelsea's directors and officers) may face tax recapture (and thus be taxed at rates higher than those potentially applicable to the holders of Chelsea common stock in the REIT Merger) with respect to a portion of their gains if they participate in a taxable transaction involving their common units in the Chelsea Operating Partnership. Such potential tax recapture could arise if a holder of common units in the Chelsea Operating Partnership obtained its units in tax-deferred transactions when it contributed interests in real estate, which may have been subject to depreciation for U.S. federal income tax purposes, to the Chelsea Operating Partnership. In addition, unlike holders of Chelsea common stock who have an initial tax basis equal to the price paid for the common stock, holders of common units in the Chelsea Operating Partnership who obtained their common units in exchange for a contribution of property in a tax-deferred transaction have a tax basis in their common units initially derived from their tax basis in the contributed property, which could be a fraction of the value of the common units received in exchange for the contribution of property.

        These interests also include the acceleration of the vesting of stock options, the vesting of payments under Chelsea's long-term executive incentive plan, the employment agreements received by four of Chelsea's executive officers which will govern the terms of such executive officers' employment after the REIT Merger (but will be void if the REIT Merger does not occur), the severance payments to be received by Chelsea's officers and other employees under certain circumstances and the rights provided to certain holders of common units of the Chelsea Operating Partnership under the tax protection agreement.

        The merger agreement provides that Chelsea's chairman and chief executive officer, David C. Bloom, will be appointed as a non-voting advisory director to Simon's board of directors following the

REIT Merger. In addition, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Mr. Bloom a special bonus of $5,000,000 immediately prior to the effective time of the REIT Merger. Of that amount, $4.0 million is in consideration of Mr. Bloom's voluntary non-participation in Chelsea's existing 2002-2006 Long-Term Executive Incentive Plan (which we refer to in this proxy statement/prospectus as the LTIP), and the remainder is in consideration of Mr. Bloom's services to Chelsea.

        Furthermore, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Chelsea's vice chairman, William D. Bloom, a special bonus of $500,000 upon completion of the Mergers in consideration of Mr. Bloom's previously having agreed to receive below-market salary and bonus compensation for numerous prior years and his reduced participation in Chelsea's LTIP.

        Also, following completion of the REIT Merger, Chelsea, as the surviving company, will indemnify and for six years provide directors' and officers' insurance for the directors and officers of Chelsea for events occurring before the REIT Merger, including events that are related to the merger agreement.

        The Chelsea board was aware that these interests existed and considered them when it approved and declared advisable the merger agreement and the Mergers and determined that the merger agreement and the Mergers are advisable and fair to, and in the best interests of, Chelsea and its stockholders.

Material U.S. Federal Income Tax Consequences of the Mergers
(Page 116)

        The exchange of Chelsea common stock for the REIT Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the value of the REIT Merger Consideration you receive and your adjusted tax basis in the Chelsea common stock exchanged by you in the REIT Merger, except that any gain will constitute ordinary income to the extent of any dividends declared, but unpaid, with respect to your shares. Generally, if you have held your shares for more than one year, you will recognize any gain as long-term capital gain. The deducibility of capital losses is subject to limitations.

        The exchange of Chelsea Series A Preferred Stock for Simon 8 3/8% Preferred Stock will also be a taxable transaction for U.S. federal income tax purposes. However, assuming that the Simon 8 3/8% Preferred Stock has a value equal to its liquidation preference and your tax basis in your Chelsea Series A Preferred Stock is equal to its liquidation preference, you should not recognize any capital gain or loss on the exchange of those shares for Simon 8 3/8% Preferred Stock.

        The exchange of common units in the Chelsea Operating Partnership for common and preferred partnership interests in the Simon Operating Partnership in the context of either the Partnership Merger or the Optional Partnership Exchange Offer is intended to be a tax-deferred transaction for U.S. federal income tax purposes.

        For further information concerning the U.S. federal income tax consequences of the REIT Merger, the Partnership Merger and the Optional Partnership Exchange Offer, please see "Material U.S. Federal Income Tax Consequences of the REIT Merger, the Partnership Merger and the Optional Partnership Exchange Offer" beginning on page 116. Because the tax consequences of the REIT Merger, the Partnership Merger and the Optional Partnership Exchange Offer are complex and may vary depending on your particular circumstances, you are urged to consult your own tax advisors for a full understanding of the tax consequences to you.

Anticipated Accounting Treatment
(Page 73)

        It is expected that the transactions will be accounted for as a purchase of Chelsea by Simon under generally accepted accounting principles. Simon will account for the transactions as a purchase business combination in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," using Chelsea's historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of Chelsea as of the date of the transactions.

Regulatory Matters Related to the Mergers
(Page 73)

        We do not need to obtain any material regulatory approvals in order to consummate the Mergers.

No Dissenters' Rights of Appraisal
(Page 74)

        The holders of Chelsea common stock and Chelsea Series A Preferred Stock are not entitled to any dissenters' rights of appraisal with respect to the REIT Merger.

Restrictions on Solicitation
(Page 87)

        Subject to specified legal and statutory exceptions, the merger agreement precludes Chelsea or any of its subsidiaries or representatives, whether directly or indirectly, from (i) soliciting, initiating, encouraging or taking any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any person (other than Simon or its affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal (as defined in "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—No Solicitation"), (ii) agreeing to, approving or recommending any Takeover Proposal or entering into any agreement with respect to any Takeover Proposal or (iii) entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal.

Conditions to the Mergers
(Page 92)

  Conditions to Each Party's Obligation to Effect the REIT Merger

        The obligations of each party to the merger agreement to complete the REIT Merger are subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the REIT Merger and the merger agreement by the requisite vote of Chelsea's stockholders;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the REIT Merger, provided that each party shall use its reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn before the effective time of the REIT Merger;

  •
  the approval of the listing on the New York Stock Exchange of the Simon common stock and Simon 6% Convertible Preferred Stock to be issued in or issuable as a result of the Mergers; and

  •
  the declaration of effectiveness of the registration statement of which this proxy statement/prospectus forms a part by the SEC and the absence of any SEC stop order or any proceeding for such a stop order.

  Conditions to Obligation of Simon

        The obligation of Simon to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

  •
  each of the representations and warranties of Chelsea set forth in the merger agreement that is qualified as to materiality or material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Chelsea that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);

  •
  Chelsea shall have performed in all material respects its obligations required to be performed by it at or prior to the closing of the REIT Merger;

  •
  there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Chelsea;

  •
  Simon shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to Chelsea, as to certain tax matters relating to Chelsea's status as a REIT;

  •
  the put agreement (which is discussed below) shall be in full force and effect;

  •
  Chelsea shall have obtained the requisite approval for the Partnership Merger from holders of a majority of the limited partnership interests of the Chelsea Operating Partnership;

  •
  the redemption of the outstanding Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership and any Chelsea 9% Series B Cumulative Redeemable Preferred Stock shall have been consummated and no such units or stock shall remain outstanding; and

  •
  the employment agreements discussed in "The Mergers—Interests of Chelsea Directors and Officers in the Mergers" shall be in full force and effect.

  Conditions to Obligation of Chelsea

        The obligation of Chelsea to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

  •
  each of the representations and warranties of Simon set forth in the merger agreement that is qualified as to material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Simon that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);

  •
  Simon shall have performed in all material respects the obligations required to be performed by it at or prior to the closing of the REIT Merger;

  •
  there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Simon;

  •
  Chelsea shall have received an opinion of Baker & Daniels, counsel to Simon, as to certain tax matters relating to Simon's status as a REIT; and

  •
  Simon and the Simon Operating Partnership shall have authorized, executed and delivered the tax protection agreement discussed in "The Mergers—Interests of Chelsea Directors and Officers in the Mergers."

  Waiver of Conditions to Closing of the REIT Merger

        Where the law permits, a party to the merger agreement may elect to waive a condition to its obligation to complete the REIT Merger that has not been satisfied. We cannot be certain when (or if) the conditions to the REIT Merger will be satisfied or waived or that the REIT Merger will be completed. We expect to complete the REIT Merger as promptly as practicable after all of the conditions have been satisfied or waived.

  Conditions to Closing of the Partnership Merger

        The Partnership Merger is not subject to any conditions other than consummation of the REIT Merger. Since the REIT Merger is conditioned upon obtaining the approval of holders of a majority of the limited partnership interests of the Chelsea Operating Partnership, we expect to close the Partnership Merger immediately after consummation of the REIT Merger. As discussed in "The Merger Agreement and Related Agreements—Voting Agreements," holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership if the REIT Merger is approved by the holders of Chelsea common stock. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

        Nevertheless, if the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. Instead, the Simon Operating Partnership will issue the Partnership Merger Consideration immediately after consummation of the REIT Merger to the holders of outstanding common units of the Chelsea Operating Partnership in exchange for such common units.

Termination
(Page 94)

  Rights to Terminate

        The merger agreement may be terminated at any time before the effective time of the REIT Merger, whether before or after approval of the REIT Merger by the Chelsea stockholders, in any of the following ways:

  •
  by mutual written agreement of Chelsea and Simon;

  •
  by either Chelsea or Simon if:

  •
  any governmental entity or authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable, except that neither Chelsea nor Simon may terminate the merger agreement pursuant to this provision if its breach of any obligation under the merger agreement shall have been the primary cause of the failure of the REIT Merger to occur prior to such termination;

  •
  the REIT Merger shall not have been consummated on or before December 15, 2004, except that neither Chelsea nor Simon may terminate the merger agreement pursuant to this provision if its breach of any obligation under the merger agreement shall have been the primary cause of the failure of the REIT Merger to occur on or before that date; or

  •
  approval for the REIT Merger and the merger agreement shall not have been obtained by the required vote of the Chelsea stockholders;

  •
  by Simon if:

  •
  the Chelsea board of directors shall have withdrawn or materially modified its recommendation of the merger agreement or the REIT Merger in a manner adverse to Simon or shall have resolved to do so;

  •
  Chelsea shall have failed to call or hold the special meeting of its stockholders to vote on the REIT Merger and the merger agreement;

  •
  Chelsea shall have intentionally and materially breached any of its obligations under the no solicitation covenant;

  •
  Chelsea shall have entered into a definitive agreement with respect to a Superior Proposal (as defined in "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—No Solicitation"); or

  •
  there shall have been a breach of any representation, warranty, covenant or agreement by Chelsea which shall prevent satisfaction of the conditions to Simon's obligation to close the REIT Merger and, in certain circumstances, such breach shall not have been cured within certain time periods; or

  •
  by Chelsea if:

  •
  prior to the approval of the REIT Merger and the merger agreement by the Chelsea stockholders, the Chelsea board of directors shall have approved, and Chelsea shall have concurrently entered into, a definitive agreement providing for the implementation of a Superior Proposal, but only if Chelsea shall not then be in breach of the no solicitation provision of the merger agreement and shall concurrently pay Simon any termination fees required to be paid at that time; or

    •
    there shall have been a breach of any representation, warranty, covenant or agreement by Simon which shall prevent satisfaction of the conditions to Chelsea's obligation to close the REIT Merger and, in certain circumstances, such breach shall not have been cured within certain time periods.

  Termination Fees; Effectiveness of Put Agreement

        Chelsea has agreed to pay Simon a termination fee of $110 million, and the put agreement (which is discussed below) shall become effective in accordance with its terms, if any of the following events occur:

  •
  Simon terminates the merger agreement because:

  •
  the Chelsea board of directors shall have withdrawn or materially modified its recommendation of the merger agreement or the REIT Merger in a manner adverse to Simon or shall have resolved to do so;

  •
  Chelsea shall have failed to call or hold the special meeting of its stockholders to vote on the REIT Merger and the merger agreement;

  •
  Chelsea shall have intentionally and materially breached any of its obligations under the no solicitation covenant; or

  •
  Chelsea shall have entered into a definitive agreement with respect to a Superior Proposal;

  •
  prior to the approval of the REIT Merger and the merger agreement by the Chelsea stockholders, Chelsea terminates the merger because the Chelsea board of directors shall have approved a definitive agreement providing for the implementation of a Superior Proposal;

  •
  Simon or Chelsea terminates the merger agreement because approval for the REIT Merger and the merger agreement shall not have been obtained by the required vote of the Chelsea stockholders and a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and within 12 months of the termination of the merger agreement, Chelsea or any subsidiary of Chelsea consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of the merger agreement) with the person (or an affiliate of such person) who made the Takeover Proposal received by Chelsea, its representatives or its affiliates prior to termination; or

  •
  Simon or Chelsea terminates the merger agreement because it has not been consummated by December 15, 2004 and at the time of termination a Takeover Proposal shall have been received by Chelsea, its representatives or affiliates and either prior to termination of the merger agreement or within 12 months thereafter Chelsea or any subsidiary of Chelsea consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of the merger agreement) with the person (or an affiliate of such person) who made the Takeover Proposal received by Chelsea, its representatives or its affiliates prior to December 15, 2004.

        Simon has the option to delay receipt of the termination fee under certain circumstances in order to protect its status as a REIT.

        In addition to the termination fee, Chelsea has agreed to pay Simon's out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in certain circumstances where Simon is entitled to terminate the merger agreement. Likewise, Simon has agreed to pay Chelsea's out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in certain circumstances where Chelsea is entitled to terminate the merger agreement.

Voting Agreements
(Page 97)

        In order to induce Simon and the Simon Operating Partnership to enter into the merger agreement, holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership if the REIT Merger is approved. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger. The form of voting agreement is attached to this proxy statement/prospectus as Appendix B.

Put Agreement
(Page 99)

        In order to induce Simon and the Simon Operating Partnership to enter into the merger agreement and to address Simon's objections to being a joint venture partner with a subsequent acquirer of Chelsea who is not acceptable to Simon, the Chelsea Operating Partnership entered into a put agreement with the Simon Operating Partnership. The put agreement provides that, in the event the merger agreement is terminated and a termination fee is owed to Simon thereunder, the Simon Operating Partnership shall have the right, exercisable for 60 days thereafter, to require the Chelsea Operating Partnership to acquire its interests in two 50/50 joint ventures, Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC, for the fair market value of such interests, which will be determined either by agreement of the parties or, failing such agreement, through an appraisal procedure set forth in the put agreement. Simon/Chelsea Las Vegas Development, LLC owns and operates the 435,000 square-foot Las Vegas Premium Outlets which opened in August 2003 and Simon/Chelsea Chicago Development, LLC owns and operates the 438,000 square-foot Chicago Premium Outlets which opened in May 2004. The closing of the transactions contemplated by the put agreement shall occur 10 business days after the final determination of fair market value. The put agreement is attached to this proxy statement/prospectus as Appendix C.

Listing of Simon Securities
(Page 74)

        The shares of Simon common stock and Simon 6% Convertible Preferred Stock to be issued in the REIT Merger will be listed on the New York Stock Exchange under the symbols "SPG" and "    ," respectively.

        Simon does not intend to list the Simon 8 3/8% Preferred Stock on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. The Simon 8 3/8% Preferred Stock is expected to be eligible for trading in the PORTAL market, the National Association of Securities Dealer's screen-based automated market for trading of securities eligible for resale under Rule 144A.

Comparison of Stockholder Rights
(Page 149)

        The conversion of your shares of Chelsea common stock into the right to receive, among other things, Simon securities in the REIT Merger will result in differences between your rights as a Chelsea stockholder, governed by the Maryland General Corporation Law (which we refer to in this proxy statement/prospectus as the MGCL) and Chelsea's charter and bylaws and your rights as a Simon stockholder, governed by the Delaware General Corporation Law (which we refer to in this proxy statement/prospectus as the DGCL) and Simon's charter and bylaws.

SUMMARY TERMS OF THE SIMON 6% CONVERTIBLE PREFERRED STOCK

        The following is a brief summary of selected terms of the Simon 6% Convertible Preferred Stock. For a more complete description, see "Description of Simon Capital Stock—Description of Simon 6% Convertible Preferred Stock" beginning on page 129.

Dividends	Cumulative from the date of issuance and payable at an annual rate of 6% on a quarterly basis, commencing on the initial date of issuance.
Liquidation Preference	$50.00 per share.
Ranking	The Simon 6% Convertible Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, will rank:
• junior to each class or series of Simon's capital stock the terms of which provide that such class or series will rank senior to the Simon 6% Convertible Preferred Stock;
•
on a parity with Simon's other outstanding preferred stock, the Simon 8 3/8% Preferred Stock to be issued in the REIT Merger and any other class or series of Simon's capital stock that is not by its terms junior or senior to the Simon 6% Convertible Preferred Stock; and
•
senior to the Simon common stock, the Simon Class B common stock, the Simon Class C common stock and each class or series of Simon's capital stock the terms of which provide that such class or series will rank junior to the Simon 6% Convertible Preferred Stock.
Conversion
Subject to the requirements set forth in the following paragraph, the Simon 6% Convertible Preferred Stock will be convertible, at the option of the holder, into shares of Simon common stock at a conversion rate of 0.783 of a share of Simon common stock per $50.00 liquidation preference of Simon 6% Convertible Preferred Stock, which is equal to an initial conversion price of $63.857 per share. The conversion rate may be adjusted for certain reasons.

A holder will be entitled to convert its Simon 6% Convertible Preferred Stock into a number of shares of Simon common stock based upon the then applicable conversion rate only under the following circumstances:
•
if the Simon 6% Convertible Preferred Stock is called for redemption, a holder will be entitled to convert its Simon 6% Convertible Preferred Stock into shares of Simon common stock until 5:00 p.m., New York City time, two business days immediately preceding the date fixed for redemption;

•
if Simon is a party to a consolidation, merger, binding share exchange or sale of all or substantially all of its assets, in each case pursuant to which shares of Simon common stock would be converted into cash, securities or other property, a holder will be entitled to convert its shares of Simon 6% Convertible Preferred Stock into Simon common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction; and
•
if during any fiscal quarter after the last day of the fiscal quarter during which the Simon 6% Convertible Preferred Stock is issued, and only during such quarter, the closing sale price of the Simon common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 125% of the then applicable conversion price on such trading day (initially 125% of $63.8625, or $79.828125);
Optional Redemption
The Simon 6% Convertible Preferred Stock will not be redeemable before the fifth anniversary of the initial issuance date thereof. On or after such date, Simon will be entitled to redeem, in whole or in part, the Simon 6% Convertible Preferred Stock at any time at a redemption price equal to 100% of the liquidation preference plus accumulated and unpaid dividends, if any, thereon to, but excluding, the redemption date. Simon will only be able to exercise this redemption right if, for 20 trading days in a period of 30 consecutive trading days ending on the trading day before the date Simon gives the redemption notice, the closing price per share of Simon common stock exceeds 130% of the then applicable conversion price for the Simon 6% Convertible Preferred Stock.
Change of Control Put
Upon a change of control (as defined below in "Description of Simon Capital Stock—Description of Simon 6% Convertible Preferred Stock—Change of Control Put Right"), holders of Simon 6% Convertible Preferred Stock will have the right to require Simon to repurchase all or any portion of their shares of Simon 6% Convertible Preferred Stock. Simon will purchase the Simon 6% Convertible Preferred Stock in cash at a price equal to 100% of the liquidation preference of the Simon 6% Convertible Preferred Stock to be purchased plus accumulated and unpaid dividends, if any, thereon to, but excluding, the change of control purchase date. Simon will be required to purchase the Simon 6% Convertible Preferred Stock as of a date that is not less than 30 nor more than 60 days after Simon mails notice of the occurrence of such change of control. Simon will be required to give notice to all holders of Simon 6% Convertible Preferred Stock of the occurrence of the change of control and of their resulting purchase right as promptly as practicable but not later than 20 days after the occurrence of a change of control. To exercise this right, a holder will be required to deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the change of control purchase date. Notwithstanding the occurrence of a change of control, Simon will not be required to purchase shares of Simon 6% Convertible Preferred Stock in the event it has exercised its right to redeem all of the shares of Simon 6% Convertible Preferred Stock.
Voting Rights
Holders of shares of Simon 6% Convertible Preferred Stock will have no voting rights unless (1) dividends on any shares of Simon 6% Convertible Preferred Stock or any other class or series of stock ranking on a parity with the Simon 6% Convertible Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) Simon fails to pay the redemption price on the redemption date for shares of Simon 6% Convertible Preferred Stock called for redemption or the purchase price on the purchase date for shares of Simon 6% Convertible Preferred Stock following a change of control. In each such case, the holders of shares of Simon 6% Convertible Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of Simon's directors at a special meeting called for that purpose or at the next annual meeting of stockholders and each subsequent meeting until the redemption price, the purchase price or all dividends accumulated on the Simon 6% Convertible Preferred Stock (as applicable) have been fully paid or set aside for payment.

In addition, the affirmative vote of holders of at least 66 2/3% of the outstanding shares of the Simon 6% Convertible Preferred Stock, voting as a single class in person or by proxy, at an annual meeting of Simon's stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend any provisions of the Simon charter or the Certificate of Designations of the Simon 6% Convertible Preferred Stock, whether by merger, consolidation, combination, reclassification or otherwise, if the amendment would materially and adversely affect the rights, powers, or preferences of the holders of Simon 6% Convertible Preferred Stock; provided however, that (i) any such event will not be deemed to materially and adversely affect such rights, powers or preferences, in each such case, where each share of Simon 6% Convertible Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical to that of a share of Simon 6% Convertible Preferred Stock, (ii) any increase in the amount of the authorized Simon common stock or currently authorized junior stock or parity stock or the creation and issuance of any class or series of common stock, junior stock or parity stock will not be deemed to materially and adversely affect such rights, powers or preferences; and (iii) the creation of, or increase in the authorized number of, shares of any class or series of senior stock shall be deemed to materially and adversely affect such rights, powers and preferences.

SUMMARY TERMS OF THE SIMON 8 3/8% PREFERRED STOCK

        The following is a brief summary of selected terms of the Simon 8 3/8% Preferred Stock. For a more complete description, see "Description of Simon Capital Stock—Description of Simon 8 3/8% Preferred Stock" beginning on page 140.

Dividends	Cumulative from the date of issuance and payable at an annual rate of 8 3/8% on a quarterly basis, commencing on the initial date of issuance.
Liquidation Preference	$50.00 per share.
Ranking	The Simon 8 3/8% Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, will rank:
• junior to each class or series of Simon's capital stock the terms of which provide that such class or series will rank senior to the Simon 8 3/8% Preferred Stock;
•
on a parity with Simon's other outstanding preferred stock, the Simon 6% Convertible Preferred Stock to be issued in the REIT Merger and any other class or series of Simon's capital stock that is not by its terms junior or senior to the Simon 8 3/8% Preferred Stock; and
•
senior to the Simon common stock, the Simon Class B common stock, the Simon Class C common stock and each class or series of Simon's capital stock the terms of which provide that such class or series will rank junior to the Simon 8 3/8% Preferred Stock.
Optional Redemption
The Simon 8 3/8% Preferred Stock will not be redeemable before October 15, 2027. On or after October 15, 2027, Simon may redeem, in whole or in part, the Simon 8 3/8% Preferred Stock at any time at a redemption price equal to 100% of the liquidation preference plus accumulated and unpaid dividends, if any, thereon to, but excluding, the redemption date. The redemption price of the Simon 8 3/8% Preferred Stock (other than any portion thereof consisting of accumulated and unpaid dividends) shall be paid solely from the sale proceeds of other capital stock of Simon and not from any other source.
Voting Rights
Holders of shares of Simon 8 3/8% Preferred Stock will have no voting rights unless dividends payable on the Simon 8 3/8% Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive. In such a case, the holders of shares of Simon 8 3/8% Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of Simon's directors at a special meeting called for that purpose or at the next annual meeting of stockholders and each subsequent meeting until all dividends accumulated on the Simon 8 3/8% Preferred Stock have been fully paid or set aside for payment.

In addition, the affirmative vote or consent of holders of at least 66 2/3% of the outstanding Simon 8 3/8% Preferred Stock voting separately as a class will be required for (1) the issuance of any class or series of stock ranking senior to the Simon 8 3/8% Preferred Stock as to dividend rights or rights upon liquidation and (2) the amendment, alteration or repeal of the provisions of Simon's charter (including the Certificate of Designations of the Simon 8 3/8% Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Simon 8 3/8% Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the events set forth in clause (2) above, so long as the Simon 8 3/8% Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event set forth in clause (2) above Simon may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of Simon 8 3/8% Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Simon preferred stock or the creation or the issuance of any other series of Simon preferred stock or (y) any increase in the amount of authorized Simon 8 3/8% Preferred Stock, in each case ranking on a parity with or junior to the Simon 8 3/8% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Conversion	The Simon 8 3/8% Preferred Stock shall not be convertible into or exchangeable for any other property or securities of Simon.

SELECTED CONSOLIDATED FINANCIAL DATA OF SIMON

        The following selected historical consolidated financial data for each of the years in the five-year period ended December 31, 2003 has been derived from Simon's audited consolidated financial statements. Amounts represent the combined amounts for Simon and SPG Realty Consultants, Inc. for all periods as of or for the years ended December 31, 1999 to December 31, 2002 and Simon thereafter. SPG Realty merged into Simon on December 31, 2002. The following selected historical consolidated financial data for the six months ended June 30, 2004 and 2003 has been derived from Simon's unaudited interim consolidated financial statements. In the opinion of Simon's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Simon's historical consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2003 (as amended in the Form 8-K filed on August 11, 2004 to retroactively reflect a 2004 property disposal as discontinued operations) and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 that have been filed with the SEC and incorporated into this document by reference. See "Where You Can Find More Information" beginning on page 160.

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Year Ended December 3l,
	2004	2003	2003	2002(1)	2001	2000	1999(1)
	(in thousands, except per share data)
OPERATING DATA:
Total consolidated revenue	$1,184,884	$1,090,032	$2,309,304	$2,119,474	$2,048,835	$2,020,751	$1,892,703
Income from continuing operations	179,795	184,010	450,634	544,399	282,460	346,770	297,395
Net income available to common stockholders	$119,062	$105,432	$313,577	$358,387	$147,789	$186,528	$167,314
BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.58	$0.59	$1.53	$1.92	$0.87	$1.13	$0.97
Discontinued operations	—	(0.03)	0.12	0.07	—	—	—
Cumulative effect of accounting change	—	—	—	—	(0.01)	(0.05)	—

Net income	$0.58	$0.56	$1.65	$1.99	$0.86	$1.08	$0.97

Weighted average shares outstanding	203,901	188,077	189,475	179,910	172,669	172,895	172,089
DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.58	$0.59	$1.53	$1.92	$0.86	$1.13	$0.97
Discontinued operations	—	(0.03)	0.12	0.07	—	—	—
Cumulative effect of accounting change	—	—	—	—	(0.01)	(0.05)	—

Net income	$0.58	$0.56	$1.65	$1.99	$0.85	$1.08	$0.97

Diluted weighted average shares outstanding	204,789	188,789	190,299	181,501	173,028	172,994	172,226
Distributions per share(2)	$1.30	$1.20	$2.40	$2.18	$2.08	$2.02	$2.02
BALANCE SHEET DATA:
Cash and cash equivalents	$519,070	$351,408	$535,623	$397,129	$259,760	$223,111	$157,632
Total assets	16,264,110	14,826,185	15,684,721	14,904,502	13,810,954	13,937,945	14,223,243
Mortgages and other notes payable	11,051,380	9,701,674	10,266,388	9,546,081	8,841,378	8,728,582	8,768,951
Stockholders' equity	$3,249,164	$3,406,123	$3,338,627	$3,467,733	$3,214,691	$3,064,471	$3,253,658
OTHER DATA:
Cash flow provided by (used in):
Operating activities	$319,490	$320,392	$951,967	$882,990	$859,062	$743,519	$660,307
Investing activities	(696,896)	(196,534)	(761,663)	(785,730)	(351,310)	(134,237)	(661,051)
Financing activities	360,853	(169,579)	(51,810)	40,109	(471,103)	(543,803)	29,181
Funds from operations ("FFO")(3)	520,257	470,305	1,041,105	936,356	786,635	781,937	703,518
FFO allocable to Simon	$403,160	$355,025	$787,467	$691,004	$571,974	$567,532	$511,830
Notes

(1)
On May 3, 2002, Simon, The Rouse Company and Westfield America Trust jointly acquired the assets of Rodamco North America N.V. In 1999, Simon acquired the assets of New England Development Company.

(2)
Represents distributions declared per period.

(3)
Simon considers FFO to be a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). Simon believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. Simon also uses this measure internally to measure the operating performance of its portfolio.

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is consolidated net income computed in accordance with GAAP:

  •
  excluding real estate related depreciation and amortization;

  •
  excluding gains and losses from extraordinary items and cumulative effects of accounting changes;

  •
  excluding gains and losses from the sales of real estate;

  •
  plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest; and

  •
  all determined on a consistent basis in accordance with GAAP.

Simon has adopted NAREIT's clarification of the definition of FFO that requires Simon to include the effects of nonrecurring items not classified as an extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO:

  •
  does not represent cash flows from operations as defined by GAAP;

  •
  should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance; and

  •
  is not an alternative to cash flows as a measure of liquidity.

The following schedule sets forth total FFO before allocation to the limited partners of the Simon Operating Partnership and FFO allocable to Simon. This schedule also reconciles consolidated net income, which Simon believes is the most directly comparable GAAP financial measure, to FFO for the periods presented.

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Year Ended December 3l,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except percentage data)
Funds From Operations	$520,257	$470,305	$1,041,105	$936,356	$786,635	$781,937	$703,518

Increase in FFO from prior period	10.6%	18.9%	11.2%	19.0%	0.6%	11.1%	N/M

Reconciliation:
Net income	$134,732	$136,797	$368,715	$422,588	$199,149	$223,336	$204,385
Plus:
Limited partners' interest in the Simon Operating Partnership and preferred distributions of the Simon Operating Partnership	44,581	39,343	113,000	139,067	81,611	111,092	93,010
Cumulative effect of accounting change	—	—	—	—	1,700	12,342	—
Depreciation and amortization from consolidated properties and discontinued operations	279,798	247,929	499,737	478,379	452,428	418,670	381,265
Simon's share of depreciation and amortization from unconsolidated affiliates	83,632	72,502	147,629	150,217	138,814	119,562	92,247
Loss/(Gain) on sales of real estate and discontinued operations	1,593	12,735	(17,248)	(162,011)	(2,610)	(19,704)	7,062
Tax provision related to gain on sale	4,415	—	—	—	—	—	—
Less:
Management company gain on sale of real estate, net	—	—	—	(8,400)	—	—	—
Minority interest portion of depreciation and amortization	(3,019)	(1,966)	(3,546)	(7,943)	(7,012)	(5,951)	(5,128)
Preferred distributions and dividends	(25,475)	(37,035)	(67,182)	(75,541)	(77,445)	(77,410)	(69,323)

Funds From Operations	$520,257	$470,305	$1,041,105	$936,356	$786,635	$781,937	$703,518

FFO allocable to Simon	$403,160	$355,025	$787,467	$691,004	$571,974	$567,532	$511,830

SELECTED CONSOLIDATED FINANCIAL DATA OF CHELSEA

        The following selected historical consolidated financial data for each of the years in the five-year period ended December 31, 2003 has been derived from Chelsea's audited consolidated financial statements. The following selected historical consolidated financial data for the six months ended June 30, 2004 and 2003 has been derived from Chelsea's unaudited interim consolidated financial statements. In the opinion of Chelsea's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Chelsea's historical consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 that have been filed with the SEC and incorporated into this document by reference. See "Where You Can Find More Information" beginning on page 160.

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Year Ended December 3l,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except per share data)
OPERATING DATA:
Rental revenue	$143,050	$127,656	$277,028	$202,021	$142,498	$123,525	$111,828

Total revenues	$189,863	$169,891	$372,265	$278,489	$202,882	$176,488	$158,636
Total expenses	(135,334)	(123,803)	(260,940)	(194,958)	(147,450)	(121,878)	(111,371)
Income from unconsolidated investments	10,347	3,946	11,006	9,802	15,025	6,723	308
Loss from and impairment of Chelsea Interactive	—	—	(2,518)	(47,756)	(5,337)	(2,364)	—
Gain (loss) on sale or write-down of assets	—	—	—	10,911	617	—	(694)

Income from continuing operations before minority interest	64,876	50,034	119,813	56,488	65,737	58,969	46,879
Minority interest	(11,464)	(9,834)	(22,225)	(12,523)	(14,582)	(14,359)	(9,155)
Income (loss) from discontinued operations, net of minority interest	—	578	(844)	1,171	659	1,170	557
Gain on sale of discontinued operation, net of minority interest	—	4,008	4,784	—	—	—	—

Net income	53,412	44,786	101,528	45,136	51,814	45,780	38,281
Preferred dividend	(1,668)	(1,668)	(3,336)	(3,422)	(4,188)	(4,188)	(4,188)

Net income available to common stockholders	$51,744	$43,118	$98,192	$41,714	$47,626	$41,592	$34,093

Net income per share of Chelsea common stock (diluted)(1)(2)	$1.13	$0.99	$2.20	$1.05	$1.37	$1.29	$1.07

OWNERSHIP INTEREST:(2)
Chelsea common stock	45,873	43,655	44,597	39,798	34,710	32,252	31,816
Chelsea Operating Partnership units	7,258	7,501	7,442	6,426	6,358	6,712	6,778
Weighted average shares/units outstanding	53,131	51,156	52,039	46,224	41,068	38,964	38,594
BALANCE SHEET DATA:
Rental properties before accumulated depreciation	$2,100,179	$1,960,569	$2,072,783	$1,837,174	$1,127,906	$908,344	$848,813
Total assets	1,996,505	1,816,615	1,970,414	1,703,030	1,099,308	901,314	806,055
Unsecured and mortgage debt	1,202,951	1,067,967	1,211,472	1,030,820	548,538	450,353	355,684
Total liabilities	1,323,635	1,169,974	1,304,880	1,107,756	624,246	528,752	426,198
Minority interest	143,004	137,974	144,688	139,443	115,639	101,203	102,561
Redeemable preferred stock	38,731	38,731	38,731	38,731	48,385	48,385	48,385
Stockholders' equity	529,866	508,667	520,846	455,831	359,423	271,359	277,296
Distributions declared per share of Chelsea common stock(2)	$1.20	$1.07	$2.14	$1.86	$1.56	$1.50	$1.44

OTHER DATA:
Funds from operations(1)	$98,216	$81,135	$185,095	$97,401	$108,862	$93,556	$79,980
Cash flows from:
Operating activities	103,384	88,668	181,634	128,222	121,723	106,658	87,502
Investing activities	(44,570)	(80,937)	(213,603)	(404,178)	(112,551)	(121,479)	(77,490)
Financing activities	$(59,244)	$(8,976)	$27,894	$273,903	$(2,604)	$23,995	$(10,781)

Notes

(1)
Chelsea's management believes that FFO should be considered in conjunction with net income to facilitate a clearer understanding of the operating results of Chelsea. Chelsea has adopted NAREIT's definition of FFO as described in "Selected Consolidated Financial Data of Simon." Chelsea considers FFO to be a key measure of its operating performance that is not specifically defined by GAAP. Chelsea believes that FFO is helpful to investors because it is a widely recognized measure of performance of equity REITs and provides a relevant basis for comparison among REITs. Chelsea's management also uses FFO internally to measure the operating performance of its portfolio. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of Chelsea's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of Chelsea's liquidity, nor is it indicative of funds available to fund Chelsea's cash needs, including its ability to make cash distributions.

The following schedule reconciles net income, which Chelsea believes is the most directly comparable GAAP financial measure, to FFO for the periods presented.

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Year Ended December 3l,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands)
Net income	$53,412	$44,786	$101,528	$45,136	$51,814	$45,780	$38,281
Plus:
Limited partners' interest in the Chelsea Operating Partnership, net of preferred distribution	8,540	7,014	16,241	6,870	8,858	8,758	7,326
Preferred dividend	(1,668)	(1,668)	(3,336)	(3,422)	(4,188)	(4,188)	(4,188)
Depreciation and amortization from wholly owned properties	35,754	34,901	73,651	58,275	48,554	42,978	39,716
Depreciation and amortization from joint ventures	3,543	1,293	4,069	4,166	5,964	2,024	—
Amortization of deferred financing costs and depreciation of non-rental real estate assets	(1,365)	(1,183)	(2,274)	(2,401)	(1,807)	(1,796)	(1,849)
Net (gain) loss on sale or write-down of assets	—	(4,008)	(4,784)	(11,223)	(333)	—	694

Funds From Operations	$98,216	$81,135	$185,095	$97,401	$108,862	$93,556	$79,980

(2)
Assumes that the 2-for-1 stock split on May 28, 2002 had occurred on January 1, 1999.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following sets forth selected unaudited pro forma condensed combined financial data. The pro forma amounts included below have been prepared in accordance with GAAP, are based on the purchase method of accounting and are presented as if the Mergers had been effective as of January 1, 2003 and carried forward for the six months ended June 30, 2004 and the year ended December 31, 2003 for the pro forma statements of operations and as of June 30, 2004 for the pro forma balance sheet.

        You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Simon and Chelsea incorporated into this proxy statement/prospectus by reference and the unaudited pro forma condensed combined financial statements and accompanying discussions and notes beginning on page 101. See also "Where You Can Find More Information" beginning on page 160. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of the combined company that would have actually occurred had the Mergers been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of or for the periods presented may have been different had the companies actually been combined as of or during those periods.

Unaudited Pro Forma Condensed Combined Financial Data	As of and for the Six Months Ended June 30, 2004	For the Year Ended December 31, 2003
	(in thousands, except per share data)
OPERATING DATA:
Total consolidated revenue	$1,392,963	$2,700,435
Income from continuing operations	196,725	473,302
Net income available to common stockholders	$110,009	$263,550
PER SHARE DATA:
Basic earnings per share	$0.51	$1.30
Diluted earnings per share	$0.51	$1.30
BALANCE SHEET DATA:
Cash and cash equivalents	$541,177	N/A
Total assets	21,404,029	N/A
Mortgages and other notes payable	14,175,922	N/A
Stockholders' equity	$4,637,955	N/A

COMPARATIVE PER SHARE DATA

        The following table presents, for the periods indicated, selected historical per share data for shares of Simon common stock and Chelsea common stock, as well as unaudited pro forma per share amounts for shares of Simon common stock and unaudited pro forma per share equivalent amounts for shares of Chelsea common stock, assuming that 12,963,454 shares of Simon common stock, 13,246,036 shares of Simon 6% Convertible Preferred Stock with a total liquidation value of approximately $662.3 million and the cash portion of the REIT Merger Consideration (and the conversion of Chelsea outstanding stock options to cash) which totals approximately $1,721.1 million had been issued in the REIT Merger. The pro forma amounts included in the table below are presented as if the Mergers had been effective for the periods presented, have been prepared in accordance with GAAP and are based on the purchase method of accounting.

        You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Simon and Chelsea incorporated into this proxy statement/prospectus by reference and the unaudited pro forma condensed combined financial information and accompanying discussions and notes beginning on page 101. See also "Where You Can Find More Information" beginning on page 160. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the Mergers been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of and for the periods presented may have been different had the companies actually been combined as of and during those periods.

	As of and for the Six Months Ended June 30, 2004 (unaudited)	As of and for the Year Ended December 31, 2003
Simon—Historical
Income Per Share from Continuing Operations:
Basic	$0.58	$1.53
Diluted	0.58	1.53
Distributions Per Share	1.30	2.40
Book Value Per Share at Period End	$13.85	$14.56
Chelsea—Historical
Income Per Share from Continuing Operations:
Basic	$1.18	$2.21
Diluted	1.13	2.11
Distributions Per Share	1.20	2.14
Book Value Per Share at Period End	$11.12	$11.95
Simon—Pro Forma
Income Per Share from Continuing Operations:
Basic	$0.51	$1.30
Diluted	0.51	1.30
Distributions Per Share	1.30	2.40
Book Value Per Share at Period End	$16.15	N/A
Chelsea—Pro Forma Equivalent
Income Per Share from Continuing Operations:
Basic	$0.15	$0.38
Diluted	0.15	0.38
Distributions Per Share	0.38	0.70
Book Value Per Share at Period End	$4.74	N/A

COMPARATIVE PER SHARE MARKET PRICE DATA

        Simon common stock and Chelsea common stock are each listed on the New York Stock Exchange. Simon's and Chelsea's ticker symbols are "SPG" and "CPG," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low closing prices of shares of Simon common stock and Chelsea common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash distributions paid per share of Simon common stock and Chelsea common stock.

	Simon Common Stock						Chelsea Common Stock
	High		Low		Distributions		High		Low		Distributions
2002
First Quarter(1)		$33.07		$28.80		$0.525		$27.40		$23.93		$0.405
Second Quarter		36.95		32.52		0.55		35.03		26.80		0.485
Third Quarter		36.84		29.40		0.55		34.59		26.40		0.485
Fourth Quarter		$35.81		$31.00		$0.55		$35.40		$31.13		$0.485
2003
First Quarter		$37.18		$31.70		$0.60		$38.50		$32.18		$0.535
Second Quarter		40.04		35.85		0.60		43.90		37.63		0.535
Third Quarter		43.96		38.59		0.60		47.90		41.20		0.535
Fourth Quarter		$48.59		$43.58		$0.60		$56.13		$47.80		$0.535
2004
First Quarter		$58.44		$46.20		$0.65		$62.94		$52.65		$0.60
Second Quarter		58.44		51.82		0.65		65.65		48.05		0.60
Third Quarter (through , 2004)	$		$		$		$		$		$

Notes

(1)
Chelsea's first quarter 2002 distribution is adjusted to give effect to the 2-for-1 stock split on May 28, 2002.

        The following table sets forth the closing prices per share of Simon common stock and Chelsea common stock as reported on the New York Stock Exchange Composite Transaction Tape on June 18, 2004, the last full trading day prior to the announcement of the merger agreement, and on                        , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus to Chelsea's stockholders. This table also sets forth the pro forma equivalent price per share of Chelsea common stock on June 18, 2004 and on                        , 2004. The pro forma equivalent price per share is equal to (a) the closing price of a share of Simon common stock on each such date multiplied by 0.2936 (the exchange ratio for the issuance of Simon common stock in the REIT Merger, excluding the effect of any adjustments based on the Closing Date Reference Price of Simon common stock) plus (b) $36.00 (the cash portion of the consideration for each share of Chelsea common stock in the REIT Merger) plus (c) $15.00 (the $50.00 liquidation value of a share of Simon 6% Convertible Preferred Stock multiplied by 0.3000, which is the exchange ratio for the issuance of Simon 6% Convertible Preferred Stock in the REIT Merger). These prices will fluctuate prior to the special meeting and the REIT Merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the REIT Merger.

	Simon Common Stock		Chelsea Common Stock		Chelsea Pro Forma Equivalent
At June 18, 2004		$52.30		$58.24		$66.36
At , 2004	$		$		$

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should consider the following risk factors in determining how to vote at the special meeting of Chelsea.

Risks Relating to the Mergers

  Stockholders cannot be sure of the market value of the shares of Simon common stock that will be issued in the REIT Merger.

        Upon the completion of the REIT Merger, each share of common stock of Chelsea Property Group outstanding immediately prior to the REIT Merger will be converted into the right to receive $36.00 in cash, 0.2936 of a share of Simon common stock and 0.3000 of a share of Simon 6% Convertible Preferred Stock. The Simon common stock exchange ratio will not be adjusted unless the average of ten randomly selected (in a manner reasonably acceptable to Simon and Chelsea) closing prices of Simon common stock on the New York Stock Exchange during the period of the 30 most recent trading days ending on the fifth business day prior to the closing of the REIT Merger (which we refer to in this proxy statement/prospectus as the Closing Date Reference Price) is greater than $58.75 or lower than $43.43. If the Closing Date Reference Price is greater than $58.75, then the Simon common stock exchange ratio will be lowered so that you will only receive $17.25 worth of Simon common stock in exchange for each share of Chelsea common stock based on the Closing Date Reference Price. If the Closing Date Reference Price is lower than $43.43, then the Simon common stock exchange ratio will not be adjusted but you will receive a cash payment (in addition to the $36.00 in cash, 0.2936 of a share of Simon common stock and 0.3000 of a share of Simon 6% Convertible Preferred Stock to which you are entitled) to ensure that you receive $12.75 in value in exchange for each share of Chelsea common stock; the amount of any such additional cash payment shall be equal to $12.75 less the value of 0.2936 of a share of Simon common stock valued at the Closing Date Reference Price. If the Closing Date Reference Price is between $43.43 and $58.75, then there will be no adjustment to the Simon common stock exchange ratio and no additional cash payment. See "Summary—The REIT Merger—Treatment of Chelsea Common Stock."

        Because the Simon common stock exchange ratio is, except as otherwise provided in the prior paragraph, fixed at 0.2936 of a share of Simon common stock for each share of Chelsea common stock, the market value of the Simon common stock issued in the REIT Merger will depend upon the market price of a share of Simon common stock upon completion of the REIT Merger. The market value of Simon common stock will fluctuate prior to the completion of the REIT Merger and therefore may be different at the time the REIT Merger is consummated than it was at the time the merger agreement was signed and at the time of the special meeting. Stock price changes may result from a variety of factors that are beyond Simon's control, including general market and economic conditions and changes in business prospects. Accordingly, stockholders cannot be sure of the market value of the Simon common stock that will be issued in the REIT Merger or the market value of Simon common stock at any time after the REIT Merger.

        If the REIT Merger is consummated, such consummation will not occur until after the date of the special meeting and the satisfaction or waiver of all the conditions to the REIT Merger. Therefore, at the time of the special meeting you will not know the precise dollar value of the REIT Merger Consideration you will become entitled to receive at the effective time of the REIT Merger. You are urged to obtain a current market quotation for Simon common stock.

  The market prices of Simon common stock and Simon 6% Convertible Preferred Stock may be affected by factors different from those that affect the price of Chelsea common stock.

        Upon consummation of the REIT Merger, holders of Chelsea common stock will become holders of Simon common stock and Simon 6% Convertible Preferred Stock. Simon's businesses differ from those of Chelsea, and accordingly the results of operations of the combined company will be affected by some factors different from those currently affecting the results and operations of Chelsea. For a discussion of the businesses of Chelsea and Simon and certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 160.

  The market prices of Simon common stock and Simon 6% Convertible Preferred Stock may decline as a result of the Mergers.

        The market prices of Simon common stock and Simon 6% Convertible Preferred Stock may decline as a result of the Mergers if Simon does not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts or the effect of the Mergers on Simon's financial results is not consistent with the expectations of financial or industry analysts.

  Chelsea's directors and officers have interests in the Mergers that are different from, or in addition to, yours and that may influence them to support or approve the Mergers.

        Certain of the directors and officers of Chelsea have interests in the Mergers that are different from, or in addition to, yours. These interests include the fact that certain directors and officers of Chelsea who own common units in the Chelsea Operating Partnership will be able, unless they elect to convert their common units in the Chelsea Operating Partnership into shares of Chelsea common stock before the REIT Merger, to defer their taxable gains in their common units in the Chelsea Operating Partnership by receiving in the Partnership Merger and/or the Optional Partnership Exchange Offer common and preferred partnership interests in the Simon Operating Partnership in exchange for their common units in the Chelsea Operating Partnership. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Chelsea common stock other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Chelsea stock for the REIT Merger Consideration. Based on an analysis of its stockholders by Merrill Lynch, Chelsea's board noted that more than 70% of the Chelsea stockholders are institutions and pass-through entities (such as mutual funds) that will not have to pay, or are less sensitive to the payment of, taxes on their gains. Unlike Chelsea's stockholders, certain holders of common units in the Chelsea Operating Partnership (including some of Chelsea's directors and officers) may face tax recapture (and thus be taxed at rates higher than those potentially applicable to the holders of Chelsea common stock in the REIT Merger) with respect to a portion of their gains if they participate in a taxable transaction involving their common units in the Chelsea Operating Partnership. Such potential tax recapture could arise if a holder of common units in the Chelsea Operating Partnership obtained its units in tax-deferred transactions when it contributed interests in real estate, which may have been subject to depreciation for U.S. federal income tax purposes, to the Chelsea Operating Partnership. In addition, unlike holders of Chelsea common stock who have an initial tax basis equal to the price paid for the common stock, holders of common units in the Chelsea Operating Partnership who obtained their common units in exchange for a contribution of property in a tax-deferred transaction have a tax basis in their common units initially derived from their tax basis in the contributed property, which could be a fraction of the value of the common units received in exchange for the contribution of property.

        These interests also include the acceleration of the vesting of stock options, the vesting of payments under Chelsea's long-term executive incentive plan, the employment agreements received by four of Chelsea's executive officers which will govern the terms of such executive officers' employment after the REIT Merger (but will be void if the REIT Merger does not occur), the severance payments to be received by Chelsea's officers and other employees under certain circumstances and the rights provided to certain holders of common units of the Chelsea Operating Partnership under the tax protection agreement.

        The merger agreement provides that Chelsea's chairman and chief executive officer, David C. Bloom, will be appointed as a non-voting advisory director to Simon's board of directors following the REIT Merger. In addition, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Mr. Bloom a special bonus of $5,000,000 immediately prior to the effective time of the REIT Merger. Of that amount, $4.0 million is in consideration of Mr. Bloom's voluntary non-participation in Chelsea's LTIP, and the remainder is in consideration of Mr. Bloom's services to Chelsea.

        Furthermore, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Chelsea's vice chairman, William D. Bloom, a special bonus of $500,000 upon completion of the Mergers in consideration of Mr. Bloom's previously having agreed to receive below-market salary and bonus compensation for numerous prior years and his reduced participation in Chelsea's LTIP.

        Also, following completion of the REIT Merger, Chelsea, as the surviving company, will indemnify and for six years provide directors' and officers' insurance for the directors and officers of Chelsea for events occurring before the REIT Merger, including events that are related to the merger agreement.

        For the above reasons, the directors and officers of Chelsea are more likely to vote to approve the REIT Merger and the merger agreement than if they did not have these interests. Chelsea stockholders should consider whether these interests may have influenced these directors and officers to support or recommend approval of the Mergers and the merger agreement.

        See "The Mergers—Interests of Chelsea Directors and Officers in the Mergers."

  Failure to complete the Mergers could negatively impact Chelsea's stock price and future business and operations.

        If the Mergers are not completed for any reason, Chelsea may be subject to a number of material risks, including the following:

  •
  Chelsea may be required under certain circumstances to pay Simon a termination fee of $110 million and reimburse Simon for expenses;

  •
  the price of Chelsea's common stock may decline to the extent that the current market price of Chelsea common stock reflects a market assumption that the Mergers will be completed; and

  •
  costs related to the Mergers, such as legal, accounting and financial advisor fees, must be paid even if the Mergers are not completed.

        Further, if the Mergers are terminated and Chelsea's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid in the Mergers. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Chelsea is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Simon. See "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—No Solicitation."

Risks Relating to the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock

  There is no established trading market for the Simon 6% Convertible Preferred Stock or the Simon 8 3/8% Preferred Stock and there can be no assurance as to the development or liquidity of any market for such securities.

        The Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will be newly designated series of preferred stock when issued at the closing of the REIT Merger. As such, there is no established trading market for the Simon 6% Convertible Preferred Stock or the Simon 8 3/8% Preferred Stock and there can be no assurance as to the development or liquidity of any market for such securities, the ability of the holders to sell their Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock or the price at which holders of the Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock may be able to sell such securities. Future trading prices of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, Simon's operating results and the market for similar securities. In addition, although the Simon 6% Convertible Preferred Stock will be listed on the New York Stock Exchange, Simon does not intend to list the Simon 8 3/8% Preferred Stock on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. The Simon 8 3/8% Preferred Stock is expected to be eligible for trading in the PORTAL market, the National Association of Securities Dealer's screen-based automated market for trading of securities eligible for resale under Rule 144A.

  The Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will rank junior to all of Simon's liabilities and will not limit Simon's ability to incur future indebtedness that will rank senior to the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock.

        The Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will rank junior to all of Simon's liabilities. In the event of Simon's bankruptcy, liquidation or winding-up, Simon's assets will be available to pay obligations on the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock, including the purchase of shares of Simon 6% Convertible Preferred Stock for cash upon a change of control, only after all of Simon's indebtedness and other liabilities have been paid. In addition, the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will effectively rank junior to all existing and future liabilities of Simon's subsidiaries and any capital stock of Simon's subsidiaries held by others. The rights of holders of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock to participate in the distribution of assets of Simon's subsidiaries will rank junior to the prior claims of each subsidiary's creditors and any such other equity holders. As of June 30, 2004, Simon had total consolidated liabilities on a pro forma basis of approximately $15.3 billion. Consequently, if Simon is forced to liquidate its assets to pay its creditors, it may not have sufficient assets remaining to pay amounts due on any or all of its preferred stock then outstanding. Simon and its subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock, and the terms of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock will not limit the amount of such debt or other obligations that Simon may incur, except that Simon will not be able to issue preferred stock senior to the Simon 6% Convertible Preferred Stock or the Simon 8 3/8% Preferred Stock without the approval of holders of at least 66 2/3% of the Simon 6% Convertible Preferred Stock or the Simon 8 3/8% Preferred Stock, as the case may be, outstanding at the time.

  Simon's ability to issue preferred stock in the future could adversely affect the rights of holders of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock.

        Simon's charter authorizes Simon to issue up to 100,000,000 shares of preferred stock in one or more series on terms determined by Simon's board of directors. As of June 30, 2004, Simon had

12,000,000 shares of preferred stock outstanding. Simon's future issuance of any series of preferred stock under its charter could therefore effectively diminish its ability to pay dividends on, and the liquidation preference of, the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock.

  The market price for the Simon 6% Convertible Preferred Stock will be directly affected by the market price for Simon common stock, which is impossible to predict.

        The price of Simon common stock could be affected by possible sales of Simon common stock by investors who view the Simon 6% Convertible Preferred Stock as a more attractive means of equity participation in Simon and by hedging or arbitrage activity that may develop involving Simon's common stock. Any such sales of Simon common stock or hedging or arbitrage could, in turn, affect the market price of the Simon 6% Convertible Preferred Stock.

Risks Relating to Simon

  Simon has a substantial debt burden that could affect its future operations.

        As of June 30, 2004, consolidated mortgages and other indebtedness for which Simon is liable totaled $11.1 billion, of which approximately $482.8 million matures during the second half of 2004. Simon is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to meet required debt service. Simon's debt service costs generally will not be reduced when developments, such as the entry of new competitors or the loss of major tenants, could cause a reduction in income from a property. Should such events occur, Simon's operations and ability to make expected distributions to stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and Simon is unable to pay that indebtedness, the property could be transferred to the mortgagee resulting in a loss of income and a decline in asset value.

  Rising interest rates could adversely affect Simon's debt service costs.

        As of June 30, 2004, approximately $2.1 billion of Simon's total consolidated debt was subject to floating interest rates. In a rising interest rate environment, these debt service costs will increase. In addition, Simon may not be able to refinance maturing debt on as favorable terms. Increased debt service costs would adversely affect Simon's cash flow and the amount of cash Simon has available for distribution to its stockholders.

  Simon's hedging arrangements could increase its interest rate risk.

        Simon uses interest rate hedging arrangements to manage its exposure to interest rate volatility, but these arrangements may expose Simon to additional risks. Although Simon's interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate Simon from risks associated with interest rate fluctuations. There can be no assurance that Simon's hedging activities will have the desired beneficial impact on Simon's results of operations or financial condition. These hedging agreements may involve costs, such as transaction fees or breakage costs, if Simon terminates them.

  Rising interest rates could make Simon's distribution rates less attractive.

        One of the factors that may influence the price of Simon's securities in public markets is the annual distribution rate Simon pays as compared with the yields on alternative investments. Any significant increase in interest rates could lead holders of Simon's securities to seek higher yields through other investments, which could adversely affect the market price of Simon's securities.

  Simon faces a wide range of competition that could affect its ability to operate profitably.

        Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. The principal competition for existing shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire desirable real estate. The competition is provided by real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, Simon's credit rating and leverage will affect its competitive position in the public debt and equity markets.

        Simon faces competition from other shopping mall developers for the acquisition of prime development sites and for tenants and is subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. Simon competes with other real estate operations in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at its properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of its properties, there are similar properties within the same market area. The existence of competitive properties affects Simon's ability to lease space and the level of rents Simon can obtain. Renovations and expansions at competing malls could negatively affect Simon's properties. Increased competition could adversely affect Simon's revenues.

  Simon is subject to risks that affect the general retail environment.

        Simon's concentration in the retail shopping center real estate market means that Simon is subject to factors that affect the retail environment generally, including the level of consumer spending, the willingness of retailers to lease space in its shopping centers and tenant bankruptcies. These factors include changes in economic conditions, consumer confidence and terrorist activities.

  Simon may not be able to renew leases and relet space.

        Simon is subject to the risks that, upon expiration of leases for space in its properties, the premises may not be relet or the terms of reletting, including the cost of concessions to tenants, may be less favorable than current lease terms. If Simon is unable to relet all or a substantial portion of this space or if the rental rates upon such reletting are significantly lower than expected rates, the cash generated before debt repayments and capital expenditures and ability to make expected distributions to stockholders would be adversely affected.

  Simon depends on its anchor tenants to attract shoppers.

        Regional malls are typically anchored by well-known department stores and other tenants who generate shopping traffic at the mall. The value of Simon's properties would be adversely affected if tenants or anchors failed to meet their contractual obligations, sought concessions in order to continue operations or ceased their operations. If the sales of stores operating in Simon's properties were to decline significantly due to economic conditions, closing of anchors or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, Simon may experience delays and costs in enforcing its rights as landlord.

  Simon has limited control with respect to certain properties partially owned or managed by third parties.

        As of June 30, 2004, Simon owned interests in 90 income-producing properties with other parties. Of those, 19 properties are included in Simon's consolidated financial statements. Simon accounts for the other 71 properties under the equity method. Although at June 30, 2004, Simon had operational control, as general partner or property manager, of 59 of the 71 properties, Simon did not have sole control over all major decisions, such as selling or refinancing the properties without the consent of the other owners. These limitations may adversely affect Simon's ability to sell these properties at the most advantageous time for Simon.

  Real estate investments are relatively illiquid.

        Simon's real estate investment properties represent substantially all of Simon's total consolidated assets. Real property investments are relatively illiquid. Simon's ability to vary its portfolio of properties in response to changes in economic and other conditions is limited. If Simon wants to sell a property, there is no assurance that Simon will be able to dispose of it in the desired time period or that the sales price of a property will exceed Simon's investment.

  A large number of securities available for future sale could adversely affect the market price of Simon securities.

        As of June 30, 2004, there were approximately 261,520,168 outstanding units of limited partnership interests of the Simon Operating Partnership that are exchangeable for cash or, at Simon's option, shares of Simon common stock on a one-for-one basis. Immediately after consummation of the Partnership Merger, there will be approximately 279,135,876 outstanding units of limited partnership interests of the Simon Operating Partnership that, subject to Simon's election, are exchangeable for shares of Simon common stock on a one-for-one basis. Although such exchanges would typically require the exchanging limited partner to recognize taxable gain on the exchange, the sale of a substantial number of shares could adversely affect the prevailing market price for Simon's securities. In addition, certain holders of limited partnership interests in the Chelsea Operating Partnership will have registration rights after the Mergers with respect to the shares of Simon common stock owned by them or issuable to them upon exchange of their limited partnership interests in the Simon Operating Partnership. The existence of these registration rights and similar rights in favor of other parties could also adversely affect the terms upon which Simon can obtain additional capital in the equity markets in the future.

  Provisions in Simon's charter and bylaws could prevent a change of control.

        Simon's charter contains a general restriction on the accumulation of shares in excess of 8% of its capital stock. The charter permits the Simon family to own up to 18%. Ownership is determined by the lower of the amount of outstanding shares, voting power or value controlled. Simon's board of directors may, by majority vote, permit exceptions to those levels in circumstances where the board of directors determines Simon's ability to qualify as a REIT will not be jeopardized. These restrictions on ownership may have the effect of delaying, deferring or preventing a transaction or a change of control that might otherwise be in the best interest of Simon's stockholders. Other provisions of Simon's charter and bylaws could have the effect of delaying or preventing a change of control even if some stockholders deem such a change to be in their best interests. These include provisions preventing holders of Simon common stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of Simon Class B common stock and Simon Class C common stock.

  Failure to qualify as a REIT would have serious adverse consequences on Simon stockholders.

        Simon and Retail Property Trust, a subsidiary of the Simon Operating Partnership organized as a Massachusetts business trust, have elected to be taxed as REITs. Simon and Retail Property Trust believe that they are organized and operated so as to qualify as REITs under the Internal Revenue Code. Simon and Retail Property Trust intend to continue to operate in a manner so as to maintain their status as REITs, but no assurance can be given that they will succeed in this. Qualification as a REIT requires Simon and Retail Property Trust to satisfy annual and quarterly tests under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. For example, at least 95% of a REIT's gross income in any year must be derived from qualifying sources, and a REIT must pay dividends to stockholders aggregating annually at least 90% of its REIT taxable income determined without regard to the dividends paid deduction and by excluding capital gains. These provisions and the applicable Treasury regulations are more difficult to comply with in Simon's case because Simon holds its assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If either of Simon or Retail Property Trust were to fail to qualify as a REIT in any taxable year, the nonqualifying entity would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates and it would be disqualified from treatment as a REIT for four years. For a description of the U.S. federal income tax requirements for qualification as a REIT and a summary of certain material consequences of losing REIT status, see the section entitled "Important Federal Income Tax Considerations" in the Form S-3/A filed by Simon with the SEC on April 7, 2004 in connection with the registration and sale of its common stock which is incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Simon and Chelsea cannot guarantee that they actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Simon's and/or Chelsea's actual results could differ materially. Forward looking statements include, without limitation, the information concerning possible or assumed future results of operations of Simon and Chelsea as set forth under "The Mergers—Recommendation of Chelsea's Board of Directors," "The Mergers—Chelsea's Reasons for the Mergers," "The Mergers—Opinion of Chelsea's Financial Advisor" and "The Mergers—Simon's Reasons for the Mergers." These statements are not historical facts but instead represent only Simon's and/or Chelsea's expectations, estimates and projections regarding future events.

        The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder values of Chelsea and Simon may differ materially from those expressed in the forward looking statements contained or incorporated by reference in this proxy statement/prospectus due to, among other factors, the matters set forth under "Risk Factors" and the factors detailed in each company's filings with the SEC. Neither Simon nor Chelsea undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RATIO OF SIMON'S EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The table below contains Simon's historical and pro forma consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.

	For the Six Months Ended June 30,				For the Year Ended December 3l,
	2004		2003		2003		2002		2001		2000		1999
Ratio of Simon's earnings to fixed charges and preferred stock dividends:(1)
Historical(2)	1.43	x	1.39	x	1.52	x	1.64	x	1.33	x	1.37	x	1.34	x
Pro forma(3)	1.34	x	N/A		1.39	x	N/A		N/A		N/A		N/A

Notes

(1)
For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and Simon's share of income (loss) from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on Simon's ability to receive distributions from its joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges and preferred stock dividends" consists of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issue costs.

The computation of the ratio of earnings to fixed charges and preferred stock dividends has been restated to adopt SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other items, SFAS No. 145 rescinds SFAS No. 4, "Reporting of Gains and Losses from Extinguishment of Debt." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Policy Board Opinion No. 30. Debt extinguishments as part of a company's risk management strategy would not meet the criteria for classification as extraordinary items. Therefore, Simon is required to reclassify all of the extraordinary items related to debt transactions recorded in prior periods, including those recorded in the current period, to income from continuing operations.

(2)
The ratio of earnings to fixed charges and preferred stock dividends has been restated, where applicable, for the reclassification of discontinued operations. For the year ended December 31, 2002, the ratio includes $162.0 million of gains on sales of assets, net. Excluding these gains the ratio would have been 1.42x for the year ended December 31, 2002. For the year ended December 31, 2001, the ratio includes a $47.0 million impairment charge. Excluding this charge the ratio would have been 1.39x for the year ended December 31, 2001. For the year ended December 31, 1999, the ratio includes a $12.0 million unusual loss and a total of $12.3 million of asset write-downs. Excluding these items, the ratio would have been 1.39x for the year ended December 31, 1999.

(3)
The pro forma ratio of earnings to fixed charges and preferred stock dividends is computed using the unaudited pro forma financial data as if the Mergers had been effective as of January 1, 2003 and carried forward for the six months ended June 30, 2004 and the year ended December 31, 2003.

THE SPECIAL MEETING

General; Date; Time and Place

        This proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Chelsea's board of directors for use at a special meeting of holders of Chelsea common stock.

        The special meeting is scheduled to be held at         a.m., local time, on                        , 2004 at        , unless it is postponed or adjourned.

Purpose of the Special Meeting

        The purpose of the special meeting is to:

  (i)
  Consider and vote upon the approval of the REIT Merger and the merger agreement and other procedural matters incident to the conduct of the special meeting, including any adjournments or postponements of the special meeting; and

  (ii)
  Consider and vote upon any other matters that may properly come before the Chelsea special meeting, including any adjournments or postponements thereof.

Record Date; Voting Power

        Only holders of shares of Chelsea common stock as of the close of business on                        , 2004, which is the record date for the special meeting, will be entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of Chelsea common stock is entitled to one vote at the special meeting.

Required Vote; Quorum; How to Vote

  Required Vote

        The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chelsea common stock as of the record date is required to approve the REIT Merger and the merger agreement. As of the record date, there were outstanding                        shares of Chelsea common stock.

        Because the required vote of the stockholders with respect to the REIT Merger and the merger agreement is based upon the total number of outstanding shares of Chelsea common stock, the failure to submit a proxy card (or to authorize a proxy by telephone or by Internet or to vote in person at the special meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval of the REIT Merger and the merger agreement. Brokers holding shares of Chelsea common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the REIT Merger and the merger agreement.

        The obligation of Chelsea and Simon to consummate the REIT Merger is subject to, among other things, the condition that the Chelsea stockholders approve the REIT Merger and the merger agreement. If Chelsea's stockholders fail to approve the REIT Merger and the merger agreement at the special meeting, each of Chelsea and Simon will have the right to terminate the merger agreement. See "The Merger Agreement and Related Agreements—Merger Agreement—Termination."

  Quorum

        The holders of a majority of the shares of the Chelsea common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present at the special meeting for the purpose of determining a quorum for the special meeting.

  How to Vote

        A stockholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a stockholder will have to do one of the following: (a) submit a proxy by telephone, (b) submit a proxy over the Internet or (c) complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.

        If you are a registered stockholder (that is, you own Chelsea common stock in your own name and not through a broker, nominee or in some other "street name" capacity), you may submit a proxy by telephone by dialing 1-877-PRX-VOTE (1-877-779-8683) and following the instructions provided or over the Internet by visiting www.eproxyvote.com/cpg and following the instructions provided (please see the accompanying proxy card for instructions on how to access the telephone and Internet voting systems). If you are a stockholder holding shares as of the record date, you may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Chelsea common stock represented by the proxy will be voted as you specify in the proxy card. If you hold shares in "street name," your broker or other nominee will advise you whether you may submit your voting instruction by telephone or through the Internet.

        Shares of Chelsea common stock held in the Chelsea Property Group 401(k) Savings Plan (referred to in this proxy statement/prospectus as the 401(k) Plan) are held of record and are voted by the trustee of the 401(k) Plan. Participants in the 401(k) Plan may direct the trustee as to how to vote shares of Chelsea common stock allocated to their accounts in the manner specified by the trustee. The trustee of the 401(k) Plan will vote shares of Chelsea common stock as to which it has not received direction in a manner as may be specified by the trustee and the 401(k) Plan.

        All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Executed proxies containing no instructions will be voted in favor of approval of the REIT Merger and the merger agreement.

Revocation of Proxy

        A stockholder who executes and returns a proxy may revoke it at any time before it is voted by sending a written notice to the Secretary of Chelsea stating that the earlier proxy is revoked or by returning a proxy bearing a later date (using a new proxy card, by telephone or by Internet, in each case following the instructions provided on the proxy card). If your shares are held in "street name" and you would like to revoke an earlier vote, please check with your broker and follow the voting procedures your broker provides.

Expenses of Solicitation

        Chelsea and Simon have agreed to share equally the costs of filing, printing and mailing Simon's registration statement on Form S-4 and this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Chelsea or Simon, without receiving additional compensation, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Chelsea common stock held of record by these persons, and Chelsea will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, MacKenzie Partners, Inc. (referred to in this proxy statement/prospectus as MacKenzie) has been retained by Chelsea to assist in the solicitation of proxies and Chelsea may also retain an additional solicitor. MacKenzie, which may hire subcontractors as needed, may contact holders of shares of Chelsea common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Chelsea common stock. MacKenzie will receive reasonable and customary compensation for its services (estimated at $                  ) and will be reimbursed for certain customary out-of-pocket expenses.

Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your Chelsea common stock, you may call MacKenzie at                        .

THE MERGERS

Background of the Mergers

        Recognizing the complementary nature of their businesses and the quality of their respective operations, Simon and Chelsea more than seven years ago entered into their first strategic joint venture arrangement which allowed them to explore and assess the development of premium outlet centers. That strategic relationship led the two companies to successfully partner together on various projects. During that same period, both Simon and Chelsea grew and improved the overall quality of their respective portfolios through acquisition and development activity so that today each is recognized as a premier owner, developer and manager of high quality real estate. Their growth and the success of their joint venture relationships have culminated in the boards of directors of Simon and Chelsea determining that a strategic combination of the two companies is in the best interests of their respective stockholders and will combine the portfolios and the management groups of Simon and Chelsea to further grow, improve and enhance the quality of the combined portfolio.

        In May 1997, Chelsea and Simon DeBartolo Group, Inc., a predecessor of Simon, formed a strategic alliance to develop and acquire high-end outlet centers in the United States. Chelsea and Simon were the co-managing general partners, each with 50% ownership of the joint venture and any entities formed with respect to specific projects. In 1998, the Chelsea/Simon joint venture commenced construction on a 430,000 square-foot 50/50 joint venture project in Orlando, Florida. Orlando Premium Outlets opened in the first half of 2000. In conjunction with the alliance, Chelsea sold 1.4 million shares of Chelsea common stock to Simon in June 1997, for an aggregate price of $50 million. In July 2000, Simon sold the 1.4 million shares of Chelsea common stock that it had acquired in June 1997 to an institutional investor for $50 million in a negotiated trade. In April 2002, Simon sold its 50% ownership interest in Orlando Premium Outlets to Chelsea.

        In June 2001, Chelsea and Simon identified three possible future joint ventures to develop and acquire high-end outlet centers in the United States. In June 2002, Chelsea and Simon entered into a new 50/50 joint venture project to develop and operate Las Vegas Premium Outlets, a 435,000 square-foot single-phase premium outlet center located in Las Vegas, Nevada. This center opened in August 2003. In August 2002, Chelsea and Simon entered into a new 50/50 joint venture project to develop and operate Chicago Premium Outlets, a 438,000 square-foot single-phase premium outlet center located in Aurora, Illinois, near Chicago. This center opened in May 2004.

        Prior to entering into the merger agreement, Chelsea and Simon continued to examine other possible future joint venture projects to develop and acquire high-end outlet centers in the United States.

        On April 14, 2004, David C. Bloom, chairman and chief executive officer of Chelsea, and David Simon, chief executive officer of Simon, together with other senior executives of Chelsea and Simon, met in Indianapolis to discuss certain proposed budgets for Chicago Premium Outlets. During the course of the meeting, the participants had an informal discussion regarding various joint strategic opportunities, including the possibility of working together to develop additional properties.

        On May 10, 2004, David C. Bloom and David Simon met for dinner in New York City, at which time David Simon asked about the possibility of a strategic business combination between Simon and Chelsea. As part of the discussion, Mr. Simon advised Mr. Bloom that it was essential to the transaction that Mr. Bloom and the other key members of Chelsea management agree to remain with the Chelsea Operating Partnership after the transaction. Shortly thereafter, Mr. Simon contacted representatives of Simon's primary financial advisor, UBS Investment Bank, to discuss the possibility of a strategic business combination or other strategic transaction between Simon and Chelsea.

        On May 17, 2004, representatives of UBS met with David Simon and other Simon senior executives in Indianapolis. At this meeting, UBS gave a presentation on the financial and strategic implications of a business combination between Simon and Chelsea. On May 24, 2004, UBS made a further presentation to David Simon at the annual conference of the International Council of Shopping Centers ("ICSC") in Las Vegas. At this meeting, UBS presented an update of its analysis regarding the financial and strategic implications of a business combination between Simon and Chelsea.

        On May 24, 2004, David Simon and David C. Bloom met for dinner after the ICSC conference. At the dinner, Messrs. Simon and Bloom discussed the possibility and benefits to stockholders of a business combination between Simon and Chelsea. Mr. Simon proposed that each share of Chelsea common stock would be valued at $60.00 per share if the parties could agree upon the other terms of a transaction. Mr. Bloom advised Mr. Simon that he had met with key members of Chelsea's management and they had agreed to remain with the Chelsea Operating Partnership following the Mergers.

        On June 6, 2004, David Simon and David C. Bloom, together with other senior executives of Simon and Chelsea, met in New York City and discussed the general terms of a possible business combination between Simon and Chelsea. At this meeting, representatives of Simon initially proposed a business combination in which each share of Chelsea common stock would be valued at $60.00 per share with the consideration to consist of $30.00 in cash and $30.00 in Simon common stock and Simon preferred stock, split evenly between the two securities. Chelsea's representatives responded by proposing a business combination in which each share of Chelsea common stock would be valued at $70.00 per share. After discussions, Simon's representatives revised their proposal to value each share of Chelsea common stock at $65.00 per share and Chelsea's representatives revised their proposal to value each share of Chelsea common stock at $67.00 per share. Each revised proposal contemplated that 50% of the consideration would be paid in cash and 50% would be paid in stock, with the stock portion split evenly between Simon common stock and Simon preferred stock. These proposals were made subject to agreement upon all other terms and conditions.

        On June 8, 2004, Simon and Chelsea entered into a confidentiality agreement to enable Simon to conduct additional due diligence in connection with the possible business combination. A series of meetings and conference calls were held thereafter, during which materials on Chelsea were provided to Simon and its representatives and advisors for evaluation.

        Early on June 10, 2004, David Simon called David C. Bloom and proposed that each share of Chelsea common stock would be valued at $66.00 per share if the parties could agree upon the other terms of a transaction.

        On June 10, 2004, following Chelsea's annual meeting of stockholders, a meeting of the Chelsea board of directors was held at which management of Chelsea discussed with the Chelsea board a proposed combination with Simon. At this meeting, Chelsea's board met with senior management and its legal advisors to discuss the proposed terms of the combination and the strategic implications. The Chelsea board authorized the retention of Merrill Lynch as its financial advisor, whereupon representatives of Merrill Lynch were invited to attend the meeting. The Chelsea board and its financial and legal advisors reviewed the potential benefits and risks and tax consequences of the proposed combination. Senior management of Chelsea and representatives of its financial advisor reviewed for the board the strategic rationale for the proposed transaction. An important aspect of the transaction considered by the Chelsea board was the retention of the management and employees of Chelsea. Chelsea's board also instructed the compensation committee to make recommendations as to compensation of key members of management, as well as incentives to retain all of Chelsea's employees. Merrill Lynch then presented an analysis of the proposed transaction and responded to questions. Merrill Lynch described to the Chelsea board a potential transaction valuing each share of Chelsea common stock at $66.00 per share. Merrill Lynch's analysis was based on a transaction in which holders of Chelsea common stock would receive $33.00 in cash and $33.00 in Simon common stock and Simon preferred stock, split evenly between the two securities, and in which the stock consideration would be tax-free to the Chelsea stockholders but the cash would be taxable to the extent of any gain realized by the Chelsea stockholders.

        At the June 10, 2004 board meeting, Chelsea's board authorized its management and financial and legal advisors to proceed with negotiating the proposed transaction and a merger agreement and related documents. From that date, Chelsea's management and its legal representatives reviewed and discussed the proposed terms of the transaction, which would include employment agreements between Chelsea and certain of its executives, operating Chelsea as a separate division out of its present offices, a new severance policy for employees and a tax protection agreement between Simon and certain limited partners of the Chelsea Operating Partnership.

        On June 12, 2004, a draft of the proposed merger agreement was circulated by Willkie Farr & Gallagher LLP, Simon's legal counsel, to Stroock & Stroock & Lavan LLP, Chelsea's legal counsel. Simon and Chelsea and their respective legal counsel began negotiating the agreement on June 14, 2004 and negotiations continued past the close of business on June 18th, including discussions concerning the exchange ratios, the terms of the Simon 6% Convertible Preferred Stock, the put agreement, the employment agreements, the voting agreements and the tax protection agreement.

        Simon's proposal set forth in the draft merger agreement was conditioned upon structuring the transaction in a manner that would achieve a basis "step-up" in the assets of the Chelsea Operating Partnership that were indirectly owned by Chelsea. Such a step-up could only be achieved in a transaction that would be taxable to the holders of Chelsea common stock. Simon's proposal also was conditioned upon the execution of voting agreements with certain limited partners of the Chelsea Operating Partnership, pursuant to which the limited partners who hold approximately 72% of the outstanding common units of the Chelsea Operating Partnership and 0.7% of the outstanding Chelsea common stock would agree to vote their Chelsea common stock in favor of the REIT Merger and their common units of the Chelsea Operating Partnership in favor of the Partnership Merger. In addition, Simon's proposal contemplated a termination option for Simon to acquire Woodbury Common Premium Outlets at its fair market value (as determined by an independent appraiser) from the Chelsea Operating Partnership if the merger agreement was terminated for certain specified reasons.

        On June 14, 2004, Simon and Chelsea and their respective representatives met to discuss the initial draft of the merger agreement. Given that the draft merger agreement provided a structure in which the stock consideration would be taxable to Chelsea stockholders, Chelsea requested that Simon increase the price per share of Chelsea common stock. Simon rejected this request, although it offered to increase the per share cash component from $33.00 to $36.00 (with a reduction in the per share stock component from $33.00 to $30.00 in Simon common stock and Simon preferred stock, split evenly between the two securities). At the meeting, Chelsea also objected to the termination option. After negotiations, it was proposed that Chelsea instead grant Simon an option to sell to Chelsea its interests in the two 50/50 joint ventures, Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC, for the fair market value of such interests in the event the merger agreement was terminated for certain specified reasons. In addition, Chelsea objected to the voting agreements requiring certain limited partners of the Chelsea Operating Partnership to vote their common units in the Chelsea Operating Partnership in favor of the Partnership Merger regardless of whether Chelsea's stockholders approved the REIT Merger. After negotiations, it was proposed that the vote of these limited partners in favor of the Partnership Merger would be effective only if the REIT Merger was approved by the Chelsea stockholders.

        At the June 14, 2004 meeting, Chelsea also requested that the value of the Simon common stock component of the REIT Merger Consideration be fixed in the event that the price of Simon common stock dropped by more than 20%. Simon responded that it would be amenable to fixing the value of the Simon common stock component of the REIT Merger Consideration in the event of a decline in the price of Simon common stock below a certain point, but that such protection should be in the form of a reciprocal "collar" that would cap the value of Simon common stock to be exchanged in the REIT Merger if the Simon common stock price increased above a certain value. Simon proposed that the reciprocal collar should be triggered if the average price of Simon common stock during a period prior to the consummation of the transaction moved by more than 10% in either direction from a pre-determined price.

        At the June 14, 2004 meeting, Chelsea also requested that it be entitled to appoint two members to Simon's board of directors following the REIT Merger. Simon responded that it would not appoint additional directors chosen by Chelsea to its board of directors due to the fact that it would need to amend its charter to do so, which would require the approval of the Simon stockholders. Simon, however, did offer to agree to appoint David C. Bloom as a non-voting advisory director to Simon's board of directors following the REIT Merger.

        On June 15, 2004, the acquisitions committee of Simon's board of directors met with certain senior executives of Simon and representatives of UBS and Willkie Farr & Gallagher LLP to discuss the proposed Mergers. The acquisitions committee authorized Simon to conduct further discussions with Chelsea, subject to the review and approval by the Simon board of directors of the final terms and conditions of any definitive merger agreement.

        On June 15, 2004, a revised draft of the proposed merger agreement was circulated by Willkie Farr & Gallagher LLP to Stroock & Stroock & Lavan LLP. On June 16, 2004, Simon and Chelsea and their respective representatives met again to discuss the revised draft of the merger agreement. At the meeting, the parties discussed the collar and it was proposed that the upper and lower limits would be 15% from $51.09, which resulted in an upper limit of $58.75 and a lower limit of $43.43.

        On June 17, 2004, Chelsea's board met to discuss the potential combination. Chelsea's senior management and its legal and financial advisors updated the board on the status of the negotiations, and the terms of the agreements were reviewed and discussed with Chelsea's board, including responses to questions from Chelsea's board. Chelsea's financial advisors presented the Chelsea board with their financial analyses of the Mergers and Chelsea's legal advisors reviewed the specific terms and provisions of the merger agreement, the put agreement, the voting agreements, the tax protection agreement, the employment agreements and the severance and employee benefit arrangements for Chelsea's employees, and reviewed with the Chelsea board its obligations under Maryland law. In particular, the board discussed the proposed tax treatment of the transaction (which differed from the tax treatment described to Chelsea's board at its meeting of June 10th) and Simon's proposal to increase the per share cash component from $33.00 to $36.00 (with a reduction in the per share stock component from $33.00 to $30.00 in Simon common stock and Simon preferred stock, split evenly between the two securities). Following these presentations, discussions and questions, Chelsea's board deliberated on the proposed Mergers and authorized Chelsea's management and legal advisors to finalize the definitive terms of the Mergers.

        On June 18, 2004, Simon's board of directors met to consider the proposed Mergers. Following presentations and analysis by Simon's management, UBS, Morgan Stanley & Co. Incorporated (who Simon had retained in early June 2004 to provide additional financial advice) and Willkie Farr & Gallagher LLP regarding the final terms of the proposed Mergers, and discussions and deliberations by Simon's board, the board unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

        Also on June 18, 2004, the board of directors of Chelsea met again telephonically after the close of trading with its legal and financial advisors. At this meeting, Merrill Lynch rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 18, 2004, that, as of that date, the REIT Merger Consideration to be received for each outstanding share of Chelsea common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. After additional discussions and deliberations, Chelsea's board unanimously approved the

Mergers, the merger agreement and the transactions contemplated thereby and recommended that Chelsea's stockholders and holders of common units of the Chelsea Operating Partnership approve the merger agreement, including the Mergers and the other transactions contemplated by the merger agreement.

        Thereafter, representatives of Simon and Chelsea finalized the merger agreement, disclosure schedules and related documents, and the merger agreement, voting agreements, put agreement and employment agreements were executed as of June 20, 2004. The transaction was publicly announced on June 21, 2004.

Recommendation of Chelsea's Board of Directors

        Chelsea's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Chelsea and its stockholders and the holders of common units of the Chelsea Operating Partnership, and has approved and declared advisable the Mergers, the merger agreement and the other transactions contemplated by the merger agreement, and unanimously recommends that you vote in favor of approving the REIT Merger and the merger agreement.

        In considering the recommendation of the Chelsea board with respect to the Mergers and the merger agreement, you should be aware that certain directors and officers of Chelsea have interests in the proposed Mergers that are different from, or are in addition to, the interests of Chelsea stockholders. These interests include the fact that certain directors and officers of Chelsea who own common units in the Chelsea Operating Partnership will be able, unless they elect to convert their common units in the Chelsea Operating Partnership into shares of Chelsea common stock before the REIT Merger, to defer their taxable gains in their common units in the Chelsea Operating Partnership by receiving in the Partnership Merger and/or the Optional Partnership Exchange Offer common and preferred partnership interests in the Simon Operating Partnership in exchange for their common units in the Chelsea Operating Partnership. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Chelsea common stock other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Chelsea stock for the REIT Merger Consideration. Based on an analysis of its stockholders by Merrill Lynch, Chelsea's board noted that more than 70% of the Chelsea stockholders are institutions and pass-through entities (such as mutual funds) that will not have to pay, or are less sensitive to the payment of, taxes on their gains. Unlike Chelsea's stockholders, certain holders of common units in the Chelsea Operating Partnership (including some of Chelsea's directors and officers) may face tax recapture (and thus be taxed at rates higher than those potentially applicable to the holders of Chelsea common stock in the REIT Merger) with respect to a portion of their gains if they participate in a taxable transaction involving their common units in the Chelsea Operating Partnership. Such potential tax recapture could arise if a holder of common units in the Chelsea Operating Partnership obtained its units in tax-deferred transactions when it contributed interests in real estate, which may have been subject to depreciation for U.S. federal income tax purposes, to the Chelsea Operating Partnership. In addition, unlike holders of Chelsea common stock who have an initial tax basis equal to the price paid for the common stock, holders of common units in the Chelsea Operating Partnership who obtained their common units in exchange for a contribution of property in a tax-deferred transaction have a tax basis in their common units initially derived from their tax basis in the contributed property, which could be a fraction of the value of the common units received in exchange for the contribution of property.

        These interests also include the acceleration of the vesting of stock options, the vesting of payments under Chelsea's long-term executive incentive plan, the employment agreements received by four of Chelsea's executive officers which will govern the terms of such executive officers' employment after the REIT Merger (but will be void if the REIT Merger does not occur), the severance payments to be received by Chelsea's officers and other employees under certain circumstances and the rights provided to certain holders of common units of the Chelsea Operating Partnership under the tax protection agreement.

        The merger agreement provides that Chelsea's chairman and chief executive officer, David C. Bloom, will be appointed as a non-voting advisory director to Simon's board of directors following the REIT Merger. In addition, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Mr. Bloom a special bonus of $5,000,000 immediately prior to the effective time of the REIT Merger. Of this amount, $4,000,000 is in consideration of Mr. Bloom's voluntary non-participation in Chelsea's LTIP, and the remainder is in consideration of Mr. Bloom's services to Chelsea.

        Furthermore, Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Chelsea's vice chairman, William D. Bloom, a special bonus of $500,000 upon completion of the Mergers in consideration of Mr. Bloom's previously having agreed to receive below-market salary and bonus compensation for numerous prior years and his reduced participation in Chelsea's LTIP.

        Also, following completion of the REIT Merger, Chelsea, as the surviving company, will indemnify and for six years provide directors' and officers' insurance for the directors and officers of Chelsea for events occurring before the REIT Merger, including events that are related to the merger agreement.

        The Chelsea board was aware that these interests existed and considered them when it approved and declared advisable the merger agreement and the Mergers and determined that the merger agreement and the Mergers are advisable and fair to, and in the best interests of, Chelsea and its stockholders.

        See "—Interests of Chelsea Directors and Officers in the Mergers."

Chelsea's Reasons for the Mergers

        In reaching its decision, Chelsea's board consulted with Chelsea's management team and its legal and financial advisors in this transaction. Chelsea's board considered both Chelsea's short-term and long-term interests, as well as those of its stockholders and the holders of common units in the Chelsea Operating Partnership. In concluding that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Chelsea and its stockholders and the holders of common units of the Chelsea Operating Partnership, Chelsea's board considered, among other things, the following factors:

  •
  Value of Merger Consideration.    Chelsea's board considered that the per share REIT Merger Consideration provided for in the merger agreement represented a premium of approximately 24.6% over the average closing sale price for a share of Chelsea common stock for the 30 trading days ending on June 18, 2004, which was the last trading day before the announcement of the Mergers, and 13.3% over the closing sale price for a share of Chelsea common stock on June 18, 2004. Chelsea's board also considered the historical trading prices of Chelsea common stock and Simon common stock.

  •
  Opportunity Both to Receive Cash and Participate in the Combined Company.    Chelsea's board considered the fact that the REIT Merger Consideration offers holders of Chelsea common stock both the opportunity to participate in the growth and opportunities of the combined company and to continue to have an investment in the retail real estate industry through a larger and more diversified enterprise through the stock component, and to realize cash for a portion of the value of their shares through the cash component. The Chelsea board also considered that each of the holders of Chelsea common stock would receive a portion of the REIT Merger Consideration in cash and a portion in common stock and preferred stock of Simon, as opposed to being able to elect to receive all cash or all stock.

  •
  Complementary Nature of the Businesses.    The Chelsea board considered its knowledge of Simon and its belief that Simon is a growing and well-managed enterprise. The Chelsea board considered the complementary nature of the businesses and geographical position of Chelsea and Simon, including the expectations that the combined operations should produce leasing and development opportunities which otherwise might not be available on a stand-alone basis, that Simon should be able to assist Chelsea in developing new revenue streams to enhance its existing portfolio and that the combined operations should be in a better position to respond to changing market dynamics.

  •
  Synergies.    Aside from saving costs related to being a public company, the Chelsea board noted that cost synergies with respect to personnel would not be obtained given that Chelsea would continue to operate as a separate division; however, other cost synergies including operating efficiencies may be available. It was also anticipated that existing Chelsea employees would be given the opportunity to remain with Chelsea, or if terminated, to receive appropriate severance payments.

  •
  Other Available Strategic Alternatives.    Chelsea's board reviewed possible alternatives to a negotiated merger with Simon, including the possibility of an alternative transaction with a third party, the possibility of acquiring another company to expand or diversify Chelsea's operations, and the possibility of continuing to operate Chelsea as an independent company. In this regard, Chelsea's board took into account other likely combination candidates and other potential buyers or targets, but no other transaction as timely or as favorable seemed likely, given that Simon and Chelsea are the largest companies in their respective sectors and have a history of successfully working together, or presented as favorable a strategic combination of similar, yet complementary, approaches and philosophies, as the combination of Chelsea and Simon. In addition, Chelsea's board considered Chelsea's strategic plan as an independent company, and management's belief that Chelsea's ability to pursue its plan would be enhanced by the Mergers.

  •
  Terms of the Merger Agreement.    The review by Chelsea's board, with the assistance of its legal advisors, of the provisions of the merger agreement, included the following:

  •
  the limited nature of the closing conditions included in the merger agreement, including the absence of regulatory consents and any financing contingency, and the inclusion of conditions as to requisite approvals of the stockholders of Chelsea and the limited partners of the Chelsea Operating Partnership. In that regard, Chelsea's board noted that the transaction is not subject to approval by Simon's stockholders;

  •
  that Simon agreed in the merger agreement to operate Chelsea as a separate division following the Mergers and, until December 31, 2006, to provide to all the employees of Chelsea who continue to be employed by Simon and its subsidiaries after the Mergers compensation and employee benefits that are, in the aggregate, not less favorable to the Chelsea employees than the benefits currently provided by Chelsea;

  •
  those that permit the board of directors of Chelsea to respond to and engage in discussions or negotiations regarding unsolicited third party acquisition proposals under specified circumstances if the Chelsea board concludes in good faith that such proposal is reasonably likely to lead to a Superior Proposal (as defined in "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—No Solicitation") and, under specified circumstances, to withdraw its recommendation that the stockholders vote in favor of approving the REIT Merger and the merger agreement or to recommend a Superior Proposal to the stockholders and terminate the merger agreement to enter into an agreement with respect to that Superior Proposal; and

    •
    those that require Chelsea to enter into the put agreement and pay a termination fee of $110 million and expenses to Simon if the merger agreement is terminated under certain circumstances. The Chelsea board noted that the termination payment provisions of the merger agreement and the put agreement could have the effect of discouraging alternative proposals for a business combination with Chelsea. On balance, however, the Chelsea board determined that the amount of the fee that Chelsea may be obligated to pay, and the circumstances under which it may be payable, are typical for transactions of this size and type and, together with entry into the put agreement, were a necessary aspect of ensuring Simon's entry into the merger agreement.

  •
  The Tax Consequences to Chelsea's Stockholders.    Chelsea's board acknowledged that the REIT Merger is a taxable transaction and, as a result, holders of Chelsea common stock other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Chelsea stock for the REIT Merger Consideration. Based on an analysis of its stockholders by Merrill Lynch, Chelsea's board noted that more than 70% of the Chelsea stockholders are institutions and pass through entities (such as mutual funds) that will not have to pay, or are less sensitive to the payment of, taxes on their gains. Unlike Chelsea's stockholders, certain holders of common units in the Chelsea Operating Partnership (including some of Chelsea's directors and officers) may face tax recapture (and thus be taxed at rates higher than those potentially applicable to the holders of Chelsea common stock in the REIT Merger) with respect to a portion of their gains if they participate in a taxable transaction involving their common units in the Chelsea Operating Partnership. Such potential tax recapture could arise if a holder of common units in the Chelsea Operating Partnership obtained its units in tax-deferred transactions when it contributed interests in real estate, which may have been subject to depreciation for U.S. federal income tax purposes, to the Chelsea Operating Partnership. In addition, unlike holders of Chelsea common stock who have an initial tax basis equal to the price paid for the common stock, holders of common units in the Chelsea Operating Partnership who obtained their common units in exchange for a contribution of property in a tax-deferred transaction have a tax basis in their common units initially derived from their tax basis in the contributed property, which could be a fraction of the value of the common units received in exchange for the contribution of property.

  •
  Merrill Lynch Analysis and Fairness Opinion.    The presentations by and analyses of Merrill Lynch and the opinion of Merrill Lynch given orally and confirmed in writing on June 18, 2004 that the REIT Merger Consideration provided for in the merger agreement was, as of that date, fair from a financial point of view to holders of shares of Chelsea common stock.

        Although each member of Chelsea's board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Chelsea and its stockholders and the holders of common units of the Chelsea Operating Partnership.

        THE CHELSEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CHELSEA VOTE "FOR" APPROVAL OF THE REIT MERGER AND THE MERGER AGREEMENT.

Opinion of Chelsea's Financial Advisor

        Chelsea retained Merrill Lynch to act as its exclusive financial advisor in connection with the REIT Merger. On June 18, 2004, Merrill Lynch rendered its oral opinion to Chelsea's board of directors (subsequently confirmed by delivery of a written opinion dated June 18, 2004) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Chelsea common stock pursuant to the REIT Merger was fair from a financial point of view to the holders of Chelsea common stock.

        The full text of the Merrill Lynch opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is included as Appendix F to this proxy statement/prospectus and is incorporated herein by reference. Chelsea stockholders are urged to read such opinion in its entirety. The Merrill Lynch opinion was provided to Chelsea's board of directors for its information and addresses only the fairness of the consideration in the REIT Merger from a financial point of view to the holders of Chelsea common stock, and does not address any other aspect of the REIT Merger nor any other aspect of the related transactions or constitute a recommendation to any stockholder of Chelsea as to how such stockholder should vote on the proposed REIT Merger or any related matter at the special meeting. Merrill Lynch was not asked, and the Merrill Lynch opinion did not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Chelsea or the Chelsea Operating Partnership, other than holders of Chelsea common stock. Merrill Lynch's opinion did not address the merits of the underlying decision by Chelsea to engage in the REIT Merger. This summary is qualified in its entirety by reference to the full text of such opinion.

        The REIT Merger Consideration was determined through negotiations between Chelsea and Simon and was approved by Chelsea's board of directors. Merrill Lynch provided advice to Chelsea during the course of those negotiations.

        The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentations made by Merrill Lynch to Chelsea's board of directors. The preparation of a fairness opinion is a complex and analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Merrill Lynch considered the results of all analyses and did not attribute any particular weight to any analysis or factor considered by it. Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. While each factor set forth below is separate, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth below, without considering all analyses, would create an incomplete view of the process underlying its opinion.

        In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or Chelsea. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch opinion was among several factors taken into consideration by Chelsea's board of directors in making its determination to approve the merger agreement and the REIT Merger. Consequently, the analyses performed by Merrill Lynch described below should not be viewed as determinative of the decision of Chelsea's board of directors or Chelsea's management with respect to the fairness of the REIT Merger Consideration.

        In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed publicly available business and financial information relating to Chelsea and Simon that Merrill Lynch deemed to be relevant; (ii) reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Chelsea and Simon furnished to Merrill Lynch by Chelsea and Simon; (iii) conducted discussions with members of senior management and representatives of Chelsea and Simon concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for Chelsea common stock and Simon common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

(v) reviewed the results of operations of Chelsea and Simon and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the REIT Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Chelsea and Simon and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the REIT Merger; (ix) reviewed a draft dated June 18, 2004 of the merger agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Chelsea or Simon nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the solvency or fair value of Chelsea or Simon under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Chelsea or Simon. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Chelsea or Simon, Merrill Lynch assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of Chelsea's and Simon's management as to the expected future financial performance of Chelsea or Simon, as the case may be. With respect to publicly available financial forecast information relating to Chelsea or Simon, Merrill Lynch was advised, and assumed, that such forecasts represent reasonable estimates and judgments as to the future financial performance of Chelsea and Simon as the case may be. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

        The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the REIT Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the REIT Merger.

        In connection with the preparation of the Merrill Lynch opinion, Merrill Lynch was not authorized by Chelsea or Chelsea's board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Chelsea. Merrill Lynch did not express any opinion as to the prices at which Chelsea common stock or Simon common stock would trade following the announcement of the REIT Merger and the Partnership Merger or the price at which the Simon common stock or the Simon 6% Convertible Preferred Stock will trade following consummation of the Mergers.

        The following is a summary of the material analyses presented by Merrill Lynch to Chelsea's board of directors on June 17, 2004 as updated on June 18, 2004 in connection with the rendering of the Merrill Lynch opinion.

        Chelsea Historical Stock Price Analysis.    Merrill Lynch analyzed the intraday high and low stock prices of Chelsea for the 52 weeks ending June 16, 2004, which were $62.94 and $39.95, respectively. The current price as of June 16, 2004 of $56.87 was 90.4% of the 52 week high of $62.94.

        Chelsea Comparable Public Companies Analysis.    Merrill Lynch reviewed and compared certain financial information for Chelsea to corresponding financial information, ratios and public market multiples for the following (a) publicly traded retail companies in the mall sector (which we refer to in this proxy statement/prospectus as the Malls), (b) publicly traded retail companies in the shopping center sector (which we refer to in this proxy statement/prospectus as the Shopping Centers) and (c) publicly traded retail company in the factory outlet sector (which we refer to in this proxy statement/prospectus as the Factory Outlet):

Malls
General Growth Properties, Inc. The Rouse Company CBL & Associates Properties, Inc. The Macerich Company The Mills Corporation Pennsylvania Real Estate Investment Trust Taubman Centers, Inc.
Shopping Centers

Kimco Realty Corporation
Developers Diversified Realty Corporation
Weingarten Realty Investors
New Plan Excel Realty Trust, Inc.
Regency Centers Corporation
Federal Realty Investment Trust
Pan Pacific Retail Properties, Inc.
Heritage Property Investment Trust
Equity One, Inc.
Factory Outlet
Tanger Factory Outlet Centers, Inc.

        Although none of the selected companies is directly comparable to Chelsea, the companies included were chosen because they are publicly traded companies with operations that for purposes of Merrill Lynch's analysis may be considered similar to certain operations of Chelsea.

        The financial multiples and ratios for the selected companies were based on publicly available financial data as of June 16, 2004 obtained from SEC filings and publicly available research reports and the corresponding financial multiples and ratios for Chelsea were based on estimates from Chelsea management and publicly available research reports. The multiples and ratios for Chelsea and the selected companies were calculated using the closing price of Chelsea's common stock and the common stock of each of the selected companies on June 16, 2004. With respect to the selected companies, Merrill Lynch calculated:

  •
  the ratio of debt plus preferred stock as a percentage of total market capitalization ("TMC");

  •
  estimated 2004 and estimated 2005 EBITDA multiples;

  •
  estimated 2004 and estimated 2005 FFO multiples;

  •
  share price as a percentage of net asset value ("NAV"); and

  •
  the implied capitalization rate.

        The following table presents the results of this analysis:

Company	(Debt plus Preferred Stock)/TMC	EBITDA/ 2004E		EBITDA/ 2005E		FFO/ 2004E		FFO/ 2005E		Price/ NAV	Implied Cap. Rate
Chelsea	32.2%	15.2	x	14.0	x	14.3	x	13.2	x	130.7%	7.5%
Malls
Mean	54.1%	14.8	x	13.6	x	11.1	x	10.2	x	114.6%	7.9%
Shopping Centers
Mean	42.4%	14.5	x	13.5	x	12.2	x	11.5	x	104.6%	8.0%
Factory Outlet	47.3%	12.2	x	11.9	x	10.3	x	9.9	x	105.6%	8.0%

        Merrill Lynch selected a range of multiples of estimated 2004 FFO of 10.0x to 14.0x for Chelsea based on the comparable companies analysis which implied an (i) equity value per share of $41.00 and $57.40, respectively, based on Chelsea management estimates and (ii) equity value per share of $39.60 and $55.44, respectively, based on wall street estimates, in each case as compared to the implied offer price of $66.00 which implied multiples of 16.1x and 16.7x based on Chelsea management and wall street estimates of 2004 FFO, respectively.

        Merrill Lynch also selected a range of multiples of estimated 2005 FFO of 10.0x to 13.5x for Chelsea based on the comparable companies analysis which implied an (i) equity value per share of $46.00 and $62.10, respectively, based on Chelsea management estimates and (ii) equity value per share of $43.20 and $58.32, respectively, based on wall street estimates, in each case as compared to the implied offer price of $66.00 which implied multiples of 14.3x and 15.3x based on Chelsea management and wall street estimates of 2005 FFO, respectively.

        None of the selected companies used in the above analysis is identical to Chelsea. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Chelsea and the selected companies. Mathematical analysis (such as determining the mean or median) of the financial ratios of the selected companies is not in itself a meaningful method of using comparable company data.

        Chelsea Comparable Transaction Analysis.    Merrill Lynch analyzed certain information relating to fifteen mergers and acquisitions announced in the last eight years representing acquisitions of shopping centers, regional malls and outlet malls. The transactions reviewed, which we refer to in this proxy statement/prospectus as the selected transactions, were:

Shopping Center Transactions

Date Announced	Target	Acquiror
6/18/03	Mid Atlantic Realty Trust	Kimco Realty Corporation
11/06/02	Center Trust, Inc.	Pan Pacific Retail Properties, Inc.
8/22/00	Western Properties Trust	Pan Pacific Retail Properties, Inc.
5/14/98	Excel Realty Trust	New Plan Realty Trust

Regional Mall Transactions

Date Announced	Target	Acquiror
5/14/03	Crown American Realty Trust	Pennsylvania Real Estate Investment Trust
3/04/02	JP Realty, Inc.	General Growth Properties, Inc.
1/13/02	Rodamco North America, N.V.	Simon Property Group, Inc. /The Rouse Company/ Westfield America, Inc.
12/05/01	Assets of the Richard E. Jacobs Group	Westfield America, Inc.
9/25/00	Urban Shopping Centers, Inc.	Rodamco North America N.V.
9/25/00	Assets of the Richard E. Jacobs Group	CBL & Associates Properties, Inc.
2/25/99	New England Development Company	Simon Property Group, Inc.
4/06/98	TrizecHahn Corporation	Westfield America, Inc.
2/19/98	Corporate Property Investors, Inc.	Simon Property Group, Inc.
3/26/96	DeBartolo Realty Corporation	Simon Property Group, Inc.

Outlet Mall Transaction

Date Announced	Target	Acquiror
10/06/03	Charter Oak Partners	Tanger Factory Outlet Centers, Inc.

        Based on the SEC filings and the press releases of the companies involved in the selected transactions, Merrill Lynch calculated various multiples and ratios implied for the target companies in the selected transactions by the offer values and the transaction values in the selected transactions. With respect to the selected transactions, Merrill Lynch calculated:

  •
  offer values as multiples of (i) last twelve months FFO, (ii) current FFO and (iii) forward FFO; and

  •
  transaction values as multiples of (i) last twelve months EBITDA, (ii) current EBITDA and (iii) forward EBITDA.

        The following table presents the results of this analysis:

	Offer Value as Multiple of:						Transaction Value as a Multiple of:
	LTM FFO		Current FFO		Forward FFO		LTM EBITDA		Current EBITDA		Forward EBITDA
Shopping Center Transactions:
Mean	10.6	x	10.3	x	9.5	x	11.6	x	12.1	x	11.6	x
Median	10.1	x	10.7	x	9.8	x	11.5	x	12.1	x	11.6	x
Regional Mall Transactions:
Mean	11.8	x	11.0	x	9.9	x	12.4	x	13.2	x	11.1	x
Median	11.3	x	10.1	x	9.6	x	12.0	x	11.8	x	10.0	x
Outlet Mall Transaction	N/A		N/A		8.3	x	N/A		N/A		10.0	x

        Merrill Lynch selected a range of multiples of offer value to one year forward FFO of 7.0x to 12.5x based on the comparable transactions analysis which implied an (i) equity value per share of $28.70 and $51.25 for Chelsea, respectively, based on Chelsea management estimates and (ii) equity value per share of $27.72 and $49.50, respectively, based on wall street estimates, each as compared to the implied offer price of $66.00 which implied multiples of 16.1x and 16.7x based on Chelsea management and wall street estimates of Chelsea's one year forward FFO, respectively.

        None of the companies or the selected transactions used in the above analysis is identical to Chelsea or the REIT Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the REIT Merger.

        Historical Public REIT Premium Analysis.    Merrill Lynch reviewed and compared premiums to stock price paid in selected public REIT acquisitions to the premiums to the closing stock price for Chelsea common stock represented by the implied offer price of $66.00. In this analysis, Merrill Lynch reviewed transactions where the consideration consisted of 100% cash, a combination of cash and stock and 100% stock. The following table presents the results of this analysis:

Premiums to Stock Price

Transaction	T—1 Day	T—1 Week	52 Week High
100% Cash Transactions:
Mean	17.4%	17.2%	1.2%
Median	17.0%	16.2%	2.4%
Combined Cash and Stock Transactions:
Mean	14.0%	15.3%	0.4%
Median	15.7%	16.1%	0.4%
100% Stock Transactions:
Mean	7.3%	9.4%	(1.4)%
Median	9.2%	8.5%	0.2%
Chelsea/Simon REIT Merger	16.1%	17.2%	4.9%

        Chelsea Discounted Cash Flow Analysis.    Merrill Lynch calculated a range of discounted cash flow values for Chelsea using (i) by Chelsea management projections and (ii) wall street projections. This analysis was based on the sum of (a) the present value of projected, standalone, after tax, levered free cash flows of Chelsea for the fiscal years 2005 through 2008 and (b) the present value of the terminal value as a multiple of Chelsea's estimated 2008 FFO. Merrill Lynch calculated a range of values for Chelsea by utilizing discount rates ranging from 7.00% to 8.00% and terminal value multiples of Chelsea's estimated 2008 FFO ranging from 9.0x to 11.0x. This analysis resulted in a range of illustrative values for Chelsea on an equity value per share basis of (x) $60.01 to $71.67 based on Chelsea management projections and (y) $50.41 to $60.04 based on Wall street projections.

        Chelsea Discounted Dividend Analysis.    Merrill Lynch calculated a range of discounted dividends for Chelsea using (i) Chelsea management projections and (ii) wall street projections. This analysis was based on the sum of (a) the present value of projected, standalone, after tax dividends per share for Chelsea for the fiscal years 2005 through 2008 and (b) the present value of the terminal value as a multiple of Chelsea's estimated 2008 FFO per share. Merrill Lynch calculated a range of terminal values of Chelsea by utilizing discount rates ranging from 7.0% to 8.0% and terminal value multiples of Chelsea's estimated 2008 FFO ranging from 9.0x to 11.0x. This analysis resulted in a range of illustrative values for Chelsea on an equity value per share basis of (x) $54.21 to $65.98 based on Chelsea management projections and (y) $46.88 to $56.68 based on wall street projections.

        Chelsea Net Asset Value Analysis.    Merrill Lynch calculated, using net asset valuation methodology, a range of implied net asset per share values for Chelsea using the estimated net market value of Chelsea's owned properties, unconsolidated joint venture investments/assets and other assets and subtracting Chelsea's liabilities, based on information provided by Chelsea management as of June 2004, Chelsea's March 31, 2004 Form 10-Q filing and publicly available research reports. Merrill Lynch derived a range of low and high implied net asset values per share for Chelsea of $42.40 to $46.22, respectively, as compared to the implied offer price of $66.00.

        Merrill Lynch also calculated a range of implied net asset per share values for Chelsea by applying 105% and 150% (which is reflective of a range of premiums paid in the selected comparable transactions listed above in "—Chelsea Comparable Transaction Analysis" as a percentage of the NAVs of the target companies in those transactions) to an estimate of Chelsea's current NAV, as contained in a Merrill Lynch research report dated June 11, 2004. Merrill Lynch derived a range of implied net asset per share values for Chelsea of $45.70 to $65.28 based on this analysis, as compared to the implied offer price of $66.00.

        Simon Historical Stock Price Analysis.    Merrill Lynch analyzed the intraday high and low stock prices of Simon for the 52 weeks ending June 16, 2004, which were $58.83 and $38.50, respectively. The current price as of June 16, 2004 of $51.25 was 87.1% of the 52 week high of $58.83.

        Simon Comparable Public Companies Analysis.    Merrill Lynch reviewed and compared certain financial information for Simon to corresponding financial information, ratios and public market multiples for the following Malls:

Malls
General Growth Properties, Inc. The Rouse Company CBL & Associates Properties, Inc. The Macerich Company The Mills Corporation Pennsylvania Real Estate Investment Trust Taubman Centers, Inc.

        Although none of the selected companies is directly comparable to Simon, the companies included were chosen because they are publicly traded companies with operations that for purposes of Merrill Lynch's analysis may be considered similar to certain operations of Simon.

        The financial multiples and ratios for the selected companies were based on publicly available financial data as of June 16, 2004 obtained from SEC filings and publicly available research reports and the corresponding financial multiples and ratios for Simon were based on estimates from Simon management and publicly available research reports. The multiples and ratios for Simon and the selected companies were calculated using the closing price of Simon's common stock and the common stock of each of the selected companies on June 16, 2004. With respect to the selected companies, Merrill Lynch calculated:

  •
  the dividend yield percentage;

  •
  the ratio of debt plus preferred stock as a percentage of total market capitalization;

  •
  estimated 2004 and estimated 2005 EBITDA multiples;

  •
  estimated 2004 and estimated 2005 FFO multiples;

  •
  share price as a percentage of NAV; and

  •
  the implied capitalization rate.

        The following table presents the results of this analysis:

Company	Dividend Yield	(Debt plus Preferred Stock)/TMC	EBITDA/ 2004E		EBITDA/ 2005E		FFO/ 2004E		FFO/ 2005E		Price/ NAV	Implied Cap. Rate
Simon	5.1%	50.7%	13.4	x	12.8	x	11.9	x	11.1	x	104.6%	7.6%
Malls
Mean	5.1%	54.1%	14.8	x	13.6	x	11.1	x	10.2	x	114.6%	7.9%

        Merrill Lynch selected a range of multiples of estimated 2004 FFO of 11.0x to 12.0x for Simon based on the comparable companies analysis which implied an (i) equity value per share of $47.52 and $51.84, respectively, based on Simon management estimates and (ii) equity value per share of $47.41 and $51.72, respectively, based on wall street estimates, in each case as compared to the $51.09 per share equity value implied offer price which implied multiples of 11.8x and 11.9x for Simon based on Simon management and wall street estimates of Simon's 2004 FFO, respectively.

        Merrill Lynch also selected a range of multiples of estimated 2005 FFO of 10.0x to 11.0x for Simon based on comparable companies analysis which implied an (i) equity value per share of $46.60 and $51.26, respectively, based on Simon management estimates and (ii) equity value per share of $46.20 and $50.82, respectively, based on wall street estimates, in each case as compared to the $51.09 per share equity value implied offer price which implied multiples of 11.0x and 11.1x based on Simon management and wall street estimates of Simon's 2005 FFO, respectively.

        None of the selected companies used in the above analysis is identical to Simon. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Simon and the selected companies. Mathematical analysis (such as determining the mean or median) of the financial ratios of the selected companies is not in itself a meaningful method of using comparable company data.

        Simon Discounted Cash Flow Analysis.    Merrill Lynch calculated a range of discounted cash flow values for Simon using (i) Simon management projections and (ii) wall street projections. This analysis was based on the sum of (a) the present value of projected, standalone, after tax, levered free cash flows of Simon for the fiscal years 2005 through 2008 and (b) the present value of the terminal value as a multiple of Simon's estimated 2008 FFO. Merrill Lynch calculated a range of values for Simon by utilizing discount rates ranging from 7.00% to 8.00% and terminal value multiples of Simon's estimated 2008 FFO ranging from 8.5x to 10.5x. This analysis resulted in a range of illustrative values for Simon on an equity value per share basis of (x) $52.28 to $62.98 based on Simon management projections and (y) $51.45 to $61.94 based on wall street projections.

        Simon Discounted Dividend Analysis.    Merrill Lynch calculated a range of discounted dividends for Simon using (i) Simon management projections and (ii) wall street projections. This analysis was based on the sum of (a) the present value of projected, standalone, after tax dividends per share for Simon for the fiscal years 2005 through 2008 and (b) the present value of the terminal value as a multiple of Simon's estimated 2008 FFO per share. Merrill Lynch calculated a range of terminal values of Simon by utilizing discount rates ranging from 7.0% to 8.0% and terminal value multiples of Simon's estimated 2008 FFO ranging from 8.5x to 10.5x. This analysis resulted in a range of illustrative values for Simon on an equity value per share basis of (x) $47.18 to $57.79 based on Simon management projections and (y) $45.58 to $55.96 based on wall street projections.

        Simon Net Asset Value Analysis.    Merrill Lynch calculated a range of implied net asset per share values for Simon by applying 105% and 125% (which is reflective of a range of stock prices as a percentage of NAV for the Malls listed above in "—Simon Comparable Public Companies Analysis") to an estimate of Simon's current NAV, as contained in a Merrill Lynch research report dated May 11, 2004. Merrill Lynch derived a range of implied net asset per share values for Simon of $54.07 to $64.38 based on this analysis.

        Pursuant to a letter agreement dated June 14, 2004 between Chelsea and Merrill Lynch, Chelsea agreed to pay Merrill Lynch a customary fee, contingent and payable upon consummation of the REIT Merger. Additionally, Chelsea has agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Chelsea has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

        Chelsea retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Merrill Lynch has, in the past, provided financial advisory and financing services to Chelsea and Simon and/or their affiliates and may continue to do so and has received, and may receive, fees for rendering those services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity and other securities of Chelsea or its affiliates, as well as securities of Simon or its affiliates, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Simon's Reasons for the Mergers

        The Simon board of directors believes that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Simon and its stockholders. In reaching its decision, Simon's board consulted with Simon's management team and its legal and financial advisors in this transaction. Simon's board considered both Simon's short-term and long-term interests, as well as those of its stockholders. In concluding that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Simon and its stockholders, Simon's board considered, among other things, the following factors:

  •
  Strategic Expansion.  The Simon board of directors considered that the combination of Simon's and Chelsea's businesses would further the long-term strategic interests of Simon, which interests include broadening its product segment, diversifying the types of retail outlets that it owns and operates and strengthening its brand name on a worldwide basis. The combined company is expected to significantly enhance Simon's business by adding an immediate presence and strength in the premium outlet sector. The Simon board of directors viewed Chelsea as the preeminent brand in the premium outlet industry.

  •
  Complementary Businesses.  The Simon board of directors considered that Chelsea and Simon have pursued similar strategies over the past decade, each leading the consolidation in its respective sector while focusing on highly-productive, high-quality retail real estate. The Simon board also considered that Simon and Chelsea have demonstrated the compatibility of their two management philosophies by successfully operating three joint ventures between the two companies.

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  Diversification of Property Portfolio.  The Simon board of directors considered that the Mergers would diversify the combined company's property portfolio, which should improve the overall financial strength and risk profile of the combined company's property portfolio.

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  Management Depth.  Simon currently plans to maximize the advantages of the broadening, diversification and strengthening of its business as a result of the combination with Chelsea by maintaining the operations of Chelsea as a separate division of Simon and thereby relying on the skills of critical Chelsea officers who will become employees of Simon as a result of the Mergers. The Simon board of directors considered that David C. Bloom and the Chelsea management team have demonstrated expertise in operating a premium outlet shopping center business. Simon and Chelsea have compatible cultures, focused on the ownership, growth and profitability of high quality retail real estate, and both companies have management structures that are committed to a successful execution of the Mergers and integration of the two businesses.

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  Substantial Step-Up in Tax Basis.  The Simon board of directors considered that the structure of the transaction would result in an estimated basis "step-up" in the assets of the Chelsea Operating Partnership of approximately $2.5 billion. Such basis step-up will increase the return on capital percentage of distributions paid by Simon (and, therefore, the portion of such distributions not taxable to Simon's stockholders) and may increase Simon's flexibility in determining the amount of distributions it is required to make in the future and in structuring the disposition of assets.

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  Terms and Conditions of the Merger Agreement and Other Agreements.  The Simon board of directors considered the terms and conditions of the merger agreement and the agreements contemplated by the merger agreement, including without limitation the form and amount of merger consideration, the representations, warranties, covenants and conditions to closing and the termination rights.

        Although each member of Simon's board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Simon and its stockholders.

Interests of Chelsea Directors and Officers in the Mergers

        When the Chelsea stockholders consider the Chelsea board's recommendation to vote in favor of approval of the REIT Merger and the merger agreement, the Chelsea stockholders should be aware that certain of Chelsea's directors and officers have interests in the Mergers that may be different from, or in addition to, the interests of other Chelsea stockholders. The Chelsea board was aware that these interests existed and considered them when it approved and declared advisable the merger agreement and the Mergers and determined that the merger agreement and the Mergers are advisable and fair to, and in the best interests of, Chelsea and its stockholders. The material interests are summarized below.

  Representation on Simon's Board of Directors

        The merger agreement provides that Chelsea's chairman and chief executive officer, David C. Bloom, will be appointed as a non-voting advisory director to Simon's board of directors following the REIT Merger.

  Employment Agreements

        In connection with the Mergers, Chelsea entered into employment agreements with David C. Bloom—Chief Executive Officer, Leslie T. Chao—President, Thomas J. Davis—President and Michael J. Clarke—Executive Vice President and Chief Financial Officer, which will govern the terms of the executives' employment as of the closing date of the REIT Merger (but will be void if the REIT Merger does not occur). The term of the agreements shall continue until December 31, 2006. The agreements provide for annual base salaries in the following current amounts: for Mr. Bloom, $1,000,000; for Mr. Chao, $600,000; for Mr. Davis, $600,000; and for Mr. Clarke, $350,000. Mr. Bloom's base salary is subject to increase at the discretion of Chelsea's board, while Messrs. Chao and Davis are entitled to annual increases of $25,000 and Mr. Clarke of $15,000.

        The agreements provide that the executives are eligible to earn an annual bonus of up to 200% (in the case of Mr. Bloom) and 100% (in the case of Messrs. Chao, Davis and Clarke) of the executive's base salary based upon the satisfaction of certain performance goals tied to Chelsea's existing 5-year performance plan.

        In addition, Mr. Bloom's agreement provides that he shall be paid a special bonus of $5,000,000 immediately prior to the effective time of the REIT Merger. Of that amount, $4.0 million is in consideration of Mr. Bloom's voluntary non-participation in Chelsea's LTIP, and the remainder is in consideration of Mr. Bloom's services to Chelsea. See "—Vesting of Payments under Chelsea's LTIP" below.

        The employment agreements provide that if an executive's employment terminates for any reason, the executive will be entitled to receive any accrued but unpaid base salary, bonus, unused vacation and unreimbursed expenses. If either Mr. Bloom's or Mr. Davis's employment is terminated by Chelsea without cause or by the executive for good reason at any time prior to December 31, 2006, the executive shall be entitled to (a) continuation of his base salary until December 31, 2006, (b) three times the executive's average annual bonus for the two calendar years prior to the year in which the termination of employment occurs reduced by any bonus actually paid to the executive with respect to calendar years 2004, 2005 and 2006 and (c) the continuation of health benefits for not more than two years. With respect to Mr. Chao and Mr. Clarke, upon the earlier to occur of (a) termination of Mr. Chao's or Mr. Clarke's employment by Chelsea without cause or by the executive for good reason at any time prior to December 31, 2006 or (b) December 31, 2006, each of Mr. Chao and Mr. Clarke shall be entitled to severance pay equal to two times the executive's base salary and average annual bonus for the two calendar years prior to the year in which the termination of employment occurs and the continuation of health benefits for not more than two years.

        Mr. Bloom has agreed not to compete with Chelsea in the management, operation or acquisition of shopping centers (including outlet malls) until (a) December 31, 2016, if (i) his employment is terminated by Chelsea without cause, by him for good reason, due to his disability or upon the expiration of the term of his employment agreement and (ii) he continues to receive the annuity payments described below or (b) two years following the termination of his employment by Chelsea for cause or by him without good reason. Mr. Davis has agreed to a similar restriction, except that his restriction applies solely to outlet malls and continues only through December 31, 2014.

        In partial consideration for the non-competition covenant of Mr. Bloom and Mr. Davis, respectively, Chelsea shall also purchase at the closing of the REIT Merger a $15,000,000 annuity for

Mr. Bloom, with amounts payable in at least annual installments ratably over a period of 10 years beginning in 2007 as discussed below, and an annuity for Mr. Davis which will provide for payments to him of $1,000,000 per year for eight years beginning in 2007. Mr. Davis's annuity is identical in all other respects to Mr. Bloom's annuity. Both annuities will be owned by Chelsea, with Mr. Bloom or Mr. Davis as the primary beneficiary, as applicable, and Chelsea as the contingent beneficiary. If Mr. Bloom or Mr. Davis is terminated by Chelsea without cause or resigns for good reason or upon expiration of the term on December 31, 2006, the executive shall be entitled to receive the payments under the annuity beginning in 2007 and the continuation of health benefits for not more than two years. If Mr. Bloom's or Mr. Davis's employment is terminated by Chelsea for cause, by the executive without good reason or due to death or disability (under certain circumstances) prior to December 31, 2006, the executive shall forfeit his rights to any annuity payments, and Chelsea shall become entitled to payments under the annuity. In addition, if after payments begin under the annuity the executive violates his non-competition covenant, Chelsea shall have the right to cause the executive to forfeit any remaining annuity payments.

        Each employment agreement also provides that the executive shall never divulge confidential information, shall not solicit Chelsea's customers, clients or employees for a period of two years after termination of the executive's employment, shall assign intellectual property rights to Chelsea and shall disclose to Chelsea all business opportunities related to Chelsea for a period of one year after termination of the executive's employment.

  Special Bonus to William D. Bloom

        Chelsea's board, based upon the recommendation of its compensation committee, has determined to pay Chelsea's vice chairman, William D. Bloom, a special bonus of $500,000 upon completion of the Mergers in consideration of Mr. Bloom previously having agreed to receive below-market salary and bonus compensation for numerous prior years and his reduced participation in Chelsea's LTIP.

  Vesting of Payments under Chelsea's LTIP

        Chelsea's officers, other than its chairman and chief executive officer, David C. Bloom, participate in Chelsea's LTIP, which is designed to provide a strong incentive to participants to improve Chelsea's performance. The LTIP generally requires the continued employment of participants over the five-year period beginning January 1, 2002 in order to receive the full benefits under the plan. As of March 31, 2004, Chelsea had accrued approximately $17,600,000 on its financial statements for LTIP payments which may be paid as of December 31, 2006, assuming the continued employment of each participant. In connection with the Mergers, Chelsea's board, based upon the recommendation of its compensation committee after review of Chelsea's projections and forecasts through 2007, determined to fix the total amount payable under the LTIP at $24,000,000. Chelsea expects to accrue the entire $24,000,000 amount payable under the LTIP by the closing date of the REIT Merger.

        Under the LTIP payout schedule adopted by Chelsea's board, each of the 18 participants in the LTIP shall have the option to elect within 30 days of the closing of the REIT Merger, to receive either their respective "Closing Amount" or their respective "Termination Amount". The following chart shows the respective amounts to be paid to each of Messrs. William D. Bloom, Chao, Davis and Clarke depending upon his election:

Participants	Closing Amount	Termination Amount
William D. Bloom	$880,000	$1,200,000
Leslie T. Chao	$1,540,000	$2,826,000
Thomas J. Davis	$1,540,000	$2,826,000
Michael J. Clarke	$1,155,000	$2,119,500

        If a participant elects to receive the Closing Amount, Chelsea shall pay such amount after closing of the REIT Merger to the participant in full satisfaction of the participant's rights under the LTIP. If a participant elects to receive the Termination Amount or makes no election, and the participant remains employed with Chelsea through December 31, 2006 or the participant's employment with Chelsea is terminated prior to December 31, 2006 without cause, as a result of the participant's resignation for good reason or due to death or disability, the participant shall receive the full Termination Amount. If a participant elects to receive the Termination Amount or makes no election, and the participant's employment with Chelsea is terminated prior to December 31, 2006 for cause or as a result of the participant's resignation without good reason, the participant shall not be entitled to receive any payments under the LTIP.

  Other Severance Arrangements

        Each of Chelsea's officers (other than Messrs. David C. Bloom, William D. Bloom, Chao, Davis and Clarke) and employees shall be entitled to severance payments and continuation of health benefits in the event of the termination of their employment before December 31, 2007. Under the employee severance plan adopted by Chelsea to be effective upon the closing of the Mergers, if a participant with the title of "vice-president" and above terminates his or her employment for good reason or is terminated by Chelsea without cause on or before December 31, 2006, such participant shall be entitled to (i) receive a lump sum cash payment equal to the sum of (A) 12 months of base salary plus (B) the greater of the annual bonus earned by the participant for the calendar year prior to the calendar year of termination or the average annual bonus earned by the participant for the two calendar years prior to the calendar year of termination, and (ii) the continuation of health benefits for 12 months. If a participant with a title "vice-president" and above terminates his or her employment for good reason or is terminated by Chelsea without cause during 2007, such a participant will be entitled to (i) receive a lump sum cash payment equal to the sum of (A) the participant's earned but unpaid bonus, if any, for 2006 and (B) the greater of (I) the severance pay the participant is entitled to receive under any Simon severance plans or programs and (II) a pro-rata bonus for 2007, and 12 months of base salary subject to a ratable reduction and phase-out on a month by month basis throughout 2007, and (ii) continuation of health benefits for up to 12 months, subject to a ratable phase-out on a month by month basis throughout 2007. In addition, if a participant with a title below "vice-president" terminates his or her employment for good reason or is terminated by Chelsea without cause on or before December 31, 2006, such participant shall be entitled to (i) receive a lump sum cash payment equal to the sum of (A) six months of base salary plus (B) 50% of the greater of the annual bonus earned by the participant for the calendar year prior to the calendar year of termination or the average annual bonus earned by the participant for the two calendar years prior to the calendar year of termination, and (ii) the continuation of health benefits for six months. If a participant with a title below "vice-president" terminates his or her employment for good reason or is terminated by Chelsea without cause during 2007, such a participant will be entitled to (i) receive a lump sum cash payment equal to the sum of (A) the participant's earned but unpaid bonus, if any, for 2006 and (B) the greater of (I) the severance the participant is entitled to receive under any Simon severance plans or programs and (II) a pro-rata bonus for 2007 (limited to the amount provided in clause (B) in the preceding sentence), and 6 months of base salary, subject to a ratable reduction and phase-out on a month by month basis throughout the first six months of 2007, and (ii) continuation of health benefits for up to six months, subject to a ratable phase-out on a month by month basis throughout the first six months of 2007. After 2007, no participant will be entitled to benefits under the Chelsea severance plan.

  Stock Options

        Under Chelsea's existing stock option plans, all outstanding, unvested stock options, including those options held by Chelsea's officers, will become fully vested and exercisable upon completion of the Mergers. Assuming the Mergers are consummated on September 30, 2004, at such time the estimated aggregate number of shares of Chelsea stock underlying stock options held by Messrs. David C. Bloom, William D. Bloom, Chao, Davis and Clarke that will vest upon the effectiveness of the Mergers is 405,000 in the aggregate and 541,000 in the aggregate for the other executive officers. The exercise prices of the executive officers' (including Messrs. David C. Bloom's, William D. Bloom's, Chao's, Davis's and Clarke's) stock options that will vest upon the Mergers range from $15.13 to $59.95 per share.

        In addition, in accordance with the terms of the merger agreement, holders of any unexercised options, including Chelsea's directors and officers, as of the REIT Merger closing will be able to elect to convert each option so held into cash and receive a single-sum payment in an amount equal to (i) the excess of the dollar value of the REIT Merger Consideration payable with respect to a share of Chelsea common stock on the closing date over the stock option exercise price multiplied by (ii) the number of shares subject to such stock options. Holders of Chelsea options who do not elect to receive cash shall instead receive options to acquire Simon common stock upon conversion of their Chelsea options in the REIT Merger. See "The Merger Agreement and Related Agreements—Merger Agreement—Chelsea Stock Options." Under the provisions of their employment contracts, Messrs. David C. Bloom, Chao, Davis and Clarke are obligated to elect to receive cash for each of their Chelsea options. Upon completion of the Mergers, all executive officers as a group will receive an aggregate cash payment of approximately $37.4 million in connection with the cash settlement of their unvested stock options (which shall become vested upon completion of the Mergers) and will receive an aggregate cash payment of approximately $80.8 million in connection with the cash settlement of their vested stock options. All non-employee directors as a group will receive an aggregate cash payment of approximately $3.2 million in connection with the cash settlement of their vested stock options.

  Voting Agreements

        Each of David C. Bloom, William D. Bloom, Leslie T. Chao, Thomas J. Davis, Michael J. Clarke, Barry M. Ginsburg and Philip D. Kaltenbacher (on behalf of themselves and/or certain affiliates) have entered into a voting agreement with Simon and the Simon Operating Partnership as described under "The Merger Agreement and Related Agreements—Voting Agreements."

  Tax Deferral for Unitholders

        Certain directors and officers of Chelsea who own common units in the Chelsea Operating Partnership will be able to defer their taxable gains by receiving in the Partnership Merger and/or the Optional Partnership Exchange Offer common and preferred partnership interests in the Simon Operating Partnership, unless they elect to convert their common units in the Chelsea Operating Partnership into shares of Chelsea common stock before the REIT Merger. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Chelsea common stock other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Chelsea stock for the REIT Merger Consideration. Based on an analysis of its stockholders by Merrill Lynch, Chelsea's board noted that more than 70% of the Chelsea stockholders are institutions and pass-through entities (such as mutual funds) that will not have to pay, or are less sensitive to the payment of, taxes on their gains. Unlike Chelsea's stockholders, certain holders of common units in the Chelsea Operating Partnership (including some of Chelsea's directors and officers) may face tax recapture (and thus be taxed at rates higher than those potentially applicable to the holders of Chelsea common stock in the REIT Merger) with respect to a portion of their gains if they participate in a taxable transaction involving their common units in the Chelsea Operating Partnership. Such potential tax recapture could arise if a holder of common units in the Chelsea Operating Partnership obtained its units in tax-deferred transactions when it contributed interests in real estate, which may have been subject to depreciation for U.S. federal income tax purposes, to the Chelsea Operating Partnership. In addition, unlike holders of Chelsea common stock who have an initial tax basis equal to the price paid for the common stock, holders of common units in the Chelsea Operating Partnership who obtained their common units in exchange for a contribution of property in a tax-deferred transaction have a tax basis in their common units initially derived from their tax basis in the contributed property, which could be a fraction of the value of the common units received in exchange for the contribution of property.

        This aspect of the transaction is expected to allow David C. Bloom (who, together with his affiliates, beneficially owns 1,773,620 common units), Leslie T. Chao (who, together with his wife, beneficially owns 324,458 common units), William D. Bloom (who beneficially owns 810,470 common units), Barry M. Ginsburg (who, together with his affiliates, beneficially owns 398,036 common units) and Philip D. Kaltenbacher (who, together with his affiliates, beneficially owns 751,238 common units), as well as certain of their family members, trusts and other holders of common units in the Chelsea Operating Partnership, the opportunity to defer the otherwise significant taxable gain they would face if the Partnership Merger or the Optional Partnership Exchange Offer was taxable like the REIT Merger.

  Tax Protection Agreement

        Pursuant to the tax protection agreement that will be entered into upon closing of the REIT Merger, Simon and the Simon Operating Partnership will agree, for the benefit of certain limited partners of the Chelsea Operating Partnership (some of whom may include certain of Chelsea's directors and officers, including David C. Bloom, William D. Bloom, Leslie T. Chao, Barry M. Ginsburg and Philip D. Kaltenbacher and certain of their family members and affiliates) not to sell, transfer, exchange or otherwise dispose of, except in tax-deferred transactions, six specified properties. Such properties are sometimes referred to herein as the "protected properties." These restrictions do not cover all properties held by the surviving partnership and have a duration of 15 years for one property and 10 years for the five other properties. In addition, Simon and the Simon Operating Partnership have agreed for tax purposes to make available to certain limited partners of the Chelsea Operating Partnership the opportunity to guarantee indebtedness or enter into similar arrangements providing limited protection from the recognition of taxable income and gain.

  Limitation of Liability, Indemnification and Insurance

        The merger agreement provides that, following completion of the REIT Merger, Chelsea, as the surviving company, will indemnify and hold harmless all past and present directors and officers of Chelsea to the same extent these individuals were indemnified as of the date of the merger agreement pursuant to Chelsea's charter and bylaws for acts or omissions occurring at or prior to the completion of the REIT Merger. In addition, for a period of six years after the REIT Merger, Chelsea, as the surviving company, will maintain in effect in its (or any successor's) charter and bylaws (or similar governing documents) provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than those currently contained in the charter and bylaws of Chelsea. The merger agreement further provides that Chelsea, as the surviving company, will maintain its policies of directors' and officers' liability insurance for a period of six years after completion of the REIT Merger (provided that Chelsea may substitute policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before completion of the REIT Merger, including events that are related to the merger agreement. However, Chelsea will not be required to expend more than 200% of the current amounts expended by Chelsea for its policies. If the annual premiums exceed this amount, then Chelsea, as the surviving company, is obligated to obtain a policy with the greatest coverage available for the above-mentioned amount. These provisions shall be binding upon any successor to Chelsea and, if Chelsea fails to comply with its indemnification obligations described above, Simon shall fulfill such obligations of Chelsea.

Anticipated Accounting Treatment

        It is expected that the Mergers will be accounted for as a purchase by Simon of Chelsea under generally accepted accounting principles. Under the purchase method of accounting, the purchase price will be allocated to the fair value of tangible and any identified intangible assets acquired and liabilities assumed. These allocations will be added to the assets and liabilities of Simon. Financial statements of Simon issued after consummation of the Mergers will reflect the operations of Chelsea after the Mergers and will not be restated retroactively to reflect the historical financial position or results of operations of Chelsea.

        All unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method to account for the Mergers based upon preliminary estimates made by Simon. The allocation of the purchase price will be determined after the Mergers are completed and after completion of an analysis to determine the assigned fair values of Chelsea's tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments and restructuring may be materially different from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any decrease in the net fair value of the assets and liabilities of Chelsea as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of increasing the amount of the excess purchase price required to be allocated.

        At its June 30-July 1, 2004 meeting, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a tentative conclusion on EITF Issue No. 04-8 "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-8"). The EITF tentatively concluded that contingently convertible debt should be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger (or other contingent feature) has been satisfied. The Financial Accounting Standards Board has asked the EITF to continue to deliberate EITF No. 04-8 and to clarify during its September 29-30, 2004 meeting whether the tentative conclusion should be expanded to include other instruments that are convertible into common stock after contingencies have been satisfied, such as contingently convertible equity. If EITF No. 04-8 is issued and expanded to include contingently convertible equity, then the shares of Simon common stock into which the shares of Simon 6% Convertible Preferred Stock are convertible would, as of the initial issuance date of the Simon 6% Convertible Preferred Stock, be considered a potentially dilutive security for the purposes of calculating diluted earnings per share and diluted FFO per share. We currently expect that for the purposes of calculating diluted FFO per share these securities would be considered dilutive securities and for the purposes of calculating diluted earnings per share these securities would be considered antidilutive for so long as the Simon 6% Convertible Preferred Stock is outstanding.

Regulatory Matters Related to the Mergers

        We do not need to obtain any material regulatory approvals in order to consummate the Mergers.

Merger Fees, Costs and Expenses

        All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Simon and Chelsea have agreed to share equally the fees, costs and expenses related to filing, printing and mailing Simon's registration statement on Form S-4, this proxy statement/prospectus and the solicitation materials for the holders of common units of the Chelsea Operating Partnership. Notwithstanding the foregoing, Chelsea and Simon have agreed to pay certain of the other party's fees in certain circumstances when the merger agreement is terminated. See "The Merger Agreement and Related

Agreements—Merger Agreement—Termination Fees; Effectiveness of Put Agreement; Other Expenses."

No Dissenters' Rights of Appraisal

        The MGCL provides that in some mergers, stockholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their stock as appraised by appraisers appointed by a Maryland court or, in certain circumstances, by the court itself, payable in cash. However, this right to appraisal is not available under the MGCL to holders of Chelsea common stock or Chelsea Series A Preferred Stock in connection with the REIT Merger.

Stock Exchange Listing and Related Matters

        Simon has agreed to use its reasonable best efforts to cause the shares of Simon common stock and Simon 6% Convertible Preferred Stock to be issued in the REIT Merger and the shares of Simon common stock to be reserved for issuance upon the exercise of Simon options issued in exchange for Chelsea options to be approved for listing, upon official notice of issuance, on the New York Stock Exchange. Simon will file a supplemental listing application with the New York Stock Exchange after the date of this proxy statement/prospectus.

        Simon does not intend to list the Simon 8 3/8% Preferred Stock on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. The Simon 8 3/8% Preferred Stock is expected to be eligible for trading in the PORTAL market, the National Association of Securities Dealer's screen-based automated market for trading of securities eligible for resale under Rule 144A.

        The Chelsea common stock will be delisted from the New York Stock Exchange following consummation of the REIT Merger.

Resale of Simon Securities

        The Simon common stock, Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock issued in or issuable as a result of the REIT Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Chelsea stockholder who may be deemed to be an "affiliate" of Simon or Chelsea for purposes of Rule 144 or Rule 145 under the Securities Act. It is expected that each affiliate will enter into an agreement with Simon providing that the affiliate will not transfer any Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock received in the REIT Merger except in compliance with the Securities Act.

        This document does not constitute a registration statement covering resales of shares of Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock by persons who are otherwise restricted from selling their shares of Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock pursuant to Rule 144 or Rule 145 of the Securities Act.

Certain Litigation Relating to the Mergers

        On June 24, 2004, an action was commenced by Janey McConnell against Chelsea and the seven members of Chelsea's board of directors in the Court of Chancery in Essex County, New Jersey. McConnell's suit is styled as a class action purportedly on behalf of all holders of Chelsea common stock (other than the defendants and any person, firm, trust, corporation or other entity related to or affiliated with the defendants). The complaint alleges that the members of the Chelsea board of directors have violated fiduciary duties of care, loyalty, candor and independence owed to Chelsea public shareholders. The complaint further alleges that the consideration to be paid to the class members in the REIT Merger is unfair and inadequate because the transaction will be taxable as to the class members, but not taxable as to the holders of common units in the Chelsea Operating Partnership, including four of the seven Chelsea board members. The complaint further alleges that the Chelsea board members structured the REIT Merger to benefit the holders of common units at the expense of the common stockholders, refused to negotiate in good faith with other potential purchasers of Chelsea, failed to maximize shareholder value and provided certain Chelsea insiders with preferential treatment, including employment contracts with Simon, all at the expense of Chelsea and its public stockholders, and in so doing breached their fiduciary duties. The complaint also alleges that Simon and the defendants agreed to the following benefits to Chelsea insiders and deal provisions, which allegedly operate to the benefit of the Chelsea insiders, at the expense of its public stockholders and allegedly inhibit open-market forces on the terms of the sale for the maximization of stockholder value:

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  Chelsea's top four executives each will receive employment contracts with Simon, and Chelsea is keeping its Roseland, New Jersey headquarters intact, allegedly to allow Chelsea "insiders" to retain their employment.

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  David C. Bloom will be granted a non-voting advisory directorship on Simon's board.

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  The transaction will be immediately taxable to Chelsea's common stockholders, but not to holders of common units in the Chelsea Operating Partnership, who include Chelsea insiders David C. Bloom, William D. Bloom, Barry Ginsburg and Philip Kaltenbacher.

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  Simon will provide directors' and officers' insurance and indemnification of Chelsea's directors for six years following the acquisition.

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  The put agreement allegedly gives Simon the right to put to Chelsea its interest in two of the companies' joint ventures, should the merger agreement be terminated.

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  The $110 million termination fee is to be paid to Simon by Chelsea stockholders if the acquisition is cancelled.

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  "No shop/no-talk" provisions prohibit any Chelsea employee, director, officer or other representative from engaging in any discussions with any third party concerning the sale of Chelsea to an alternative purchaser, unless and until the third party's interest is reduced to a written proposal, communicated to Simon and Simon is given 48 hours to meet or exceed the proposal.

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  Simon has received a promise from Chelsea's board to vote in favor of the acquisition, coupled with a voting agreement signed by four of the seven directors who allegedly stand to receive non-taxable merger consideration, granting Simon an irrevocable proxy to vote their shares in favor of the acquisition and against any alternative, waiving any appraisal rights and prohibiting any signatory from participating in any discussions with any potential third party interested in acquiring Chelsea.

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  Chelsea has agreed to the placement of allegedly severe limits on its business operations during the pendency of the acquisition, to Simon's benefit.

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  Chelsea shall provide Simon with access to Chelsea's financial data pending completion of the acquisition, while providing other potential purchasers with only extremely limited access.

        The plaintiff seeks relief:

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  declaring that the action is properly maintainable as a class action;

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  declaring that the REIT Merger was entered into in breach of the fiduciary duties of the Chelsea board members and is therefore unlawful and unenforceable;

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  enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the REIT Merger, unless and until Chelsea adopts and implements a procedure or process that is free from conflicts of interest;

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  directing the members of the Chelsea board of directors to exercise their fiduciary duties to obtain a transaction that is in the best interests of Chelsea's stockholders until the process for the sale or auction of Chelsea is completed;

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  rescinding, to the extent already implemented, the REIT Merger or any of the terms thereof;

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  awarding plaintiff the costs and disbursements of the action, including reasonable attorneys' and experts' fees; and

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  granting such other and further relief, including equitable relief, as the Court deems appropriate.

        Chelsea believes that the allegations contained in the complaint are without merit and intends to vigorously defend the action.

Recent Developments

        On August 11, 2004, Simon issued two tranches of senior unsecured notes to institutional investors pursuant to Rule 144A totaling $900.0 million at a weighted average fixed interest rate of 5.29%. The first tranche consists of $400.0 million at a fixed interest rate of 4.88% due August 15, 2010 and the second tranche consists of $500.0 million at a fixed interest rate of 5.63% due August 15, 2014. Simon will use the net proceeds of approximately $891 million to repay maturing senior notes, unencumber two properties, reduce the balance of its $1.25 billion unsecured revolving credit facility and for general working capital purposes.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

        This proxy statement/prospectus contains a brief summary of the merger agreement, the voting agreements and the put agreement. This summary is qualified in its entirety by reference to the full texts of such agreements, which are included as Appendices A, B and C hereto and which are incorporated herein by reference.

Merger Agreement

  General

        The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this document. We urge you to read the entire merger agreement because it is the legal document governing the Mergers.

  Structure of the REIT Merger

        Simon Acquisition I, LLC, a direct wholly owned subsidiary of the Simon Operating Partnership, will merge with and into Chelsea, with Chelsea continuing as the surviving corporation and a direct wholly owned subsidiary of the Simon Operating Partnership.

  REIT Merger Consideration

  Conversion of Chelsea Common Stock

        At the effective time of the REIT Merger, each issued and outstanding share of Chelsea common stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

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  $36.00 in cash (the "Base Cash Consideration");

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  0.2936 of a share of Simon common stock (the "Common Exchange Ratio"); and

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  0.3000 of a share of Simon 6% Convertible Preferred Stock (the "Preferred Exchange Ratio").

        In the event that the average of ten randomly selected (in a manner reasonably acceptable to Simon and Chelsea) closing prices of Simon common stock on the New York Stock Exchange during the period of the 30 most recent trading days ending on the fifth business day prior to the Closing Date (the "Closing Date Reference Price") is greater than $58.75, then the Common Exchange Ratio shall be adjusted to equal 0.2936 multiplied by a fraction, the numerator of which will be $58.75, and the denominator of which will be the Closing Date Reference Price, and in the event that the Closing Date Reference Price is less than $43.43, then the Base Cash Consideration shall be increased by an amount equal to the product of (x) an amount equal to (1) 0.2936 multiplied by a fraction, the numerator of which will be $43.43, and the denominator of which will be the Closing Date Reference Price less (2) 0.2936 multiplied by (y) the Closing Date Reference Price, rounded to the nearest cent.

        If, between the date of the merger agreement and the effective time of the REIT Merger, Simon or Chelsea, as the case may be, should split, combine or otherwise reclassify the Simon common stock or the Chelsea common stock, or pay a stock dividend or other stock distribution in Simon common stock or Chelsea common stock, as applicable, or otherwise change the Simon common stock or Chelsea common stock into any other securities, or make any other such stock dividend or distribution in capital stock of Simon or Chelsea in respect of the Simon common stock or the Chelsea common stock, respectively, then any number or amount contained in the merger agreement which is based upon the price of the Simon common stock or the number of shares of Chelsea common stock or Simon common stock, as the case may be (including but not limited to the cash consideration, the Common Exchange Ratio and the Preferred Exchange Ratio), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  Conversion of Chelsea Series A Preferred Stock

        At the effective time of the REIT Merger, each issued and outstanding share of Chelsea Series A Preferred Stock (other than shares owned by Chelsea, Simon or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive one fully paid nonassessable share of Simon 8 3/8% Preferred Stock.

  Redemption of Chelsea 9% Series B Cumulative Redeemable Preferred Stock

        Chelsea will redeem any outstanding shares of its 9% Series B Cumulative Redeemable Preferred Stock prior to the effective time of the REIT Merger.

  Closing and Effective Time of the REIT Merger

        Unless the parties agree otherwise, the closing of the REIT Merger shall occur on the second business day following the satisfaction or waiver of the closing conditions. See "—Conditions to Completion of the REIT Merger." The REIT Merger shall become effective at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as the parties shall agree and specify in the articles of merger. The parties intend to file the articles of merger as soon as practicable after the closing of the REIT Merger.

  Structure of the Partnership Merger

        Immediately following the effective time of the REIT Merger, Simon Acquisition II, LLC, an indirect wholly owned subsidiary of the Simon Operating Partnership, will merge with and into the Chelsea Operating Partnership, with the Chelsea Operating Partnership continuing as the surviving entity. Immediately after consummation of the Partnership Merger, the partners of the Chelsea Operating Partnership will be Chelsea (which at that point will be a subsidiary of the Simon Operating Partnership), Simon Acquisition Holdings II, LLC and, if any holders of common units in the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, the Simon Operating Partnership. Thereafter, Chelsea will adopt a plan of liquidation as provided in the merger agreement.

        If the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. See "—The Optional Partnership Exchange Offer."

  Partnership Merger Consideration

  Conversion of the Chelsea Operating Partnership Common Units

        At the effective time of the Partnership Merger, each issued and outstanding common unit of the Chelsea Operating Partnership (excluding common units owned by Chelsea, the Chelsea Operating Partnership, Simon, the Simon Operating Partnership or their direct or indirect wholly owned subsidiaries which shall be cancelled in the Partnership Merger (other than any common units acquired by the Simon Operating Partnership in the Optional Partnership Exchange Offer, which shall remain outstanding after the Partnership Merger)) shall be converted into the right to receive:

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  0.6459 of a common partnership interest in the Simon Operating Partnership (the "Common Interest Exchange Ratio"); and

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  0.6600 of a preferred partnership interest in the Simon Operating Partnership (the "Preferred Interest Exchange Ratio").

        The common partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger are exchangeable, at the request of the holder of such interests, for cash or, at Simon's option, for shares of Simon common stock on a one-for-one basis. The preferred partnership interests in the Simon Operating Partnership to be issued in the Partnership Merger will have the same economic terms as the Simon 6% Convertible Preferred Stock except that they shall be, at the request of the holder of such interests, (1) convertible into common partnership interests in the Simon Operating Partnership on the same terms as the Simon 6% Convertible Preferred Stock shall be convertible into Simon common stock and (2) exchangeable for cash or, at Simon's option, for shares of Simon 6% Convertible Preferred Stock on a one-for-one basis.

        In the event that the Closing Date Reference Price is greater than $58.75, then the Common Interest Exchange Ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $58.75, and the denominator of which will be Closing Date Reference Price, and (ii) in the event that the Closing Date Reference Price is less than $43.43, then the Common Interest Exchange Ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which will be $43.43, and the denominator of which will be Closing Date Reference Price.

  Cancellation of the Chelsea Operating Partnership Series A Cumulative Redeemable Preferred Units

        The Series A Cumulative Redeemable Preferred Units shall be cancelled by virtue of the Partnership Merger.

  Redemption of the Chelsea Operating Partnership Series B Cumulative Redeemable Preferred Units

        The Chelsea Operating Partnership will redeem any outstanding Series B Cumulative Redeemable Preferred Units prior to the effective time of the Partnership Merger.

  Closing and Effective Time of the Partnership Merger

        The closing of the Partnership Merger shall take place immediately after the effectiveness of the REIT Merger. See "—Conditions to Completion of the Partnership Merger." The Partnership Merger shall become effective at such time as the merger certificate is duly filed with the office of the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and specify in the merger certificate. As discussed below, if the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger.

  The Optional Partnership Exchange Offer

        Holders of common units in the Chelsea Operating Partnership may elect to exchange their common units with the Simon Operating Partnership for the Partnership Merger Consideration immediately prior to the effective time of the Partnership Merger.

        If the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. Instead, the Simon Operating Partnership will issue the Partnership Merger Consideration immediately after consummation of the REIT Merger to the holders of outstanding common units of the Chelsea Operating Partnership in exchange for such common units.

  Exchange of Securities; No Fractional Shares; Lost, Stolen or Destroyed Certificates; Withholding Rights

  Exchange of Securities

        Simon will deposit with Mellon Investor Services LLC or such other bank or trust company as Simon shall determine that is reasonably satisfactory to Chelsea, cash and certificates representing shares of Simon common stock and Simon 6% Convertible Preferred Stock to be paid to the holders of Chelsea common stock pursuant to the merger agreement and certificates representing shares of Simon 8 3/8% Preferred Stock to be paid to the holders of Chelsea Series A Preferred Stock pursuant to the merger agreement. Promptly after the effective time of the REIT Merger, each record holder of a certificate of stock of Chelsea shall be sent a letter of transmittal and instructions on how to surrender such certificate. Thereafter, each holder of Chelsea common stock who returns a duly executed transmittal letter and such other documents as are reasonably required by the exchange agent shall be entitled to receive a certificate or certificates representing the number of full shares of Simon common stock and Simon 6% Convertible Preferred Stock into which the aggregate number of shares of Chelsea common stock owned by such holder have been converted pursuant to the merger agreement and the cash consideration, plus any cash that such holder is entitled to in lieu of fractional shares of Simon common stock and Simon 6% Convertible Preferred Stock and in respect of any dividends or other distributions to which such holder is entitled. Each holder of Chelsea Series A Preferred Stock who returns a duly executed transmittal letter and such other documents as are reasonably required by the exchange agent shall be entitled to receive a certificate or certificates representing the number of full shares of Simon 8 3/8% Preferred Stock into which the aggregate number of shares of Chelsea Series A Preferred Stock have been converted pursuant to the merger agreement and the amount of cash that such holder is entitled to in respect of any dividends or other distributions to which such holder is entitled.

        Holders of unexchanged Chelsea common stock or Chelsea Series A Preferred Stock will not be entitled to receive any dividends or other distributions payable by Simon with respect to those shares of Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock (as the case may be) into which such Chelsea common stock or Chelsea Series A Preferred Stock is to be converted pursuant to the merger agreement or cash in lieu of fractional shares of Simon common stock or Simon 6% Convertible Preferred Stock (to the extent applicable) until the applicable Chelsea certificate is surrendered. Upon surrender or transfer, those holders will receive, without interest, accumulated dividends and distributions together with cash in lieu of fractional shares.

  No Fractional Shares

        Each holder of shares of Chelsea common stock exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of Simon common stock shall receive, in lieu thereof, cash in an amount equal to the product of (i) such fractional part of a share of Simon common stock multiplied by (ii) the average per share closing price of Simon common stock quoted on the New York Stock Exchange for the 10 trading days ending two days prior to the closing date of the REIT Merger. Each holder of shares of Chelsea common stock exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of Simon 6% Convertible Preferred Stock shall receive, in lieu thereof, cash in an amount equal to the product of (i) such fractional part of a share of Simon 6% Convertible Preferred Stock multiplied by (ii) $50.00. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the exchange agent shall so notify Simon, and Simon shall cause the exchange agent to forward payments to such holders of fractional interests.

  Lost, Stolen or Destroyed Certificates

        Upon the making of an affidavit that a certificate representing shares of Chelsea common stock or Chelsea Series A Preferred Stock has been lost, stolen or destroyed, and at Simon's option upon the delivery of an indemnity bond, the exchange agent will issue the REIT Merger Consideration or the Simon 8 3/8% Preferred Stock (as applicable), any cash in lieu of fractional shares of Simon common stock or Simon 6% Convertible Preferred Stock (to the extent applicable) and any unpaid dividends or other distributions in respect of the shares of Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock (as the case may be) represented by the lost, stolen or destroyed certificates to which the holder is entitled.

  Withholding Rights

        Simon and the Simon Operating Partnership generally shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Chelsea common stock, any holder of Chelsea Series A Preferred Stock, any holder of Chelsea common units and any holder of Chelsea options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.

  Chelsea Stock Options

        Each outstanding and unexercised option to purchase shares of Chelsea common stock granted under Chelsea's 1993 Stock Option Plan, as amended, and Chelsea's 2000 Stock Option Plan, as amended, whether or not exercisable or vested, will be converted at the effective time of the REIT Merger into a replacement option to purchase shares of Simon common stock on the same terms and conditions under which it was originally issued (but taking into account any changes thereto, including the acceleration thereof, provided for in, or required or permitted by, Chelsea's option plans, certain specified award agreements or other agreements or such option grant by reason of the merger agreement and the transactions contemplated thereby). Each new Simon option shall be exercisable for a number of shares of Simon common stock equal to (i) the number of shares of Chelsea common stock subject to the Chelsea option to which such new Simon option relates multiplied by (ii) the Option Exchange Ratio (as defined below), rounded to the nearest share. The per share exercise price of each new Simon option shall equal (A) the per share exercise price of the Chelsea option to which such new Simon option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. The "Option Exchange Ratio" is equal to a fraction, the numerator of which is the per share dollar value of the REIT Merger Consideration on the closing date of the REIT Merger, and the denominator of which is the closing price of a share of Simon common stock quoted on the New York Stock Exchange on the closing date of the REIT Merger. All Chelsea stock options that have not vested under the Chelsea stock option plans will vest upon completion of the REIT Merger. Notwithstanding the foregoing, in the case of any Chelsea option to which Section 421 of the Internal Revenue Code as of the effective time of the REIT Merger (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Internal Revenue Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

        Prior to the effective time of the REIT Merger and subject to the terms of the Chelsea option plans, Chelsea shall take all actions necessary and appropriate to allow each holder of a Chelsea option (whether or not exercisable or vested) to elect, in lieu of the treatment provided above, to convert each Chelsea option so held into the right to receive an amount of cash at the effective time of the REIT Merger equal to the product of (i) the excess, if any, of the per share dollar value of the REIT Merger Consideration on the closing date of the REIT Merger over the per share exercise price of such Chelsea option and (ii) the number of shares of Chelsea common stock subject to such Chelsea option (such payment to be net of all applicable withholding taxes). Under the provisions of their employment contracts, Messrs. David C. Bloom, Chao, Davis and Clarke are obligated to elect to receive cash for each of their Chelsea options.

  Representations and Warranties

        The merger agreement contains representations and warranties made by Chelsea and the Chelsea Operating Partnership to Simon and the Simon Operating Partnership. These representations and warranties relate to, among other things:

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  organization, valid existence, good standing and qualification to do business;

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  ownership of subsidiaries;

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  authorization to enter into, and validity and enforceability of, the merger agreement;

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  absence of any conflict of the merger agreement with organizational documents, applicable laws or agreements, and the absence of governmental consents, filings and approvals necessary to complete the Mergers;

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  capitalization and the payment of dividends;

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  filings with the SEC, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

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  absence of certain changes or events since December 31, 2003;

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  various environmental matters, including compliance with environmental laws;

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  various matters relating to owned and leased properties;

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  absence of material undisclosed liabilities;

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  absence of defaults under organizational documents and agreements;

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  possession of all permits and regulatory approvals and compliance with all applicable laws;

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  absence of material pending or threatened litigation and outstanding or threatened governmental orders;

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  tax matters;

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  employee benefit plans;

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  labor and employment matters;

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  validity and absence of defaults under material contracts;

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  ownership and validity of intellectual property rights;

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  insurance matters;

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  broker's and finder's fees in connection with the merger agreement;

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  certain related party transactions;

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  opinion of financial advisor;

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  the Investment Company Act of 1940;

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  board of directors approval;

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  inapplicability of anti-takeover statutes and certain provisions in Chelsea's charter and the Chelsea Operating Partnership's partnership agreement to the Mergers;

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  required votes for the Mergers; and

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  information supplied for use in this proxy statement/prospectus.

        The merger agreement also contains representations and warranties made by Simon and the Simon Operating Partnership to Chelsea and the Chelsea Operating Partnership. These representations and warranties relate to, among other things:

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  organization, valid existence, good standing and qualification to do business;

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  authorization to enter into, and validity and enforceability of, the merger agreement;

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  absence of any conflict of the merger agreement with organizational documents, applicable laws or agreements, and the absence of governmental consents, filings and approvals necessary to complete the Mergers;

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  available funds;

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  broker's and finder's fees in connection with the merger agreement;

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  capitalization and the payment of dividends;

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  filings with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

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  absence of material undisclosed liabilities;

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  information supplied for use in this proxy statement/prospectus;

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  required vote for the Mergers;

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  operations of Simon Acquisition I, LLC and Simon Acquisition II, LLC;

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  tax matters; and

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  absence of certain changes or events since December 31, 2003.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect". For purposes of the merger agreement, "material adverse effect" means with respect to Chelsea or Simon:

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  a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Chelsea or Simon (as the case may be) and its subsidiaries, taken as a whole, or which could reasonably be expected to materially impair or materially delay the consummation of the transactions contemplated by the merger agreement, other than any change resulting from or attributable to:

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  general national or international economic conditions or securities markets in general,

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  the announcement, execution or consummation of the merger agreement and the transactions contemplated thereby, or

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  conditions generally affecting the industry in which Chelsea or Simon (as the case may be) and its subsidiaries operate (except to the extent disproportionately affecting such person relative to other industry participants).

        The representations and warranties in the merger agreement do not survive the effective time of the Mergers and, except as described below under "—Termination, Fees; Effectiveness of Put Agreement; Other Expenses" if the agreement is validly terminated, neither party will have any liability or obligation for its representations and warranties, or otherwise under the merger agreement, unless the party has willfully breached any representation, warranty or covenant contained therein.

  Principal Covenants

        Each of the parties has agreed to certain covenants in the merger agreement concerning the conduct of its respective businesses between the date the merger agreement was signed and the completion of the Mergers. The following summarizes the more significant of these covenants.

  Interim Operations of Chelsea

        Subject to specified exceptions, Chelsea has agreed that it and its subsidiaries shall conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and shall use their commercially reasonable best efforts to preserve their current business organizations, assets and technologies, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. Chelsea has also agreed that it and its subsidiaries shall not authorize, commit or agree to do the following, subject to certain exceptions set forth in the merger agreement, without the prior written consent of Simon:

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  other than as permitted pursuant to the merger agreement or for dividends from a wholly owned subsidiary to its parent entity, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock or other ownership interests, (B) split, combine or reclassify any of their capital stock or other ownership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other ownership interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of Chelsea and its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that Chelsea acquires, forms or creates a subsidiary, or (E) take any action the result of which is that Chelsea or a subsidiary acquires or otherwise owns any equity interest in any other person;

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  issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their capital stock or other ownership interests, (B) any voting debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units or other rights or interests based on or linked to the value of Chelsea common stock;

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  amend their organizational documents;

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  directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $2,000,000 in the aggregate or as otherwise specifically set forth in the corporate budget delivered to Simon;

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  (A) increase the compensation or benefits payable or to become payable to the officers or employees of Chelsea, any subsidiary of Chelsea or any affiliate thereof, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder), (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan, (G) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or employee benefit plan, (H) amend or modify any option plan, (I) grant or promise any tax offset payment award under any option plan, (J) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee or (K) make any loan or cash advance to any current or former consultant or independent contractor;

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  make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Chelsea;

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  directly or indirectly transfer, sell, lease (as lessor), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any encumbrance any properties or assets or any interest therein, except sales of immaterial assets in the ordinary course of business consistent with past practice in an amount not involving more than $500,000 in one transaction or series of related transactions or as otherwise specifically reflected in the corporate budget delivered to Simon, or enter into or amend, modify or terminate any material contract or waive, release or assign any material rights or claims thereunder;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Chelsea, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

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  (A) enter into any new commitments obligating Chelsea or any subsidiary to make capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate, not including tenant allowances under existing leases, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $500,000 and, in any event, not in excess of $1,000,000 individually or $2,000,000 in the aggregate, (C) commence construction of, or enter into any commitment to develop or construct, other real estate projects involving in excess of $1,500,000 or (D) enter into any lease in excess of 20,000 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

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  (A) settle or compromise any material tax liability or waive or extend the statute of limitations with respect to any taxes of Chelsea or any subsidiary, (B) take or omit to take any action that could cause the termination or revocation of Chelsea's REIT status or the status of any subsidiary as a partnership for U.S. federal income tax purposes where such subsidiary presently files tax returns as a partnership, (C) make or rescind any material election relating to taxes of Chelsea or any subsidiary or (D) enter into, or permit any subsidiary to enter into, any tax protection arrangement;

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  (A) settle or compromise any claim, litigation or other legal proceeding, other than those wholly-covered by insurance or in the ordinary course of business consistent with past practice in an amount not involving more than $500,000 individually or $1,000,000 in the aggregate, (B) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (C) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (D) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Chelsea is a party;

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  (A) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any officer, director or employee of Chelsea or any subsidiary, (B) hire or agree to hire any new or additional employees or officers or (C) otherwise enter into, amend or otherwise modify any agreement or arrangement with any person that is an affiliate of Chelsea or, as of the date of the merger agreement, is an employee, officer or director of Chelsea or any subsidiary;

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  in connection with any development property, fail to diligently pursue the development, rehabilitation, renovation, addition or expansion of each such development property in a manner that is (A) in accordance with Chelsea's past development practices and (B) consistent in all material respects with the applicable development budget and schedule;

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  commence any lawsuit, arbitration or any administrative proceeding against any third party, excluding actions brought in the ordinary course of business to enforce lease rights;

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  make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the Mergers;

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  permit any insurance policy naming Chelsea or any subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Simon unless such entity shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy;

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  take any action that would reasonably be expected to (A) result in any condition to the REIT Merger not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by the merger agreement;

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  take any action that would reasonably be expected to result in (A) any representation and warranty of Chelsea set forth in the merger agreement that is qualified as to materiality becoming untrue or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect; or

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  authorize any of, or commit or agree to take any of, the foregoing actions.

  Interim Operations of Simon

        Subject to specified exceptions, Simon has agreed that it and its subsidiaries shall use their commercially reasonable best efforts to preserve their current business organizations, assets and technologies, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. Simon and its subsidiaries shall not authorize, commit or agree to do the following, subject to certain exceptions set forth in the merger agreement, without the prior written consent of Chelsea:

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  (A) amend its charter or bylaws in such a manner as would cause holders of Chelsea common stock that receive Simon common stock pursuant to the REIT Merger to be treated differently than other holders of Simon common stock, or amend the partnership agreement of the Simon Operating Partnership in such a manner as would cause holders of the Chelsea Operating Partnership common units that receive partnership interests in the Simon Operating Partnership pursuant to the Partnership Merger to be treated differently than other holders of the applicable partnership interests in the Simon Operating Partnership or (B) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that a wholly owned subsidiary may declare and pay a dividend to its parent and Simon may declare and pay regular quarterly dividends in the ordinary course of business);

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  adopt a plan of complete or partial liquidation with respect to Simon or authorize such a liquidation or a dissolution;

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  take any action that would reasonably be expected to (A) result in any condition to the REIT Merger not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by the merger agreement; or

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  authorize any of, or commit or agree to take any of, the foregoing actions.

  Chelsea Stockholder Meeting and Chelsea Board of Directors' Covenant to Recommend

        The merger agreement requires Chelsea to call and hold a meeting of its stockholders to approve the REIT Merger and the merger agreement. Chelsea, however, is not required to hold a special meeting if the merger agreement is terminated. Additionally, subject to specified conditions related to its statutory duties discussed below, the board of directors of Chelsea has agreed to recommend that Chelsea's stockholders vote in favor of approval of the REIT Merger and the merger agreement. Chelsea has agreed, subject to certain exceptions, to give Simon two days' prior written notice of any withdrawal of its recommendation to its stockholders to approve the REIT Merger and the merger agreement.

  Access to Information

        Chelsea and Simon have agreed to provide each other with reasonable and prompt access to its and its subsidiaries' respective properties, books, contracts, commitments, representatives and records, subject to applicable law and confidentiality obligations.

  No Solicitation

        The merger agreement precludes Chelsea and any of its subsidiaries from, directly or indirectly (through its officers, directors, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives):

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  soliciting, initiating, encouraging or taking any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any person (other than Simon or its affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal;

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  agreeing to, approving or recommending any Takeover Proposal or entering into any agreement with respect to any Takeover Proposal; or

  •
  entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal.

        "Takeover Proposal" means any offer or proposal for any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 20% or more of the assets of Chelsea and its subsidiaries, taken as a whole, or 20% or more in voting power of the outstanding shares of Chelsea common stock or any class or series of equity or voting securities of Chelsea or any significant subsidiary (including without limitation the partnership units in the Chelsea Operating Partnership), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more in voting power of the outstanding shares of Chelsea common stock or any class or series of equity or voting securities of Chelsea or any significant subsidiary (including without limitation the partnership units in the Chelsea Operating Partnership), or any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving Chelsea or any significant subsidiary.

        The merger agreement also requires Chelsea to notify Simon promptly after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal and (iv) the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. Chelsea must promptly inform Simon of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

        Nothing in the merger agreement prohibits Chelsea and the Chelsea board of directors from:

  •
  taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or

  •
  making any disclosure to Chelsea's stockholders if, in the good faith judgment of the Chelsea board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law;

except that, other than pursuant to the merger agreement, Chelsea, the Chelsea board of directors or any committee of Chelsea may not withdraw (or modify in a manner adverse to Simon), or propose to withdraw (or modify in a manner adverse to Simon), its position with respect to the merger agreement, the related agreements or the Mergers or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

        Before the REIT Merger becomes effective, Chelsea may negotiate and participate in discussions and negotiations with a person that has made an unsolicited written Takeover Proposal that has not resulted from a breach of the "No Solicitation" provision described above. In such a situation, Chelsea may furnish information concerning its business, properties or assets to such person pursuant to appropriate confidentiality agreements (on terms not less favorable to Chelsea than the confidentiality agreement between Simon and Chelsea); except that the Chelsea board of directors is allowed to take any such action if, and only if, prior to taking such action, the Chelsea board of directors has determined by the affirmative vote of a majority of all of the members of the Chelsea board of directors that (i) such Takeover Proposal would result in, or would reasonably be expected to result in, a Superior Proposal and (ii) after receiving advice from outside legal counsel, the failure to provide information or access or to engage in discussions or negotiations with such person would be reasonably likely to cause the Chelsea board of directors to breach its statutory duties to Chelsea under applicable law.

        "Superior Proposal" means a Takeover Proposal (as defined above, except that the references to "20%" in such definition shall be deemed to be a references to "50%") whereby the person making such proposal has on an unsolicited basis submitted a bona fide written proposal to Chelsea on terms that the Chelsea board of directors determines in its good faith judgment (after consultation with a nationally recognized financial advisor, taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to Chelsea's stockholders, from a financial point of view, than the merger agreement and the REIT Merger, taken as a whole, and that is reasonably capable of being completed. Chelsea is prohibited from providing any nonpublic information regarding Chelsea, which was not previously provided to Simon, to any other person unless such information is simultaneously provided to Simon.

        If the Chelsea board of directors, after consultation with outside legal counsel, determines that failure to accept a Superior Proposal would likely cause a breach of the statutory duties of the Chelsea board of directors to Chelsea under applicable law, the Chelsea board of directors may inform the holders of Chelsea common stock that it no longer believes that the REIT Merger is advisable and no longer recommends approval. However, the Chelsea board of directors may only withdraw its recommendation before the Chelsea stockholders meeting to vote on the merger agreement and two business days after specifying the terms, conditions and identity of the Superior Proposal to Simon. In addition, the Chelsea board of directors may only withdraw its recommendation if (i) during the two business day period Simon does not make an offer that the Chelsea board of directors reasonably concludes in good faith (following consultation with its nationally recognized financial advisors and outside counsel) is as favorable to the Chelsea stockholders as such Superior Proposal and (ii) at the end of the two business day period, the Takeover Proposal continues to be a Superior Proposal. If Chelsea complies with these provisions, at any time after the two business day period following notification to Simon of Chelsea's consideration to do so (but in no event following approval of the REIT Merger and the merger agreement at the Chelsea special meeting), Chelsea may terminate the merger agreement and enter into an agreement with respect to the Superior Proposal; provided that prior to such termination Chelsea must pay to Simon the full amounts, if any, required under the section below entitled "—Termination Fees; Effectiveness of Put Agreement; Other Expenses" to be paid at that time.

  Reasonable Best Efforts Covenant

        Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete the REIT Merger, the Partnership Merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and to make all necessary registrations, declarations and filings (including filings with governmental entities, if any) and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity. However, in connection with using its reasonable best efforts, Simon will not be required to divest or hold separate or enter into any licensing or similar arrangement with respect to any assets (whether tangible or intangible) or any of Simon's, Chelsea's or any of their respective affiliates' businesses or cease to conduct business or operations in any jurisdiction in which Simon, Chelsea or any of their respective affiliates conducts business or operations as of the date of the merger agreement.

        Chelsea has also agreed to use its reasonable best efforts to obtain all consents of third parties necessary, proper or advisable to consummate the Mergers, to provide any notices to third parties required to be provided prior to the effective time of the REIT Merger and the Partnership Merger and to comply in all material respects with the terms of its insurance policies.

  Employee Matters

        In the merger agreement, Simon has agreed that following the Mergers, Simon will or will cause the surviving company, as applicable, or any subsidiary of either of them:

  •
  until at least December 31, 2006, to provide benefits to Chelsea's employees that, taken as a whole, are substantially similar in the aggregate to the benefits provided to such employees by Chelsea as of the date of the Mergers, and after such time, at a level comparable to similarly situated employees of Simon;

  •
  to honor all Chelsea employment agreements, in accordance with their respective terms, as in effect on the date of the Mergers;

  •
  to honor in accordance with their terms all vested accrued benefit obligations to, and contractual rights of, current and former employees of Chelsea and its subsidiaries, including Chelsea's recently instituted severance policy. Chelsea may make any required employee matching contributions under the 401(k) Plan in a manner consistent with historical practices;

  •
  to waive any pre-existing exclusions and waiting periods under welfare plans maintained by Simon and its affiliates with respect to participant and coverage requirements applicable to Chelsea employees (except to the extent that any pre-existing condition or waiting period would have been applicable under the comparable Chelsea plan immediately prior to the Mergers). Simon shall also recognize under its plans any co-payments or deductibles paid by the Chelsea employees under Chelsea plans during the calendar year in which the Mergers occur;

  •
  to grant the Chelsea employees, after the Mergers, full service credit for all purposes (except benefit accrual) in any Simon employee benefit plan, to the extent that such a plan is made available to an employee of Chelsea, but only to such extent that the recognition of such service does not result in the duplication of benefits. Chelsea employees who participate in Chelsea's recently enacted severance policy will not be eligible to participate in the Simon severance plan until January 1, 2007, however, these employees will be credited for prior service for purposes of determining severance benefits under the Simon severance plan; and

  •
  to pay out all agreed-upon amounts earned by Chelsea employees under Chelsea's LTIP. Other than the agreed upon amounts, no additional amounts will thereafter be earned or payable under the LTIP.

        In the merger agreement, Chelsea has agreed to take all actions necessary and appropriate to ensure that:

  •
  its 1998 Employee Stock Purchase Plan is terminated prior to the effective time of the REIT Merger, and that no Chelsea employee shall thereafter have any rights under the 1998 Employee Stock Purchase Plan;

  •
  participation in the 1998 Employee Stock Purchase Plan is suspended as of the end of the first "Option Period" (as defined in the 1998 Employee Stock Purchase Plan) that occurs following the date of the merger agreement; and

  •
  prior to the effective time of the REIT Merger, participants in the 401(k) Plan will no longer have the right to purchase shares of Chelsea common stock through such plan.

  Limitation of Liability, Indemnification and Insurance

        Simon has agreed that after the REIT Merger, Chelsea, as the surviving company, will indemnify and hold harmless Chelsea's current directors and officers. In addition, for a period of six years after the REIT Merger, Chelsea, as the surviving company, will (A) maintain in effect in its (or any successor's) charter and bylaws (or similar governing documents) provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries as those currently contained in the charter and bylaws of Chelsea and (B) maintain directors' and officers' insurance. See "The Mergers—Interests of Chelsea Directors and Officers in the Mergers."

  Listing of Shares

        Simon has agreed to use its reasonable best efforts to cause the shares of Simon common stock and Simon 6% Convertible Preferred Stock to be issued in the REIT Merger, and the shares of Simon common stock to be reserved for issuance upon the exercise of Simon options issued in exchange for Chelsea options, to be approved for listing, upon official notice of issuance, on the New York Stock Exchange. Simon also intends to list on the New York Stock Exchange the shares of Simon common stock to be reserved for issuance upon the conversion of the Simon 6% Convertible Preferred Stock, the shares of Simon common stock to be issued upon exchange of the common partnership interests to be issued in the Partnership Merger and the shares of Simon 6% Convertible Preferred Stock to be issued upon exchange of the preferred partnership interests to be issued in the Partnership Merger.

  Coordination of Dividends

        The merger agreement prohibits Chelsea and the Chelsea Operating Partnership from making any distribution or dividend without the prior written consent of Simon. Permission is not required, however, for (i) distributions required for Chelsea to maintain its REIT status, (ii) quarterly distributions of up to $0.60 per share of Chelsea common stock, (iii) a distribution per common unit of the Chelsea Operating Partnership in the same amount as any dividend per share of Chelsea common stock permitted under the merger agreement, (iv) regular quarterly dividends on the Chelsea Series A Preferred Stock of up to $1.046875 per share and (v) regular quarterly dividends on the Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership of up to $1.125 per unit.

        Simon and Chelsea have agreed to coordinate setting the record and payment dates for each distribution with respect to the Chelsea common stock with the record and payment dates for quarterly dividends on the Simon common stock. However, this does not apply to Chelsea's regular second quarter 2004 dividend and Simon currently intends to consent to Chelsea not complying with this requirement with respect to coordinating Chelsea's regular third quarter dividend with Simon's next quarterly dividend currently anticipated to be paid in August 2004.

        The merger agreement also provides that Simon and Chelsea shall declare a partial closing dividend to their stockholders with a record date at the close of business on the day before the effective time of the REIT Merger in an amount equal to such party's most recent quarterly dividend rate, multiplied by the number of days since the last dividend record date through and including the effective date of the REIT Merger, and divided by the total number of days in the calendar quarter in which such dividend is declared.

        See "Questions and Answers About the Mergers" for a description of the dividends anticipated to be paid by Chelsea to holders of Chelsea common stock for periods prior to the effective date of the REIT Merger.

        In addition, Simon and Chelsea have agreed that immediately prior to the effective time of the REIT Merger, Chelsea shall pay any accumulated dividends on the Chelsea Series A Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the REIT Merger.

  Redemption of Certain Securities

        Chelsea has agreed to use its reasonable best efforts to redeem any outstanding 9% Series B Cumulative Redeemable Preferred Stock for cash in accordance with its charter before the REIT Merger. Chelsea has also agreed to use its reasonable best efforts to redeem all of the outstanding Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership for cash in accordance with the partnership agreement of the Chelsea Operating Partnership. As of August 9, 2004, there were no shares of Chelsea's 9% Series B Cumulative Redeemable Preferred Stock outstanding and 1,300,000 Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership outstanding.

  Operation of Chelsea After the Mergers

        Simon has agreed to operate the business of Chelsea and its subsidiaries as a separate division after the closing of the Mergers.

  Simon Board of Directors

        Simon has agreed to take all requisite actions to cause David C. Bloom to be appointed at the effective time of the REIT Merger as a non-voting advisory director to Simon's board of directors.

  Section 16 Matters

        Simon has agreed, subject to the receipt of certain information from Chelsea, to adopt resolutions prior to the effective time of the REIT Merger to exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder the acquisition of any Simon common stock, Simon 6% Convertible Preferred Stock, common or preferred partnership interests in the Simon Operating Partnership and options to purchase Simon common stock in the Mergers by each individual that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chelsea.

  Other Covenants

        The merger agreement contains certain other covenants, including covenants relating to cooperation between Simon and Chelsea in the preparation of this proxy statement/prospectus, public announcements, assumption of indebtedness, assumption of obligations under registration rights agreements and certain tax matters.

  Conditions to Completion of the REIT Merger

  Conditions to Each Party's Obligation to Effect the REIT Merger

        The obligations of each party to the merger agreement to complete the REIT Merger are subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the REIT Merger and the merger agreement by the requisite vote of Chelsea's stockholders;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the REIT Merger, provided that each party shall use its reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn before the effective time of the REIT Merger;

  •
  the approval of the listing on the New York Stock Exchange of the Simon common stock and Simon 6% Convertible Preferred Stock to be issued in or issuable as a result of the Mergers; and

  •
  the declaration of effectiveness of the registration statement of which this proxy statement/prospectus forms a part by the SEC and the absence of any SEC stop order or any proceeding for such a stop order.

  Conditions to Obligation of Simon

        The obligation of Simon to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

  •
  each of the representations and warranties of Chelsea set forth in the merger agreement that is qualified as to materiality or material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Chelsea that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);

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  Chelsea shall have performed in all material respects its obligations required to be performed by it at or prior to the closing of the REIT Merger;

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  there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Chelsea;

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  Simon shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to Chelsea, as to certain tax matters relating to Chelsea's status as a REIT;

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  the put agreement shall be in full force and effect;

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  Chelsea shall have obtained the requisite approval for the Partnership Merger from holders of a majority of the limited partnership interests of the Chelsea Operating Partnership;

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  the redemption of the outstanding Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership and any Chelsea 9% Series B Cumulative Redeemable Preferred Stock shall have been consummated and no such units or stock shall remain outstanding; and

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  the employment agreements discussed in "The Mergers—Interests of Chelsea Directors and Officers in the Mergers" shall be in full force and effect.

  Conditions to Obligations of Chelsea

        The obligation of Chelsea to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

  •
  each of the representations and warranties of Simon set forth in the merger agreement that is qualified as to material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Simon that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);

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  Simon shall have performed in all material respects the obligations required to be performed by it at or prior to the closing of the REIT Merger;

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  there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Simon;

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  Chelsea shall have received an opinion of Baker & Daniels, counsel to Simon, as to certain tax matters relating to Simon's status as a REIT; and

  •
  Simon and the Simon Operating Partnership shall have authorized, executed and delivered the tax protection agreement discussed in "The Mergers—Interests of Chelsea Directors and Officers in the Mergers."

  Waiver of Conditions to Closing of the REIT Merger

        Where the law permits, a party to the merger agreement may elect to waive a condition to its obligation to complete the REIT Merger that has not been satisfied. We cannot be certain when (or if) the conditions to the REIT Merger will be satisfied or waived or that the REIT Merger will be completed. We expect to complete the REIT Merger as promptly as practicable after all of the conditions have been satisfied or waived.

  Conditions to Closing of the Partnership Merger

        The Partnership Merger is not subject to any conditions other than consummation of the REIT Merger. Since the REIT Merger is conditioned upon obtaining the approval of holders of a majority of the limited partnership interests of the Chelsea Operating Partnership, Simon expects to close the Partnership Merger immediately after consummation of the REIT Merger. As discussed below in "—Voting Agreements," holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership if the REIT Merger is approved by the holders of Chelsea common stock. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

        Nevertheless, if the holders of all of the outstanding common units of the Chelsea Operating Partnership elect to participate in the Optional Partnership Exchange Offer, there will be no need to consummate the Partnership Merger. Instead, the Simon Operating Partnership will issue the Partnership Merger Consideration immediately after consummation of the REIT Merger to the holders of outstanding common units of the Chelsea Operating Partnership in exchange for such common units.

  Termination

        The merger agreement may be terminated at any time before the effective time of the REIT Merger, whether before or after approval of the REIT Merger by the Chelsea stockholders, in any of the following ways:

  •
  by mutual written agreement of Chelsea and Simon;

  •
  by either Chelsea or Simon if:

  •
  any governmental entity or authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable, except that neither Chelsea nor Simon may terminate the merger agreement pursuant to this provision if its breach of any obligation under the merger agreement shall have been the primary cause of the failure of the REIT Merger to occur prior to such termination;

  •
  the REIT Merger shall not have been consummated on or before December 15, 2004, except that neither Chelsea nor Simon may terminate the merger agreement pursuant to this provision if its breach of any obligation under the merger agreement shall have been the primary cause of the failure of the REIT Merger to occur on or before that date; or

  •
  approval for the REIT Merger and the merger agreement shall not have been obtained by the required vote of the Chelsea stockholders;

  •
  by Simon if:

  •
  the Chelsea board of directors shall have withdrawn or materially modified its recommendation of the merger agreement or the REIT Merger in a manner adverse to Simon or shall have resolved to do so;

    •
    Chelsea shall have failed to call or hold the special meeting of its stockholders to vote on the REIT Merger and the merger agreement;

    •
    Chelsea shall have intentionally and materially breached any of its obligations under the no solicitation covenant;

    •
    Chelsea shall have entered into a definitive agreement with respect to a Superior Proposal; or

    •
    there shall have been a breach of any representation, warranty, covenant or agreement by Chelsea which shall prevent satisfaction of the conditions to Simon's obligation to close the REIT Merger and, in certain circumstances, such breach shall not have been cured within certain time periods; or

  •
  by Chelsea if:

  •
  prior to the approval of the REIT Merger and the merger agreement by the Chelsea stockholders, the Chelsea board of directors shall have approved, and Chelsea shall have concurrently entered into, a definitive agreement providing for the implementation of a Superior Proposal, but only if Chelsea shall not then be in breach of the no solicitation provision of the merger agreement and shall concurrently pay Simon any termination fees required to be paid at that time; or

  •
  there shall have been a breach of any representation, warranty, covenant or agreement by Simon which shall prevent satisfaction of the conditions to Chelsea's obligation to close the REIT Merger and, in certain circumstances, such breach shall not have been cured within certain time periods.

        If the merger agreement is validly terminated, it will become void and have no effect, without any liability or obligation on the part of any party unless the party is in willful breach thereof. However, the provisions of the merger agreement relating to the effects of termination and the payment of termination fees and expenses, as well as the confidentiality agreement entered into between Chelsea and Simon, will continue in effect notwithstanding termination of the merger agreement.

  Termination Fees; Effectiveness of Put Agreement; Other Expenses

        Chelsea has agreed to pay Simon a termination fee, and the put agreement shall become effective in accordance with its terms, if any of the following events occur:

  •
  Simon terminates the merger agreement because:

  •
  the Chelsea board of directors shall have withdrawn or materially modified its recommendation of the merger agreement or the REIT Merger in a manner adverse to Simon or shall have resolved to do so;

  •
  Chelsea shall have failed to call or hold the special meeting of its stockholders to vote on the REIT Merger and the merger agreement;

  •
  Chelsea shall have intentionally and materially breached any of its obligations under the no solicitation covenant; or

  •
  Chelsea shall have entered into a definitive agreement with respect to a Superior Proposal;

  •
  prior to the approval of the REIT Merger and the merger agreement by the Chelsea stockholders, Chelsea terminates the merger because the Chelsea board of directors shall have approved a definitive agreement providing for the implementation of a Superior Proposal;

  •
  Simon or Chelsea terminates the merger agreement because approval for the REIT Merger and the merger agreement shall not have been obtained by the required vote of the Chelsea stockholders and a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and within 12 months of the termination of the merger agreement, Chelsea or any subsidiary of Chelsea consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of the merger agreement) with the person (or an affiliate of such person) who made the Takeover Proposal received by Chelsea, its representatives or its affiliates prior to termination; or

  •
  Simon or Chelsea terminates the merger agreement because it has not been consummated by December 15, 2004 and at the time of termination a Takeover Proposal shall have been received by Chelsea, its representatives or affiliates and either prior to termination of the merger agreement or within 12 months thereafter Chelsea or any subsidiary of Chelsea consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of the merger agreement) with the person (or an affiliate of such person) who made the Takeover Proposal received by Chelsea, its representatives or its affiliates prior to December 15, 2004.

        The termination fee shall be an amount equal to the lesser of

  •
  $110,000,000 (the "Base Amount"); and

  •
  the sum of (A) the maximum amount that can be paid to Simon without causing Simon to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Internal Revenue Code ("Qualifying Income"), as determined by independent accountants to Simon, and (B) in the event Simon receives and, prior to the date the termination fee is due to be paid to Simon, provides a copy to Chelsea of, an opinion or a letter from outside counsel (the "Termination Fee Tax Opinion") indicating that Simon has received an opinion of counsel or a ruling from the Internal Revenue Service holding that Simon's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Simon within the meaning of Sections 856(c)(2) and (3) of the Internal Revenue Code (the "REIT Requirements"), the Base Amount less the amount payable under clause (A) above.

        In the event that Simon is not able to receive the full Base Amount on the date the termination fee is due, Chelsea shall place the amount by which the Base Amount exceeds the amount paid under clause (y)(A) of the preceding sentence above (the "Unpaid Base Amount") in escrow and shall not release any portion thereof to Simon unless and until Simon provides Chelsea with either one of the following: (A) a letter from Simon's independent accountants indicating the maximum portion of the Unpaid Base Amount that can be paid at that time to Simon without causing Simon to fail to meet the REIT Requirements or (B) a Termination Fee Tax Opinion, in either of which events Chelsea shall pay to Simon from the escrow the lesser of the Unpaid Base Amount and, if applicable, the maximum amount stated in the accountants' letter referred to in clause (A) of this sentence. Chelsea's obligation to pay any portion of the Unpaid Base Amount shall terminate three (3) years from the date of the merger agreement. Amounts remaining in escrow after such obligation terminates shall be released to Chelsea.

        In addition to the termination fee, Chelsea has agreed to pay Simon's out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in certain circumstances where Simon is entitled to terminate the merger agreement. Likewise, Simon has agreed to pay Chelsea's out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in certain circumstances where Chelsea is entitled to terminate the merger agreement.

        Except as provided above or as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost. However, each of Chelsea and Simon will pay 50% of any fees and expenses (other than attorneys' and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the registration statement, this proxy statement/prospectus and the Chelsea limited partners solicitation materials.

  Amendments; Waivers

        Any provision of the merger agreement may be amended before the effective time of the Mergers if, but only if, the amendment or waiver is in writing and signed by each party to the merger agreement. However, no amendment may be made after the Chelsea stockholders or the Chelsea Operating Partnership unitholders have approved the REIT Merger or the Partnership Merger (as the case may be) that requires the approval of the stockholders of Chelsea or the unitholders of the Chelsea Operating Partnership unless such required approval is obtained.

        At any time prior to the effective time of the Mergers, the parties to the merger agreement, by action taken or authorized by their respective boards of directors or managers (or other similar entity, as the case may be), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights.

Voting Agreements

  Voting and Proxies

        In order to induce Simon and the Simon Operating Partnership to enter into the merger agreement, holders of approximately 72% of the common units of the Chelsea Operating Partnership (consisting of certain directors and officers of Chelsea and their affiliates) have entered into voting agreements with Simon and the Simon Operating Partnership pursuant to which they have agreed to vote such common units in favor of the Partnership Merger if the REIT Merger is approved. Such holders have the right to vote sufficient limited partnership interests to approve the Partnership Merger without the affirmative vote of any other holders of limited partnership interests in the Chelsea Operating Partnership, thus ensuring approval of the Partnership Merger on behalf of the Chelsea Operating Partnership if the REIT Merger is approved by the holders of Chelsea common stock. Such holders, who own 0.7% of the outstanding Chelsea common stock, have also agreed to vote their Chelsea common stock in favor of the REIT Merger.

        Pursuant to and during the term of the voting agreements, each holder shall, at every meeting of the stockholders of Chelsea called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Chelsea, vote (or cause to be voted) all of the Chelsea common stock beneficially owned by such holder (a) in favor of (i) approval of the merger agreement and the REIT Merger, (ii) each of the transactions contemplated by the merger agreement and (iii) any incidental matter necessary to facilitate the consummation of the REIT Merger; and

(b) against (i) any Takeover Proposal, (ii) any merger (other than the merger agreement and the Mergers), reorganization, recapitalization, dissolution or winding up of or by Chelsea, (iii) any amendment to the organizational documents of Chelsea if such amendment would result in a breach of any covenant, representation or warranty of Chelsea under the merger agreement or would in any manner prevent or materially impede, interfere with or delay the Mergers, the merger agreement or any other transaction contemplated by the merger agreement, or (iv) any other matter that is inconsistent with the prompt consummation of the Mergers or any other transaction contemplated by the merger agreement.

        Pursuant to and during the term of the voting agreement, each holder shall, at every meeting of the unitholders of the Chelsea Operating Partnership called, and at every adjournment thereof, and on every action or approval by written consent of the unitholders of the Chelsea Operating Partnership, vote (or cause to be voted) all of the common units of the Chelsea Operating Partnership beneficially owned by such holder (a) in favor of (i) approval of the merger agreement and the Partnership Merger, (ii) each of the transactions contemplated by the merger agreement and (iii) any incidental matter necessary to facilitate the consummation of the Partnership Merger; and (b) against (i) any Takeover Proposal, (ii) any merger (other than the merger agreement and the Mergers), reorganization, recapitalization, dissolution or winding up of or by the Chelsea Operating Partnership, (iii) any amendment to the partnership agreement of the Chelsea Operating Partnership, which amendment would result in a breach of any covenant, representation or warranty of Chelsea or the Chelsea Operating Partnership under the merger agreement or would in any manner prevent or materially impede, interfere with or delay the Mergers, the merger agreement or any other transaction contemplated by the merger agreement, or (iv) any other matter that is inconsistent with the prompt consummation of the Mergers or any other transaction contemplated by the merger agreement.

        Each such holder granted and appointed James M. Barkley and Stephen Sterrett as such holder's sole and exclusive attorneys and proxies, with full power of substitution and re-substitution to vote the respective shares of Chelsea common stock and common units of the Chelsea Operating Partnership at every respective annual, special or adjourned meeting of the holders of Chelsea common stock and common units of the Chelsea Operating Partnership, respectively, and in every written consent in lieu of such meeting, as to the matters described in the immediately preceding two paragraphs.

  Prohibited Actions

        Each holder who has entered into a voting agreement has agreed that, other than by operation of law as part of the REIT Merger or the Partnership Merger or in any Optional Partnership Exchange Offer, such holder shall not cause or permit any Transfer (as defined below) of any of shares of Chelsea common stock or common units in the Chelsea Operating Partnership to be effected without Simon's prior written consent to such Transfer and unless each person to which any of such shares of Chelsea common stock or common units in the Chelsea Operating Partnership, or any interest in any of such shares of Chelsea common stock or common units in the Chelsea Operating Partnership, is or may be Transferred shall have: (a) executed a counterpart of the voting agreement and (b) agreed in writing to hold such shares of Chelsea common stock or common units in the Chelsea Operating Partnership (or interest in such shares of Chelsea common stock or common units in the Chelsea Operating Partnership) subject to all of the terms and provisions of the voting agreement, except that the consent of Simon shall not be required for a Transfer to an immediate family member (or trust for the benefit of an immediate family member). A person shall be deemed to have effected a "Transfer" of a security for purposes of the voting agreements if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein. Notwithstanding the foregoing, Simon has consented to the transfer of 520,920 common units in the Chelsea Operating Partnership by Charles Bloom (the father of David C. and William D. Bloom) without requiring the transferee to execute a counterpart to the voting agreement or agree to hold such common units subject to all of the terms and provisions of the voting agreement.

        Each holder who has entered into a voting agreement also has agreed that such holder shall not, and shall use its reasonable best efforts to cause its affiliates or representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any person (other than Simon or its affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; provided, however, that the foregoing prohibitions shall not restrict any holder that is a member of Chelsea's board of directors or an officer of Chelsea from taking any actions in such capacity to the extent permitted by the merger agreement. Each such holder also agreed to notify Simon promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal and (iv) the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place.

  Certain Permitted Conversions

        Notwithstanding anything to the contrary contained in the voting agreements: (i) at any time prior to the Chelsea Operating Partnership obtaining approval of the Partnership Merger from its unitholders, each holder who has entered into a voting agreement shall be entitled to convert its common units in the Chelsea Operating Partnership into Chelsea common stock in accordance with the partnership agreement of the Chelsea Operating Partnership and Chelsea's organizational documents; provided, however, that such holder shall not be entitled to convert any common units in the Chelsea Operating Partnership into Chelsea common stock that, if so converted, would, when combined with all other conversions of common units in the Chelsea Operating Partnership into Chelsea common stock by any holder of common units during such period, result in Simon and the Simon Operating Partnership having secured the affirmative vote of less than 50.1% of the common units in the Chelsea Operating Partnership entitled to vote on the merger agreement and the Partnership Merger pursuant to the voting agreements; and (ii) at any time after the Chelsea Operating Partnership shall have obtained the approval of the Partnership Merger from its unitholders, each holder shall be entitled to convert its common units in the Chelsea Operating Partnership into Chelsea common stock in accordance with the partnership agreement of the Chelsea Operating Partnership and Chelsea's organizational documents.

  Other Provisions

        The voting agreements also contain provisions relating to, among other things, representations and warranties by each unitholder a party thereto and specific enforcement of the voting agreements. The voting agreements terminate upon termination of the merger agreement in accordance with its terms.

Put Agreement

        In order to induce Simon and the Simon Operating Partnership to enter into the merger agreement and to address Simon's objections to being a joint venture partner with a subsequent acquirer of Chelsea who is not acceptable to Simon, the Chelsea Operating Partnership entered into a put agreement with the Simon Operating Partnership. The put agreement provides that, in the event the merger agreement is terminated and a termination fee is owed to Simon thereunder, the Simon Operating Partnership shall have the right, exercisable for 60 days thereafter, to require the Chelsea Operating Partnership to acquire its interests in two 50/50 joint ventures, Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC, for the fair market value of such interests, which will be determined either by agreement of the parties or, failing such agreement, through an appraisal procedure set forth in the put agreement. Simon/Chelsea Las Vegas Development, LLC owns and operates the 435,000 square-foot Las Vegas Premium Outlets which opened in August 2003 and Simon/Chelsea Chicago Development, LLC owns and operates the 438,000 square-foot Chicago Premium Outlets which opened in May 2004. The closing of the transactions contemplated by the put agreement shall occur 10 business days after the final determination of the fair market value.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information sets forth: (i) the historical financial information as of June 30, 2004 and for the six months then ended, as derived from the unaudited financial statements of Simon and Chelsea, and the historical financial information for the year ended December 31, 2003, as derived from the audited financial statements of Simon and Chelsea, and (ii) pro forma adjustments assuming the REIT Merger and the Partnership Merger, pursuant to which Chelsea and the Chelsea Operating Partnership will become indirect subsidiaries of Simon, were completed as of June 30, 2004 for purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 2003 and carried forward for purposes of the unaudited pro forma condensed combined statements of operations.

        The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and with the historical consolidated financial statements of Simon and Chelsea, including the respective notes thereto, which are incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma condensed combined per share financial information which appears elsewhere in this proxy statement/prospectus. These unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which would have been realized had the Mergers been effective as of or for the periods presented or the combined financial position or results of operations of the combined company in the future.

        The combined financial information as of and for the periods presented may have been different had the companies actually been combined as of or during those periods due to, among other factors, those factors discussed in "Risk Factors." See also "Cautionary Statement Concerning Forward-Looking Statements." The unaudited pro forma adjustments are based on available information and upon assumptions that we believe are reasonable.

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of June 30, 2004

	Historical Simon 2(A)	Historical Chelsea 2(A)	Pro Forma Adjustments 2(B)	Consolidation of Simon/Chelsea Joint Ventures and Other	Notes		Pro Forma Combined
	(in thousands)
ASSETS:
Investment properties, at cost	$16,021,671	$2,100,179	$2,230,998	$309,867	2(C	)	$20,662,715
Less—accumulated depreciation	2,855,549	364,074	(364,074)	—	2(C	)	2,855,549

	13,166,122	1,736,105	2,595,072	309,867			17,807,166
Cash and cash equivalents	519,070	18,046	(5,500)	9,561	2(C	)	541,177
Tenant receivables and accrued revenue, net	285,756	30,912	(27,482)	3,612	2(C	)	292,798
Investment in unconsolidated entities, at equity	1,641,205	130,058	478,942	(306,772)	2(C	)	1,943,433
Deferred costs, other assets, and minority interest, net	651,957	81,384	86,021	93	2(C	)	819,455

Total assets	$16,264,110	$1,996,505	$3,127,053	$16,361			$21,404,029

LIABILITIES:
Mortgages and other indebtedness	$11,051,380	$1,202,951	$1,921,591	$—			$14,175,922
Accounts payable, accrued expenses, and deferred revenues	674,106	67,546	—	16,361	2(C	)	758,013
Cash distributions and losses in partnerships and joint ventures, at equity	24,532	—	—	—			24,532
Other liabilities, minority interest and accrued dividends	232,011	53,138	44,000	—			329,149

Total liabilities	11,982,029	1,323,635	1,965,591	16,361			15,287,616
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	774,697	79,689	158,002	(29,841)	2(D	)	982,547
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	258,220	63,315	174,376	—			495,911
STOCKHOLDERS' EQUITY:
All series of preferred stock	365,771	38,731	663,418	—			1,067,920
All remaining net equity	2,883,393	491,135	165,666	29,841	2(D	)	3,570,035

Total stockholders' equity	3,249,164	529,866	829,084	29,841			4,637,955

	$16,264,110	$1,996,505	$3,127,053	$16,361			$21,404,029

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Six Months ended June 30, 2004

	Historical Simon 3(a)	Historical Chelsea 3(a)	Consolidation of Simon/Chelsea Joint Ventures 3(b)	Pro Forma Adjustments	Notes	Pro Forma Combined
	(in thousands, except per share data)
REVENUE:
Minimum and overage rent	$734,936	$143,050	$8,862	$5,500	3(c)	$892,348
Tenant reimbursements	351,868	42,470	2,703	—		397,041
Management fees, and other revenues and income	98,080	4,343	1,151	—		103,574

Total revenue	1,184,884	189,863	12,716	5,500		1,392,963

EXPENSES:
Property operating	366,997	50,839	2,943	—		420,779
Depreciation and amortization	283,607	35,754	2,165	38,833	3(d)	360,359
Home and regional office costs and general and administrative	49,255	7,721	—	—		56,976
Other	16,602	3,083	111	—		19,796

Total operating expenses	716,461	97,397	5,219	38,833		857,910

OPERATING INCOME	468,423	92,466	7,497	(33,333)		535,053
Interest expense	310,332	37,937	—	9,543	3(e)	357,812

Income before minority interest	158,091	54,529	7,497	(42,876)		177,241
Minority interest	(4,681)	—	—	—		(4,681)
Gain (loss) on sales of assets and other, net	(1,881)	—	—	—		(1,881)
Income tax expense of taxable REIT subsidiaries	(8,642)	—	—	—		(8,642)

Income before unconsolidated entities	142,887	54,529	7,497	(42,876)		162,037
Loss from technology joint venture	—	—	—	—		—
Income from unconsolidated entities	36,908	10,347	(7,497)	(5,070)	3(f)	34,688

Income from continuing operations	179,795	64,876	—	(47,946)		196,725
Results of operations from discontinued operations	(770)	—	—	770	3(g)	—
Gain on disposal or sale of discontinued operations, net	288	—	—	(288)	3(g)	—

Income before allocation to limited partners	179,313	64,876	—	(47,464)		196,725
LESS:
Limited partners' interest in the operating partnership	34,776	8,540	—	(10,743)	3(h)	32,573
Preferred distributions of the operating partnership	9,805	2,924	—	4,207	3(i)	16,936

NET INCOME	134,732	53,412	—	(40,928)		147,216
Preferred dividends	(15,670)	(1,668)	—	(19,869)	3(j)	(37,207)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$119,062	$51,744	$—	$(60,797)		$110,009

BASIC EARNINGS PER SHARE OF COMMON STOCK:
Income from continuing operations	$0.58					$0.51

Weighted average common shares outstanding	203,901,447					216,864,901

DILUTED EARNING PER SHARE OF COMMON STOCK:
Income from continuing operations	$0.58					$0.51

Weighted average common shares outstanding	204,789,189					217,752,643

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the year ended December 31, 2003

	Historical Simon 3(a)	Historical Chelsea 3(a)	Consolidation of Simon/Chelsea Joint Ventures 3(b)	Pro Forma Adjustments	Notes		Pro Forma Combined
	(in thousands, except per share data)
REVENUE:
Minimum and overage rent	$1,420,378	$277,028	$5,817	$11,000	3(c	)	$1,714,223
Tenant reimbursements	673,616	86,499	2,111	—			762,226
Management fees, and other revenues and income	215,310	8,738	(62)	—			223,986

Total revenue	2,309,304	372,265	7,866	11,000			2,700,435

EXPENSES:
Property operating	705,714	102,951	2,290	—			810,955
Depreciation and amortization	497,076	70,830	1,440	78,370	3(d	)	647,716
Home and regional office costs and general and administrative	95,187	12,396	—	—			107,583
Costs related to withdrawn tender offer	10,581	—	—	—			10,581
Other	27,227	4,984	99	—			32,310

Total operating expenses	1,335,785	191,161	3,829	78,370			1,609,145

OPERATING INCOME	973,519	181,104	4,037	(67,370)			1,091,290
Interest expense	602,510	69,779	—	19,634	3(e	)	691,923

Income before minority interest	371,009	111,325	4,037	(87,004)			399,367
Minority interest	(7,277)	—	—	—			(7,277)
Gain (loss) on sales of assets and other, net	(5,146)	—	—	—			(5,146)
Income tax expense of taxable REIT subsidiaries	(7,597)	—	—	—			(7,597)

Income before unconsolidated entities	350,989	111,325	4,037	(87,004)			379,347
Loss from technology joint venture	—	(2,518)	—	—			(2,518)
Income from unconsolidated entities	99,645	11,006	(4,037)	(10,141)	3(f	)	96,473

Income from continuing operations	450,634	119,813	—	(97,145)			473,302
Results of operations from discontinued operations	8,687	(980)	—	(7,707)	3(g	)	—
Gain on disposal or sale of discontinued operations, net	22,394	5,625	—	(28,019)	3(g	)	—

Income before allocation to limited partners	481,715	124,458	—	(132,871)			473,302
LESS:
Limited partners' interest in the operating partnership	100,956	17,082	—	(32,803)	3(h	)	85,235
Preferred distributions of the operating partnership	12,044	5,848	—	8,413	3(i	)	26,305

NET INCOME	368,715	101,528	—	(108,481)			361,762
Preferred dividends	(55,138)	(3,336)	—	(39,738)	3(j	)	(98,212)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$313,577	$98,192	$—	$(148,219)			263,550

BASIC EARNINGS PER SHARE OF COMMON STOCK:
Income from continuing operations	$1.53						$1.30

Weighted average common shares outstanding	189,475,124						202,438,578

DILUTED EARNING PER SHARE OF COMMON STOCK:
Income from continuing operations	$1.53						$1.30

Weighted average common shares outstanding	190,298,656						203,262,110

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma

Condensed Combined Financial Information

1. Basis of Presentation

        Simon, the Simon Operating Partnership, Chelsea and the Chelsea Operating Partnership have agreed, pursuant to the merger agreement, to enter into the REIT Merger and the Partnership Merger subject to the terms and conditions set forth in the merger agreement, whereby Simon will acquire all of the outstanding common stock of Chelsea and common units in the Chelsea Operating Partnership. The Mergers will be accounted for as a purchase business combination. The fair market value of the consideration given by Simon will be used as the valuation basis for the Mergers. The consolidated assets and liabilities of Chelsea will be revalued by Simon to their respective fair market values at the effective date of the Mergers. The unaudited pro forma adjustments are based on available information and upon preliminary assumptions that Simon believes are reasonable. The purchase accounting allocations made by Simon's management in connection with the unaudited pro forma condensed combined financial information are based upon preliminary assumptions and estimates of Simon's management, and are subject to reallocation when the final purchase accounting takes place after the completion of the Mergers. The unaudited pro forma condensed combined financial information assumes that the Mergers were completed on June 30, 2004 for the purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 2003 and carried forward for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the actual financial position as of June 30, 2004 or what the actual results of operations of Simon would have been assuming the Mergers were completed at the dates indicated, nor are they indicative of the results of operations of future periods.

        These pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Simon and Chelsea incorporated by reference in this proxy statement/prospectus. In Simon's opinion, all pro forma adjustments necessary to reflect the Mergers have been made.

2. Adjustments to the Pro Forma Condensed Combined Balance Sheet

(A)
Reflects Simon's and Chelsea's unaudited historical consolidated condensed balance sheet information as of June 30, 2004.

(B)
The holders of Chelsea common stock will receive in the REIT Merger an amount estimated at $66.00 for each share of Chelsea common stock. The holders of common units of the Chelsea Operating Partnership will receive in the Partnership Merger an amount estimated at $66.00 for each common unit of the Chelsea Operating Partnership.

  The $66.00 consideration to be paid to the holders of Chelsea common stock includes $36.00 in cash, $15.00 of value in Simon common stock (based on the average price per share of Simon common stock for the 10 days ending on June 16, 2004 of $51.09 (which we refer to in this proxy statement/prospectus as the base price)) and $15.00 of value in Simon 6% Convertible Preferred Stock (based on a $50.00 per share liquidation preference). The Simon common stock component of the REIT Merger Consideration is based upon a fixed exchange ratio of 0.2936 of a share of Simon common stock per share of Chelsea common stock and is subject to a 15% symmetrical collar ($43.43/$58.75) based upon the average price of Simon common stock for ten randomly selected days out of 30 trading days ending on the fifth business day prior to the closing of the REIT Merger. In the event the Closing Date Reference Price is lower than $43.43, then each holder of Chelsea common stock shall receive an additional cash payment in an amount equal to $12.75 less the value of 0.2936 of a share of Simon common stock valued at the Closing Date Reference Price. In the event the Closing Date Reference Price is greater than $58.75, then the Simon common stock exchange ratio will be lowered so that each holder of Chelsea common stock shall receive $17.25 worth of Simon common stock per share of Chelsea common stock valued at the Closing Date Reference Price. The pro forma information provided herein has assumed that the Simon common stock price falls within the symmetrical collar and thus no adjustment to the Simon common stock exchange ratio is required.

  The $66.00 consideration to be paid to the holders of common units in the Chelsea Operating Partnership includes approximately $33.00 of value in common partnership interests in the Simon Operating Partnership interests and $33.00 of value in preferred partnership interests in the Simon Operating Partnership preferred partnership interests based on a $50.00 per share liquidation preference. The common partnership interest component of the Partnership Merger Consideration is based upon a fixed exchange ratio of 0.6459 using the base price of $51.09 and is subject to the same collar provisions as the common stockholders described above; except any required adjustment will result in an increase/decrease in the number of common partnership interests in the Simon Operating Partnership to be issued. The pro forma information provided herein has assumed that the Simon common stock price falls within the symmetrical collar and thus no adjustment to the number of common partnership interests in the Simon Operating Partnership is required.

  As of June 30, 2004, there were 44,153,452 shares of Chelsea common stock, 7,202,746 limited partnership units in the Chelsea Operating Partnership and options to acquire 3,102,436 shares of Chelsea common stock.

  The total purchase price, purchase price allocation and financing of the Mergers are summarized as follows:

	Amount	Notes
	(in thousands)
Cash	$1,721,134	(B-1)
Simon common stock (12,963,454 shares to be issued)	662,301	(B-2)
Simon 6% Convertible Preferred Stock (13,246,036 shares to be issued)	662,302	(B-3)
Common partnership interests in the Simon Operating Partnership (4,652,254 units to be issued)	237,691	(B-4)
Preferred partnership interests in the Simon Operating Partnership (4,753,812 units to be issued)	237,691	(B-5)

Shares and partnership interests acquired, net (53,350,283 times $66.00)	3,521,119
Book value of mortgages and other indebtedness assumed	1,202,951	(B-6)
Fair value of Chelsea Series A Preferred Stock	39,847	(B-7)
Fair value of Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership to be redeemed	65,000	(B-8)
Costs of Mergers and annuities	63,000	(B-9)
Accounts payable and other liabilities assumed	120,684	(B-10)
Reduction in historical Chelsea cash for special bonus payments pre-merger	(5,500)	(B-11)
Other intangible liability for fair value of below market in-place leases	44,000	(B-12)
Fair value adjustment of debt premium/discount, net	72,457	(B-13)

Total assets per allocation of purchase price	$5,123,558

  Simon has allocated the purchase price to the estimated fair value of the net assets acquired and liabilities assumed as follows:

	Allocation of Purchase Price	Less Chelsea Historical	Pro Forma Adjustments	Notes
	(in thousands)
ASSETS:
Investment properties, net	$4,331,177	$1,736,105	$2,595,072
Cash and cash equivalents	12,546	18,046	(5,500)	(B-11)
Tenant receivables and accrued revenue, net	3,430	30,912	(27,482)	(B-14)
Investment in unconsolidated entities, at equity	609,000	130,058	478,942	(B-15)
Deferred costs, other assets and minority interest, net	167,405	81,384	86,021	(B-16)

Total assets	$5,123,558	$1,996,505	$3,127,053

LIABILITIES:
Mortgages and other indebtedness	$3,124,542	$1,202,951	$1,921,591	(B-17)
Accounts payable, accrued expenses, and deferred revenues	67,546	67,546	—
Other liabilities	97,138	53,138	44,000	(B-12)

Total liabilities	3,289,226	1,323,635	1,965,591
Limited partners' common partnership interests in the Simon Operating Partnership	237,691	79,689	158,002	(B-18)
Limited partners' preferred partnership interests in the Simon Operating Partnership	237,691	63,315	174,376	(B-19)
STOCKHOLDERS' EQUITY:
All series of preferred stock	702,149	38,731	663,418	(B-20)
All remaining net equity	656,801	491,135	165,666	(B-21)

Total stockholders' equity	1,358,950	529,866	829,084

Total liabilities and stockholders' equity	$5,123,558	$1,996,505	$3,127,053

  The amounts shown above were determined as follows:

  (B-1)
  In connection with the REIT Merger, Simon will pay $36.00 in cash per common share of Chelsea stock outstanding. As of June 30, 2004, there were 44,153,452 shares of Chelsea common stock outstanding. The pro forma financial information presented herein assumes that the option holders elect to convert the options to purchase 3,102,436 shares of Chelsea common stock into cash and therefore results in a lump sum payment of $131.6 million. The lump sum payment represents the difference in the REIT Merger Consideration per share and the option exercise price.

  (B-2)
  In connection with the REIT Merger, Simon will issue 0.2936 of a share of Simon common stock for each outstanding share of Chelsea common stock. This will result in the issuance of 12,963,454 shares (44,153,452 shares × 0.2936) of Simon common stock at an aggregate value of approximately $662.3 million based on the base price of $51.09.

  (B-3)
  In connection with the REIT Merger, Simon will issue 0.3000 of a share of Simon 6% Convertible Preferred Stock for each outstanding share of Chelsea common stock. This will result in the issuance of 13,246,036 shares (44,153,452 shares × 0.3000) at an aggregate value of approximately $662.3 million based on the per share liquidation value of $50.00 per share of Simon 6% Convertible Preferred Stock.

  (B-4)
  In connection with the Partnership Merger, the Simon Operating Partnership will issue 0.6459 of a common partnership interest in the Simon Operating Partnership for each common unit in the Chelsea Operating Partnership. As of June 30, 2004, there were 7,202,746 common units in the Chelsea Operating Partnership outstanding. This will result in the issuance of 4,652,254 common partnership interests (7,202,746 common units × 0.6459) in the Simon Operating Partnership at an aggregate value of approximately $237.7 million based on the value of a Simon Operating Partnership common partnership interest of $51.09.

  (B-5)
  In connection with the Partnership Merger, the Simon Operating Partnership will issue 0.6600 of a preferred partnership interest in the Simon Operating Partnership for each common unit in the Chelsea Operating Partnership. This will result in the issuance of 4,753,812 preferred partnership interests (7,202,746 common units × 0.6600) in the Simon Operating Partnership at an aggregate value of approximately $237.7 million based on the liquidation value of a preferred partnership interest of $50.00.

  (B-6)
  Reflects the assumption of the historical unsecured bank debt, unsecured notes and mortgages of Chelsea of $1,203.0 million.

  (B-7)
  Each share of Chelsea Series A Preferred Stock will be converted into the right to receive one share of Simon 8 3/8% Preferred Stock, which will have substantially the same terms and rights as the Chelsea Series A Preferred Stock. As of June 30, 2004, there were 796,948 shares of Chelsea Series A Preferred Stock outstanding with a liquidation preference of $39.8 million or $50.00 per share. The Chelsea Series A Preferred Stock has no stated maturity and is not convertible into any other securities of Chelsea. The Chelsea Series A Preferred Stock is redeemable on or after October 15, 2027.

  (B-8)
  As of June 30, 2004, there were 1.3 million 9% Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership, at a stated value of $50.00 per unit, outstanding which may be called at par on or after September 2004. The Chelsea Operating Partnership shall redeem all of its outstanding Series B Cumulative Redeemable Preferred Units at a liquidation value of $65.0 million prior to consummation of the REIT Merger.

  (B-9)
  The costs of the Mergers reflect the following, including Chelsea merger costs of $17.5 million:

(in thousands)
Advisory fees	$24,000
Legal, accounting and other	14,000
Non-compete funding	23,000
Transfer taxes	2,000

Total merger costs	$63,000

  (B-10)
  Represents the historical accounts payable and other liabilities of Chelsea as of June 30, 2004.

  (B-11)
  Reflects the adjustment to Chelsea's historical cash and a charge to equity for the $5.0 million special bonus payment to be paid to David C. Bloom and the $0.5 million special bonus to be paid to William D. Bloom prior to closing of REIT Merger. These payments will not impact the pro forma statements of operations.

  (B-12)
  This amount reflects the pro forma adjustment for below-market lease values related to the acquired Chelsea properties. The pro forma amount is based on the present value (using an interest rate that reflects the risks associated with the property acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) Simon's estimates of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized below-market lease values are amortized as an increase to minimum rent over the remaining non-cancelable average terms of the respective leases of approximately four years.

  (B-13)
  The fixed interest rates on the mortgage debt and unsecured notes that Simon will assume upon completion of the Mergers are at above-market rates. Simon will record a debt premium of $72.5 million to account for the difference between the fixed interest rates and the market interest rates calculated based upon Simon's estimate of market interest rates and recently completed debt transactions. Simon determined that the market interest rates for the Chelsea mortgage debt were between 3.33% and 4.32% compared with the existing fixed rates between 5.1% and 7.67% and that the market interest rates for the Chelsea unsecured notes were between 3.00% and 5.31% compared with the existing rates of 3.5% to 8.625%.

  (B-14)
  Reflects the elimination of Chelsea's historical straight-line rent receivable.

  (B-15)
  Reflects adjustment to record the fair value of Chelsea's ownership in eight joint venture properties.

  (B-16)
  Increase in deferred costs can be attributed to the following:

(in thousands)
Non-compete intangible:
David C. Bloom, Chelsea CEO(1)	$15,000
Thomas J. Davis, Chelsea President(1)	8,000
Intangible lease costs(2)	69,000
Write off historical deferred financing costs	(5,979)

Total pro forma deferred cost adjustment	$86,021

    (1)
    In partial consideration for the non-competition covenant of David C. Bloom and Thomas J. Davis, Chelsea will purchase at the closing of the REIT Merger a $15.0 million annuity for David C. Bloom, with amounts payable in annual installments ratably over a period of 10 years beginning in 2007 and an annuity for Thomas J. Davis which will provide for payments to him of $1.0 million per year for eight years, also beginning in 2007. Mr. Davis's annuity is identical in all other respects to Mr. Bloom's annuity. Both annuities will be owned by Chelsea, with Mr. Bloom or Mr. Davis as the primary beneficiary, as applicable, and Chelsea as the contingent beneficiary. If Mr. Bloom or Mr. Davis is terminated by Chelsea without cause or resigns for good reason or upon expiration of the term on December 31, 2006, the executive shall be entitled to receive the payments under the annuity beginning in 2007. If Mr. Bloom's or Mr. Davis's employment is terminated by Chelsea for cause, by the executive without good reason or due to death or disability (under certain circumstances) prior to December 31, 2006, the executive shall forfeit his rights to any annuity payments, and Chelsea shall become entitled to payments under the annuity. In addition, if after payments begin under the annuity the executive violates his non-competition covenant, Chelsea shall have the right to cause the executive to forfeit any remaining annuity payments. The annuity payments to Mr. Bloom and Mr. Davis will be amortized to expense over 10 and 8 years, respectively, the periods of the non-compete agreements which are scheduled to begin in 2007.

    (2)
    Represents the portion of the purchase price allocated to intangible lease costs related to acquired in place leases.

  (B-17)
  The addition to mortgages and other indebtedness includes the following:

(in thousands)
Bridge loan to fund acquisition consisting of:
Cash to fund cash portion of REIT Merger Consideration at $36.00 per share	$1,721,134
Cash to fund costs of Mergers and purchase of required annuities	63,000
Cash to redeem Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership	65,000

Total bridge loan	1,849,134
Fair value adjustment of Chelsea existing debt	72,457

Total	$1,921,591

  (B-18)
  The addition to limited partners' common partnership interests in the Simon Operating Partnership reflects the issuance of 4,652,254 common partnership interests at the per unit base price of $51.09 for a value of $237.7 million.

  (B-19)
  The addition to limited partners' preferred partnership interests in the Simon Operating Partnership reflects the issuance of 4,753,812 preferred partnership interests at a liquidation preference of $50.00 per share for a value of $237.7 million. The pro forma amount also reflects the payoff of the $65.0 million of existing Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership with debt proceeds.

  (B-20)
  The pro forma amount reflects $662.3 million of Simon 6% Convertible Preferred Stock to be issued in the REIT Merger and the incremental amount of $1.1 million to bring the existing Chelsea Series A Preferred Stock up to its fair value of $39.8 million.

  (B-21)
  The pro forma amount reflects newly issued Simon common stock of $662.3 million less an aggregate of $5.5 million of payments before the Mergers to David C. and William D. Bloom less the historical Chelsea equity of $491.1 million.

(C)
The pro forma adjustment reflects consolidation of Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC. Simon and Chelsea have historically accounted for their joint venture interests in these entities under the equity method of accounting. After the Mergers, Simon will own a 100% interest in both and will consolidate for financial reporting purposes. Simon will retain its historical carryover basis in 50% of the consolidated assets and liabilities of Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC. The 50% portion that Simon will acquire in connection with the Mergers will be adjusted to fair value.

(D)
The pro forma adjustment to reflect the limited partners' partnership interests in the Simon Operating Partnership as follows:

(in thousands except percentages)
Pro forma common shareholders' equity including limited partners' common partnership interests	$4,552,582
Less net assets owned directly by Simon	(114,538)

Pro forma common equity of the Simon Operating Partnership	$4,438,044

Limited partners' percentage	22.14%

Limited partners' share	$982,547
Unadjusted balance	1,012,388

Pro forma limited partners' share adjustment	$(29,841)

3. Adjustments to the Pro Forma Condensed Combined Statements of Income

  In connection with the Mergers, Chelsea will pay special bonuses and transaction costs of $5.5 million and $17.5 million, respectively, which have not been included in the pro forma statements of operations.

(a)
Reflects Simon and Chelsea's historical results of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 (unaudited).

(b)
Reflects adjustments to consolidate Simon/Chelsea Las Vegas Development, LLC and Simon/Chelsea Chicago Development, LLC. Simon and Chelsea have historically accounted for these two entities under the equity method of accounting. After the Mergers, Simon will own 100% of these entities.

(c)
Reflects the adjustments to minimum rents for the amortization of below-market leases. The balance of $44.0 million amortized over the remaining non-cancelable term is $11.0 million for the year ended December 31, 2003 and $5.5 million for the six months ended June 30, 2004.

(d)
Reflects adjustments to depreciation and amortization expense. Buildings and improvements (including tenant allowances) are depreciated over 35 years or the lease life, respectively. Intangible lease costs are amortized over approximately 4 years which represents the average estimated remaining life of the leases.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands)
Depreciation Expense
Building and Improvements	$130,900	$66,387
Intangible lease costs	18,300	8,200
Less: Chelsea historical depreciation expense	(70,830)	(35,754)

Pro forma adjustment	$78,370	$38,833

(e)
Reflects the adjustments to interest expense resulting from approximately $1.8 billion of debt incurred to finance a portion of the purchase price.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands)
Interest Expense
Bridge loan to fund acquisition(1)	$36,983	$18,492
Amortization of debt premium(2)	(15,817)	(7,909)
Eliminate historical amortization of deferred financing costs and debt premium/discount	(1,532)	(1,040)

Total	$19,634	$9,543

  (1)
  Simon will secure a 24 month bridge loan to help finance the Mergers and expects to borrow at LIBOR plus 65 basis points. LIBOR at June 30, 2004 was 1.35%.

  (2)
  Based on debt premium of $78.8 million ($72.5 million pro forma adjustment plus $6.3 million of existing premium) amortized over the remaining average debt term of approximately 5.3 years.

(f)
Reflects the amortization of the excess investment in joint ventures over 35 years.

(g)
To adjust pro formas to reflect income from continuing operations by eliminating historical amounts from discontinued operations for Simon and Chelsea.

(h)
The pro forma adjustment to the limited partners' partnership interests in the Simon Operating Partnership for the year ended December 31, 2003 of $32.8 million and for the six months ending June 30, 2004 of $10.7 million were calculated based on the pro forma weighted average ownership interests for the periods presented as calculated below. The pro forma adjustments therefore adjust the historical Simon and Chelsea amounts to the newly calculated totals.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands, except percentages)
Pro forma income before allocation to limited partners	$473,302	$196,725
Less net income generated by Simon	(3,381)	(55)

Pro forma income before allocation to limited partners of Simon Operating Partnership	469,921	196,670
Less pro forma preferred distributions and preferred dividends	(124,517)	(54,143)

Pro forma common income of the Simon Operating Partnership	$345,404	$142,527

Limited partners' weighted average percentage	24.68%	22.85%
Limited partners' share	$85,235	$32,573
Unadjusted balance	$118,038	$43,316

Pro forma adjustment of limited partners partnership interest in the Simon Operating Partnership	$(32,803)	$(10,743)

(i)
Reflects the preferred distributions to the unit holders for the newly issued preferred partnership interests of the Simon Operating Partnership of $14.3 million less the historical distributions on the Series B Cumulative Redeemable Preferred Units of the Chelsea Operating Partnership to be redeemed prior to consummation of the REIT Merger of $5.9 million for the year ended December 31, 2003. The amounts for the six month period ended June 30, 2004 were $7.1 million and $2.9 million, respectively.

(j)
Reflects the preferred dividends on the Simon 6% Convertible Preferred Stock to be issued in the REIT Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REIT MERGER, THE
PARTNERSHIP MERGER AND THE OPTIONAL PARTNERSHIP EXCHANGE OFFER

        The following is a general discussion of certain material U.S. federal income tax consequences of the REIT Merger, the Partnership Merger and participation in the Optional Partnership Exchange Offer. The portion of this discussion pertaining to the REIT Merger is limited to "U.S. Stockholders" and "Non-U.S. Stockholders" who hold their Chelsea common stock and Chelsea Series A Preferred Stock, and who will hold their shares of Simon stock received in the REIT Merger, as capital assets for U.S. federal income tax purposes (in general, as an asset held for investment). The portion of this discussion pertaining to the Partnership Merger and the Optional Partnership Exchange Offer is limited to "U.S. Unitholders." A "U.S. Stockholder" is a Chelsea stockholder that participates in the REIT Merger and that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions relating to the trust or a trust that has a valid election in effect under application U.S. federal income tax law to be treated as a United States person. A "Non-U.S. Stockholder" is a Chelsea stockholder that participates in the REIT Merger other than a U.S. Stockholder. A "U.S. Unitholder" is a holder of common units in the Chelsea Operating Partnership that participates in either the Partnership Merger or the Optional Partnership Exchange Offer and that is described in one of the categories of persons set forth above in clauses (i), (ii), (iii) or (iv) of the definition of U.S. Stockholder.

        This discussion considers neither the specific facts and circumstances that may be relevant to a particular stockholder or unitholder nor any U.S. state and local or non-U.S. tax consequences of the REIT Merger, the Partnership Merger or the Optional Partnership Exchange Offer. Moreover, except as provided herein, this discussion does not address special situations, such as the following:

  •
  tax consequences to stockholders or unitholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or "financial services entities," insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding Chelsea common stock, Chelsea Series A Preferred Stock or common units in the Chelsea Operating Partnership as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

  •
  tax consequences to partnerships or similar pass-through entities or to persons who hold Chelsea common stock, Chelsea Series A Preferred Stock or common units in the Chelsea Operating Partnership through a partnership or similar pass-through entity.

        If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Chelsea common stock, Chelsea Series A Preferred Stock or common units in the Chelsea Operating Partnership, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        ALL STOCKHOLDERS AND UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, THE PARTNERSHIP MERGER AND THE OPTIONAL PARTNERSHIP EXCHANGE OFFER (AS APPLICABLE) INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Consequences to Chelsea's U.S. Stockholders of the REIT Merger

  General

        In the REIT Merger, which is a fully taxable event for U.S. federal income tax purposes, U.S. Stockholders who own Chelsea common stock will exchange their shares for cash, Simon common stock and Simon 6% Convertible Preferred Stock, and U.S. Stockholders who own Chelsea Series A Preferred Stock will exchange their shares solely for Simon 8 3/8% Preferred Stock. As a result, each such stockholder will recognize capital gain or loss in the REIT Merger equal to the difference between the fair market value of the consideration received in the REIT Merger and the tax basis in their surrendered Chelsea stock, except that any such gain will constitute ordinary income to the extent of any dividends declared but unpaid in respect of such shares. Assuming that the Simon 8 3/8% Preferred Stock has a value equal to its liquidation preference, U.S. Stockholders whose tax basis in their Chelsea Series A Preferred Stock is equal to the liquidation preference of the Chelsea Series A Preferred Stock should not recognize any capital gain or loss on exchange of those shares for Simon 8 3/8% Preferred Stock. In general, capital gains and losses arising from the REIT Merger will be long-term if the Chelsea stock surrendered had been held for more than one year as of the effective time of the REIT Merger. U.S. Stockholders who are individuals will generally be subject to a maximum rate of 15% on long-term capital gain arising in the REIT Merger, unless they are subject to the alternative minimum tax, in which case, they may be taxed at a rate of 25% on some or all of their long-term capital gain. A U.S. stockholder who has held his or her Chelsea stock for six months or less at the effective time of the REIT Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Internal Revenue Code, and who recognizes a capital loss with respect to those shares will be treated as recognizing a long-term, rather than short-term, capital loss to the extent of any capital gain dividends received from Chelsea with respect to those shares. The deductibility of capital losses, in general, is subject to limitations. In the case of stockholders who hold multiple blocks of Chelsea stock (i.e., the shares were acquired separately at different times and/or different prices), gain or loss must be calculated and accounted for separately for each block of shares.

        Chelsea will, immediately before the REIT Merger, pay a dividend to the holders of Chelsea common stock and Chelsea Series A Preferred Stock in the amounts set forth in "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—Coordination of Dividends." These dividends will be includable in the U.S. shareholder's taxable income in accordance with the normal rules applicable to dividends received from REITs.

  Basis and Holding Period in Simon Stock Received in the REIT Merger

        A Chelsea stockholder's tax basis in the shares of Simon stock received in the REIT Merger — Simon common stock, Simon 6% Convertible Preferred Stock and/or Simon 8 3/8% Preferred Stock, as the case may be — will be equal, for U.S. federal income tax purposes, to the fair market value of such shares on the effective date of the REIT Merger. The holding period with respect to such shares shall commence on the day after the effective date of the REIT Merger. A discussion of certain material U.S. federal income tax consequences of owning and disposing of shares of such Simon stock is presented below.

  A Portion of the Merger Consideration Consists of Stock in Simon, Which is a REIT

        Simon, like Chelsea, has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a condition to the consummation of the REIT Merger, Baker & Daniels will deliver an opinion to Chelsea that Simon qualifies as a REIT as of the effective time of the REIT Merger. This opinion, however, will not be binding on the Internal Revenue Service or the courts. This opinion will rely on customary representations. If Simon did not qualify as a REIT in any of its prior taxable years, Simon would be subject to U.S. federal income tax at regular corporate rates and to potentially significant tax liabilities. For a description of the U.S. federal income tax requirements for qualification as a REIT and a summary of certain material consequences of losing REIT status, see the section titled "Important Federal Income Tax Considerations" in the Form S-3/A filed by Simon with the SEC on April 7, 2004 in connection with the registration and sale of its common stock.

Consequences to Chelsea's Non-U.S. Stockholders of the REIT Merger

        Non-U.S. Stockholders are generally not subject to U.S. federal income tax on gains from disposition of their Chelsea common stock and Chelsea Series A Preferred Stock unless such shares are a "U.S. real property interest" in the hands of such stockholder under the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to in this proxy statement/prospectus as FIRPTA. Neither Chelsea common stock nor Chelsea Series A Preferred Stock constitute U.S. real property interests subject to tax under FIRPTA if Chelsea is a domestically-controlled REIT, that is, if at all times during the five-year period preceding the consummation of the REIT Merger less than 50% in value of the capital stock of Chelsea has been held directly or indirectly by Non-U.S. Stockholders. Chelsea believes, based on the available public information, that it is a domestically-controlled REIT. Since Chelsea common stock is publicly traded, however, no assurance can be given that Chelsea is a domestically-controlled REIT. Even if Chelsea is not a domestically-controlled REIT, since Chelsea common stock is regularly traded on an established securities exchange, Chelsea common stock is not a U.S. real property interest subject to tax under FIRPTA to a Non-U.S. Stockholder, unless such stockholder owns, actually or constructively under the attribution rules provided in the Internal Revenue Code, more than 5% of all of the shares of Chelsea common stock outstanding at any time during the shorter of the five-year period preceding the consummation of the transactions contemplated by the REIT Merger or such Non-U.S. Stockholder's holding period. However, as the Chelsea Series A Preferred Stock is not regularly traded on an established securities exchange, in the event that Chelsea is not a domestically-controlled REIT, each Non-U.S. Stockholder of Chelsea Series A Preferred Stock may be subject to tax under FIRPTA. If Simon or the exchange agent subsequently determined that Chelsea may, in fact, not be a domestically-controlled REIT, they may withhold 10% of any consideration to be received in the REIT Merger.

        Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if, among other conditions, the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year or is a former citizen or long-term resident of the United States subject to special rules that apply to expatriates. Gain from selling the shares may also be taxable to foreign corporations if such gain is effectively connected with their U.S. trade or business. The branch profits tax may also apply to such a foreign corporation's effectively connected income under certain circumstances.

        As noted above, Chelsea will, immediately before the REIT Merger, pay a dividend to the holders of Chelsea common stock and Chelsea Series A Preferred Stock in the amounts set forth in "The Merger Agreement and Related Agreements—Merger Agreement—Principal Covenants—Coordination of Dividends." Any such dividends will be subject to normal rules regarding withholding of U.S. tax from dividends.

Backup Withholding

        Under U.S. federal income tax laws, consideration to be received in the REIT Merger may be subject to a 28% backup withholding tax. Backup withholding generally will not apply to payments made to certain exempt recipients, such as a corporation or financial institution or to a stockholder who certifies such stockholder's taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or a credit against such stockholder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

Certain Material U.S. Federal Income Tax Consequences of Owning and Disposing of Simon Common Stock, Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock Received in the REIT Merger

  Taxation of Taxable U.S. Stockholders

        Distributions Generally.    As long as Simon qualifies as a REIT, distributions out of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles), other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Furthermore, these distributions generally will not constitute "qualified dividend income" taxable at 15% capital gain rates. For purposes of determining whether distributions to holders of shares of Simon stock are out of current or accumulated earnings and profits, Simon's earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

        To the extent that Simon makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis, but not below zero, which each U.S. Stockholder has in his or her shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Such distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any of those months shall be treated as both paid by Simon and received by the stockholder on December 31 of that year, provided Simon actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of Simon's net operating losses or capital losses.

        Constructive Dividends With Respect To Simon 6% Convertible Preferred Stock.    Any increase in the conversion rate of the Simon 6% Convertible Preferred Stock may, depending upon the circumstances, be deemed to be a distribution to holders of such stock. Any deemed distribution will be taxed in the same manner as an actual distribution, as described in the subsection above titled "—Distributions Generally".

        Capital Gain Dividends.    Dividends to U.S. Stockholders that are properly designated by Simon as capital gain dividends will be treated as long-term capital gain to the extent they do not exceed Simon's actual net capital gain for the taxable year, without regard to the period for which the stockholder has held his or her stock. Dividends designated as capital gains will be taxed to each individual at a rate up to 25% depending on the tax characteristics of the assets which produced such gain and such individual's situation. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Simon may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case Simon's stockholders will include such retained amount in their income. In that event, the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by Simon on the undistributed gain allocated to the stockholders, and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit.

        Passive Activity Losses and Investment Interest Limitations.    Dividends that Simon pays and gain arising from the sale or exchange by a U.S. Stockholder of shares will not be treated as passive activity income. As a result, U.S. Stockholders that are subject to the passive activity loss limitations generally will not be able to apply any "passive losses" against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the U.S. Stockholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

  Dispositions of Shares

        Dispositions Generally.    A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Simon common stock, Simon 6% Convertible Preferred Stock or Simon 8 3/8% Preferred Stock to the extent of the difference between the amount realized on such sale or exchange and the holders' adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally subject to a maximum tax rate of 15% on long-term capital gain from the sale of securities, but stockholders subject to the alternative minimum tax may be taxed at a rate of 25% on some or all of their long-term capital gain. Losses incurred on the sale or exchange of shares of common stock held for six months or less, after applying certain holding period rules, however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. stockholder and undistributed capital gains allocated to such U.S. stockholder with respect to such shares. The deductibility of capital losses is, in general, subject to limitations.

        Redemption of Simon 8 3/8% Preferred Stock.    Redemption of all or a portion of a stockholder's Simon 8 3/8% Preferred Stock for cash will result in the recognition of capital gain or loss and the rules set forth in the previous paragraph will apply, provided that the redemption (i) is not essentially equivalent to a dividend, (ii) results in a complete termination of such stockholder's interest in Simon's stock (preferred and common) or (iii) is substantially disproportionate with respect to such stockholder (in each case, as determined under U.S. federal income tax principles). In determining whether this requirement is satisfied, Simon stock considered to be owned by a stockholder by reason of certain attribution rules must be taken into account. A redemption is not essentially equivalent to a dividend if the redemption results in a "meaningful reduction" in the stockholders' proportionate interest in the corporation. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any shares of Simon common stock to satisfy any of the above requirements, including the requirements that there be a meaningful reduction in the holder's proportionate interest in Simon.

        If the redemption does not satisfy the above requirements, then the entire amount received (without offset for such stockholder's tax basis in his or her preferred stock redeemed) will be treated as a distribution taxable as described in the subsection titled "—Distributions Generally" above. In such case, such stockholder's tax basis in his or her redeemed preferred stock will be allocated to his or her remaining stock in Simon, if any.

        Conversion of Simon 6% Convertible Preferred Stock.    The conversion of Simon 6% Convertible Preferred Stock into Simon common stock is generally a tax-free exchange for U.S. federal income tax purposes. A stockholder's aggregate tax basis in the Simon common stock received in the conversion will equal his or her aggregate tax basis in the shares of Simon 6% Convertible Preferred Stock surrendered. Also, such stockholder's holding period in the Simon common stock received in the conversion will include the holding period such holder had in his or her shares of Simon 6% Convertible Preferred Stock.

  Taxation of Tax-Exempt U.S. Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt pension trust and certain other tax-exempt entities. Based on that ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business, such tax-exempt stockholder's dividend income from Simon will not be unrelated business taxable income to it. Generally, "debt financed property" means shares, the acquisition of which was financed through a borrowing by the tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its unrelated trade or business.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Simon's shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. Tax-exempt stockholders of Chelsea are urged to consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as unrelated business taxable income as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that Simon will be predominantly held by tax-exempt pension trusts within the meaning of the Internal Revenue Code and accordingly, believe that dividends paid by Simon to tax-exempt pension trusts should not be treated as unrelated business taxable income.

  Special Tax Considerations For Non-U.S. Stockholders

        In general, Non-U.S. Stockholders will be subject to regular U.S. federal income tax with respect to the Simon stock received in the REIT Merger if such stock is "effectively connected" with the Non-U.S. stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Internal Revenue Code, which is payable in addition to regular U.S. corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in Simon is not so effectively connected. Simon expects to withhold U.S. federal income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files an Internal Revenue Service Form W-8ECI with Simon claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

        A distribution by Simon that is not attributable to gain from the sale or exchange by Simon of a United States real property interest and that is not designated by Simon as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in cash in excess of Simon's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of Simon stock, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to the disposition of shares. Simon is required to withhold from distributions to Non-U.S. Stockholders, and to remit to the Internal Revenue Service, 30% of the amount of ordinary dividends. A distribution in excess of Simon's earnings and profits may be subject to 30% withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of Simon's current or accumulated earnings and profits.

        Distributions by Simon that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under FIRPTA. Under FIRPTA, distribution amounts not subject to the tax treatment described in the preceding paragraph are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder on such amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty exemption.

        Simon will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if Simon designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals.

        Tax treaties may reduce Simon's withholding obligations. If the amount withheld by Simon with respect to a distribution exceeds the Non-U.S. Stockholder's tax liability, the Non-U.S. Stockholder may file for a refund of such excess from the Internal Revenue Service.

        Non-U.S. Stockholders will generally not be subject to U.S. federal income tax on gains from disposition of their Simon shares unless such shares are a "U.S. real property interest" in the hands of such stockholder under FIRPTA. Neither Simon common stock, nor Simon 6% Convertible Preferred Stock, nor Simon 8 3/8% Preferred Stock, constitute U.S. real property interests subject to tax under FIRPTA if Simon is a domestically-controlled REIT, that is, if at all times during the five-year period preceding the disposition of such shares less than 50% in value of the capital stock of Simon has been held directly or indirectly by Non-U.S. Stockholders. Simon believes, based on the available public information, that Simon is a domestically-controlled REIT. Since Simon common stock is, and Simon 6% Convertible Preferred Stock is anticipated to be, publicly traded, however, no assurance can be given that Simon is or will be a domestically-controlled REIT. Even if Simon is not a domestically-controlled REIT, since Simon common stock is, and Simon 6% Convertible Preferred Stock is anticipated to be, regularly traded on an established securities exchange, neither Simon common stock nor Simon 6% Convertible Preferred Stock will be a U.S. real property interest subject to tax under FIRPTA to a Non-U.S. Stockholder, unless such stockholder owns, actually or constructively under the attribution rules provided in the Internal Revenue Code, more than 5% of all of the shares of Simon common stock or of all of the shares of Simon 6% Convertible Preferred Stock outstanding at any time during the shorter of the five-year period preceding the disposition of such shares or such Non-U.S. Stockholder's holding period. However, as the Simon 8 3/8% Preferred Stock is not regularly traded on an established securities exchange, in the event that Simon is not a domestically-controlled REIT, each

Non-U.S. Stockholder of Simon 8 3/8% Preferred Stock may be subject to tax under FIRPTA, and the consideration received for such shares may be subject to withholding under FIRPTA at a rate of 10%.

        Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if, among other conditions, the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. Gain from selling the shares may also be taxable to foreign corporations if such gain is effectively connected with their U.S. trade or business. The branch profits tax may also apply to such a foreign corporation's effectively connected income under certain circumstances.

  Information Reporting Requirement And Backup Withholding Tax

        Simon will report to its U.S. Stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding (currently at a rate of 28%). Backup withholding will apply only if the stockholder (i) fails to furnish its taxpayer identification number, which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

        Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's U.S. federal income tax liability and may entitle such U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, we may be required to withhold a portion of any capital gain distributions to Non-U.S. Stockholders who fail to certify their foreign status to Simon on Form W-8BEN. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

Consequences to U.S. Unitholders of the Partnership Merger and/or the Optional Partnership Exchange Offer

  General

        Generally, gain or loss is not recognized for U.S. federal income tax purposes upon the contribution of property to a partnership in exchange for interests in the partnership. U.S. Unitholders that participate in the Optional Partnership Exchange Offer will contribute their common units in the Chelsea Operating Partnership directly to the Simon Operating Partnership in exchange for common and preferred partnership interests in the Simon Operating Partnership. Accordingly, U.S. Unitholders that participate in the Optional Partnership Exchange Offer will not recognize gain or loss for U.S. federal income tax purposes as a result of such participation. Similarly, it is intended, and this discussion assumes, that if consummated, the Partnership Merger, together with the other transactions contemplated by the merger agreement, including the liquidation of Chelsea, will be treated for U.S. federal income tax purposes as a contribution by the U.S. Unitholders (other than those who fully participate in the Optional Partnership Exchange Offer) of their common units in the Chelsea Operating Partnership to the Simon Operating Partnership in exchange for common and preferred partnership interests in the Simon Operating Partnership. Accordingly, U.S. Unitholders that receive partnership interests in the Simon Operating Partnership pursuant to the Partnership Merger should not recognize gain or loss for U.S. federal income tax purposes upon the consummation of the Partnership Merger. Simon, Simon Operating Partnership and each U.S. Unitholder that will be a party to the tax protection agreement will agree to treat the transactions pursuant to the Optional Partnership Exchange Offer and the Partnership Merger consistent with the foregoing on all tax returns, reports and filings and for all calculations required to be made in connections with such returns, reports or filings. The above treatment assumes that the Simon Operating Partnership would not be an investment company if it were incorporated (which should be the case based on the composition of the assets of the Simon Operating Partnership), and further assumes that there will be no deemed taxable distributions to the U.S. Unitholders on account of the Partnership Merger and the Optional Partnership Exchange Offer, as described below under "Potential for Taxable Gain Resulting from Contributions of Chelsea Operating Partnership Common Units and the Reduction of a U.S. Unitholder's Share of Liabilities."

        If and to the extent a U.S. Unitholder elects not to participate in either the Partnership Merger or the Optional Partnership Exchange Offer, but instead chooses to exchange its common units in the Chelsea Operating Partnership for Chelsea common stock (the "Chelsea OP Unit Conversion"), such U.S. Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the excess of the value of the Chelsea common stock received (increased by such U.S. Unitholder's "share" of liabilities of the Chelsea Operating Partnership, which is discussed below) over its tax basis in the common units exchanged therefor. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such common units for more than one year, but in certain circumstances (e.g., to the extent of recapture) a portion of any such gain may constitute ordinary income or be taxed at a 25% rate instead of the 15% rate generally applicable to long-term capital gain. Such U.S. Unitholder's initial tax basis in the Chelsea common stock received in the Chelsea OP Unit Conversion will be equal to the fair market value of such stock on the effective date of the Chelsea OP Unit Conversion and such U.S. Unitholder's holding period in that Chelsea common stock shall commence the day after the Chelsea OP Unit Conversion. U.S. Unitholders who choose to convert their common units in the Chelsea Operating Partnership for Chelsea common stock may participate in the REIT Merger like the other Chelsea stockholders, the U.S. federal income tax consequences of which are described above.

  Basis in Simon Operating Partnership Common and Preferred Partnership Interests

        Each U.S. Unitholder will have an initial basis in the Simon Operating Partnership common and preferred partnership interests it receives in the Partnership Merger or the Optional Partnership Exchange Offer, as the case may be, equal to its basis in the Chelsea Operating Partnership common units it contributed to the Simon Operating Partnership in exchange therefor. Such basis shall be increased by the U.S. Unitholder's allocable share of income of, and any additional capital contributions of money made (or deemed made) by the U.S. Unitholder to, the Simon Operating Partnership, and decreased by the U.S. Unitholder's allocable share of losses of and distributions made (or deemed made) to the U.S. Unitholder by the Simon Operating Partnership. For purposes of determining the amount of any contributions to or distributions from the Simon Operating Partnership, an increase in a U.S. Unitholder's "share" of liabilities of the Simon Operating Partnership or the amount of any liabilities which are treated as assumed by a U.S. Unitholder will be treated as a contribution by such U.S. Unitholder of money to the Simon Operating Partnership and a reduction in a U.S. Unitholder's "share" of liabilities and the amount of direct or indirect liabilities to which property (including the Chelsea Operating Partnership common units) contributed by a U.S. Unitholder is subject will be treated as a distribution of money to such U.S. Unitholder. A U.S. Unitholder's "share" of liabilities is determined based on the nature of the liabilities and, in certain cases, the application of a three-tier allocation scheme set forth in applicable Treasury Regulations. Certain potentially adverse tax consequences to a U.S. Unitholder resulting from the application of these rules are described in the next paragraph.

  Potential for Taxable Gain Resulting from Contributions of Chelsea Operating Partnership Common Units and the Reduction of a U.S. Unitholder's Share of Liabilities

        If cash is distributed (including in certain circumstances, distributions of certain "marketable securities" treated as cash distributions) to a partner in any year, including for this purpose any reduction in that partner's share of the liabilities of the partnership, and the distribution exceeds that partner's share of the taxable income of the partnership for that year, the excess will reduce the partner's tax basis in its partnership interests and any distribution, or reduction in liabilities, in excess of such basis will result in taxable gain. To the extent a U.S. Unitholder's net "share" of liabilities is reduced in connection with its contribution of Chelsea Operating Partnership common units to the Simon Operating Partnership or is subsequently reduced (such as to reflect the elimination of any "Book-Tax Difference" pertaining to its contributed Chelsea Operating Partnership common units, in a manner consistent with Section 704(c), as described below under "Tax Allocations with Respect to Contributed Chelsea Operating Partnership Common Units"), such net reductions in liabilities can, depending on the amount of the U.S. Unitholder's other income allocations and remaining tax basis, result in taxable gain to the U.S. Unitholder. Under the tax protection agreement, Simon and the Simon Operating Partnership have agreed to make available to U.S. Unitholders the opportunity to guaranty indebtedness or enter into similar arrangements providing limited protection from the recognition of such taxable gain. Each U.S. Unitholder is urged to consult with its own tax advisors regarding the potential for recognizing taxable gain as a result of decreases in such U.S. Unitholder's share of liabilities and whether such U.S. Unitholder might benefit from the above described provisions in the tax protection agreement.

  Holding Period in Simon Operating Partnership Common and Preferred Partnership Interests

        Each U.S. Unitholder will have a initial holding period in the Simon Operating Partnership common and preferred partnership interests it receives in the Partnership Merger or the Optional Partnership Exchange Offer, as the case may be, equal to the holding period in the Chelsea Operating Partnership common units it contributed to the Simon Operating Partnership in exchange therefor. To the extent the U.S. Unitholder had a fragmented holding period in its Chelsea Operating Partnership common units, it will continue to have a fragmented holding period in the Simon Operating Partnership common and preferred partnership interests it receives in exchange for those common units. In such case, any capital gain or loss upon the sale of the Simon Operating Partnership common or preferred partnership interests or a taxable exchange of such interests for Simon stock would generally be divided between long-term and short-term capital gain or loss in the same proportions as the holding period of the Simon Operating Partnership common and preferred partnership interests is divided between the portion of those interests having a holding period of more than one year and the portion of those interests having a holding period of one year or less, which proportions may vary over time depending, among other things, on the timing of the U.S. Unitholder's future contributions to and distributions from (including certain deemed contributions to and distributions from) the Simon Operation Partnership.

  Tax Allocations with Respect to Contributed Chelsea Operating Partnership Common Units

        Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss inherent in such property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (the "Book-Tax Difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Because the U.S. Unitholders will have contributed appreciated property (i.e., their Chelsea Operating Partnership common units) to the Simon Operating Partnership, allocations with respect to the contributed Chelsea Operating Partnership common units must be made in a manner consistent with Section 704(c) of the Code.

        The special allocation rules under Section 704(c) may cause a U.S. Unitholder to recognize taxable income in excess of the cash distributed to such U.S. Unitholder. Simon and the Simon Operating Partnership have agreed in the tax protection agreement to take (or refrain from taking) certain designated actions that will ameliorate the potential adverse effects to the U.S. Unitholders of the above described allocations under Section 704(c). For example, Simon and the Simon Operating Partnership have agreed not to sell, transfer, exchange or otherwise dispose of, except in tax-deferred transactions, six specified properties that are held by the Chelsea Operating Partnership. These restrictions on sale do not cover all the properties currently held by the Chelsea Operating Partnership and have a duration of 15 years for one property and 10 years for the five other properties.

Disposition of Simon Operating Partnership Common and Preferred Interests

        A U.S. Unitholder generally should not recognize any gain or loss upon the conversion of its Simon Operating Partnership preferred partnership interests into Simon Operating Partnership common partnership interests. A U.S. Unitholder will recognize gain or loss upon a disposition of its Simon Operating Partnership common partnership interests or preferred partnership interests, including a redemption of such interests or exchange of such interests for shares of Simon stock, equal to the excess of any cash and the value of any Simon stock or other property received (increased by such U.S. Unitholder's "share" of the liabilities of the Simon Operating Partnership) over its tax basis in the interests exchanged or otherwise disposed. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such Simon Operating Partnership partnership interests for more than one year, but in certain circumstances (e.g., to the extent of recapture) a portion of any such gain may constitute ordinary income or be taxed at a 25% rate instead of the 15% rate generally applicable to long-term capital gain. A U.S. Unitholder's initial tax basis in any Simon stock received in exchange for Simon Operating Partnership common or preferred partnership interests will be equal to the fair market value of such stock on the day received and such U.S. Unitholder's holding period in that stock shall commence on the following day.

  Backup Withholding

        Under U.S. federal income tax laws, consideration to be received in the Partnership Merger, the Optional Partnership Exchange Offer and/or the Chelsea OP Unit Conversion may be subject to a backup withholding tax (currently at a rate of 28%). Backup withholding generally will not apply to payments made to certain exempt recipients, such as a corporation or financial institution or to a person who certifies such person's taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or a credit against the U.S. federal income tax liability of the party whose consideration was subject to the backup withholding, provided the required information is furnished to the Internal Revenue Service on a timely basis.

DESCRIPTION OF SIMON CAPITAL STOCK

Authorized Stock

        Simon has the authority to issue 750,000,000 shares of capital stock, par value $0.0001 per share, consisting of the following:

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  400,000,000 shares of Simon common stock;

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  12,000,000 shares of Simon Class B common stock;

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  4,000 shares of Simon Class C common stock;

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  100,000,000 shares of Simon preferred stock; and

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  237,996,000 shares of Simon excess common stock.

        Of the 100,000,000 authorized shares of Simon preferred stock, the following have been designated:

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  209,249 shares of Simon 6.50% Series A Convertible Preferred Stock;

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  5,000,000 shares of Simon 6.50% Series B Convertible Preferred Stock;

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  209,249 shares of Simon Series A Excess Preferred Stock;

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  5,000,000 shares of Simon Series B Excess Preferred Stock;

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  2,700,000 shares of 7.00% Simon Series C Convertible Preferred Stock;

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  2,700,000 shares of 8.00% Series D Cumulative Redeemable Preferred Stock;

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  1,000,000 shares of Simon 8.00% Series E Cumulative Redeemable Preferred Stock;

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  8,000,000 shares of Simon 8 3/4% Series F Cumulative Redeemable Preferred Stock;

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  3,000,000 shares of Simon 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock; and

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  453,000 shares of Simon Series H Variable Rate Preferred Stock.

        In addition, in connection with the Mergers, Simon will designate                        shares of Simon 6% Series I Convertible Perpetual Stock and                        shares of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock.

        As of June 30, 2004, there were 1,000,000 shares of Simon Series E Cumulative Redeemable Preferred Stock, 8,000,000 shares of Simon Series F Cumulative Redeemable Preferred Stock and 3,000,000 shares of Simon Series G Cumulative Step-Up Premium Rate Preferred Stock outstanding. As of June 30, 2004, there were no shares of Simon Series A Convertible Preferred Stock, Simon Series A Excess Preferred Stock, Simon Series B Convertible Preferred Stock, Simon Series B Excess Preferred Stock, Simon Series C Convertible Preferred Stock, Simon Series D Cumulative Redeemable Preferred Stock or Simon Series H Variable Rate Preferred Stock outstanding.

Description of Common Stock

  Terms of Simon Common Stock

        The holders of shares of Simon common stock:

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  are entitled to one vote per share on all matters to be voted on by stockholders, other than the election of four directors who are elected exclusively by holders of Simon Class B common stock, and the election of two directors who are elected exclusively by holders of Simon Class C common stock;

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  are not entitled to cumulate their votes in the election of directors;

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  are entitled to receive dividends as may be declared from time to time by the Simon board of directors, in its discretion, from legally available assets, subject to preferential rights of holders of Simon preferred stock;

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  are not entitled to preemptive, subscription or conversion rights; and

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  are not subject to further calls or assessments.

        The shares of Simon common stock currently outstanding are, and the shares to be issued in the REIT Merger will be, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Simon common stock.

  Terms of Simon Class B Common Stock and Simon Class C Common Stock

        As of June 30, 2004, Simon had 8,000 shares of Class B common stock outstanding and 4,000 shares of Simon Class C common stock outstanding. Holders of Simon Class B common stock and Simon Class C common stock:

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  are entitled to one vote for each share held of record on all matters submitted to a vote of the Simon stockholders, other than the election of four directors who are elected exclusively by the holders of Simon Class B common stock and the election of two directors who are elected exclusively by the holders of Simon Class C common stock;

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  are not entitled to cumulative voting for the election of directors; and

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  are entitled to receive ratably such dividends as may be declared by the Simon board of directors out of legally available funds, subject to preferential rights of holders of Simon preferred stock;

        If Simon is liquidated, each outstanding share of Simon common stock, Simon Class B common stock and Simon Class C common stock, including shares of Simon excess common stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of Simon's known debts and liabilities, subject to the right of the holders of Simon preferred stock, including any Simon excess preferred stock into which shares such series has been converted, to receive preferential distributions.

        All outstanding shares of Simon Class B common stock are held in a voting trust in which Melvin, Herbert and David Simon are the voting trustees. The holders of Simon Class B common stock are entitled to elect four of Simon's 13 directors. However, they will be entitled to elect only two directors if their portion of the aggregate equity interest of Simon, including Simon common stock, Simon Class B common stock and units of limited partnership interests of the Simon Operating Partnership considered on an as-converted basis decreases to less than 50% of the amount that they owned as of August 9, 1996.

        Shares of Simon Class B common stock may be converted at the holder's option into an equal number of shares of Simon common stock. If the aggregate equity interest of the Simon family in Simon on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Simon Class B common stock convert automatically into an equal number of shares of Simon common stock. Shares of Simon Class B common stock also convert automatically into an equal number of shares of Simon common stock upon the sale or transfer thereof to a person not affiliated with the Simon family. Holders of shares of Simon common stock and Simon Class B common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any of Simon's securities.

        All outstanding shares of Class C common stock are held by the DeBartolo family. Except with respect to the right to elect directors, as summarized below, each share of Simon Class C common stock has the same rights and restrictions as a share of Simon Class B common stock.

        The holders of Simon Class C common stock are entitled to elect two of Simon's 13 directors, one of whom must be an "independent director" as defined in Simon's charter. However, they will be entitled to elect only one director if their portion of the aggregate equity interest of Simon, including Simon common stock, Simon Class B common stock and units of limited partnership interest in the Simon Operating Partnership considered on an as-converted basis, decreases to less than 50% of the amount that they owned as of August 9, 1996. Shares of Simon Class C common stock may be converted at the holder's option into an equal number of shares of Simon common stock. If the aggregate equity interest of the DeBartolos in Simon on a fully diluted basis is reduced to less than 5%, the outstanding shares of Simon Class C common stock convert automatically into an equal number of shares of Simon common stock. Shares of Simon Class C common stock also convert automatically into an equal number of shares of Simon common stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Simon Class C common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any of Simon's securities.

        Under Simon's charter, so long as any shares of both Simon Class B common stock and Simon Class C common stock are outstanding, the number of members of the Simon board of directors shall be 13. The Simon charter further provides that so long as any shares of Simon Class B common stock, but no Simon Class C common stock, are outstanding, or if any shares of Simon Class C common stock, but no shares of Simon Class B common stock, are outstanding, the number of members of the Simon board of directors shall be nine. Finally, the Simon charter provides that if no shares of Simon Class B common stock or Simon Class C common stock are outstanding, the number of members of the Simon board of directors shall be fixed by the Simon board of directors from time to time. Under the Simon charter, at least a majority of the directors shall be independent directors. The Simon charter further provides that, subject to any separate rights of holders of Simon preferred stock or as described below, any vacancies on the Simon board of directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office provided that:

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  any vacancy relating to a director elected by the Simon Class B common stock is to be filled by the holders of the Simon Class B common stock; and

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  any vacancy relating to a director elected by the holders of Simon Class C common stock is to be filled as provided in the Simon charter.

        The Simon charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

  Transfer Agent

        Mellon Investor Services LLC is the transfer agent for the shares of Simon common stock.

Description of Simon 6% Convertible Preferred Stock

  General

        Immediately prior to the effective time of the REIT Merger, Simon shall file a Certificate of Powers, Designations, Preferences and Rights with the Secretary of State of the State of Delaware to create the Simon 6% Convertible Preferred Stock. The following summary of the terms and provisions of the Simon 6% Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Certificate of Designations creating the Simon 6% Convertible Preferred Stock, the form of which is attached to this proxy statement/prospectus as Appendix D.

  Rank

        The Simon 6% Convertible Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, will rank:

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  junior to senior stock, which is each class or series of Simon's capital stock the terms of which provide that such class or series will rank senior to the Simon 6% Convertible Preferred Stock;

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  on a parity with parity stock, which is Simon Series A Convertible Preferred Stock, Simon Series A Excess Preferred Stock, Simon Series B Convertible Preferred Stock, Simon Series B Excess Preferred Stock, Simon Series C Convertible Preferred Stock, Simon Series D Cumulative Redeemable Preferred Stock, Simon Series E Cumulative Redeemable Preferred Stock, Simon Series F Cumulative Redeemable Preferred Stock, Simon Series G Cumulative Step-Up Premium Rate Preferred Stock and Simon Series H Variable Rate Preferred Stock, which as of the date of this proxy statement/prospectus are the only authorized classes or series of Simon preferred stock, the Simon 6% Convertible Preferred Stock to be issued in the REIT Merger and any other class or series of Simon's capital stock that is not by its terms junior or senior to the Simon 6% Convertible Preferred Stock; and

  •
  senior to junior stock, which is Simon common stock, Simon Class B common stock, Simon Class C common stock and each class or series of Simon's capital stock that has terms which provide that such class or series will rank junior to the Simon 6% Convertible Preferred Stock.

        The term "senior stock" includes warrants, rights, calls or options exercisable for or convertible into that type of stock.

  Dividends

        Holders of the shares of Simon 6% Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Simon board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of Simon 6% Convertible Preferred Stock at the annual rate of 6% of the liquidation preference per share. The dividend rate will initially be equivalent to $3.00 per share annually. The right of holders of the shares of Simon 6% Convertible Preferred Stock to receive dividend payments will be subject to the rights of any holders of shares of senior stock and parity stock.

        Dividends will be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on the first such date to occur after the initial issuance of the Simon 6% Convertible Preferred Stock. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accumulate from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of original issuance of the Simon 6% Convertible Preferred Stock. Dividends will be payable to holders of record as they appear in Simon's stock records at the close of business on a record date that shall be fixed by the Simon board of directors and that will be not more than 60 days nor fewer than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not Simon has funds legally available for the payment of those dividends.

        Dividends payable on the shares of Simon 6% Convertible Preferred Stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the shares of Simon 6% Convertible Preferred Stock will be payable in cash. Accumulated unpaid dividends will cumulate at the annual rate of 6% and will be payable in the manner provided above.

        For so long as shares of Simon 6% Convertible Preferred Stock are outstanding, (1) Simon will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither Simon, nor any of its subsidiaries, will redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless Simon has paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of Simon 6% Convertible Preferred Stock and any parity stock for all preceding dividend periods. As an exception to clause (2), Simon will be able to redeem, purchase or otherwise acquire for consideration parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of Simon 6% Convertible Preferred Stock and such parity stock.

        Holders of Simon 6% Convertible Preferred Stock will not have any right to receive dividends that Simon may declare on Simon common stock, Simon Class B common stock or Simon Class C common stock. The right to receive dividends declared on Simon common stock will be realized only after conversion of such holder's shares of Simon 6% Convertible Preferred Stock into shares of Simon common stock.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Simon resulting in a distribution of assets to the holders of any class or series of Simon's capital stock, each holder of shares of Simon 6% Convertible Preferred Stock will be entitled to payment out of Simon's assets available for distribution of an amount equal to the liquidation preference per share of Simon 6% Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior stock, including Simon common stock, but after any distributions on any of Simon's indebtedness. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Simon 6% Convertible Preferred Stock are entitled, holders will not be entitled to any further participation in any distribution of Simon's assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Simon, the amounts payable with respect to shares of Simon 6% Convertible Preferred Stock and all other parity stock are not paid in full, holders of shares of Simon 6% Convertible Preferred Stock and holders of the parity stock will share equally and ratably in any distribution of Simon's assets in proportion to the liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

        Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of Simon's property or assets nor the consolidation, merger or amalgamation of Simon with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into Simon will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Simon.

        Simon is not required to set aside any funds to protect the liquidation preference of the shares of Simon 6% Convertible Preferred Stock, although the liquidation preference will be substantially in excess of the par value of the shares of Simon 6% Convertible Preferred Stock.

  Conversion

        Holders of Simon 6% Convertible Preferred Stock will be entitled to convert such shares into fully paid and nonassessable shares of Simon common stock upon the occurrence of a conversion triggering event (as further described below) at a conversion rate of 0.783 of a share of common stock per $50.00 liquidation preference of Simon 6% Convertible Preferred Stock, subject to adjustments as described under "—Adjustments to the Conversion Rate." This represents an initial conversion price of $63.857 per share of Simon 6% Convertible Preferred Stock.

        A holder will be entitled to convert shares of Simon 6% Convertible Preferred Stock into shares of Simon common stock upon the occurrence of any of the following conversion triggering events:

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  If Simon calls the Simon 6% Convertible Preferred Stock for redemption, a holder will be entitled to convert shares of Simon 6% Convertible Preferred Stock into shares of Simon common stock until 5:00 p.m., New York City time, two business days immediately preceding the date fixed for redemption;

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  If Simon is a party to a consolidation, merger, binding share exchange or sale of all or substantially all of its assets, in each case pursuant to which shares of Simon common stock would be converted into cash, securities or other property, a holder will be entitled to surrender for conversion each share of Simon 6% Convertible Preferred Stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert the Simon 6% Convertible Preferred Stock into shares of Simon common stock shall be changed into a right to convert such Simon 6% Convertible Preferred Stock into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted such Simon 6% Convertible Preferred Stock immediately prior to the transaction; and

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  A holder will be entitled to convert shares of Simon 6% Convertible Preferred Stock into shares of Simon common stock during any fiscal quarter ending after the last day of the fiscal quarter during which the Simon 6% Convertible Preferred Stock is issued (and only during such fiscal quarter) if the closing sale price of Simon common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 125% of the then applicable conversion price on such trading day. If this condition is not satisfied at the end of any fiscal quarter, then a holder will not be entitled to convert shares of Simon 6% Convertible Preferred Stock during the following fiscal quarter. Simon will determine for each trading day during the 30 consecutive trading day period ending on the last trading day of each quarter whether the closing sale price exceeds 125% of the then applicable conversion price and whether the Simon 6% Convertible Preferred Stock shall be convertible as a result of the satisfaction of the condition described above. Upon determination that holders of Simon 6% Convertible Preferred Stock are or will be entitled to convert their shares into Simon common stock, Simon will mail a written notice to the holders thereof, issue a press release and publish such information on its website.

        For the purposes of the above and the remainder of this description of the Simon 6% Convertible Preferred Stock:

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  "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Simon common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which Simon common stock is then listed or, if Simon common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, if Simon common stock is not quoted on Nasdaq, on the principal other market on which Simon common stock is then traded.

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  The "closing sale price" of Simon common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which Simon common stock is traded or, if Simon common stock is not listed on a U.S. national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, Simon will determine the closing sale price on the basis it considers appropriate. The closing sale price shall be determined without reference to any extended or after-hours trading.

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  "Current market price" of Simon common stock on any day means the average of the closing price for Simon common stock for each of the ten consecutive trading days ending on the earlier of the day in question and the day before the ex-date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, "ex-date" means the first date on which the shares of Simon common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

        In order to convert shares of Simon 6% Convertible Preferred Stock, a holder will be required to surrender to Simon at its principal office or at the office of the conversion agent, as may be designated by the Simon board of directors, the certificate or certificates for those shares of Simon 6% Convertible Preferred Stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this proxy statement/prospectus and specifying the name or names in which the holder wishes the certificate or certificates for shares of Simon common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of Simon common stock in that name or names (or proof that no such taxes are payable). Other than those taxes, Simon will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Simon common stock upon conversion of shares of Simon 6% Convertible Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to Simon's satisfaction that those taxes have been paid, Simon will deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Simon common stock to which the holder, or the holder's transferee, of shares of Simon 6% Convertible Preferred Stock being converted will be entitled and (2) if less than the full number of shares of Simon 6% Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of Simon 6% Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of Simon common stock, and the person entitled to receive the shares of Simon common stock will be treated for all purposes as having become the record holder of those shares of Simon common stock at that time.

        In lieu of the foregoing procedures, if the Simon 6% Convertible Preferred Stock is held in global form, the holder will be required to comply with The Depository Trust Company ("DTC") procedures to convert such holder's beneficial interest in respect of shares evidenced by a global share of Simon 6% Convertible Preferred Stock.

        If a holder of shares of Simon 6% Convertible Preferred Stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Simon 6% Convertible Preferred Stock who convert their shares into Simon common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Accordingly, shares of Simon 6% Convertible Preferred Stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of Simon 6% Convertible Preferred Stock on a dividend payment record date who converts such shares into shares of Simon common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of Simon 6% Convertible Preferred Stock on such dividend payment date and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Simon 6% Convertible Preferred Stock for conversion.

        Notwithstanding the foregoing, if shares of Simon 6% Convertible Preferred Stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and Simon has called such shares of Simon 6% Convertible Preferred Stock for redemption during such period or Simon has specified a change of control purchase date during such period, the holder who tenders such shares for conversion will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon surrender of shares of Simon 6% Convertible Preferred Stock for conversion.

        In case any shares of Simon 6% Convertible Preferred Stock are to be redeemed, the right to convert those shares will terminate at 5:00 p.m., New York City time, on the day that is two business days immediately preceding the date fixed for redemption unless Simon defaults in the payment of the redemption price of those shares.

        In connection with the conversion of any shares of Simon 6% Convertible Preferred Stock, no fractional shares of Simon common stock will be issued, but Simon will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of Simon common stock on the date the shares of Simon 6% Convertible Preferred Stock are surrendered for conversion. If more than one share of Simon 6% Convertible Preferred Stock will be surrendered for conversion by the same holder at the same time, the number of full shares of Simon common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of Simon 6% Convertible Preferred Stock so surrendered.

        Simon will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Simon 6% Convertible Preferred Stock a number of its authorized but unissued shares of Simon common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Simon 6% Convertible Preferred Stock.

        Before the delivery of any securities that Simon will be obligated to deliver upon conversion of the Simon 6% Convertible Preferred Stock, Simon will comply with all applicable federal and state laws and regulations that require action to be taken by it in connection with such delivery. All shares of Simon common stock delivered upon conversion of Simon 6% Convertible Preferred Stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Simon will use its commercially reasonable best efforts to ensure that all shares of Simon common stock delivered upon conversion of Simon 6% Convertible Preferred Stock will, upon delivery, be listed on the New York Stock Exchange (or such other national exchange, if any, on which the Simon common stock is then listed).

  Adjustments to the Conversion Rate

        The conversion rate will be subject to adjustment from time to time if any of the following events occur:

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  the issuance of Simon common stock as a dividend or distribution on Simon common stock;

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  certain subdivisions and combinations of Simon common stock;

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  the issuance to all holders of Simon common stock of certain rights or warrants to purchase Simon common stock (or securities convertible into Simon common stock) at less than (or having a conversion price per share less than) the current market price of Simon common stock, other than issuances that are subject to certain triggering events (until such time as such triggering events occur);

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  a dividend or other distribution to all holders of Simon common stock of shares of Simon capital stock (other than shares of Simon common stock) or evidences of indebtedness or assets (including securities, but excluding (1) those rights and warrants referred to above or (2) dividends or distributions paid exclusively in cash); or

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  a distribution consisting exclusively of cash to all holders of shares of Simon common stock (excluding (1) any dividend or distribution in connection with the liquidation, dissolution or winding up of Simon or (2) any quarterly cash dividend on Simon common stock to the extent that the aggregate cash dividend per share of Simon common stock in any quarter does not exceed $0.65, such amount being the "dividend threshold amount"); the dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate (other than any adjustment pursuant to this bullet point); if for any quarter there are aggregate dividends or distributions in excess of the dividend threshold amount, the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

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  the numerator of which will be the current market price of Simon common stock minus the dividend threshold amount; and

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  the denominator of which will be the current market price of Simon common stock minus the amount per share of such dividend or distribution;

    provided, however, that the conversion rate after any adjustments under this bullet point shall never exceed 0.9787 (as such number may be adjusted on a proportional basis for any adjustment to the conversion rate); if an adjustment is required to be made as a result of a distribution that is not a quarterly dividend, the dividend threshold amount will be deemed to be zero.

No adjustment in the conversion rate will be required (except in the case of the fifth bullet point) unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of Simon common stock or any securities convertible into or exchangeable for Simon common stock or carrying the right to purchase any of the foregoing.

        Upon conversion of Simon 6% Convertible Preferred Stock, holders will receive, in addition to the number of shares of Simon common stock into which such Simon 6% Convertible Preferred Stock is convertible, the purchase rights under any shareholder rights agreement that Simon may adopt unless, prior to conversion, these rights have expired, terminated or been redeemed or unless these rights have separated from the Simon common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if Simon had distributed to all holders of Simon common stock, shares of Simon common stock, if applicable, as described under the first bullet point above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Simon does not currently have a rights plan or shareholder rights agreement in effect.

        In the event of:

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  any reclassification of Simon common stock (other than a change in par value);

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  a consolidation, merger or combination involving Simon; or

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  a sale or conveyance to another person or entity of all or substantially all of Simon's property and assets;

in which holders of Simon common stock would be entitled to receive stock, other securities, other property, assets or cash for their Simon common stock, upon conversion of the Simon 6% Convertible Preferred Stock, holders thereof will be entitled to receive the same type of consideration that they would have been entitled to receive if they had converted their Simon 6% Convertible Preferred Stock into Simon common stock immediately prior to any of these events.

        Holders of Simon 6% Convertible Preferred Stock may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of Simon common stock or in certain other situations requiring a conversion rate adjustment.

        Simon may, from time to time, increase the conversion rate if the Simon board of directors has made a determination that this increase would be in Simon's best interests. Any such determination by the Simon board of directors will be conclusive. In addition, Simon may increase the conversion rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of Simon common stock resulting from any stock or rights distribution.

        Except as described above in this section, Simon will not adjust the conversion rate for any issuance of Simon common stock or convertible or exchangeable securities or rights to purchase Simon common stock or convertible or exchangeable securities.

  Optional Redemption

        Simon will not be entitled to redeem any shares of Simon 6% Convertible Preferred Stock before the fifth anniversary of the initial issuance date of the Simon 6% Convertible Preferred Stock. On or after such date, Simon will have the option to redeem some or all of the shares of Simon 6% Convertible Preferred Stock at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends to, but excluding, the redemption date, but only if the closing sale price of Simon common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date Simon gives the redemption notice exceeds 130% of the conversion price in effect on each such day. In addition, if on or after the fifth anniversary of the initial issuance date of the Simon 6% Convertible Preferred Stock, on any quarterly dividend payment date, the total number of shares of Simon 6% Convertible Preferred Stock outstanding is less than 15% of the total number of shares of Simon 6% Convertible Preferred Stock upon the consummation of the REIT Merger, Simon will have the option to redeem the shares of outstanding Simon 6% Convertible Preferred Stock, in whole but not in part, at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends to, but excluding, the redemption date. If full cumulative dividends on the Simon 6% Convertible Preferred Stock have not been paid, the Simon 6% Convertible Preferred Stock may not be redeemed and Simon may not purchase or acquire any shares of Simon 6% Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Simon 6% Convertible Preferred Stock and any parity stock.

        In the event of an optional redemption, Simon will send a written notice by first class mail to each holder of record of the Simon 6% Convertible Preferred Stock at such holder's registered address, not fewer than 20 nor more than 90 days prior to the redemption date, stating, among other things, the redemption date, the redemption price and certain procedures relating to the redemption, as well as the conversion rate and the conversion price then in effect. In addition, Simon will (1) issue a press release containing such information and (2) publish such information on its web site.

        If Simon gives notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, Simon shall:

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  with respect to shares of Simon 6% Convertible Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of Simon 6% Convertible Preferred Stock; and

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  with respect to shares of Simon 6% Convertible Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent, cash sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such shares of Simon 6% Convertible Preferred Stock upon surrender of their certificates evidencing their shares of Simon 6% Convertible Preferred Stock.

        If on the redemption date DTC and the paying agent hold cash sufficient to pay the redemption price for the shares of Simon 6% Convertible Preferred Stock delivered for redemption in accordance with the terms of the Certificate of Designations of the Simon 6% Convertible Preferred Stock, dividends will cease to accumulate on those shares of Simon 6% Convertible Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

        Payment of the redemption price for the shares of Simon 6% Convertible Preferred Stock will be conditioned upon book-entry transfer of or physical delivery of certificates representing the Simon 6% Convertible Preferred Stock, together with necessary endorsements, to the paying agent, or to the paying agent's account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the Simon 6% Convertible Preferred Stock will be made (1) if book-entry transfer or physical delivery of the Simon 6% Convertible Preferred Stock has been made by or on the redemption date, on the redemption date, or (2) if book-entry transfer or physical delivery of the Simon 6% Convertible Preferred Stock has not been made by or on such date, at the time of book-entry transfer or physical delivery of the Simon 6% Convertible Preferred Stock.

        If the redemption date falls after a dividend payment record date and before the related dividend payment date, holders of the shares of Simon 6% Convertible Preferred Stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. The redemption price payable on such redemption date will include only the liquidation preference, and will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

        In the case of any partial redemption, Simon will select the shares of Simon 6% Convertible Preferred Stock to be redeemed on a pro rata basis, by lot or by any other method that Simon, in its discretion, deems fair and appropriate. If any shares of Simon 6% Convertible Preferred Stock selected for partial redemption are submitted for conversion in part after such selection, such shares submitted for conversion shall be deemed (so far as may be possible) to be a portion of the shares called for redemption.

        The Simon charter provides that Simon may not redeem Simon common stock or other junior stock if it has not paid or set apart for payment all accumulated dividends for the current and prior dividend periods in respect of shares that have a right to cumulative dividends.

  Change of Control Put Right

        If a change of control occurs, holders of Simon 6% Convertible Preferred Stock will have the right, subject to the terms and conditions of the Certificate of Designations of the Simon 6% Convertible Preferred Stock, to require Simon to repurchase all, or any portion, of their shares of Simon 6% Convertible Preferred Stock. Simon will purchase the Simon 6% Convertible Preferred Stock for cash at a price equal to 100% of the liquidation preference of the Simon 6% Convertible Preferred Stock to be purchased plus any accumulated and unpaid dividends to, but excluding, the change of control purchase date. If the change of control purchase date falls after a record date and on or prior to the corresponding dividend payment date, (1) Simon will pay the full amount of accumulated and unpaid dividends payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the purchase price payable on the change of control purchase date will include only the liquidation preference, and will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. Simon will be required to purchase the Simon 6% Convertible Preferred Stock as of a date that is not less than 30 nor more than 60 days after Simon mails notice of the occurrence of such change of control.

        As promptly as practicable but not later than 20 days after the occurrence of a change of control, Simon will be required to give notice (and issue a press release and publish such information on its web site) to all holders of Simon 6% Convertible Preferred Stock, as provided in the Certificate of Designations for the Simon 6% Convertible Preferred Stock, of the occurrence of the change of control and of their resulting purchase right. Simon must also deliver a copy of its notice to the transfer agent. A "change of control" will be deemed to have occurred at such time after the original issuance of the Simon 6% Convertible Preferred Stock when any of the following has occurred:

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  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of Simon's total outstanding voting stock other than an acquisition by Simon, any of Simon's subsidiaries or any of its employee benefit plans;

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  Simon consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Simon, other than:

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  any transaction pursuant to which holders of Simon's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of the capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

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  any merger solely for the purpose of changing Simon's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Simon common stock solely into shares of Simon common stock of the surviving entity;

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  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the Simon board of directors (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Simon board of directors then in office; or

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  Simon adopts a plan of liquidation or dissolution.

        The definition of change of control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of Simon's assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of shares of Simon 6% Convertible Preferred Stock to require Simon to repurchase such shares of Simon 6% Convertible Preferred Stock as a result of a lease, transfer, conveyance or other disposition of less than all of Simon's assets may be uncertain.

        To exercise the change of control put right, a holder must deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the change of control purchase date. The required purchase notice upon a change of control must state:

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  if certificated shares of Simon 6% Convertible Preferred Stock have been issued, the Simon 6% Convertible Preferred Stock certificate numbers, or if such certificated shares have not been issued, such information as may be required under applicable DTC procedures;

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  the number of shares of Simon 6% Convertible Preferred Stock to be purchased; and

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  that Simon is to purchase such Simon 6% Convertible Preferred Stock pursuant to the applicable provisions of the Certificate of Designations of the Simon 6% Convertible Preferred Stock.

        A holder will be required to either effect book-entry transfer or deliver the Simon 6% Convertible Preferred Stock to be purchased, together with necessary endorsements, to the office of the transfer agent after delivery of the change of control purchase notice to receive payment of the change of control purchase price. Holders will receive payment in cash on the later of the change of control purchase date or the time of book-entry transfer or the delivery of the Simon 6% Convertible Preferred Stock. If the transfer agent holds money sufficient to pay the change of control purchase price of the Simon 6% Convertible Preferred Stock on the business day following the change of control purchase date, then, immediately after the change of control purchase date:

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  the shares of Simon 6% Convertible Preferred Stock will cease to be outstanding;

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  dividends will cease to accrue; and

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  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the Simon 6% Convertible Preferred Stock is made and whether or not the Simon 6% Convertible Preferred Stock is delivered to the transfer agent or DTC.

        Simon will comply with provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by it to purchase Simon 6% Convertible Preferred Stock at the option of the holders thereof upon a change of control.

        Notwithstanding the occurrence of a change of control, Simon will not be required to purchase shares of Simon 6% Convertible Preferred Stock in the event it has exercised its right to redeem all of the shares of Simon 6% Convertible Preferred Stock under the terms of the section entitled "—Optional Redemption."

  Voting Rights

        Unless otherwise determined by the Simon board of directors, holders of shares of Simon 6% Convertible Preferred Stock will not have any voting rights except as described below or as otherwise required from time to time by law. Whenever (1) dividends on any shares of Simon 6% Convertible Preferred Stock or any other class or series of stock ranking on a parity with the Simon 6% Convertible Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) Simon fails to pay the redemption price on the redemption date for shares of Simon 6% Convertible Preferred Stock called for redemption or the purchase price on the purchase date for shares of Simon 6% Convertible Preferred Stock following a change of control, then, in each case, the holders of shares of Simon 6% Convertible Preferred Stock (voting separately as a class with all other series of other preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of Simon's directors at a special meeting called for that purpose or at the next annual meeting of stockholders and each subsequent meeting until the redemption price, the purchase price or all dividends accumulated on the Simon 6% Convertible Preferred Stock (as applicable) have been fully paid or set aside for payment. The term of office of all directors elected by the holders of such preferred stock will terminate immediately upon the termination of the right of such holders of preferred stock to vote for directors. Each holder of shares of the Simon 6% Convertible Preferred Stock will have one vote for each share of Simon 6% Convertible Preferred Stock held.

        The affirmative vote of holders of at least 66 2/3% of the outstanding shares of the Simon 6% Convertible Preferred Stock, voting as a single class in person or by proxy, at an annual meeting of Simon's stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend any provisions of the Simon charter or the Certificate of Designations of the Simon 6% Convertible Preferred Stock, whether by merger, consolidation, combination, reclassification or otherwise (an "Event"), if the amendment would materially and adversely affect the rights, powers, or preferences of the holders of Simon 6% Convertible Preferred Stock; provided however, that (i) an Event will not be deemed to materially and adversely affect such rights, powers or preferences, in each such case, where each share of Simon 6% Convertible Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical to that of a share of Simon 6% Convertible Preferred Stock, (ii) any increase in the amount of the authorized Simon common stock or currently authorized junior stock or parity stock or the creation and issuance of any class or series of common stock, junior stock or parity stock will not be deemed to materially and adversely affect such rights, powers or preferences; and (iii) the creation of, or increase in the authorized number of, shares of any class or series of senior stock shall be deemed to materially and adversely affect such rights, powers and preferences.

  Restrictions on Transfer

        Holders of Simon 6% Convertible Preferred Stock shall be subject to certain restrictions on the number of shares of Simon 6% Convertible Preferred Stock that such holder may own in order to preserve Simon's status as a REIT. See "Restrictions on Ownership and Transfer of Simon Securities." Each holder of Simon 6% Convertible Preferred Stock shall upon demand be required to disclose to Simon in writing such information as Simon may request in good faith in order to determine Simon's status as a REIT.

Description of Simon 8 3/8% Preferred Stock

  General

        Immediately prior to the effective time of the REIT Merger, Simon shall file a Certificate of Powers, Designations, Preferences and Rights with the Secretary of State of the State of Delaware to create the Simon 8 3/8% Preferred Stock. The following summary of the terms and provisions of the Simon 8 3/8% Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Certificate of Designations creating the Simon 8 3/8% Preferred Stock, the form of which is attached to this proxy statement/prospectus as Appendix E.

  Rank

        The Simon 8 3/8% Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Simon, will rank (i) junior to all other shares of capital stock of Simon which, by their terms, rank senior to the Simon 8 3/8% Preferred Stock, (ii) on a parity with all other shares of Simon preferred stock which are not, by their terms, junior or senior to the Simon 8 3/8% Preferred Stock and (iii) senior to the Simon common stock, Simon Class B common stock and Simon Class C common stock and to all other shares of capital stock of Simon which, by their terms, rank junior to the Simon 8 3/8% Preferred Stock. The Simon 8 3/8% Preferred Stock shall rank on a parity with the Simon Series A Convertible Preferred Stock, Simon Series A Excess Preferred Stock, Simon Series B Convertible Preferred Stock, Simon Series B Excess Preferred Stock, Simon Series C Convertible Preferred Stock, Simon Series D Cumulative Redeemable Preferred Stock, Simon Series E Cumulative Redeemable Preferred Stock, Simon Series F Cumulative Redeemable Preferred Stock, Simon Series G Cumulative Step-Up Premium Rate Preferred Stock and Simon Series H Variable Rate Preferred Stock, which as of the date of this proxy statement/prospectus are the only authorized classes or series of Simon preferred stock, the Simon 6% Convertible Preferred Stock to be issued in the REIT Merger and any other class or series of Simon's capital stock that is not by its terms junior to the Simon 8 3/8% Preferred Stock.

  Dividends

        Holders of the Simon 8 3/8% Preferred Stock will be entitled to receive, when and as authorized by the Simon board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.375% of the liquidation preference per annum (equivalent to $4.1875 per share per annum). Such dividends shall be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the succeeding business day. Any dividend payable on the Simon 8 3/8% Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of Simon at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable dividend payment date falls or such other date designated by the Simon board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

        Immediately prior to the effective time of the REIT Merger, Chelsea shall pay any accumulated dividends on the Chelsea Series A Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the REIT Merger. Dividends on the Simon 8 3/8% Preferred Stock will accrue from and after the date of the closing of the REIT Merger. The initial dividend payment date on the Simon 8 3/8% Preferred Stock will be the first date on which a quarterly dividend would have been paid on the Chelsea Series A Preferred Stock after the closing of the REIT Merger had the REIT Merger not occurred. On such date, Simon shall pay holders of Simon 8 3/8% Preferred Stock a dividend equal to the annual dividend rate of $4.1875 per share for the period from and including the date of the closing of the REIT Merger to but excluding the date as to which such initial dividend is payable based on a 360-day year of twelve 30-day months.

        No dividends on the Simon 8 3/8% Preferred Stock shall be authorized by the Simon board of directors or be paid or set apart for payment by Simon at such time as the terms and provisions of any agreement of Simon, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on the Simon 8 3/8% Preferred Stock will accumulate whether or not Simon has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Simon 8 3/8% Preferred Stock shall not bear interest and holders of the Simon 8 3/8% Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends as described above.

        No dividends will be declared or paid or set apart for payment on any capital stock of Simon ranking, as to dividends, on a parity with or junior to the Simon 8 3/8% Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Simon 8 3/8% Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Simon 8 3/8% Preferred Stock and the shares of each other series of preferred stock ranking on a parity as to dividends with the Simon 8 3/8% Preferred Stock, all dividends declared on the Simon 8 3/8% Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Simon 8 3/8% Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Simon 8 3/8% Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Simon 8 3/8% Preferred Stock and such other series of preferred stock bear to each other.

        Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Simon 8 3/8% Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Simon 8 3/8% Preferred Stock for all past dividend periods and the then current dividend period, no dividends (other than in shares of Simon common stock or other capital stock ranking junior to the Simon 8 3/8% Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Simon common stock, Simon Class B common stock or Simon Class C common stock or any other capital stock of Simon ranking junior to or on a parity with the Simon 8 3/8% Preferred Stock as to dividends or upon liquidation, nor shall any shares of Simon common stock, Simon Class B common stock or Simon Class C common stock or any other capital stock of Simon ranking junior to or on a parity with the Simon 8 3/8% Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by Simon (except by conversion into or exchange for other capital stock of Simon ranking junior to the Simon 8 3/8% Preferred Stock as to dividends and upon liquidation).

        Any dividend payment made on the Simon 8 3/8% Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

  Liquidation Preference

        In the event of any liquidation, dissolution or winding up of the affairs of Simon (generally referred to herein as a "liquidation"), the holders of the Simon 8 3/8% Preferred Stock will be entitled to be paid out of the assets of Simon legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by Simon's board of directors in the amount of a liquidation preference of $50.00 per share, plus an amount equal to any accumulated and unpaid dividends, if any, thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Simon common stock, Simon Class B common stock or Simon Class C common stock or any other capital stock ranking junior to the Simon 8 3/8% Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Simon 8 3/8% Preferred Stock will have no right or claim to any of the remaining assets of Simon.

        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Simon, the legally available assets of Simon are insufficient to pay the amount of the liquidating distributions on the Simon 8 3/8% Preferred Stock and the corresponding amounts payable on the shares of each other series of preferred stock of Simon ranking on a parity with the Simon 8 3/8% Preferred Stock in the distribution of assets upon liquidation, then the holders of the Simon 8 3/8% Preferred Stock and any other series of preferred stock of Simon ranking on a parity with the Simon 8 3/8% Preferred Stock in the distribution of assets upon liquidation shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        The consolidation or merger of Simon with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of Simon shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of Simon.

  Conversion

        The Simon 8 3/8% Preferred Stock will not be convertible into or exchangeable for any other property or securities of Simon.

  Optional Redemption

        The Simon 8 3/8% Preferred Stock shall not be redeemable prior to October 15, 2027. On and after October 15, 2027, Simon, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Simon 8 3/8% Preferred Stock, in whole or in part at any time or from time to time, in cash at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon to, but excluding, the date fixed for redemption (except as provided below), without interest, to the extent Simon will have funds legally available therefor. The redemption price of the Simon 8 3/8% Preferred Stock (other than any portion thereof consisting of accumulated and unpaid dividends) shall be paid solely from the sale proceeds of other capital stock of Simon and not from any other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participation, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Simon 8 3/8% Preferred Stock to be redeemed shall surrender such Simon 8 3/8% Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Simon 8 3/8% Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by Simon in trust for the benefit of the holders of any Simon 8 3/8% Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on such Simon 8 3/8% Preferred Stock, such stock shall no longer be deemed outstanding and all rights of the holders of such Simon 8 3/8% Preferred Stock will terminate, except the right to receive the redemption price. If fewer than all of the outstanding Simon 8 3/8% Preferred Stock are to be redeemed, the Simon 8 3/8% Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Simon 8 3/8% Preferred Stock) or by any other equitable method determined by Simon.

        Notwithstanding the foregoing, unless full cumulative dividends on the Simon 8 3/8% Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Simon 8 3/8% Preferred Stock for all past dividend periods and the then current dividend period, no Simon 8 3/8% Preferred Stock shall be redeemed unless all outstanding Simon 8 3/8% Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Simon 8 3/8% Preferred Stock to preserve the REIT status of Simon or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Simon 8 3/8% Preferred Stock. In addition, unless full cumulative dividends on the Simon 8 3/8% Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Simon 8 3/8% Preferred Stock for all past dividend periods and the then current dividend period, Simon shall not purchase or otherwise acquire, directly or indirectly, any Simon 8 3/8% Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Simon 8 3/8% Preferred Stock to preserve the REIT status of Simon or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Simon 8 3/8% Preferred Stock.

        Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by Simon will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Simon 8 3/8% Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the registrar. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Simon 8 3/8% Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Simon 8 3/8% Preferred Stock to be redeemed; (iv) the place or places where the Simon 8 3/8% Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the Simon 8 3/8% Preferred Stock to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Simon 8 3/8% Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Simon 8 3/8% Preferred Stock to be redeemed from such holder.

        The holders of Simon 8 3/8% Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Simon 8 3/8% Preferred Stock on the corresponding dividend payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date or Simon's default in the payment of the dividend due. Except as provided above, Simon will make no payment or allowance for unpaid dividends, whether or not in arrears, on Simon 8 3/8% Preferred Stock to be redeemed.

        The Simon 8 3/8% Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

  Voting Rights

        Except as indicated below or except as otherwise from time to time required by applicable law, the holders of Simon 8 3/8% Preferred Stock will have no voting rights.

        On any matter on which the Simon 8 3/8% Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Simon 8 3/8% Preferred Stock shall be entitled to one vote. With respect to each share of Simon 8 3/8% Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

        If dividends on the Simon 8 3/8% Preferred Stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Simon 8 3/8% Preferred Stock (voting separately as a class with all other series of Simon preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Simon board of directors at a special meeting called by the holders of record of at least ten percent of the Simon 8 3/8% Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on the Simon 8 3/8% Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for payment thereof set aside for payment. In such case, the entire Simon board of directors will be increased by two directors.

        So long as any Simon 8 3/8% Preferred Stock remains outstanding, Simon will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the Simon 8 3/8% Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Simon 8 3/8% Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of Simon or reclassify any authorized capital stock of Simon into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the charter (including the Certificate of Designations of the Simon 8 3/8% Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Simon 8 3/8% Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the events set forth in clause (ii) above, so long as the Simon 8 3/8% Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event set forth in clause (ii) above Simon may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of Simon 8 3/8% Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Simon preferred stock or the creation or the issuance of any other series of Simon preferred stock or (y) any increase in the amount of authorized Simon 8 3/8% Preferred Stock, in each case ranking on a parity with or junior to the Simon 8 3/8% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, all outstanding Simon 8 3/8% Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Restrictions on Transfer

        Holders of Simon 8 3/8% Preferred Stock shall be subject to certain restrictions on the number of shares of Simon 8 3/8% Preferred Stock that such holder may own in order to preserve Simon's status as a REIT. See "Restrictions on Ownership and Transfer of Simon Securities." Each holder of Simon 8 3/8% Preferred Stock shall upon demand be required to disclose to Simon in writing such information as Simon may request in good faith in order to determine Simon's status as a REIT.

Description of the Book-Entry System

        The Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock. Owners of beneficial interests in the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Simon 6% Convertible Preferred Stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock under the global securities or the Certificates of Designations of the

Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock, respectively. Simon and any of its agents may treat DTC as the sole holder and registered owner of the global securities.

        DTC has advised Simon as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The Simon 6% Convertible Preferred Stock and the Simon 8 3/8% Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

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  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Simon within 90 days; or

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  Simon decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SIMON SECURITIES

        Simon's charter contains certain restrictions on the number of shares of capital stock that individual stockholders may own. Certain requirements must be met for Simon to maintain its status as a REIT, including the following:

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  not more than 50% in value of the outstanding capital stock of Simon may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year, and

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  the Simon capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

        In part because Simon currently believes it is essential for Simon to maintain its status as a REIT, the provisions of its charter with respect to Simon excess stock contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

        Simon's charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of the Simon family, of any class of Simon capital stock. The ownership limit is calculated based on the lower of outstanding shares, voting power or value. The Simon board of directors may exempt a person from the ownership limit if it receives a ruling from the Internal Revenue Service or an opinion of tax counsel that such ownership will not jeopardize Simon's status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares of stock. Those shares of stock will automatically be converted into shares of Simon excess stock according to rules set forth in the charter.

        Upon a purported transfer or other event that results in Simon excess stock, the Simon excess stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by Simon. The Simon excess stock will be issued and outstanding stock, and it will be entitled to dividends equal to any dividends which are declared and paid on the stock from which it was converted. Any dividend or distribution paid prior to the discovery by Simon that stock has been converted into Simon excess stock is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Simon excess stock into which the shares were converted. The Simon excess stock will also be entitled to the voting rights as are ascribed to the stock from which it was converted. Any voting rights exercised prior to discovery by Simon that shares of stock were converted to Simon excess stock will be rescinded and recast as determined by the trustee.

        While Simon excess stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the Simon excess stock, only to a person whose ownership of the shares of stock would not violate the ownership limit. Upon such transfer, the Simon excess stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Simon excess stock was originally exchanged.

        Simon's charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Simon excess stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which the Simon excess stock was exchanged during the period that the Simon excess stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Simon excess stock may be deemed, at the option of Simon, to have acted as an agent on behalf of the trust in acquiring or holding the Simon excess stock and to hold the Simon excess stock on behalf of the trust.

        Simon's charter further provides that Simon may purchase, for a period of 90 days during the time the Simon excess stock is held by the trustee in trust, all or any portion of the Simon excess stock from the original transferee-stockholder at the lesser of the following:

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  the price paid for the stock by the purported transferee, or if no notice of such purchase price is given, at a price to be determined by the Simon board of directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date Simon exercises its purchase option, and

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  the closing market price for the stock on the date Simon exercises its option to purchase.

        The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to Simon of the transfer or, if no notice is given, the date the Simon board of directors determines that a violative transfer or other event has occurred.

        Simon's charter further provides that in the event of a purported issuance or transfer that would, if effective, result in Simon being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of Simon's stock shall bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Internal Revenue Code, more than 5%, or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder, of the outstanding stock must file an affidavit with Simon containing the information specified in the charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to Simon in writing such information with respect to the direct, indirect and constructive ownership of stock as the Simon board of directors deems necessary to comply with the provisions of the charter or the Internal Revenue Code applicable to a REIT.

        The Simon excess stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving Simon's status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of Simon without the approval of the Simon board of directors.

COMPARISON OF STOCKHOLDER RIGHTS

        Simon and Chelsea are incorporated in Delaware and Maryland, respectively. Upon consummation of the REIT Merger, stockholders of Chelsea, whose rights as stockholders are currently governed by the Maryland General Corporation Law (which we refer to in this proxy statement/prospectus as the MGCL), the Chelsea charter and the Chelsea bylaws, will automatically become stockholders of Simon. As stockholders of Simon, their rights will be governed by the Delaware General Corporation Law (which we refer to in the proxy statement/prospectus as the DGCL), the Simon charter and the Simon bylaws. The following is a summary of the material differences between the rights of holders of Simon capital stock and the rights of holders of Chelsea capital stock. The following does not purport to be a complete description of the differences between the rights of Simon and Chelsea stockholders. Such differences may be determined in full by reference to the DGCL, the MGCL, the Simon charter, the Chelsea charter, the Simon bylaws and the Chelsea bylaws.

Number of Directors

        Under the Chelsea charter, the number of directors of Chelsea shall never be less than three and shall be fixed in the manner described in the bylaws. The Chelsea bylaws provide that the number of directors shall be as determined from time to time by an amendment to the bylaws. The Chelsea board of directors is currently comprised of seven members. The directors of Chelsea are elected annually by the holders of Chelsea common stock.

        Under the Simon charter, the number of directors of Simon shall never be less than the minimum number permitted by the DGCL. In addition, so long as any shares of both Simon Class B common stock and Simon Class C common stock are outstanding, the number of directors of Simon shall be 13; so long as any shares of Simon Class B common stock (but no Simon Class C common stock) are outstanding, the number of directors of Simon shall be nine; so long as any shares of Simon Class C common stock (but no Simon Class B common stock) are outstanding, the number of directors of Simon shall be nine; and so long as no shares of Simon Class B common stock or Simon Class C common stock are outstanding, the number of directors of Simon shall be fixed by the Simon board of directors from time to time. There are currently 13 directors serving on the Simon board of directors. The directors are not divided into classes and serve yearly terms.

Standard of Conduct for a Director

        Under Maryland law, the standard of conduct for directors is set forth in Section 2-405.1(a) of the MGCL, which requires that a director of a Maryland corporation perform his or her duties in "good faith," "in a manner he or she reasonably believes to be in the best interests of the corporation" and with the care of an "ordinarily prudent person in a like position … under similar circumstances." An act of a director is presumed to satisfy this standard.

        Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty, a duty of care and a duty of candor to the stockholders. The duty of loyalty requires directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors … in managing the corporate affairs … to use that amount of care which ordinarily careful and prudent men would use in similar circumstances," and the duty of candor requires directors "to disclose fully and fairly all material information within the board's control when it seeks stockholder action." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors.

Removal of Directors

        Under the MGCL, unless the corporation's charter provides otherwise, the stockholders of a corporation with a classified board of directors may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The Chelsea charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

        Under the DGCL, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, except that whenever the holders of a class or series are entitled to elect one or more directors by the charter, then with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall be required. The Simon charter provides that, subject to the rights of holders of any class separately entitled to elect one or more directors, the affirmative vote of the holders of a majority of the combined voting power of all shares entitled to vote in the election for directors is required to remove a director with or without cause.

Filling Vacancies on the Board of Directors

        Under the MGCL, stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. Otherwise, the MGCL provides that a majority of the remaining directors may fill a vacancy, unless it results from an increase in the size of the board. Any vacancy resulting from the increase in the number of directors may be filled by a majority of the entire board. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. There is no provision in the MGCL providing for the filling of vacancies on the board of directors by Maryland courts. Under the Chelsea charter, newly created directorships resulting from an increase in the number of directors may be filled by the board of directors or as otherwise provided in the bylaws. Vacancies resulting from death, resignation, or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Under the Chelsea bylaws, vacancies resulting from death, resignation, removal or increase in the authorized number of directors, or otherwise, may also be filled by the stockholders at a special meeting.

        The DGCL provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the charter or bylaws. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. However, the DGCL also provides that if the directors then in office constitute less than a majority of the corporation's board of directors (as constituted prior to any such increase), then, upon application by stockholders representing at least 10% of outstanding shares entitled to vote for such directors, the Court of Chancery may order a stockholder election of directors to be held. The Simon charter provides that vacancies resulting from death, disability, disqualification, removal, an increase in the authorized number of directors or other cause shall be filled by a vote of the stockholders or a majority of the directors in office (with exceptions for vacancies created by the departure from the board of Frederick W. Petri or Marie Denise DeBartolo York).

Interested Director Transactions

        Under both the MGCL and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if such contract or transaction (a) is ratified by the stockholders (as set forth below) or a majority of disinterested members of the board of directors or a committee thereof (even if the disinterest directors are less than a quorum) if the material facts are disclosed or known thereto, or (b) was fair (and under the MGCL, reasonable) to the corporation at the time it was approved. Under the MGCL, such stockholder ratification must be made by a majority of the disinterested stockholders. Under the DGCL, any ratification of such a contract or transaction by the stockholders must be made by the stockholders in good faith.

Amendment of Charter

        Under the MGCL, the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter is required to amend a corporation's charter; however, the charter may provide for a greater or lesser proportion of the votes entitled to be cast to approve a charter amendment as long as the vote is not less than a majority of the votes entitled to be cast. The Chelsea charter and bylaws do not provide for a greater or lesser proportion of the votes entitled to be cast to approve a charter amendment.

        Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's charter. Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the charter, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

        Simon's charter provides that amendments to the charter must be brought by a majority of directors (including a majority of the independent directors, a majority of the directors elected by the Simon Class B common stock and at least one director elected by the Simon Class C common stock) and approved by a majority of the outstanding shares and a majority of the outstanding shares of each class entitled to vote upon the proposed amendment. The affirmative vote of 80% of the aggregate votes entitled to be cast, however, is required for amendments to the sections regarding the personal liability of directors, stockholder proposals, the rights and privileges of Class B and Class C common stock and the board of directors as well as the amendment provision. Amendments to the provisions regarding the rights and privileges of Class B and Class C common stock also require the affirmative vote of the aggregate votes entitled to be cast by the holders of the Class B and Class C common stock, as the case may be.

Amendment of Bylaws

        The Chelsea charter and bylaws grant exclusive power to alter and/or repeal the bylaws to the board of directors.

        Under the DGCL, the bylaws may be amended by the action of the stockholders or, if so provided in the charter, the directors. The Simon charter provides that the bylaws may be amended, altered or repealed by the board of directors.

Stockholder Meetings and Provisions for Notices; Proxies

        Under the MGCL and the DGCL, stockholder meetings may be held at any place, as provided in the bylaws. Under both the MGCL and the DGCL, written notice of a stockholders' meeting must state the place, date and time of the meeting and, if a special meeting, the purpose or purposes for which the meeting is to be held. Under the Chelsea bylaws, not less than 10 days nor more than 60 days before the date of every stockholders' meeting, written notice shall be given to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting, stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him personally. The Simon bylaws provide that written notice of every meeting of the stockholders, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

        Under the MGCL, proxies are valid for 11 months from their date, unless the proxy otherwise provides. Under the DGCL, however, stockholder proxies are valid for three years from their date unless the proxy provides for a longer period.

Voting by Stockholders

        Under the Chelsea charter and bylaws, each holder of Chelsea common stock is entitled to one vote per share, subject to the MGCL. Chelsea's charter permits the Chelsea board of directors to classify and issue Chelsea preferred stock in one or more series that may have voting power that differs from that of the Chelsea common stock. Such voting power may be full or limited, or no voting power.

        The Simon charter provides that holders of Simon common stock, Simon Class B common stock and Simon Class C common stock and all other capital stock with the right to vote for the election of directors are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Simon Class B common stock and the election of directors elected exclusively by the holders of Simon Class C common stock. Holders of Simon voting stock have no right to cumulative voting for the election of directors. Under the Simon bylaws, at all meetings of stockholders the proxies and ballots shall be received by the chairman of the meeting. Unless required by law, no vote need be by ballot and voting need not be conducted by an inspector.

Stockholder Action Without a Meeting

        Under the MGCL, unless the charter provides otherwise, stockholders may act by consent if all stockholders entitled to vote on the matter sign or electronically submit the consent. Under the DGCL, unless otherwise provided in the charter, actions may be taken by the stockholders of a Delaware corporation by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. The Simon charter provides that stockholder actions must be taken at an annual or special meeting and may not be taken by written consent, except that holders of Simon Class B common stock and Simon Class C common stock may act by written consent without a meeting on matters submitted exclusively to the vote of the holders of Simon Class B common stock or Simon Class C common stock.

Merger, Consolidations and Sales of Assets Generally

        Under the MGCL, a merger, consolidation or transfer of assets proposed by the board of directors must be approved by the affirmative vote of at least 66 2/3% of all the votes entitled to be cast on the matter, unless the charter provides for a different percentage. Chelsea's charter does not provide for a different percentage. Under the DGCL, a merger, consolidation or transfer of assets proposed by the board of directors must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, unless the charter provides for a different percentage. Simon's charter does not provide for a different percentage.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares, (ii) an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (in either case, an "Interested Stockholder"), or (iii) any affiliate of an Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After the five-year period, the business combination must be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of its outstanding voting shares, and (b) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Chelsea, by provision in its charter, is not subject to the provisions of the MGCL.

        As a Delaware corporation, Simon is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (1) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (2) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (3) the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder" and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Simon has not made this election.

Appraisal Rights

        Under the MGCL, holders of Chelsea common stock and Chelsea Series A Preferred Stock will not be entitled to appraisal rights under Maryland law with respect to the REIT Merger. Under Maryland law, stockholders of a corporation are entitled to dissenters' rights of appraisal in connection with:

  •
  a merger or consolidation;

  •
  a share exchange;

  •
  a transfer of assets requiring stockholders approval;

  •
  a charter amendment which alters the contract rights of any outstanding stock and substantially adversely affects stockholders rights if the right to do so is not reserved in the charter; or

  •
  a business combination transaction or a transaction exempted by the "fair price" provisions of the Maryland Business Combination Act.

        However, except with respect to transactions involving an interested stockholder exempted by the "fair price" provisions of the Maryland Business Combination Act, stockholders generally have no dissenter's right of appraisal with respect to their shares if:

  •
  the shares are not entitled to vote on the transaction;

  •
  the shares are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.;

  •
  the shares are that of the successor in the merger, unless (1) the merger alters the contractual rights of the shares as expressly set forth in the charter and the charter does not reserve the right to do so or (2) the shares are to be changed or converted in whole or in part in the merger into something other than shares in the successor or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares in the successor; or

  •
  the charter of the Maryland corporation provides that stockholders do not have appraisal rights.

        Under the DGCL, stockholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholders may receive cash in the amount of the fair market value of their shares in lieu of the consideration which otherwise would have been received in the transaction. Unless the corporation's charter provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation, (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing charter, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

Dividends

        The MGCL permits a corporation, subject to any provision in its charter, to make a distribution, including dividends, redemptions or stock repurchases, unless, after such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities and, unless the charter provides otherwise, liquidation preferences of stock senior to the stock on which the distribution is proposed to be made. For purposes of determining whether a distribution is lawful, the corporation's assets may be based upon fair value or any other method of valuation that is reasonable under the circumstances. Under Chelsea's charter, holders of common stock are entitled to receive dividends declared by the board of directors subject to any preferential dividend rights of the preferred stockholders. Holders of

Chelsea common stock are entitled to share in the dividends, pro rata, in accordance with the relative number of shares held by each stockholder.

        The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation, except that it may repurchase shares having a preference upon the distribution of any of its assets or, if no shares entitled to a preference are outstanding, any of its shares if it retires such shares upon acquisition and reduces the corporation's capital in connection therewith (and provided that after any reduction in capital made in connection with such retirement of shares, the corporation's remaining assets must be sufficient to pay any debts not otherwise provided for). Simon's bylaws provide that dividends may be declared at any meeting and paid in cash, property or in the corporation's own shares, subject to the provisions of any statute and the charter. The Simon charter provides that, subject to the law, dividends may be paid at such time and in such amounts as the board of directors may deem advisable provided that the holders of common stock, Class B common stock and Class C common stock must all be issued dividends if one of such classes is issued a dividend.

Limitation of Liability and Indemnification of Directors and Officers

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the personal liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Chelsea charter provides that the liability of the directors and officers to Chelsea and its stockholders for money damages is limited to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Article of the Maryland Code, as such section may be amended from time to time (such section is now Section 5-418 of the Courts and Judicial Proceedings Article of the Maryland Code).

        The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The Chelsea charter provides that Chelsea, to the fullest extent of

Maryland law, will indemnify, and advance expenses to a director or officer of Chelsea. The Chelsea bylaws provide that Chelsea will indemnify any director, officer, employee or agent of Chelsea against any judgment, penalties, fines, and reasonable expenses to the fullest extent permitted by the MGCL contingent upon the majority vote of a quorum of the board of directors consisting solely of two or more directors not a party to the proceeding, or, if such a quorum cannot be obtained, a majority vote of a committee of the board consisting solely of two or more directors not a party to the proceeding.

        Simon's charter provides that no director will be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation and its stockholders; (2) acts or omissions not in good faith; (3) any transaction from which the director derived an improper personal benefit; or (4) any matter in respect of which such director would be liable under Section 174 of the DGCL. These provisions may have the effect of discouraging stockholders' actions against directors. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

        The DGCL provides that a corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him, who successfully defends himself in a proceeding to which he was a party by reason of the person's service in that capacity. The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions, provided there is a determination by a majority vote of directors who were not parties to the action or by a committee of directors designated by majority vote of such directors (in each case even if less than a quorum), or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe his conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable to the corporation. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        Simon's charter provides that Simon shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Simon, or is or was serving at the request of Simon as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Simon and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The right of indemnification, including the right to receive payment in advance of expenses, conferred by Simon's charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF CHELSEA

        As of August 9, 2004, to the knowledge of Chelsea, the following is a schedule of all persons who beneficially owned more than 5% of the outstanding Chelsea common stock:

Name and Address	Number of Shares of Chelsea Common Stock Beneficially Owned	Percent of Chelsea Common Stock
David C. Bloom(1) c/o Chelsea Property Group, Inc. 103 Eisenhower Parkway Roseland, NJ 07068	2,723,620	5.8%
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	2,653,500	6.1%
Invesco Asset Management Limited(2) 30 Finsbury Square London, United Kingdom EC24 1AG	2,280,363	5.2%

Notes

(1)
Includes common units in the Chelsea Operating Partnership convertible into shares of Chelsea common stock and vested options to purchase shares of Chelsea common stock under Chelsea's option plans.

(2)
Includes shares held by Invesco North America Holdings, Inc. on behalf of various of its subsidiaries. Invesco Asset Management Limited is an investment advisor affiliated with such entity.

        The following table sets forth information concerning the security ownership of directors and executive officers as of August 9, 2004.

Name and Address	Number of Shares of Chelsea Common Stock Beneficially Owned(1)	Percent of Chelsea Common Stock
David C. Bloom(2)	2,723,620	5.8%
William D. Bloom(2)	1,148,512	2.5%
Brendan T. Byrne(2)	8,750	*
Leslie T. Chao(2)(3)	605,238	1.4%
Michael J. Clarke(2)	125,586	*
Thomas J. Davis(2)	163,898	*
Robert Frommer(2)	71,941	*
Barry M. Ginsburg(2)(4)	398,036	*
Philip D. Kaltenbacher(2)(5)	751,238	1.7%
Reuben S. Leibowitz(2)(6)	157,200	*
Directors and officers of Chelsea as a group (23 persons)(7)	6,718,544	13.4%

Notes

*
Less than 1%

(1)
Includes common units in the Chelsea Operating Partnership which are convertible into shares of Chelsea common stock.

(2)
Includes vested options to purchase shares of Chelsea common stock granted under Chelsea's option plans.

(3)
Includes 18,000 common units in the Chelsea Operating Partnership owned by Mr. Chao's wife, as to which Mr. Chao disclaims beneficial ownership.

(4)
Includes common units in the Chelsea Operating Partnership beneficially owned by Mr. Ginsburg's family and trusts for the benefit of Mr. Ginsburg's family.

(5)
Includes 371,862 common units in the Chelsea Operating Partnership owned by Mr. Kaltenbacher as trustee for his daughters and 2,000 common units in the Chelsea Operating Partnership owned by Mr. Kaltenbacher's wife, as to which Mr. Kaltenbacher disclaims beneficial ownership.

(6)
Includes 34,000 shares of Chelsea common stock owned by the wife or children of Mr. Leibowitz, by a foundation or by a charitable organization and 4,200 shares owned by the mother-in-law of Mr. Leibowitz. Mr. Leibowitz disclaims beneficial ownership of all these shares.

(7)
Includes common units in the Chelsea Operating Partnership convertible into 4,057,822 shares of Chelsea common stock and vested options to purchase 1,906,995 shares of Chelsea common stock granted under Chelsea's option plans.

EXPERTS

        The consolidated financial statements of Simon at December 31, 2003 and 2002, and for each of the two years then ended and the related schedule, incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference herein, and are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The remaining audited financial statements for Simon incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

        The consolidated financial statements and schedule of Chelsea as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference herein and have been given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of shares of Simon common stock, Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock to be issued in the Mergers will be passed upon for Simon by Willkie Farr & Gallagher LLP. Stroock & Stroock & Lavan LLP, counsel to Chelsea, will deliver its opinion to Simon as to certain federal income tax matters regarding Chelsea's status as a REIT. Baker & Daniels, tax counsel to Simon, will deliver its opinion to Chelsea as to certain federal income tax matters regarding Simon's status as a REIT.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, the Chelsea board of directors knows of no matters that will be presented for consideration at the Chelsea special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares of Chelsea common stock represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

Simon 2005 Annual Meeting Stockholder Proposals

        Simon held its 2004 annual meeting of stockholders on May 5, 2004. If any stockholder wishes to propose a matter for consideration at the 2005 annual meeting of stockholders, the proposal should be mailed by certified mail, return receipt requested, to James M. Barkley, General Counsel and Secretary, Simon Property Group, Inc., National City Center, 115 West Washington Street, Indianapolis, Indiana 46204. To be eligible under the SEC's stockholder proposal rule (Rule 14a-8) for inclusion in the 2005 annual meeting proxy statement and form of proxy, a proposal must be received by Simon's Secretary by December 3, 2004. In the event that the 2005 annual meeting of stockholders is called for a date that is not within thirty (30) days before or after May 5, 2005, in order to be timely, Simon must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2005 annual meeting of stockholders or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, as well as the advance notification requirements set forth in Simon's bylaws. A copy of the advance notification requirements may be obtained from James M. Barkley, General Counsel and Secretary, Simon Property Group, Inc., National City Center, 115 West Washington Street, Indianapolis, Indiana 46204.

Chelsea 2005 Annual Meeting Stockholder Proposals

        Chelsea held its 2004 annual meeting of stockholders on June 10, 2004. In view of the expected timing of the effectiveness of the REIT Merger, Chelsea does not currently expect to hold an annual meeting of its stockholders in 2005.

        If Chelsea does hold an annual meeting of stockholders in 2005, then proposals of stockholders intended to be presented at the Chelsea's 2005 annual meeting of stockholders must be received by Chelsea on or prior to December 26, 2004 to be eligible for inclusion in the Chelsea's proxy statement and form of proxy to be used in connection with such meeting. If any stockholder wishes to propose a matter for consideration at the 2005 annual meeting of stockholders, the proposal should be mailed by certified mail, return receipt requested, to Chelsea Property Group, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

        Simon has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the distribution to Chelsea stockholders of the shares of Simon common stock, Simon 6% Convertible Preferred Stock and Simon 8 3/8% Preferred Stock to be issued in the Mergers. This document is part of that registration statement and constitutes a prospectus of Simon in addition to being a proxy statement of Chelsea for its special meeting. The rules and regulations of the SEC allow Simon and Chelsea to omit from this document certain information included in the registration statement or in the exhibits to the registration statement.

        In addition, Simon and Chelsea file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Simon and Chelsea, who file electronically with the SEC. The address of the site is http://www.sec.gov.

        You may also inspect reports, proxy statements and other information about Simon and Chelsea at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

        The SEC allows Simon and Chelsea to incorporate by reference information into this document. This means that Simon and Chelsea can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        This document incorporates by reference the documents listed below that Chelsea and Simon previously filed with the SEC. They contain important information about the companies and their financial condition.

Simon SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K	Filed on February 6, 2004, May 6, 2004, June 22, 2004 and August 11, 2004
Definitive Proxy Statement on Schedule 14A	Filed on April 2, 2004
The description of the U.S. federal income tax qualifications of a REIT and a summary of certain material consequences of losing REIT status included in the section titled "Important Federal Income Tax Considerations" in the Registration Statement on Form S-3/A filed on April 7, 2004	Filed on April 7, 2004
The description of Simon common stock set forth in the Registration Statement on Form 8-A/A filed on September 24, 1998, including any amendment or report filed for the purpose of updating such description	Filed on September 24, 1998
Chelsea SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K	Filed on June 22, 2004
Definitive Proxy Statement on Schedule 14A	Filed on April 22, 2004

The description of Simon common stock set forth in the Registration Statement on Form 8-A/A filed on October 22, 1993, including any amendment or report filed for the purpose of updating such description	Filed on October 22, 1993

        In addition, Simon and Chelsea also incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Chelsea special meeting.

        Simon has supplied all information contained or incorporated by reference in this document relating to Simon, and Chelsea has supplied all such information relating to Chelsea.

        Neither Simon nor Chelsea has authorized anyone to give any information or make any representation about the Mergers or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

Conformed Copy

AGREEMENT AND PLAN OF MERGER
Dated as of June 20, 2004,
by and among
SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY GROUP, L.P.,
SIMON ACQUISITION I, LLC,
SIMON ACQUISITION II, LLC,
CHELSEA PROPERTY GROUP, INC.
and
CPG PARTNERS, L.P.

Schedules and Exhibits
Schedule I	—	Principal Company Limited Partners
Exhibit A	—	Form of Voting Agreement
Exhibit B	—	Put Agreement
Exhibit C	—	Employment Agreements
Exhibit D	—	Form of Tax Protection Agreement
Exhibit E	—	Terms of Parent 6% Preferred Stock

        AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2004 (this "Agreement"), among Simon Property Group, Inc., a Delaware corporation ("Parent"), Simon Property Group, L.P., a Delaware limited partnership ("Parent L.P."), Simon Acquisition I, LLC, a Maryland limited liability company ("Merger Sub") and a wholly owned Subsidiary of Parent L.P., Simon Acquisition II, LLC a Delaware limited liability company ("L.P. Merger Sub") and an indirect wholly owned Subsidiary of Parent L.P., Chelsea Property Group, Inc., a Maryland corporation (the "Company"), and CPG Partners, L.P., a Delaware limited partnership ("Company L.P.").

R E C I T A L S:

        WHEREAS, the board of directors of the Company (the "Company Board") has approved and declared this Agreement advisable and fair to, and in the best interests of, the Company and its stockholders and desires to provide herein, in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA"), for the merger (the "REIT Merger") of Merger Sub with and into the Company, with the Company to be the surviving entity, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock") (except for shares held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive the REIT Merger Consideration and each issued and outstanding share of Company Series A Preferred Stock (except for shares held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive Parent 8 3/8% Preferred Stock;

        WHEREAS, the Company, as general partner of Company L.P., has approved and declared this Agreement advisable and fair to, and in the best interests of, Company L.P. and its partners and desires to provide herein, in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and the Delaware Limited Liability Company Act ("DLLCA"), for the merger (the "OP Merger") of L.P. Merger Sub with and into Company L.P. immediately following the REIT Merger, with Company L.P. to be the surviving entity, on the terms and subject to the conditions set forth in this Agreement, whereby each Company L.P. Unit owned by the limited partners of Company L.P. (except for Company Common Units held by Parent, Parent L.P., L.P. Merger Sub, the Company, Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries (other than as set forth in Section 1.09(a)(iv)) and for Company L.P. Series B Preferred Units, which shall, unless otherwise agreed by Parent, the Company and the holders of such Company L.P. Series B Preferred Units, be redeemed for cash prior to the OP Merger in accordance with Section 6.13) shall be converted automatically into the right to receive the OP Merger Consideration;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Parent L.P. and certain limited partners of Company L.P. set forth in Schedule I hereto (the "Principal Company Limited Partners") have entered into voting agreements in the form of Exhibit A attached hereto (the "Voting Agreements" and, together with this Agreement, the "Transaction Documents") pursuant to which Parent, Parent L.P. and the Principal Company Limited Partners have agreed to take specified actions in furtherance of the REIT Merger and the OP Merger;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company have entered into a put agreement (the "Put Agreement") providing that upon termination of this Agreement for reasons specified herein, certain Affiliates of Parent shall have the right to put to certain Affiliates of the Company the interests of such Affiliates of Parent in certain joint ventures, pursuant to the terms and conditions of the Put Agreement, which Put Agreement is attached as Exhibit B hereto;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and certain current officers of the Company have entered into several employment agreements, each of which is conditional upon Closing and is attached as Exhibit C hereto;

        WHEREAS, at the Closing, Parent, Parent L.P. and Company L.P. shall enter into a tax protection agreement in the form attached as Exhibit D hereto (the "Tax Protection Agreement"); and

        WHEREAS Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger and the OP Merger and also to prescribe various conditions to the REIT Merger and the OP Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

The Mergers

        SECTION 1.01.    The Mergers.

        (a)   REIT Merger.    On the terms and subject to the conditions set forth in this Agreement, at the REIT Effective Time, Merger Sub shall be merged with and into the Company. At the REIT Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company (the "Surviving Company") and a wholly owned Subsidiary of Parent L.P. The parties hereto intend the REIT Merger to be a taxable purchase of the Company Common Stock.

        (b)   OP Merger.    On the terms and subject to the conditions set forth in this Agreement, immediately following the REIT Merger, L.P. Merger Sub shall be merged with and into Company L.P. At such time, the separate existence of L.P. Merger Sub shall cease and Company L.P. shall continue as the surviving partnership (the "Surviving L.P."). The REIT Merger, the OP Merger and the other transactions contemplated by the Transaction Documents are referred to in this Agreement collectively as the "Transactions." It is intended that, after the REIT Merger, the Surviving Company will be liquidated pursuant to a plan of liquidation. The OP Merger, in combination with the intended liquidation of the Surviving Company and any Company Common Unit Exchange, are intended to be a contribution of Company Common Units to Parent L.P. governed by Section 721(a) of the Code.

        SECTION 1.02.    Closings.    The closing (the "REIT Closing") of the REIT Merger shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII, unless this Agreement has been earlier terminated in accordance with its terms, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The closing of the OP Merger (the "OP Closing" and, together with the REIT Closing, the "Closing") shall take place immediately after the effectiveness of the REIT Merger at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." If the REIT Closing and the OP Closing occur on different dates, then the term "Closing Date" shall mean, with respect to the REIT Merger, the date on which the REIT Closing occurs and, with respect to the OP Merger, the date on which the OP Closing occurs.

        SECTION 1.03.    Effective Times.

        (a)   Prior to the REIT Closing, Parent, Merger Sub and the Company shall prepare, and, on the Closing Date, the Company shall file with the State Department of Assessments and Taxation of Maryland, articles of merger and/or such other appropriate documents (the "Articles of Merger") executed in accordance with the applicable provisions of the MGCL and the MLLCA and shall make all other filings or recordings required under the MGCL and the MLLCA to effect the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time at which the REIT Merger becomes effective being the "REIT Effective Time").

        (b)   Prior to the OP Closing, Parent L.P., L.P. Merger Sub and Company L.P. shall prepare, and, immediately after the REIT Effective Time or as soon thereafter as reasonably practicable, Company L.P. shall file with the Secretary of State of the State of Delaware, a certificate of merger and/or such other appropriate documents (the "OP Merger Certificate") executed in accordance with the applicable provisions of the DRULPA and the DLLCA and shall make all other filings or recordings required under the DRULPA and the DLLCA to effect the OP Merger. The OP Merger shall become effective at such time as the OP Merger Certificate is duly filed with the office of the Secretary of State of the State of Delaware, or at such later time as Parent L.P. and Company L.P. shall agree and specify in the OP Merger Certificate (the time at which the OP Merger becomes effective being the "OP Effective Time" and, together with the REIT Effective Time, the "Effective Time").

        SECTION 1.04.    Legal Effects of Mergers.    The REIT Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA. The OP Merger shall have the effects set forth in Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

        SECTION 1.05.    Effect of the REIT Merger on the Organizational Documents and Management of the Company.

        (a)   Organizational Documents.    The charter of the Company shall be amended and restated at and as of the REIT Effective Time in accordance with the instructions of Parent (and subject to the prior consent of the Company, which consent shall not be unreasonably withheld) and, as so amended, such charter shall be the charter of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of the Company shall be amended and restated at and as of the REIT Effective Time in accordance with the instructions of Parent (and subject to the prior consent of the Company, which consent shall not be unreasonably withheld) and, as so amended, such by-laws shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

        (b)   Management.    The officers of the Company as of the REIT Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company immediately prior to the REIT Effective Time shall submit their resignations to be effective as of the REIT Effective Time. The individuals designated by Parent no later than three business days prior to the REIT Closing shall, as of the REIT Effective Time, be the directors of the Surviving Company until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

        SECTION 1.06.    Effect of the OP Merger on the Company L.P. Partnership Agreement.    The Company L.P. Partnership Agreement shall be amended and restated as of the effectiveness of the OP Merger in accordance with the instructions of Parent (and subject to the prior consent of Company L.P., which consent shall not be unreasonably withheld) and, as so amended, shall be the Agreement of Limited Partnership of the Surviving L.P. until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.07.    Effect of REIT Merger on Capital Stock.

        (a)   Each share of Company Common Stock issued and outstanding immediately prior to the REIT Effective Time (other than shares of Company Common Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(e)) shall be converted into the right to receive (i) $36.00 in cash (the "Base Cash Consideration" and, as the same may be adjusted pursuant to the proviso of the last sentence of this Section 1.07, the "Cash Consideration"), (ii) a fraction of a fully paid and nonassessable share of Parent Common Stock equal to the Common Exchange Ratio (which Common

Exchange Ratio is subject to adjustment as set forth below), subject to Section 2.05 with respect to fractional shares, and (iii) a fraction of a fully paid and nonassessable share of 6% Preferred Stock of Parent having the terms set forth in Exhibit E hereto (and to be created prior to the REIT Effective Time by the filing of a certificate of designation in form and substance (as to those terms not set forth in Exhibit E hereto) reasonably satisfactory to the Company) ("Parent 6% Preferred Stock") equal to the Preferred Exchange Ratio, subject to Section 2.05 with respect to fractional shares (collectively, the "REIT Merger Consideration"). For purposes of this Agreement, the "Common Exchange Ratio" means 0.2936 and the "Preferred Exchange Ratio" means 0.3000, each appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions; provided, however, that (i) in the event that the average of ten randomly selected (in a manner reasonably acceptable to Parent and the Company) closing prices of Parent Common Stock on the NYSE during the period of the 30 most recent trading days ending on the fifth business day prior to the Closing Date (the "Closing Date Market Price") is greater than $58.75 (the "Upper Limit Price"), then the Common Exchange Ratio shall be adjusted to equal 0.2936 multiplied by a fraction, the numerator of which is the Upper Limit Price, and the denominator of which is the Closing Date Market Price, and (ii) in the event that the Closing Date Market Price is less than $43.43 (the "Lower Limit Price"), then the Base Cash Consideration shall be increased by an amount equal to the product of (x) an amount equal to (1) 0.2936 multiplied by a fraction, the numerator of which is the Lower Limit Price, and the denominator of which is the Closing Date Market Price less (2) the Common Exchange Ratio multiplied by (y) the Closing Date Market Price, rounded to the nearest cent.

        (b)   Each share of 8 3/8% Series A Cumulative Redeemable Preferred Stock of the Company (the "Company Series A Preferred Stock") issued and outstanding immediately prior to the REIT Effective Time (other than shares of Company Series A Preferred Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(e)), shall be converted into the right to receive one fully paid and nonassessable share of Parent 8 3/8% cumulative redeemable preferred stock (the "Parent 8 3/8% Preferred Stock"). Immediately prior to the REIT Effective Time, the articles of incorporation of Parent shall be amended in accordance with Delaware law in order to create the Parent 8 3/8% Preferred Stock, which will have the same terms and rights as the Company Series A Preferred Stock, including with respect to distribution and rights upon liquidation, dissolution or winding up, and shall be pari passu with all Parent Preferred Stock at the Closing Date as to distributions and rights upon liquidation, dissolution or winding up.

        (c)   Any outstanding shares of 9% Series B Cumulative Redeemable Preferred Stock of the Company ("Company Series B Preferred Stock") shall be redeemed prior to the REIT Effective Time in accordance with the Charter so that no shares of Company Series B Preferred Stock shall be outstanding at the REIT Effective Time, and any security issued in connection with the redemption of the Company Series B Preferred Stock shall be redeemed for cash prior to the REIT Effective Time.

        (d)   As a result of the REIT Merger and without any action on the part of the holders thereof, at the REIT Effective Time, all shares of Company Common Stock and Company Series A Preferred Stock (other than shares referred to in Sections 1.07(e)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the REIT Effective Time represented any such shares (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Series A Preferred Stock (as the case may be), except (i) the right to receive the REIT Merger Consideration or Parent 8 3/8% Preferred Stock, as the case may be, (ii) any cash in lieu of fractional shares of Parent Common Stock and/or Parent 6% Preferred Stock to be issued or paid in consideration for shares of Company Common Stock, and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Article II upon the surrender of such Certificate.

        (e)   Each share of Company Common Stock and Company Series A Preferred Stock issued and owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries at the REIT Effective Time shall, by virtue of the REIT Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist and no REIT Merger Consideration or other consideration shall be delivered in exchange therefor.

        (f)    Each membership interest of Merger Sub shall be converted into one share of common stock of the Surviving Company in the REIT Merger and such shares shall constitute the only outstanding equity interests of the Surviving Company at the REIT Effective Time. All membership interests in Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

        (g)   If prior to the REIT Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be (including but not limited to the Cash Consideration, the Common Exchange Ratio and the Preferred Exchange Ratio), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

        SECTION 1.08.    Company Options.

        (a)   Except as otherwise set forth in Section 1.08(c), the Company shall take all actions necessary and appropriate to provide that at the REIT Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock granted under any of the Company Option Plans or otherwise (each, a "Company Option"), whether or not exercisable or vested, shall be converted into an option to purchase Parent Common Stock (each, a "New Parent Option"), on the same terms and conditions as were applicable under the Company Option (but taking into account any changes thereto, including the acceleration thereof, provided for in, or required or permitted by, the Company Option Plans, any award agreement or other agreement set forth on the Company Disclosure Letter or such option grant by reason of this Agreement and the transactions contemplated hereby). Each New Parent Option shall be exercisable for a number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to the Company Option to which such New Parent option relates, multiplied by (ii) the Option Exchange Ratio, rounded to the nearest share. The per share exercise price of each New Parent Option shall equal (A) the per share exercise price of the Company Option to which such New Parent Option relates, divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. For this purpose, the "Option Exchange Ratio" shall be equal to a fraction, the numerator of which is the per share dollar value of the REIT Merger Consideration on the Closing Date, and the denominator of which is the closing price of a share of Parent Common Stock quoted on the New York Stock Exchange (the "NYSE") on the Closing Date; provided, however, that in the case of any Company Option to which Section 421 of the Code as of the REIT Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

        (b)   Subject to Section 1.08(c) and the terms of the Company Option Plans and applicable Laws, the Company and Parent shall take all actions necessary and appropriate to cause the Company Option Plans to be assumed by Parent at the REIT Effective Time, and ensure that no holder of Company Options or other awards under such plans or programs will have any right to acquire any interest in the Surviving Company, as a result of the exercise of Company Options or other awards or rights pursuant to such Company Option Plans. As of the REIT Effective Time, Parent shall assume the obligations of the Company under the Company Option Plans, and from and after the REIT Effective Time, except as otherwise set forth herein, the terms of each Company Option and the Company Option Plan under which such Company Option was initially granted, in each case, as in effect immediately prior to the REIT Effective Time, shall continue to apply to the corresponding New Parent Option.

        (c)   Prior to the REIT Effective Time and subject to the terms of the Company Option Plans, the Company shall take all actions necessary and appropriate to allow each holder of a Company Option (whether or not exercisable or vested) to elect, in lieu of the treatment provided in Section 1.08(a), to convert each Company Option so held into the right to receive an amount of cash at the REIT Effective Time equal to the product of (i) the excess, if any, of the per share dollar value of the REIT Merger Consideration on the Closing Date over the per share exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to such Company Option (such payment to be net of all applicable withholding taxes). The Company shall notify Parent not later than five days prior to the REIT Effective Time of the number of Company Options for which the treatment provided in this Section 1.08(c) has been elected and the total amount of cash payable pursuant to such elections.

        (d)   Prior to the REIT Effective Time, the Company shall take all necessary action for the adjustment of the Company Options under this Section 1.08. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Company Options. As soon as practicable following the REIT Effective Time, Parent shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Parent Common Stock subject to the Company Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        SECTION 1.09.    Effect of OP Merger on Interests of Constituent Entities.

        (a)   As of the OP Effective Time, without any further action on the part of any holder of Company L.P. Units or any other party hereto:

          (i)    The Company GP Units shall be converted into a general partnership interest in the Surviving L.P. representing a percentage of the partnership interests therein equal to 99.99% less the Exchange Percentage, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Agreement of Limited Partnership of the Surviving L.P. All Company GP Units so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist;

          (ii)   Each Company Common Unit (other than any Company Common Units held by Parent, Parent L.P., L.P. Merger Sub, the Company, Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries which (other than as set forth in Section 1.09(a)(iv)) shall, by virtue of the OP Merger, cease to be outstanding and shall be canceled and retired and no OP Merger Consideration or other consideration shall be delivered in exchange therefor) held by the limited partners of Company L.P. immediately prior to the effectiveness of the OP Merger shall be converted into the right to receive (i) a fraction of a Parent L.P. Common Interest equal to the Common Interest Exchange Ratio and (ii) a fraction of a Parent L.P. Preferred Interest equal to the Preferred Interest Exchange Ratio (collectively, the "OP Merger Consideration"). For purposes of this Agreement, the "Common Interest Exchange Ratio" means 0.6459 and the "Preferred Interest Exchange Ratio" means 0.6600, each appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions; provided, however, that (i) in the event that the Closing Date Market Price is greater than the Upper Limit Price, then the Common Interest Exchange Ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which is the Upper Limit Price, and the denominator of which is the Closing Date Market Price, and (ii) in the event that the Closing Date Market Price is less than the Lower Limit Price, then the Common Interest Exchange Ratio shall be adjusted to equal 0.6459 multiplied by a fraction, the numerator of which is the Lower Limit Price, and the denominator of which is the

  Closing Date Market Price. As a result of the OP Merger and without any action on the part of the holders thereof, at the OP Effective Time, all Company Common Units shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Company Common Units shall thereafter cease to have any rights with respect to such Company Common Units, except the right to receive the OP Merger Consideration and any dividends or other distributions to which such holder becomes entitled in accordance with Article II upon the exchange of such Company Common Unit;

          (iii)  The limited liability company interests in L.P. Merger Sub outstanding immediately prior to the effectiveness of the OP Merger shall be converted into a limited partnership interest in the Surviving L.P. representing 0.01% of the partnership interests therein, entitling Simon Acquisition Holdings II, LLC to such rights, duties and obligations as are more fully set forth in the Agreement of Limited Partnership of the Surviving L.P. All limited liability company interests in L.P. Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist; and

          (iv)  Each Company Common Unit held by Parent L.P. at the OP Effective Time as a result of any Company Common Unit Exchange shall be converted into a limited partnership interest in the Surviving L.P. in a percentage equal to the Exchange Percentage, entitling Parent L.P. to such rights, duties and obligations as are more fully set forth in the Agreement of Limited Partnership of the Surviving L.P. All Company Common Units so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

        (b)   Each Company L.P. Series A Preferred Unit issued and outstanding shall, by virtue of the OP Merger, cease to be outstanding and shall be canceled and retired and no OP Merger Consideration or other consideration shall be delivered in exchange therefor.

        (c)   Any outstanding shares of Company L.P. Series B Preferred Units shall be redeemed prior to the OP Effective Time in accordance with the Company L.P. Partnership Agreement so that no Company L.P. Series B Preferred Units shall be outstanding at the OP Effective Time, and any security issued in connection with the redemption of the Company L.P. Series B Preferred Units shall be redeemed for cash prior to the OP Effective Time.

        (d)   If prior to the OP Effective Time, Parent L.P. or Company L.P., as the case may be, should split, combine or otherwise reclassify the Parent Common Units or the Company L.P. Units, or pay a non-cash dividend or other non-cash distribution in Parent Common Units, Parent Preferred Units or Company L.P. Units, as applicable, or make any other such non-cash dividend or non-cash distribution in interests of Parent L.P. or Company L.P. in respect of the Parent Common Units or the Company L.P. Units, respectively, then any number or amount contained herein which is based upon the number of Parent Common Units or Company L.P. Units, as the case may be (including but not limited to the OP Merger Consideration), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

        (e)   Prior to the OP Effective Time, the Parent L.P. Partnership Agreement shall be amended (which amendment shall be in form and substance (other than those terms set forth below in this Section 1.09(e)) reasonably acceptable to the Company) in accordance with Delaware law in order to create the Parent L.P. Preferred Interests, which will have the same economic terms as the Parent 6% Preferred Stock except that they shall be (i) convertible into Parent Common Units on the same terms, mutatis mutandis, as the Parent 6% Preferred Stock shall be convertible into Parent Common Stock and (ii) exchangeable for Parent 6% Preferred Stock; provided that in the case of each of clauses (i) and (ii) the holder of the Parent L.P. Preferred Interests shall be required to provide Parent and Parent L.P. with prior written notice and comply with certain other customary conditions prior to such exchange or conversion.

        SECTION 1.10.    Structure.    Notwithstanding anything in this Agreement otherwise to the contrary, the Company shall cooperate with and agree to any reasonable changes requested by Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement) in order to enable Parent, Parent L.P. or Merger Sub to obtain a "step up" in the tax basis of the assets of the Company or any Company Subsidiary; provided that any such changes do not have an adverse effect on either the holders of the Company Common Stock or Company Common Units or jeopardize the qualifications of the REIT Merger as a taxable purchase of Company Common Stock and the OP Merger or any Company Common Unit Exchange as a contribution in which no gain or loss would be recognized pursuant to Section 721(a) of the Code.

ARTICLE II.

Exchange of Securities

        SECTION 2.01.    Exchange Fund.    At or prior to the REIT Effective Time, Parent shall deposit with Mellon Investor Services or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"): (i) in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.07(a), all the cash and certificates representing shares of Parent Common Stock and Parent 6% Preferred Stock to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.05 and (ii) in trust for the benefit of holders of shares of Company Series A Preferred Stock, for exchange in accordance with Section 1.07(b), all the certificates representing shares of Parent 8 3/8% Preferred Stock to be issued pursuant to this Agreement in exchange for outstanding Company Series A Preferred Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.03. Any cash and certificates of Parent Common Stock, Parent 6% Preferred Stock and Parent 8 3/8% Preferred Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

        SECTION 2.02.    Exchange Procedures.    As promptly as practicable after the REIT Effective Time, the Exchange Agent will send to each record holder of a Certificate other than Certificates to be canceled pursuant to Section 1.07(e): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify, subject to the Company's approval not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration or the Parent 8 3/8 Preferred Stock, as the case may be. As soon as reasonably practicable after the REIT Effective Time: (i) each holder of a Certificate representing Company Common Stock, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock and Parent 6% Preferred Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and the amount of cash that such holder is entitled to hereunder (including amounts to be paid pursuant to Section 1.07(a), in lieu of fractional shares of Parent Common Stock and Parent 6% Preferred Stock pursuant to Section 2.05 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.03) and (ii) each holder of a Certificate representing Company Series A Preferred Stock, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent 8 3/8% Preferred Stock into which the aggregate number of shares of Company Series A Preferred Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 2.03, if any. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.07, Section 2.03 or Section 2.05. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more certificates of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, one or more certificates of Parent 6% Preferred Stock evidencing, in the aggregate, the proper number of shares of Parent 6% Preferred Stock, a check in the proper amount of cash pursuant to Section 1.07(a) and cash in lieu of any fractional shares of Parent Common Stock and Parent 6% Preferred Stock pursuant to Section 2.05 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. In the event of a transfer of ownership of Company Series A Preferred Stock which is not registered in the transfer records of the Company, one or more certificates of Parent 8 3/8% Preferred Stock evidencing, in the aggregate, the proper number of shares of Parent 8 3/8% Preferred Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03 may be issued with respect to such Company Series A Preferred Stock to such a transferee if the Certificate representing such shares of Company Series A Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        SECTION 2.03.    Distributions with Respect to Unexchanged Securities.

        (a)   No dividends or other distributions declared or made with respect to shares of Parent Common Stock, Parent 6% Preferred Stock or Parent 8 3/8% Preferred Stock with a record date after the REIT Effective Time or Parent L.P. Interests with a record date after the OP Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock, Parent 6% Preferred Stock or Parent 8 3/8% Preferred Stock or to the holder of any unexchanged Company Common Units that such holder would be entitled to receive upon surrender of such Certificate or the exchange of such Company Common Units and no cash payment in lieu of fractional shares of Parent Common Stock or Parent 6% Preferred Stock shall be paid to any such holder pursuant to Section 2.05 until such holder shall surrender such Certificate in accordance with Section 2.02 or shall exchange such Company Common Units in accordance with the procedures set forth in the Partner Solicitation Materials (as the case may be).

        (b)   Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the REIT Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        (c)   Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent 6% Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent 6% Preferred Stock to which such holder is entitled pursuant to

Section 2.05 and the amount of dividends or other distributions with a record date after the REIT Effective Time theretofore paid with respect to such whole shares of Parent 6% Preferred Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent 6% Preferred Stock.

        (d)   Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent 8 3/8% Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the REIT Effective Time theretofore paid with respect to such whole shares of Parent 8 3/8% Preferred Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent 8 3/8% Preferred Stock.

        (e)   Subject to the effect of applicable Laws, following exchange of the Company Common Units in the OP Merger, there shall be paid to such holder of Parent L.P. Interests issuable in exchange therefor, without interest, (a) promptly after the time of such exchange, the amount of dividends or other distributions with a record date after the OP Effective Time theretofore paid with respect to such Parent L.P. Interests, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the OP Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent L.P. Interests.

        SECTION 2.04.    No Further Ownership Rights in Company Common Stock, Company Series A Preferred Stock and Company Common Units.

        (a)   All shares of Parent Common Stock and Parent 6% Preferred Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.07(a), 2.03 or 2.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        (b)   All Parent 8 3/8% Preferred Stock issued upon exchange of Company Series A Preferred Stock in accordance with the terms of Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Series A Preferred Stock.

        (c)   The OP Merger Consideration issued upon conversion of Company Common Units in accordance with the terms of Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Units.

        SECTION 2.05.    No Fractional Shares.

        (a)   No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. No certificates or scrip or shares of Parent 6% Preferred Stock representing fractional shares of Parent 6% Preferred Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent 6% Preferred Stock.

        (b)   Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average per share closing price of Parent Common Stock quoted on the NYSE for the 10 trading days ending two days prior to the Closing Date. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of Parent 6% Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent 6% Preferred Stock multiplied by (ii) $50.00. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        SECTION 2.06.    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the REIT Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar laws) for (i) the REIT Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby or the Parent 8 3/8% Preferred Stock with respect to the shares of Company Series A Preferred Stock formerly represented thereby (as the case may be), in either case which such holders are entitled pursuant to Section 1.07, (ii) any cash in lieu of fractional shares of Parent Common Stock or Parent 6% Preferred Stock to which such holders are entitled pursuant to Section 2.05 and (iii) any dividends or distributions with respect to shares of Parent Common Stock, Parent 6% Preferred Stock or Parent 8 3/8% Preferred Stock (as the case may be) to which such holders are entitled pursuant to Section 2.03.

        SECTION 2.07.    No Liability.    None of Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of (i) any REIT Merger Consideration or Parent 8 3/8% Preferred Stock from the Exchange Fund or OP Merger Consideration, (ii) cash in lieu of fractional shares of Parent Common Stock or Parent 6% Preferred Stock pursuant to Section 2.05 or (iii) any dividends or distributions with respect to shares of Parent Common Stock, Parent 6% Preferred Stock, Parent 8 3/8% Preferred Stock or Parent L.P. Interests pursuant to Section 2.03 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        SECTION 2.08.    Investment of the Exchange Fund.    Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively; provided, further, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company stockholders pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

        SECTION 2.09.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable REIT Merger Consideration or Parent 8 3/8% Preferred Stock with respect to the shares of Company Common Stock or Company Series A Preferred Stock (as the case may be) formerly represented thereby, any cash in lieu of fractional shares of Parent

Common Stock or Parent 6% Preferred Stock, and unpaid dividends and distributions on shares of Parent Common Stock, Parent 6% Preferred Stock or Parent 8 3/8% Preferred Stock (as the case may be) deliverable in respect thereof, all pursuant to this Agreement.

        SECTION 2.10.    Withholding Rights.    Each of the Surviving Company, the Surviving L.P., Parent and Parent L.P. shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any holder of Company Series A Preferred Stock, any holder of Company Common Units and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law, provided, that neither Parent nor the Surviving Company shall be entitled to make any such deduction or withholding with respect to a holder of Company Options that receives solely New Parent Options in exchange therefor under Section 1.08(a). To the extent that amounts are so withheld by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Series A Preferred Stock, Company Common Units or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be.

        SECTION 2.11.    Further Assurances.

        (a)   At and after the REIT Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the REIT Merger.

        (b)   At and after the OP Effective Time, the Surviving Company, as the general partner of the Surviving L.P, and the officers and directors of the Surviving L.P. will be authorized to execute and deliver, in the name and on behalf of Company L.P. or L.P. Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company L.P. or L.P. Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving L.P. any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving L.P. as a result of, or in connection with, the OP Merger.

        SECTION 2.12.    Stock Transfer Books.

        (a)   At the close of business, New York time, on the day the REIT Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the REIT Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock or Company Series A Preferred Stock, as the case may be, formerly represented thereby, except as otherwise provided herein or by law. On or after the REIT Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or Parent for any reason shall be exchanged for the REIT Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby or for shares of Parent 8 3/8% Preferred Stock with respect to shares of the Company Series A Preferred Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock or Parent 6% Preferred Stock to which the holders thereof are entitled pursuant to Section 2.05 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03.

        (b)   At the close of business, New York time, on the day the OP Effective Time occurs, the transfer books of Company L.P. shall be closed and there shall be no further registration of transfers of Company L.P. Units thereafter on the records of Company L.P. From and after the OP Effective Time, the holders of Company L.P. Units shall cease to have any rights with respect to such Company L.P. Units, except as otherwise provided herein or by law. On or after the OP Effective Time, any Company Common Units presented to the Surviving L.P. or Parent L.P. for any reason shall be converted into the OP Merger Consideration.

ARTICLE III.

Representations and Warranties of the Company and Company L.P.

        As an inducement to Parent, Parent L.P., Merger Sub and L.P. Merger Sub to enter into this Agreement, except as disclosed in a section of the Company Disclosure Letter corresponding to the section of this Article III to which such disclosure applies, each of the Company and Company L.P. hereby jointly and severally represents and warrants to Parent, Parent L.P., Merger Sub and L.P. Merger Sub as follows:

        SECTION 3.01.    Organization, Standing and Corporate Power of the Company.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted or as proposed by the Company to be conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company's Charter and by-laws in each case, as currently in effect (the "Company Organizational Documents"). The Company Organizational Documents are in full force and effect as of the date hereof.

        (b)   Company L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted or as proposed by Company L.P. to be conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. Company L.P. is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of Company L.P.'s limited partnership agreement as currently in effect, which limited partnership agreement is in full force and effect as of the date hereof.

        SECTION 3.02.    Company Subsidiaries.

        (a)   Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. All outstanding shares of stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any rights of first offer, rights of first refusal, tag-along rights or any other preemptive rights and are, except as disclosed in Section 3.02(a) of the Company Disclosure Letter, (i) 100% owned by the Company and/or another Company Subsidiary and (ii) owned free and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

        (b)   Each Company Subsidiary that is a partnership, limited liability company, trust or other entity (including, without limitation, Company, L.P.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. All equity interests in each Company Subsidiary that is a partnership, limited liability company, trust or other entity have been duly authorized and are validly issued and are, except as disclosed in Section 3.02(b) of the Company Disclosure Letter, (i) 100% owned by the Company and/or another Company Subsidiary and (ii) owned free and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

        (c)   Each Company Subsidiary is duly qualified or licensed to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (d)   Except as set forth in Section 3.02(d) of the Company Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Company Subsidiary. The Company has heretofore made available to Parent complete and correct copies of the charter, by-laws, partnership agreements, operating agreements or other organizational documents of each of the Company Subsidiaries, each as amended to date, and each such instrument or agreement is in full force and effect as of the date hereof. Section 3.02(d) of the Company Disclosure Letter sets forth (i) all Company Subsidiaries and their respective jurisdictions of incorporation or organization, and (ii) each owner and the respective amount of such owner's equity interest in each Company Subsidiary. Except as set forth in Section 3.02(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interests in any other Person.

        SECTION 3.03.    Authority; No Violations; Consents and Approval.

        (a)   The Company and Company L.P. each has all requisite corporate or partnership power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject (i) with respect to the consummation of the REIT Merger, to receipt of the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Company Common Stock entitled to vote on the REIT Merger (the "Required Company Vote") and the acceptance for recording of the Articles of Merger by the State of Maryland Department of Assessments and Taxation and (ii) with respect to the consummation of the OP Merger, to receipt of the affirmative vote or consent of the holders of a majority of the voting power of the Company L.P. Units entitled to vote on the OP Merger (the "OP Merger Approval") and the acceptance for filing of the OP Merger Certificate by the Secretary of State

of the State of Delaware. Each Company Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and each applicable Company Subsidiary, subject (i) with respect to the consummation of the REIT Merger, to receipt of the Required Company Vote and (ii) with respect to the consummation of the OP Merger, to receipt of the OP Merger Approval. The Transaction Documents have been duly executed and delivered by the Company and each applicable Company Subsidiary and constitute legal, valid and binding obligations of the Company and each applicable Company Subsidiary, and assuming they are binding obligations of Parent, Parent L.P., Merger Sub and L.P. Merger Sub in accordance with their terms, are enforceable against the Company and each Company Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

        (b)   The execution and delivery of the Transaction Documents by the Company and each applicable Company Subsidiary do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries under, or require the consent or approval of any Third Party or otherwise result in a detriment or default to the Company or any of the Company Subsidiaries under, any provision of:

          (i)    the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Company Subsidiary;

          (ii)   except as set forth in Section 3.03(b) of the Company Disclosure Letter, any Contract applicable to the Company or any Company Subsidiary, or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing, it being understood that no representation is being given as to whether the Surviving Company, the Surviving L.P. and their Subsidiaries will be in compliance with any financial covenants contained therein following the Merger; or

          (iii)  assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 3.03(d) are duly and timely obtained or made and the Required Company Vote and the OP Merger Approval each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

        (c)   Without limiting the generality of Section 3.03(b), the transactions contemplated herein do not violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any agreement relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary.

        (d)   Except as set forth in Section 3.03(d) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company and each of the applicable Company Subsidiaries or the consummation by the Company or the applicable Company Subsidiaries of the transactions contemplated hereby or thereby, except for:

          (i)    as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

          (ii)   a proxy statement relating to the Required Company Vote (as amended or supplemented from time to time, the "Proxy Statement") and the Registration Statement (as defined below);

          (iii)  rules and regulations of the NYSE;

          (iv)  such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

          (v)   such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock, Parent 6% Preferred Stock, Parent 8 3/8% Preferred Stock and Parent L.P. Interests pursuant to this Agreement, and

          (vi)  such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.04.    Capital Structure.

        (a)   The Company is authorized to issue 270,000,000 shares of capital stock, consisting of 250,000,000 shares of Company Common Stock, 15,000,000 Excess Shares, par value of $.01 per share (the "Excess Stock"), and 5,000,000 shares of Preferred Stock, par value of $.01 per share (the "Company Preferred Stock"), of which 1,000,000 shares have been designated 8 3/8% Series A Cumulative Redeemable Preferred Stock and 1,300,000 shares have been designated 9% Series B Cumulative Redeemable Preferred Stock. As of the date hereof, (i) 44,153,452 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 796,948 shares of 8.375% Series A Cumulative Redeemable Preferred were issued and outstanding and no shares of 9% Series B Cumulative Redeemable Preferred were issued and outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 3,102,436 shares of Company Common Stock were reserved for issuance upon exercise of Company Options issued and outstanding pursuant to Company Option Plans, (v) 2,080,000 shares of Company Common Stock were reserved for issuance upon exercise of Company Options available for future grant pursuant to Company Option Plans, and (vi) no shares of Company Common Stock were reserved for issuance upon exercise of options otherwise issued and outstanding.

        (b)   The issuance and sale of all the shares of capital stock described in this Section 3.04 have been made in compliance in all material respects with United States federal and state securities Laws. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth as of the date hereof the names of all holders of options to purchase the Company's capital stock (including but not limited to Company Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company).

        (c)   (i) As of the date hereof, the issued and outstanding partnership interests of Company L.P. consist of (A) 44,153,452 common units of general partner interest in Company L.P. (the "Company GP Units"), (B) 7,202,746 Company Common Units ("Company Common Units"), (C) 796,948 8.375% Series A Cumulative Redeemable Preferred Units (the "Company L.P. Series A Preferred Units"), all of which are owned by the Company, and (D) 1,300,000 9.00% Series B Cumulative Redeemable Preferred Units (the "Company L.P. Series B Preferred Units"), all of which are validly issued and outstanding, and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance, and any capital contributions required to be made by the holders thereof have been made.

        (ii)   The Company is the sole general partner of Company L.P. and as of the date hereof holds GP Units representing 100% of the outstanding Company GP Units in Company L.P. Section 3.04(c) of the Company Disclosure Letter sets forth the name of each partner and the number and class of Company Common Units and Company L.P. Series B Preferred Units held by such partner in Company L.P.

        (iii)  Each Company Common Unit may, under certain circumstances and subject to certain conditions set forth in the Company L.P. Partnership Agreement, be converted into Company Common Stock on a one-for-one basis. The holders of Company L.P. Series B Preferred Units have the right, under certain circumstances, to exchange such Units for Preferred Shares on a one-for-one basis pursuant to the terms of the Company L.P. Series B Preferred Units. As of the date hereof, no notice has been received by the Company or Company L.P. of the exercise of any of the rights set forth in this Section 3.04(c)(iii), which are not reflected in this Section. Notwithstanding anything to the contrary contained herein, except as otherwise restricted pursuant to the Voting Agreements for certain holders, the holders of Company Common Units may at any time and from time to time prior to the REIT Effective Time convert such interests into Company Common Stock.

        (d)   Except as set forth in Sections 3.04(a) or (c) hereof or in Section 3.04(d) of the Company Disclosure Letter, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no shares of capital stock, Voting Debt or other voting securities of the Company; (ii) no restricted shares of capital stock or equity interests of the Company or any Company Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of the Company or any Company Subsidiary, (iii) no securities of the Company or any Company Subsidiary or securities or assets of any other entity convertible into or exchangeable for Company Common Stock, shares of stock, Voting Debt or other voting securities of the Company or any Company Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, stock appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Company Common Stock, shares of stock, Voting Debt or other voting securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of capital stock of the Company and each Company Subsidiary are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance.

        (e)   Except as set forth in Section 3.04(e) of the Company Disclosure Letter, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        (f)    Except for the Transaction Documents and except as set forth in Section 3.04(f) of the Company Disclosure Letter, there are not any (i) stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of stock of the Company or any Company Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Company Common Stock or Company Preferred Stock or any ownership interests in any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Section 3.04(f) of the Company Disclosure Letter, there are no restrictions on the Company's ability to vote the equity interests of any of the Company Subsidiaries.

        (g)   Except as set forth in Section 3.04(g) of the Company Disclosure Letter, there are not any Company Subsidiaries (other than Company L.P.) in which any officer or director of the Company or any Company Subsidiary owns any stock or other securities. There are no agreements or understandings between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

        SECTION 3.05.    Vote Required.    The Required Company Vote and the OP Merger Approval are the only votes of the holders of any class or series of the Company's or the Company Subsidiaries capital stock necessary to approve this Agreement, the REIT Merger and the OP Merger.

        SECTION 3.06.    SEC Documents.

        (a)   The Company has filed with the SEC, and has heretofore made available to Parent (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since December 31, 2000 (collectively, the "Company SEC Documents"). The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents, nor has it received letters requesting information or otherwise inquiring as to any matters affecting the Company or Company L.P. which has not been adequately addressed. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

        (b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Company SEC Document, which later filed Company SEC Document was filed prior to the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        SECTION 3.07.    Absence of Certain Changes or Events.    Except as and to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, as disclosed in Section 3.07 of the Company Disclosure Letter or otherwise permitted pursuant to this Agreement to occur after the date hereof, since December 31, 2003, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been:

        (a)   except as permitted by Section 6.11, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or other equity securities of, or other ownership interests in, any Company Subsidiary;

        (b)   any amendment of any term of any outstanding debt or equity security of the Company or any Company Subsidiary;

        (c)   any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding Company Common Stock or other equity securities of, or other ownership interests in, the Company or any Company Subsidiary;

        (d)   any split, combination or reclassification of any Company Common Stock or the stock of any Company Subsidiary (other than the stock of Subsidiaries wholly-owned, directly or indirectly, by the Company), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company or any Company Subsidiary;

        (e)   except to the extent contemplated by the Corporate Budget for such period, any provision of funds to, or investment by the Company or any Company Subsidiary (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary other than (i) in Company Subsidiaries wholly owned, directly or indirectly, by the Company or (ii) to the extent expressly required by the organizational document of any such Company Subsidiary;

        (f)    any material change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Company Subsidiary;

        (g)   any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement between (i) the Company or any Company Subsidiary, on the one hand and (ii) any officer or director of the Company or any Company Subsidiary, on the other hand; or

        (h)   any acquisition by the Company or any Company Subsidiary of (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets;

        (i)    any change in the lines of business in which the Company or any the Company Subsidiaries participates or is engaged;

        (j)    any capital expenditures by the Company or any Company Subsidiary in excess of the amounts contemplated by the Corporate Budget for such period; or

        (k)   any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Company Subsidiary, other than to meet (i) the current cash needs of the Company and Company Subsidiaries not exceeding the amount contemplated by the Company's Corporate Budget for such period, a copy of which has been previously provided to Parent, and (ii) for projects currently under construction in amounts previously disclosed to Parent;

        (l)    any change, event, effect, damage, destruction or loss relating to the business or operations of the Company or any Company Subsidiary that has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

        (m)  any Contract, commitment or arrangement to do or engage in any action the consummation of which would effect any of the events listed in this Section 3.07.

        SECTION 3.08.    Environmental Matters.    Except as disclosed in Section 3.08 of the Company Disclosure Letter, the Company SEC Documents filed prior to the date of this Agreement or that would not, individually or in the aggregate, result in liabilities in excess of $200,000:

        (a)   The Company has not received written notice that any judicial, administrative or compliance order has been issued that is still in effect, any complaint has been filed, any penalty has been assessed and any investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any alleged failure by the Company or any Company Subsidiary to comply with any Environmental Law, including any alleged failure to have any Company Permit required under any Environmental Law, or with respect to any treatment, storage, recycling, transportation, disposal, Release or threatened Release by or on behalf of the Company or any Company Subsidiary, or on any property owned, operated or leased by the Company or any Company Subsidiary, of any Hazardous Material;

        (b)   Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any owner or lessee of any property owned, operated or leased by the Company or any Company Subsidiary, has used, generated, stored, treated or handled any Hazardous Material on such property, in a manner that would reasonably be expected to result in liability under Environmental Laws. In addition, to the Company's Knowledge: (i) there are no asbestos-containing materials present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary, (ii) there are no PCBs present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary, (iii) there are no environmental conditions, including without limitation any wetlands or endangered species, that will impede use or development of the Company Properties, and (iv) there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any property owned, leased or operated by the Company or any Company Subsidiary;

        (c)   The Company and the Company Subsidiaries have not received notice of a claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information, to the effect that it is or may be liable to a Third Party, including a Governmental Entity, as a result of a Release or threatened Release of a Hazardous Material, including exposure to any Hazardous Material, or related to Microbial Matter, at any property currently or formerly owned, leased or operated by the Company or a Company Subsidiary;

        (d)   None of the Company, any Company Subsidiary and, to the Knowledge of the Company, any Third Party has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that would be reasonably expected to result in claims against the Company or any Company Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA. To the Knowledge of the Company, all Hazardous Material which has been removed from any property owned, leased, or operated by the Company or any Company Subsidiary has been handled, transported and disposed of in compliance with Environmental Laws and by handlers, transporters and to facilities maintaining all required permits and licenses;

        (e)   There are no Encumbrances threatened or attached to any Company Property arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the Knowledge of the Company, is in process which could subject any of such properties to such Encumbrances;

        (f)    Neither the Company nor any Company Subsidiary has entered into any agreement to provide indemnification to any Third Parties pursuant to Environmental Laws in relation to any property or facility currently or previously owned, leased or operated by the Company or a Company Subsidiary, other than indemnity agreements in favor of lenders or ground lessor entered into in connection with any loan or credit agreements or ground leases, as applicable;

        (g)   Neither the Company nor any Company Subsidiary has in its possession or control or knows of the existence of any environmental assessment or investigation reports or environmental testing results relating to Microbial Matter prepared within the last four years that have not been provided to Parent prior to the execution of this Agreement;

        (h)   Each of the Company Properties and operations conducted thereon is in compliance in all material respects with all Environmental Laws and the Company and all Company Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to any of their owned or leased properties;

        (i)    There has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law or which would reasonably be expected to result in liability on any property owned, leased or operated by the Company or any Company Subsidiary or, to the Knowledge of the Company, on adjacent parcels of real estate; and

        (j)    There have been no complaints relating to air quality or Microbial Matter at the Company Properties and there have been no significant incidents of water damage at the Company Properties or visual evidence of Microbial Matter in any structure or system at the Company Properties. To the Knowledge of the Company, there have been no indications of improper design or construction of any structure at the Company Properties or any system contained therein that has led or would reasonably be expected to lead to the growth of Microbial Matter. The Company is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

        SECTION 3.09.    Properties.

        (a)   Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner owns fee simple title to each of the real properties (or the applicable portion thereof) described in the Company SEC Documents or as listed on Section 3.09(a) of the Company Disclosure Letter as being owned in fee (collectively, the "Owned Properties"). Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner has a valid leasehold interest in each of the real properties (or the applicable portion thereof) described in the Company SEC Documents or as listed on Section 3.09(a) of the Company Disclosure Letter as being ground leases or subleases (collectively, the "Leased Properties" and, together with the Owned Properties, collectively, the "Company Properties") pursuant to those certain ground leases or subleases (together with any amendments thereto, collectively, the "Company Ground Leases") described on

Section 3.09(a) of the Company Disclosure Letter. The Company Properties are all of the real properties owned or leased by Company and the Company Property Owners. The interests of the Company and the Company Property Owners in the Company Properties are good, marketable and insurable and the same are owned free and clear of Encumbrances except for (i) indebtedness for money borrowed and other matters specifically identified in Section 3.09(a) of the Company Disclosure Letter, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics liens, workers or repairmen's liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respects the use or operation of the applicable Company Property, (iii) easement agreements disclosed and all other matters disclosed on the existing title policies which were previously provided (or made available to Parent) together with all supporting documentation thereto ("Existing Title Policies"), (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not adversely affect in any material respects the value, use or operation of the applicable Company Property, (v) matters disclosed in Section 3.09(a) of the Company Disclosure Letter, (vi) real estate Taxes and special assessments not yet due and payable (except as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP has been set forth on the books of the Company or a Company Property Owner, as applicable) and (vii) Space Leases (the matters in clauses (i) through (vii), inclusive, the "Permitted Encumbrances").

        (b)   Except as listed in Section 3.09(b) of the Company Disclosure Letter or Existing Title Policies or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Properties are not subject to any rights of way, restrictive covenants, written agreements, Laws, ordinances and regulations affecting building use, parking or occupancy, or reservations of an interest in title (including, without limitation, reciprocal easement and operating easement agreements) (collectively, "Company Property Restrictions"), except for (i) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations and (ii) Permitted Encumbrances. Except as listed in Section 3.09(b) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Property complies with the Company Property Restrictions, (ii) neither the Company nor any Company Property Owner, nor, to the Knowledge of the Company, any other party, is currently in default or violation of any Company Property Restriction and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder.

        (c)   Except as set forth in Section 3.09(c) of the Company Disclosure Letter, (i) valid policies of title insurance have been issued insuring the Company's or a Company Property Owner's fee simple title or leasehold estate to each of the Company Properties and (ii) no claim has been made against any such policies.

        (d)   Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties or which govern the use and operation of the Company Properties (collectively, the "Property Agreements") that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same. Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is currently in default or violation of any Property Agreement and (ii) to the Knowledge of the Company no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder.

        (e)   Except as listed in Section 3.09(e) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Property Owner has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity that has not been heretofore remedied.

        (f)    Except as listed in Sections 3.09(f) and 3.13 of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no, (i) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any portion of any of the Company Properties; or (ii) zoning, building, land-use, fire, safety and signage or other applicable Laws (including, without limitation, to the Knowledge of the Company the Americans With Disabilities Act) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

        (g)   Except as listed in Section 3.09(g) of the Company Disclosure Letter, neither the Company nor any Company Property Owner is currently or could in the future be obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Company Properties or any material portion thereof or material interest therein to any Person other than Merger Sub.

        (h)   Each Company Ground Lease is valid, binding and enforceable against the Company (or any Company Property Owner, as applicable) and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect. Except as listed in Section 3.09(h) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has performed all obligations required to be performed by it to date under each of the Company Ground Leases and (ii) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is in default under any Company Ground Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has delivered (or made available) to Parent a true, correct and complete copy of each Company Ground Lease and all amendments thereto. No option has been exercised under any of such Company Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.09(h) of the Company Disclosure Letter, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Company Ground Lease.

        (i)    The rent roll for each of the Company Properties as of June 10, 2004, copies of which dated June 11, 2004 were delivered to Parent (collectively, the "Rent Roll") has been provided or made available to Parent. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter (i) to the Company's Knowledge neither the Company nor any Company Property Owner is in default under any Space Lease which default or defaults, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect and (ii) neither a Company Property Owner nor the Company has received written notice or a copy of a notice from any tenant under any Space Lease claiming that the Company or the applicable Company Property Owner is currently in default under its obligations as landlord under any such lease which default or defaults would reasonably be expected to result in a Company Material Adverse Effect.

        (j)    The Company and each of the Company Property Owners have good and sufficient title to, or are permitted to use under valid and existing leases, personal and non-real properties and assets sufficient for the conduct and operation of their respective businesses and properties.

        (k)   Section 3.09(k) of the Company Disclosure Letter identifies the Properties owned by the Company or a Company Property Owner which consist of or include undeveloped land (or which are in the process of being developed, expanded or rehabilitated or that is being held for future development) (each such Property, a "Development Property," and collectively, the "Development Properties") and (if applicable) a brief description of the development, expansion or rehabilitation intended by the Company to be carried out or completed thereon (collectively, the "Projects"), including any budget and development, expansion or rehabilitation schedule therefor prepared by or for the Company or Company Property Owner (collectively, the "Development Budget and Schedule"). In the case of each Project, the implementation of which has been commenced as of the date hereof, to the Company's Knowledge, the costs or expenses incurred in connection with such Project and the progress thereof are, except as described in Section 3.09(k) of the Company Disclosure Letter, consistent in all material respects with the Development Budget and Schedule applicable thereto.

        (l)    Except as listed in Section 3.09(m) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all improvements on the Company Properties are in good condition and repair and have not suffered any casualty or other material damage that has not been repaired in all material respects and (ii) to the Company's Knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements located on the Company Properties.

        SECTION 3.10.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of March 31, 2004 included in the Company SEC Documents filed prior to the date of this Agreement or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2004; and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        SECTION 3.11.    No Default.    Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of:

        (a)   the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any of the Company Subsidiaries, or

        (b)   any Contract applicable to the Company or any Company Subsidiary or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing;

except, in the case of clause (b), for defaults and violations which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect.

        SECTION 3.12.    Compliance with Applicable Laws.    The Company and the Company Subsidiaries hold, and are in compliance with, all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the ''Company Permits"), except where the failure so to hold or be in compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and as, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any Law. To the Knowledge of the Company, no investigation, review or inquiry by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or is threatened.

        SECTION 3.13.    Litigation.    Except as set forth in Section 3.13 of the Company Disclosure Letter or the Company SEC Documents filed prior to the date of this Agreement, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any Company Subsidiaries or any of their respective properties or assets, which would, individually or in the aggregate, directly or indirectly, have a Company Material Adverse Effect or in any manner challenge or seek to prevent or enjoin, alter or delay the REIT Merger or any other transactions contemplated by the Transaction Documents, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any Company Subsidiaries, or any order of any Governmental Authority applicable to the Company or any Company Subsidiary which has or will have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of its Subsidiaries.

        SECTION 3.14.    Taxes.    Except as set forth in Section 3.14 of the Company Disclosure Letter:

        (a)   The Company and each Company Subsidiary has (i) timely and duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all material Taxes due and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made accruals for the projected amount of such Taxes in their books and records and in the balance sheet dated December 31, 2003 contained in the Company SEC Documents filed prior to the date of this Agreement.

        (b)   The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

        (c)   The Company has always been, and will be through the Closing Date, (i) a real estate investment trust within the meaning of Section 856 of the Code (a "REIT"), and (ii) to its Knowledge,

a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code. To its Knowledge, the Company has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or threatened in writing.

        (d)   Schedule 3.14(d) of the Company Disclosure Letter sets forth each Company Subsidiary (for purposes of this Section 3.14(d), the definition of "Subsidiary" contained in Section 9.03 shall be applied by substituting "9.9%" for "50%" in clause (i) of such definition) and designates which Company Subsidiaries are "taxable REIT subsidiaries" within the meaning of Section 856(l) of the Code. Each Company Subsidiary that is a partnership, joint venture, or limited liability company (i) has always been, and will be through the Closing Date, a partnership or disregarded entity for federal income tax purposes, as the case may be, and not a corporation or an association taxable as a corporation and (ii) is controlled or managed by the Company. Each Company Subsidiary that is a corporation has always been, and will be through the Closing Date, a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

        (e)   Since January 1, 2001, the Company has incurred no liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code, and neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To the Company's Knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary.

        (f)    Neither the Company nor any Company Subsidiaries holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation § 1.337(d)-5T or § 1.337(d)-6 or (B) the application of Treasury Regulation § 1.337(d)-7 or (ii) that is an interest (other than indebtedness within the meaning of Section 856(c)(7) of the Code) in an entity, other than in any Company Subsidiary, treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

        (g)   Since January 1, 2002, the Company and the Company Subsidiaries have not taken or omitted to take any action which would reasonably be expected to result in any amounts treated by the Company and/or the Company Subsidiaries as rents paid by tenants of the Company Properties to be excluded from the definition of "rents from real property" within the meaning of Section 856(d) and Treasury Regulations thereunder.

        (h)   All material deficiencies for Taxes asserted against the Company or any Company Subsidiary (i) have been paid or (ii) are being contested in good faith and are disclosed on Schedule 3.14(h). Since January 1, 2001, neither the Company nor any Company Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of the Company, threatened or proposed. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

        (i)    Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of any Person, other than the Company or the Company Subsidiaries, under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax Protection Arrangement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement other than solely with the Company or the Company Subsidiaries.

        (j)    Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        (k)   Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to any Company Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any Company Entity, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.

        SECTION 3.15.    Pension and Benefit Plans; ERISA.

        (a)   Section 3.15(a) of the Company Disclosure Letter sets forth (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other employee compensation and benefit policies, arrangements or payroll practices, including, without limitation, severance pay, severance agreements, employment agreements, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has any liability; and (ii) all "employee pension benefit plans," as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (a "Company ERISA Affiliate") or to which the Company or any of the Company Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing (the "Company Pension Plans") (all such plans listed in clauses (i) and (ii) being hereinafter referred to as the "Company Employee Benefit Plans").

        (b)   True and complete copies of each Company Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, Form 5500s and, with respect to any Company Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter.

        (c)   All individual employment, consulting, termination, severance, change in control, retention, bonus, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between the Company or a Company Subsidiary and any current or former director, officer or employee thereof, including the name of such current or former director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up, if applicable) owed thereunder due to the transactions contemplated by this Agreement and any subsequent termination of employment, are listed in Section 3.15(c) the Company Disclosure Letter (collectively, the "Company Employment Agreements").

        (d)   The Company Pension Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS and such determination has not been modified, revoked or limited, and, to the Knowledge of the Company as of the Closing Date, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

        (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or except as disclosed in Section 3.15(e) of the Company Disclosure Letter:

  (i)
  All Company Employee Benefit Plans have been maintained in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Law.

  (ii)
  None of the Company Pension Plans is a "multiemployer plan", as defined in Section 3(37) of ERISA ("Company Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any present or contingent liability due to the termination or reorganization of a Multiemployer Plan.

  (iii)
  Neither the Company nor any Company ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any "single-employer plan", as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any Company ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company ERISA Affiliate.

  (iv)
  There is no liability for breaches of fiduciary duty in connection with Company Employee Benefit Plans, and neither the Company nor any of the Company Subsidiaries or any "party in interest" or "disqualified person" with respect to Company Employee Benefit Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

  (v)
  There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, alleging any breach of the terms of any Company Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Company Employee Benefit Plan.

  (vi)
  All contributions, premiums and other payments required by Law or any Company Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business, which will be payable by the Company); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its ERISA Affiliates to, under or on account of each Company Employee Benefit

    Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

  (vii)
  The Company and Company ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Company Employee Benefit Plans.

  (viii)
  No amount has been paid by the Company or any Company Subsidiaries, and no amount is expected to be paid by the Company or any Company Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

  (ix)
  Each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the Company without liability except as to benefits accrued thereunder prior to amendment or termination and except for the rights of third-party administrators under the Company's Contracts with such administrators, which Contracts have been previously provided to Parent.

        (f)    Except as set forth in Section 3.15(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of the Company Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or any Company Employment Agreement; (iii) result in the acceleration of the time of payment or vesting of any Company Options or any other rights or benefits; or (iv) result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of the Company Subsidiaries.

        SECTION 3.16.    Labor and Employment Matters.    Except as to clauses (b), (c), (e) and (f), which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

        (a)   Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of the Company or any of the Company Subsidiaries, nor does the Company or any of the Company Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

        (b)   There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

        (c)   There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

        (d)   There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company, any of the Company Subsidiaries, or any Development Property.

        (e)   The Company and each of the Company Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

        (f)    As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of the Company Subsidiaries is claiming indemnification from the Company or any of the Company Subsidiaries.

        SECTION 3.17.    Contracts.

        (a)   Section 3.17(a) of the Company Disclosure Letter lists all Material Contracts of the Company and all Company Subsidiaries, other than those Material Contracts filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement. Except as set forth in Section 3.17(a) of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement, each Material Contract of the Company or a Company Subsidiary is valid, binding and enforceable and in full force and effect and there are no defaults or violations thereunder by the Company or the Company Subsidiaries party thereto or, to the Company's Knowledge, any other party thereto, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available, or caused to be made available, to Parent true and complete copies of each Material Contract and all ancillary documents pertaining thereto.

        (b)   All mortgages, deeds of trust, loan agreements or other similar documents encumbering any of the Assets are listed in Section 3.17(b) of the Company Disclosure Letter. The transactions contemplated hereby and by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents, except as set forth in Section 3.17(b) of the Company Disclosure Letter and will not require the consent of any mortgage lender, except as set forth in Section 3.17(b) of the Company Disclosure Letter.

        (c)   Except as set forth in Section 3.17(c) of the Company Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that materially restrict the Company's or any of the Company Subsidiaries' ability to conduct its business in any location.

        (d)   Except as set forth in Section 3.17(d) of the Company Disclosure Letter, there are no indemnification agreements entered into by and between the Company or any of the Company Subsidiaries and any director or officer of the Company or any of the Company Subsidiaries.

        (e)   All joint venture agreements applicable to the Company or any of the Company Subsidiaries are listed in Section 3.17(e) of the Company Disclosure Letter. The transactions contemplated by this Agreement and the Transaction Documents will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any of such joint venture agreements, except as set forth in Section 3.17(e) of the Company Disclosure Letter, and will not require the consent of any joint venture partner, except as set forth in Section 3.17(e) of the Company Disclosure Letter.

        (f)    Except as set forth in Section 3.17(f) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.

        (g)   Except as set forth in Section 3.17(g) of the Company Disclosure Letter or for agreements filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, none of the

Company or any of the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than Company or a Company Subsidiary.

        (h)   None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which Company or any of the Company Subsidiaries manages or provides services with respect to any real properties other than Company Properties, except for the agreements listed in Section 3.17(h) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement.

        (i)    Section 3.17(i) of the Company Disclosure Letter lists all agreements entered into by Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by Company or any of the Company Subsidiaries, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

        SECTION 3.18.    Intellectual Property.    The Company and the Company Subsidiaries own or have valid rights to use all Company Intellectual Property, except where the failure to own or have valid rights to use such property, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All Company Intellectual Property is owned or licensed by the Company or the Company Subsidiaries free and clear of any and all Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any such Company Subsidiary has forfeited or otherwise relinquished any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.19.    Insurance.    Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete schedule of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, the Company, the Company Subsidiaries and any Company Property Owner. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. None of the Company or any of the Company Subsidiaries has received any insurance company notice of any material defects or deficiencies affecting the insurability of the Company or any of the Company Subsidiaries or any of their respective assets thereunder. Except as set forth in this Section 3.19, (i) neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy held by or for the benefit of the Company, any of the Company Subsidiaries or any Company Property Owner, and (ii) there are no outstanding or to the Company's Knowledge, threatened, requirements for any repairs or alterations to be made to any Company Property by any (x) insurance company that has issued an insurance policy covering any Company Property, or (y) board of fire underwriters or other body exercising similar functions.

        SECTION 3.20.    Brokers.    Except for the fees and expenses payable to the Company Financial Advisor (which engagement letter with respect to the Company Financial Advisor has been made available to Parent), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        SECTION 3.21.    Related Party Transactions.    Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.21 of the Company Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of the Company or any Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate or an Associate, on the other hand. Copies of all such documents have been made available to Parent.

        SECTION 3.22.    Opinion of Financial Advisor.    The Company Board has received the written opinion of the Company Financial Advisor to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the REIT Merger Consideration to be received by the Company's stockholders pursuant to this Agreement is fair from a financial point of view to the Company's stockholders. A copy of the written opinion of the Company Financial Advisor has been delivered to Parent.

        SECTION 3.23.    Investment Company Act of 1940.    Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        SECTION 3.24.    Board Recommendation; Required Vote.    The Company Board, at a meeting duly called and held, has, by unanimous vote of all its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the stockholders of the Company, and (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated thereby, including the REIT Merger.

        SECTION 3.25.    Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and By-law Provisions.

        (a)   The Company has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other takeover Laws and regulations of any state (collectively, "Takeover Statutes"), including the Maryland Business Combination Act and Maryland Control Share Acquisition Act and any takeover provision in the Company Organizational Documents.

        (b)   The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of (i) Company Common Stock as set forth in the Charter and (2) Company L.P. Units as set forth in the Company L.P. Partnership Agreement, including the Ownership Limit (as defined in the Charter), inapplicable to the REIT Merger, the OP Merger, the Transaction Documents and the other transactions contemplated thereby.

        SECTION 3.26.    Vote Required.    The Required Company Vote and the OP Merger Approval are the only votes of the holders of any class or series of the Company's or the Company Subsidiaries capital stock necessary to approve this Agreement, the REIT Merger and the OP Merger.

        SECTION 3.27.    Information Supplied.

        (a)   The information supplied or to be supplied by the Company for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock and Parent 6% Preferred Stock issuable in the REIT Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement and to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

        (b)   Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Registration Statement or the Proxy Statement.

ARTICLE IV.

Representations and Warranties of Parent, Parent L.P., Merger Sub and L.P. Merger Sub

        As an inducement to the Company and Company L.P. to enter into this Agreement, each of Parent, Parent L.P., Merger Sub and L.P. Merger Sub hereby jointly and severally represents and warrants to the Company and Company L.P. as follows:

        SECTION 4.01.    Organization, Standing and Power.

        (a)   Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly formed and validly existing under the Laws of the state jurisdiction in which it is organized and is in good standing in such jurisdiction, and has the requisite power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted or as proposed by Parent to be conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and the Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of (i) Parent's Certificate of Incorporation and by-laws in each case, as currently in effect (the "Parent Organizational Documents") and (ii) Merger Sub's certificate of formation and operating agreement as currently in effect (the "Merger Sub Organizational Documents"). The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect as of the date hereof.

        (b)   Each of Parent L.P. and L.P. Merger Sub is a limited partnership or limited liability company, as applicable, duly formed and validly existing under the Laws of the state jurisdiction in which it is organized and is in good standing in such jurisdiction, and has the requisite power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted or as proposed by Parent L.P. to be conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent L.P. and L.P. Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of (i) the Parent L.P. Partnership Agreement and (ii) L.P. Merger Sub's certificate of formation and operating agreement as currently in effect (the "L.P. Merger Sub Organizational Documents"). The Parent L.P. Partnership Agreement and the Merger Sub Organizational Documents are in full force and effect as of the date hereof.

        SECTION 4.02.    Authority; No Violations; Consents and Approvals.

        (a)   Each of Parent and any Parent Subsidiary party hereto or thereto has all requisite corporate, limited partnership or limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and each applicable Parent Subsidiary. The Transaction Documents have been duly executed and delivered by Parent and each applicable Parent Subsidiary and constitute legal, valid and binding obligations of Parent and each applicable Parent, enforceable against Parent and each Parent Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

        (b)   The execution and delivery of the Transaction Documents by each of Parent, Parent L.P., Merger Sub and L.P. Merger Sub do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries under, or require the consent or approval of any Third Party or otherwise result in a detriment or default to Parent or any of the Parent Subsidiaries under, any provision of:

          (i)    the Parent Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Parent Subsidiary;

          (ii)   any Contract applicable to Parent or any Parent Subsidiary, or their respective properties or assets or any guarantee by the Parent or any Parent Subsidiary of any of the foregoing; or

          (iii)  assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 4.02(c) are duly and timely obtained or made and the Required Company Vote and the OP Merger Approval each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to cause a Parent Material Adverse Effect.

        (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery by such entity of the Transaction Documents to which such entity is a party or the consummation by such entity of the transactions contemplated hereby or thereby, except for:

          (i)    as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

          (ii)   the Proxy Statement and the Registration Statement;

          (iii)  rules and regulations of the NYSE;

          (iv)  such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

          (v)   such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock, Parent 6% Preferred Stock, Parent 8 3/8% Preferred Stock and Parent L.P. Interests pursuant to this Agreement; and

          (vi)  such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.03.    Available Funds.    On the Closing Date, Parent will have available all funds necessary to pay the cash portion of the REIT Merger Consideration and to satisfy all of its other obligations hereunder and in connection with the REIT Merger. The obligations of Parent hereunder are not subject to any conditions regarding the ability of Parent to obtain financing for the consummation of the transactions contemplated herein.

        SECTION 4.04.    Brokers.    No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent, for which fee or commission the Company or any Company Subsidiary may be liable.

        SECTION 4.05.    Capital Structure.

        (a)   The total number of shares of capital stock which the Parent has authority to issue is 750,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.0001 per share ("Parent Common Stock"), 12,000,000 shares of Class B Common Stock, par value $0.0001 per share ("Parent Class B Common"), 4,000 shares of Class C Common Stock, par value $0.0001 per share ("Parent Class C Common"), 100,000,000 shares of Preferred Stock, par value $.0001 per share ("Parent Preferred Stock"), and 237,996,000 shares of Excess Common Stock, par value $.0001 per share ("Parent Excess Common Stock"). As of the date hereof, (i) 206,047,949 shares of Parent Common Stock were issued and outstanding, (ii) 8,000 shares of Parent Class B Common were issued and outstanding, (iii) 4,000 shares of Parent Class C Common were issued and outstanding, (iv) 12,000,000 shares of Parent Preferred Stock were issued and outstanding, (v) 2,098,555 shares of Parent Common Stock were held in the treasury of the Parent, (vi) 1,739,770 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Company Common Stock (each, a "Parent Option") and (vii) 5,280,659 shares of Parent Common Stock were available for future grant pursuant to Parent's 1998 Stock Incentive Plan.

        (b)   The issuance and sale of all the shares of capital stock described in this Section 4.05 have been made in compliance in all respects with United States federal and state securities Laws. Except as set forth in the Parent SEC Documents, as of the date hereof there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Parent).

        (c)   (i) As of the date hereof, the issued and outstanding partnership interests of Parent L.P. consist of (A) 204,389,005 units of general partner interests in Parent L.P. (the "Parent GP Units"), (B) 57,102,487 units of limited partner interests in Parent L.P. ("Parent Common Units"), and (C) 6,275,474 Preferred Units (the "Parent Preferred Units"), all of which are validly issued and outstanding, and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance, and any capital contributions required to be made by the holders thereof have been made.

          (ii)   Parent is the sole general partner of Parent L.P. and as of the date hereof holds Parent GP Units representing 100% of the outstanding Parent GP Units in Parent L.P.

          (iii)  Each Parent L.P. Common Unit may, under certain circumstances and subject to certain conditions set forth in the Parent L.P. Partnership Agreement, be converted into Parent Common Stock on a one-for-one basis. The holders of Parent Preferred Units have the right, under certain circumstances, to exchange such units for Parent Preferred Stock on a one-for-one basis pursuant to the terms of the Parent Preferred Units. As of the date hereof, no notice has been received by the Parent or Parent L.P. of the exercise of any of the rights described in this Section 4.05(c)(iii), which are not reflected in this Section.

        (d)   The only material Parent Subsidiaries (other than Parent L.P.) as of the date hereof are those set forth in the Parent SEC Documents. All of the outstanding shares of capital stock and other ownership interests of each of Parent and Parent's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in the Parent SEC Documents, as of the date hereof Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests or securities of each of its material Subsidiaries, free and clear of any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any material Parent Subsidiary or which would require any material Parent Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

        (e)   Except as set forth in the Parent SEC Documents, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no shares of capital stock, Voting Debt or other voting securities of the Parent; (ii) no restricted shares of capital stock or equity interests of the Parent or any material Parent Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of the Parent or any material Parent Subsidiary, (iii) no securities of the Parent or any material Parent Subsidiary or securities or assets of any other entity convertible into or exchangeable for Parent Common Stock, shares of stock, Voting Debt or other voting securities of the Parent or any material Parent Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, stock appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Parent or any material Parent Subsidiary is a party or by which it is bound in any case obligating the Parent or any material Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Parent Common Stock, shares of stock, Voting Debt or other voting securities of the Parent or of any material Parent Subsidiary, or obligating the Parent or any material Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of capital stock of the Parent and each material Parent Subsidiary are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance.

        (f)    Except as set forth in the Parent SEC Documents, all dividends or distributions on securities of the Parent or any material Parent Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        (g)   Except for the Transaction Documents and except as set forth in the Parent SEC Documents, as of the date hereof there are not any (i) stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of stock of the Parent or any material Parent Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Parent Common Stock or Parent 6% Preferred Stock or any ownership interests in any material Parent Subsidiary, to which the Parent or any material Parent Subsidiary is a party or by which it is bound. Except as set forth in the Parent SEC Documents, as of the date hereof there are no restrictions on the Parent's ability to vote the equity interests of any material Parent Subsidiary.

        (h)   Except as set forth in the Parent SEC Documents, as of the date hereof there are not any material Parent Subsidiaries (other than Parent L.P.) in which any officer or director of the Parent or any Parent Subsidiary owns any stock or other securities. As of the date hereof, there are no agreements or understandings between the Parent or any material Parent Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Parent or any material Parent Subsidiary as an agent for, or nominee of, the Parent or any material Parent Subsidiary.

        (i)    Except as set forth in the Parent SEC Documents, as of the date hereof Parent does not directly or indirectly hold any material equity interests in any Person.

        SECTION 4.06.    SEC Documents.

        (a)   Parent has filed with the SEC, and has heretofore made available to the Company (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by Parent since December 31, 2000 (collectively, the "Parent SEC Documents"). Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents, nor has it received letters requesting information or otherwise inquiring as to any matters affecting Parent or Parent L.P. which have not been adequately addressed. None of the Parent SEC Documents is the subject of any confidential treatment request by Parent.

        (b)   As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of Parent and the Parent Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Parent's filings pursuant to the

Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        SECTION 4.07.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent as of March 31, 2004 included in the Parent SEC Documents or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2004; and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        SECTION 4.08.    Information Supplied.

        (a)   The information supplied or to be supplied by Parent for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Registration Statement or the Proxy Statement.

        SECTION 4.09.    Vote Required.    No vote of the holders of any class or series of the Parent's capital stock is necessary to approve this Agreement, the REIT Merger, the OP Merger or the issuance of shares of Parent Common Stock and Parent 6% Preferred Stock as contemplated hereby or thereby.

        SECTION 4.10.    Merger Sub.    Neither Merger Sub nor L.P. Merger Sub has incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the REIT Merger and the OP Merger. Except as contemplated by this Agreement, neither Merger Sub nor L.P. Merger Sub has engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding equity interests of Merger Sub are owned beneficially and of record by Parent L.P., free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby). As of the date hereof, all of the issued and outstanding equity interests of L.P. Merger Sub are owned beneficially and of record by Merger Sub, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

        SECTION 4.11.    Taxes.    Parent has always been, and will be through the Closing Date, (i) a REIT within the meaning of Section 856 of the Code, and (ii) to its knowledge, a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code. To its knowledge, Parent has neither taken nor omitted to take any action that could result in a reasonable challenge to its status as a REIT, and no such challenge is pending or threatened in writing.

        SECTION 4.12.    Absence of Certain Changes or Events.    Except as and to the extent disclosed in the Parent SEC Documents, since December 31, 2003, (a) there has not been any change, event, effect, damage, destruction or loss relating to the business or operations of Parent or any Parent Subsidiary that has had, or would reasonably be expected to have, a Parent Material Adverse Effect and (b) Parent has not declared any dividends or distributions on the Parent Common Stock other than its regular quarterly dividends.

ARTICLE V.

Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business by the Company.    (a)    Conduct of Business by the Company and Company Subsidiaries. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except as otherwise set forth in the corporate budget previously delivered to Parent and included in Section 5.01 of the Company Disclosure Letter (the "Corporate Budget")) and in compliance in the aggregate with the expenditure thresholds set forth in the Corporate Budget, and use their commercially reasonable best efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and Company Subsidiaries shall not authorize, commit or agree to do any of the following without the prior written consent of Parent:

          (i)    (A)    other than as permitted pursuant to Section 6.11 or for dividends from a wholly owned subsidiary to its parent entity or quarterly dividends pursuant to the Parent/Company Joint Venture Agreement identified on Section 3.17(e) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock or other ownership interests, including, without limitation, Company L.P. Units, (B) split, combine or reclassify any of their capital stock or other ownership interests, including, without limitation, Company L.P. Units, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other ownership interests, including, without limitation, Company L.P. Units, except for any Subsidiary (other than Company L.P.) which remains a wholly-owned Subsidiary thereafter, (C) purchase, redeem or otherwise acquire (other than the redemption of the Company L.P. Series B Preferred Units, the Company Series B Preferred Stock and any security issued in connection with the redemption of the Company L.P. Series B Preferred Units or the Company Series B Preferred Stock, in each case as contemplated by this Agreement) any shares of capital stock or other ownership interests, including, without limitation, Company L.P. Units, of the Company and the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (D) take any action the result of which is that the Company acquires, forms or creates a Subsidiary of the Company; or (E) take any action the result of which is that the Company or a Company Subsidiary acquires or otherwise owns any equity interest in any other Person;

          (ii)   issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their capital stock or other ownership interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Company Common Stock, other than (x) the issuance of Company Common Stock upon the exercise of Company Options or conversion of Company Common Units outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement and (y) the issuance of preferred securities (the terms of which shall be agreed to with Parent, whose agreement shall not be unreasonably withheld) in an amount not to exceed that required to raise the necessary funds for the redemption of the Company L.P. Series B Preferred Units in accordance with the terms of the Company L.P. Partnership Agreement and any shares of Company Series B Preferred Stock in accordance with the Charter;

          (iii)  except to the extent required to comply with its obligations under this Agreement or with applicable Law, amend the Company Organizational Documents or any organizational documents of any Company Subsidiary including, without limitation, Company L.P.;

          (iv)  directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $2,000,000 in the aggregate or as otherwise specifically set forth in the Corporate Budget;

          (v)   except as may be required by applicable Law or written contractual commitments existing on the date hereof, referred to in Section 5.1(a)(v) of the Company Disclosure Letter, and provided to Parent or as otherwise disclosed on Section 5.01(a)(v) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to the officers or employees of the Company, any Company Subsidiary or any Affiliate thereof, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements (except that the Company Board or Compensation Committee thereof has provided for accelerated vesting of the Company Options outstanding on the Closing Date by reason of this Agreement and the transactions contemplated hereby), (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder), (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan, (G) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or Company Employee Benefit Plan, (H) amend or modify any Company Option Plan, other than pursuant to the provisions of Sections 1.08 or 6.05 hereof, (I) grant or promise any tax offset payment award under any Company Option Plan, (J) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee or (K) make any loan or cash advance to any current or former consultant or independent contractor;

          (vi)  make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by a Governmental Entity;

          (vii) directly or indirectly transfer, sell, lease (as lessor), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any Encumbrance any properties or assets or any interest therein, except sales of immaterial assets in the ordinary course of business consistent with past practice in an amount not involving more than $500,000 in one transaction or series of related transactions or as otherwise specifically reflected in the Corporate Budget, or enter into or amend, modify or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

          (viii) (A) except (1) to meet the current cash needs of the Company and Company Subsidiaries not exceeding the amount contemplated by the Company's Corporate Budget for such period or (2) as needed to redeem the Company L.P. Series B Preferred Units, the Company Series B Preferred Stock or any security issued in connection with the redemption of the Company L.P. Series B Preferred Units or the Company Series B Preferred Stock (subject to the Company providing Parent with the opportunity to review the terms of any proposed indebtedness and participate in the negotiation of the terms thereof), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) except as specifically reflected in the Development Budget and Schedules set forth in Section 5.01(a)(viii) of the Company Disclosure Letter, make any loans, advances or capital contributions to, or investments in, any other Person, except loans or investments by the Company or a wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary;

          (ix)  except as specifically reflected in the Development Budget or Schedules set forth in Section 5.01(a)(ix) of the Company Disclosure Letter, (A) enter into any new commitments obligating the Company or any Company Subsidiary to make capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate, not including tenant allowances under existing leases, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $500,000 and, in any event, not in excess of $1,000,000 individually or $2,000,000 in the aggregate (with respect to the proposed projects identified in Section 5.01(a)(ix) of the Company Disclosure Letter, the Company shall be authorized to incur predevelopment expenditures not in excess of $1,000,000 per individual project and $5,000,000 in the aggregate, and to enter into Commitments to acquire real property; provided, however, that the Company shall not be obligated under any such Commitment to incur more than $500,000 on a non-refundable basis per individual project and $2,500,000 in the aggregate, and shall obtain the prior written consent of Parent before the expiration of any due diligence period after which the Company will become obligated under such Commitment for more than $500,000 per project), (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $1,500,000, or (D) enter into any lease in excess of 20,000 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

          (x)   (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of the Company or any Company Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of the Company's REIT status or the status of any Company Subsidiary as a partnership for U.S. federal income tax purposes where such Company Subsidiary presently files Tax Returns as a partnership, (C) make or rescind any material election relating to Taxes of the Company or any Company Subsidiary, except as provided in the preceding clause (B) or (D) enter into, or permit any Company Subsidiary to enter into, any Tax Protection Arrangement;

          (xi)  (A) settle or compromise any claim, litigation or other legal proceeding, other than those wholly-covered by insurance or in the ordinary course of business consistent with past practice in an amount not involving more than $500,000 individually or $1,000,000 in the aggregate, (B) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such audited financial statements in the ordinary course of business consistent with past practice, (C) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (D) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company is a party;

          (xii) (A) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any officer, director or employee of the Company or any Company Subsidiary, (B) hire or agree to hire any new or additional employees or officers, provided, however, that if any employee of the Company or any Company Subsidiary who is not a party to an employment agreement or other similar agreement resigns after the date hereof but prior to Closing, such entity may hire a person to replace such employee on substantially similar terms consistent with past practice, subject to the restrictions of the preceding clause (A), or (C) otherwise enter into, amend or otherwise modify any agreement or arrangement with any person that is an Affiliate of the Company (other than agreements with Company Subsidiaries) or, as of the date of this Agreement, is an employee, officer or director of the Company or any Company Subsidiary;

          (xiii) in connection with any Development Property, fail to diligently pursue the development, rehabilitation, renovation, addition or expansion of each such Development Property in a manner that is (i) in accordance with the Company's past development practices and (ii) consistent in all material respects with the applicable Development Budget and Schedule;

          (xiv) commence any lawsuit, arbitration or any administrative proceeding against any Third Party, excluding actions brought in the ordinary course of business to enforce lease rights;

          (xv) make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the REIT Merger or the OP Merger;

          (xvi) permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent unless such entity shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy;

          (xvii) take any action that would reasonably be expected to (A) result in any condition to the REIT Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by this Agreement;

          (xviii) result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect; or

          (xix) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)   Advice of Changes; Filings.    The Company shall confer with Parent on a regular and frequent basis to report on operational matters and other matters requested by Parent. Parent and the Company shall promptly advise the other orally and in writing of any change or event that could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

        (c)   Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) furnish all material Tax Returns required to be filed by the Company or any Company Subsidiary after the date hereof ("Post-Signing Returns") to Parent for review and comment at least twenty (20) days before the due date for such Tax Returns and shall promptly file such Tax Returns after receiving approval from Parent, which approval shall not be unreasonably withheld; (ii) timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company in respect of any Tax and not settle or compromise any such Action without Parent's prior written consent.

        SECTION 5.02.    Conduct of Business by Parent.    Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries shall use their commercially reasonable best efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent and its Subsidiaries shall not do any of the following without the prior written consent of the Company:

          (i)    (A)    amend its certificate of incorporation or by-laws in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the REIT Merger to be treated differently than other holders of Parent Common Stock, or amend the Parent L.P. Partnership Agreement in such a manner as would cause holders of Company Common Units that receive Parent L.P. Interests pursuant to the OP Merger to be treated differently than other holders of the applicable Parent Common Units or Parent Preferred Units or (B) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that a wholly owned Subsidiary may declare and pay a dividend to its parent and Parent may declare and pay regular quarterly dividends in the ordinary course of business);

          (ii)   adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution;

          (iii)  take any action that would reasonably be expected to (A) result in any condition to the REIT Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by this Agreement;

          (iv)  authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 5.03.    Control of Other Party's Business.    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations or give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI.

Additional Agreements

        SECTION 6.01.    Preparation of the Proxy Statement; Company Stockholders Meeting.    (a)    As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC, and Parent shall prepare and file the Registration Statement (in which the Proxy Statement will be included) with the SEC. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the REIT Merger. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the REIT Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.04(e). The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

        (b)   Parent and the Company shall make all necessary filings with respect to the REIT Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent 6% Preferred Stock issuable in connection with the REIT Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further, that the Company, in connection with a Subsequent Determination, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to the Parent and its Affiliates or their business, financial condition or results of operations. "Qualifying Amendment" means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the foregoing. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective

Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

        (c)   The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 6.04(e), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

        (d)   As promptly as practicable after the execution of this Agreement, Parent, Parent L.P., the Company and Company L.P. shall prepare certain solicitation materials (the "Partner Solicitation Materials"), which will be used by Parent L.P. to offer the OP Merger Consideration to the holders of Company Common Units in exchange for their Company Common Units and by Company L.P. to solicit the OP Merger Approval. Such Partner Solicitation Materials shall be prepared by Parent, Parent L.P., the Company and Company L.P. in compliance with applicable Law and shall include information about Parent and Parent L.P., a description of the Transactions, a description of any available appraisal rights for holders of Company L.P. Units, a general description of the federal income Tax consequences of receiving the OP Merger Consideration, a letter of transmittal (in form and substance to be reasonably agreed upon by Parent and the Company) pursuant to which each holder of Company Common Units may elect to exchange with Parent L.P. (a "Company Common Unit Exchange") its Company Common Units for the OP Merger Consideration immediately prior to the OP Effective Time (the "Transmittal Letter"), and such other information as the parties reasonably determine. Each holder of Company Common Units who wishes to make a Company Common Unit Exchange must deliver to Parent a Properly Completed Transmittal Letter prior to the Election Deadline. All Partner Solicitation Materials, and all mailings to holders of Company L.P. Units in connection with the OP Merger, shall be subject to the prior review, comment and consent of Parent, Parent L.P., the Company and Company L.P. (not to be unreasonably withheld or delayed). Parent and the Company shall make all necessary filings with respect to the OP Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party hereto shall use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by any Governmental Entity with respect to the Partner Solicitation Materials and any preliminary version thereof and to cause such Partner Solicitation Materials to be mailed to the holders of Company L.P. Units at or about the same time as the Proxy Statement is mailed to the stockholders of the Company.

        (e)   Subject to Section 6.04(e), the Company and Company L.P. shall seek the written consent and approval of the holders of the Company Common Units to this Agreement and the OP Merger and recommend to such holders approval and adoption of this Agreement and the OP Merger, and include such recommendation in the Partner Solicitation Materials.

        SECTION 6.02.    Access to Information.    Subject to applicable Law, including any applicable competition, merger control, antitrust or similar Law, or confidentiality obligations owed to third parties, upon reasonable notice the Company and the Company Subsidiaries shall afford to each of Parent, Merger Sub and to their respective Affiliates and Representatives, reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, assets, books, contracts, commitments, Representatives and records, and during such period, (x) Parent shall have the right, subject to the terms of this Section 6.02, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties; provided that Parent may not do any invasive or destructive testing of the Company Properties, (y) the Company shall provide Parent with a monthly review of the revenues, capital spending and performance data of the Company and the Company Subsidiaries within 10 days after the end of each such month, and (z) the Company shall make available to Parent on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated June 8, 2004 between the Company and Parent (the "Confidentiality Agreement"). Any investigation by Parent shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

        SECTION 6.03.    Reasonable Best Efforts; Notification.    (a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the REIT Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and to make all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; provided, however, that Parent will not be required to agree to, or proffer to, (A) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of Parent's, the Company's or any of their respective Affiliates' businesses or (B) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective Affiliates conducts business or operations as of the date of this Agreement. The Company shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation by the Company or any of its Affiliates of the transactions contemplated by this Agreement (including without limitation obtaining the consents required under the agreements set forth on Section 3.03(b) of the Company Disclosure Letter); provided that, without the prior written consent of the Parent, the Company shall not agree to any significant modification to any contractual arrangement to obtain such consents or certificates; (ii) to provide any notices to third parties required to be provided by the Company or any of its Affiliates prior to the Effective Time, including under any leases or insurance policies; and (iii) to comply in all material respects with the terms of the insurance policies.

        (b)   In connection with and without limiting the foregoing, the Company, Company L.P. and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions, take all action necessary to ensure that the REIT Merger, the OP Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the REIT Merger, the OP Merger and the other Transactions.

        (c)   The Company shall give notice to Parent within 48 hours of becoming aware of any representation or warranty made by it and contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (d)   Parent shall give notice to the Company within 48 hours of becoming aware of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 6.04.    No Solicitation.    (a)    Neither the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their Affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal. "Takeover Proposal" means any offer or proposal for any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 20% or more of the assets of the Company and the Subsidiaries of the Company, taken as a whole, or 20% or more in voting power of the outstanding shares of Company Common Stock or any class or series of equity or voting securities of the Company or any Significant Subsidiary (including without limitation the Company L.P. Units), any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more in voting power of the outstanding shares of Company Common Stock or any class or series of equity or voting securities of the Company or any Significant Subsidiary (including without limitation the Company L.P. Units), or any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving the Company or any Significant Subsidiary.

        (b)   In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.04, the Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, and (iv) the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. The Company shall promptly keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

        (c)   Nothing contained in this Section 6.04 shall prohibit the Company and the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that, other than pursuant to Section 6.04(e), in no event shall the Company, the Company Board or any committee thereof withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), its position with respect to this Agreement, the Voting Agreements, the

REIT Merger, the OP Merger or the other Transactions or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

        (d)   Notwithstanding anything in this Section 6.04 to the contrary, prior to the REIT Effective Time, the Company may negotiate and participate in discussions and negotiations with such Person that has made an unsolicited bona fide written Takeover Proposal not resulting from or arising out of a breach of Section 6.04(a) (provided that the Company shall not agree to any exclusive right to negotiate with such Person) and may furnish information concerning its business, properties or assets to such Person pursuant to appropriate confidentiality agreements (on terms not less favorable to the Company than the Confidentiality Agreement); provided that the Company Board shall be permitted to take any such action if, and only if, prior to taking such action, the Company Board has determined by the affirmative vote of a majority of all of the members of the Company Board that (i) such Takeover Proposal would result in, or would reasonably be expected to result in, a Superior Proposal and (ii) after receiving advice from outside legal counsel, the failure to provide information to such Person or access or to engage in discussions or negotiations with such Person would be reasonably likely to cause the Company Board to breach its statutory duties to the Company under applicable Law. "Superior Proposal" means a Takeover Proposal (as defined in Section 6.04(a), except that the reference to "20%" in such definition shall be deemed to be a reference to "50%") whereby the Person making such proposal has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction on terms that the Company Board determines in its good faith judgment (after consultation with a nationally recognized financial advisor, taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Company's stockholders, from a financial point of view, than this Agreement and the REIT Merger, taken as a whole, and that is reasonably capable of being completed. The Company shall not provide any nonpublic information, which was not previously provided to Parent, regarding the Company to any other Person pursuant to this Section 6.04(d) unless such information is simultaneously provided to Parent.

        (e)   If the Company Board, after consultation with outside legal counsel, determines that failure to accept a Superior Proposal would likely cause a breach of the statutory duties of the directors of the Company to the Company under applicable Law, the Company Board may inform the holders of Company Common Stock that it no longer believes that the REIT Merger is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is prior to the Company Stockholders Meeting and after the second business day following Parent's receipt of written notice advising Parent that the Company has received a Superior Proposal specifying the terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the Person making such Superior Proposal and stating that it is considering a Subsequent Determination; provided, that (i) during such two business day period Parent does not make an offer that the Board of Directors of the Company shall have reasonably concluded in good faith (following consultation with its nationally recognized financial advisors and outside counsel) is as favorable to the stockholders of the Company as such Superior Proposal and (ii) at the end of such two business day period such Takeover Proposal continues to be a Superior Proposal. At any time after the two business day period following notification to Parent of the Company's consideration to do so and if the Company has otherwise complied with the terms of this Section 6.04 (but in no event following adoption of this Agreement at the Company Stockholders Meeting), the Company may terminate this Agreement pursuant to Section 8.01(e) and enter into an agreement with respect to the Superior Proposal; provided that prior to such termination the Company shall have made payment to Parent of the full amounts, if any, required under Sections 8.03(c) and (d) to be paid at that time.

        SECTION 6.05.    Benefit Plans.    (a) Until at least December 31, 2006, Parent shall provide or cause the Surviving Company to provide benefits to the employees of the Company as of the date of this Agreement who continue to be employed by the Surviving Company (such employees, the

"Continuing Employees") that, taken as a whole, are substantially comparable in the aggregate to such employees to those provided to such employees by the Company and its Subsidiaries as of the date hereof and thereafter comparable to similarly situated employees of Parent.

        (b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, honor in accordance with their respective terms (as in effect on the date of this Agreement) all the Company Employment Agreements in Section 3.15(c) of the Company Disclosure Letter.

        (c)   Parent will honor in accordance with their terms, all vested accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries which are disclosed on the Company's Disclosure Letter, including the recently instituted severance policy set forth in Section 6.05(c) of the Company Disclosure Letter. Parent acknowledges that a "change of control" within the meaning of the Company Option Plans will occur on the Effective Time and that as a result all vesting of unvested options will be accelerated and all of them will vest. The Company may make any required employee matching contributions under its 401(k) Plan in a manner consistent with historical practices.

        (d)   With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, to the extent such plan is made available to an employee of the Company, for all purposes (other than benefit accrual), service with the Company shall be treated as service with Parent or any of its Subsidiaries as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits; and provided further that (i) the Continuing Employees who participate in the severance plan shall not be eligible to participate in Parent's employee severance plan until January 1, 2007 and then only to the extent provided under the Company severance policy and (ii) upon commencing participation in Parent's employee severance plan, the Continuing Employees shall be credited for prior service with the Company for purposes of determining their entitlements to severance benefits.

        (e)   Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

        (f)    All amounts earned by Company employees under the Company's Long-Term Executive Incentive Plan (the "LTIP") shall be payable in accordance with the terms set forth under the heading "Chelsea Property Group, Inc. 2002-2006 Long-Term Executive Incentive Plan Payment Schedule" in Section 6.05(f) of the Company Disclosure Letter. No additional amounts shall thereafter be earned or payable under the LTIP.

        (g)   The Company shall take all actions necessary and appropriate to ensure that (i) the Stock Purchase Plan is terminated prior to the REIT Effective Time, and that no Company employee shall thereafter have any rights under the Stock Purchase Plan, (ii) participation in the Stock Purchase Plan is suspended as of the end of the first "Option Period" (as defined in the Stock Purchase Plan) that occurs following the date of this Agreement and (iii) prior to the REIT Effective Time, participants in the Company's 401(k) Plan will no longer have the right to purchase shares of Company Common Stock through such plan.

        (h)   Except as otherwise expressly provided in this Agreement, nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual employee of the Company or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Company Employee Benefit Plan or other employee benefit plan, program, policy or arrangement.

        (i)    Parent and the Company shall cooperate in good faith and take such reasonable steps as may be necessary or appropriate to ensure, to the extent reasonably practicable, that payments made to Company employees in connection with the REIT Merger and/or the OP Merger, or upon subsequent termination of employment, will not be treated as "excess parachute payments" under Section 280G of the Code.

        SECTION 6.06.    Indemnification.    (a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Organizational Documents shall be assumed by the Surviving Company in the REIT Merger, without further action, at the REIT Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms.

        (b)   The Surviving Company shall (i) for a period of six years after the REIT Effective Time cause to be maintained in effect in the Surviving Company's (or any successor) articles of incorporation and by-laws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries as those currently contained in the articles of incorporation and by-laws of the Company and (ii) maintain for a period of at least six years the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the REIT Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Company be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of this subsection (b) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section 6.06, which policies (together with the Company's existing policy) provide such directors and officers with the coverage described in this subsection (b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the REIT Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

        (c)   If the Surviving Company or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.06. The parties acknowledge and agree that to the extent the Surviving Company fails to comply with its indemnification obligations pursuant to this Section 6.06, Parent shall fulfill the obligations of the Surviving Company hereunder.

        (d)   The provisions of this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.06 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

        SECTION 6.07.    Public Announcements.    Each of Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the OP Merger, the REIT Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        SECTION 6.08.    Transfer Taxes.    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, Company Series A Preferred Stock, Company L.P. Units and/or Company Options, all Transfer Taxes.

        SECTION 6.09.    Listing of Shares.    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and the Parent 6% Preferred Stock to be issued in the REIT Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options to be approved for listing, upon official notice of issuance, on the NYSE.

        SECTION 6.10.    Affiliate Letter.    On or prior to the date of the Company Stockholders Meeting, the Company will deliver to Parent a letter (the "Company Affiliate Letter") identifying all persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an "affiliate" in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.

        SECTION 6.11.    Coordination of Dividends.

        (a)   From and after the date of this Agreement, the Company shall not make any dividend or distribution to its stockholders, and Company L.P. shall not make any dividend or distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required for the Company to maintain its status as a REIT under the Code; (ii) quarterly distributions of up to $0.60 per share of Company Common Stock per quarter to the holders thereof for the quarter ending June 30, 2004 (the "Initial Dividend") and for each quarter thereafter ending prior to the REIT Effective Time; provided that the record and payment dates for each distribution with respect to the Company Common Stock pursuant to this clause (ii) (other than the Initial Dividend) shall be the same date as the record and payment dates for the quarterly distributions for the Parent Common Stock, as provided by Parent to the Company by written notice not less than twenty (20) business days prior to the record date for each such quarterly Parent distribution; (iii) a distribution per Company Common Unit in the same amount as a dividend per share of Company Common Stock permitted pursuant to clauses (i) or (ii) above or Section 6.11(b), with the same record and payment dates as such dividends on Company Common Stock; (iv) the distribution required pursuant to Section 6.11(b) below; (v) regular quarterly dividends on the Company Series A Preferred Stock in an amount not to exceed $1.046875 per share in accordance with the requirements of the Charter; and (vi) regular quarterly dividends on the Company L.P. Series B Preferred Units in an amount not to exceed $1.125 per share in accordance with the requirements of the Company L.P. Partnership Agreement.

        (b)   Each of Parent and the Company shall declare a dividend to their respective stockholders, the record date for which shall be the close of business on the last business day prior to the REIT Effective Time. The dividend of each shall be equal to such party's most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the REIT Effective Time, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

        In the event that a distribution with respect to the Company Common Stock and the Company Series A Preferred Stock permitted by this Section 6.11 (including pursuant to Section 6.11(b) above) has (i) a record date prior to the REIT Effective Time and (ii) has not been paid as of the REIT Effective Time, the holders of Company Common Stock and Company Series A Preferred Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

        SECTION 6.12.    Section 16(b).    Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the REIT Effective Time, the Parent Board of Directors, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock and Parent 6% Preferred Stock in exchange for shares of Company Common Stock, of Parent L.P. Interests in exchange for Company Common Units, and of options to purchase shares of Parent Common Stock in exchange for options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. "Company Section 16 Information" shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock and Parent 6% Preferred Stock in the REIT Merger, the number of Company Common Units held by each such Company Insider and expected to be exchanged for Parent L.P. Interests in the OP Merger, the number and description of the options to purchase shares of Company Common Stock held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the REIT Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 information.

        SECTION 6.13.    Redemption of Certain Securities.    Prior to the REIT Effective Time, the Company shall use reasonable best efforts to redeem all of the outstanding Company Series B Preferred Stock, if any, for a cash amount determined in accordance with the terms of the Charter and any security issued in connection with the redemption of the Company Series B Preferred Stock for cash. Prior to the OP Effective Time, Company L.P. shall use reasonable best efforts to redeem all of the outstanding Company L.P. Series B Preferred Units for a cash amount determined in accordance with the terms of the Company L.P. Partnership Agreement and any security issued in connection with the redemption of the Company L.P. Series B Preferred Units for cash.

        SECTION 6.14.    Company Indebtedness.    With respect to the indentures set forth on Section 6.14 of the Company Disclosure Letter (collectively, the "Assumed Indentures"), Parent shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form reasonably satisfactory to the respective trustees or other representatives, expressly assuming the obligations of the Company and/or any of its Subsidiaries under such indentures with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion and redemption obligations, if any, under, all debt securities issued by the Company and/or any of its Subsidiaries under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by the Company and/or any of its Subsidiaries and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures.

        SECTION 6.15.    Registration Rights.    The Company's three existing registration rights agreements will be assumed by Parent in accordance with their terms and the holders thereunder shall have substantially the same rights with respect to the securities of Parent which they may receive as a result of the REIT Merger or the OP Merger as they currently possess under these agreements.

        SECTION 6.16.    Business Division.    Parent shall operate the business of the Company and the Company Subsidiaries after the Closing as a separate business division in the same manner as it operates its community shopping center business.

        SECTION 6.17.    Parent Board of Directors.    At the REIT Effective Time, Parent shall take all requisite action to cause David C. Bloom to be appointed as an advisory director to its board of directors.

ARTICLE VII.

Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation to Effect the REIT Merger.    The respective obligation of each party to effect the REIT Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

          (b)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the REIT Merger shall be in effect; and Parent and the Company shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn prior to the REIT Effective Time.

          (c)   NYSE Listing. The shares of Parent Common Stock and Parent 6% Preferred Stock to be issued in the REIT Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options and conversion of Parent L.P. Interests issued in the OP Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)   Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

        SECTION 7.02.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the REIT Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Tax Opinion.    Parent shall have received an opinion of Stroock & Stroock & Lavan LLP, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1998, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to Parent and shall be subject to customary assumptions, qualifications and representations).

          (e)    Put Agreement.    The Put Agreement shall be in full force and effect and enforceable in accordance with its terms.

          (f)    OP Merger Approval.    The Company shall have obtained the OP Merger Approval by the limited partners of Company L.P.

          (g)    Redemption.    The redemption for cash of all of the outstanding Company L.P. Series B Preferred Units, any outstanding Company Series B Preferred Stock and any security issued in connection with the redemption of the Company Series B Preferred Stock or the Company L.P. Series B Preferred Units shall have been consummated and no such units or stock shall remain outstanding.

          (h)    Employment Agreements.    Each of the employment agreements attached as Exhibit C hereto which have been executed and delivered on the date hereof by certain current officers of the Company shall be in full force and effect.

        SECTION 7.03.    Conditions to Obligation of the Company.    The obligation of the Company to effect the REIT Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    Tax Opinion.    The Company shall have received an opinion of Baker & Daniels, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1998, Parent has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to the Company and shall be subject to customary assumptions, qualifications and representations).

          (d)    Material Adverse Effect.    Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (e)    Tax Protection Agreement.    Each of Parent and Parent L.P. shall have duly authorized, executed and delivered the Tax Protection Agreement.

ARTICLE VIII.

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.    This Agreement may be terminated at any time prior to the REIT Effective Time, whether before or after receipt of the Required Company Vote:

          (a)   by the mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the REIT Merger or the OP Merger substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the REIT Effective Time to occur on or before the termination date and such action or failure to perform constitutes a breach of this Agreement;

          (c)   by either Parent or the Company, if the REIT Merger has not been consummated by December 15, 2004 (the "Drop-Dead Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the REIT Effective Time to occur on or before the termination date and such action or failure to perform constitutes a breach of this Agreement;

          (d)   by Parent, if (i) the Company Board shall have withdrawn or materially modified its recommendation of this Agreement or the REIT Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 6.01; (iii) the Company shall have intentionally and materially breached any of its obligations under Section 6.04; or (iv) the Company shall have entered into a definitive agreement with respect to a Superior Proposal;

          (e)   by the Company, if prior to the adoption of this Agreement at the Company Stockholders Meeting the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of Section 6.04, and (ii) concurrently with such termination the Company shall have made payment to Parent of the full amounts, if any, required by Section 8.03(c) and (d) to be paid at that time;

          (f)    by the Company or Parent, if the approval by the stockholders of the Company required for the consummation of the REIT Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof);

          (g)   by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.03(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Drop-Dead Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          (h)   by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.02(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Drop-Dead Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        SECTION 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any of Parent or the Company, other than the provisions of the Confidentiality Agreement, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; except to the extent that no such termination results from a willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

        SECTION 8.03.    Fees and Expenses.

        (a)   Except as otherwise set forth in this Section 8.03, whether or not the REIT Merger and the OP Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such Expenses, provided that Parent and the Company shall each bear and pay one-half of the Expenses incurred in connection with the filing, printing and mailing of the Registration Statement, the Proxy Statement and the Partner Solicitation Materials. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, approval, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby.

        (b)   In the event that this Agreement is terminated by the Company pursuant to Section 8.01(g), then Parent shall promptly (but in no event later than two business days after the date of such termination) pay the Company an amount equal to the Company's Expenses, by wire transfer of same day funds to an account designated by the Company.

        (c)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(f), by the Company pursuant to Section 8.01(e) or by Parent pursuant to Section 8.01(d) or (h), then the Company shall promptly (but in no event later than two business days after the date of such termination) pay Parent an amount equal to Parent's Expenses, by wire transfer of same day funds to an account designated by Parent.

        (d)   In addition to any amounts payable to Parent pursuant to Section 8.03(c), in the event that this Agreement is terminated (i) by Parent pursuant to Section 8.01(d) or by the Company pursuant to Section 8.01(e), (ii) by the Company or Parent pursuant to Section 8.01(f) and a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and within 12 months of the termination of this Agreement, the Company or any Company Subsidiary consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of this Agreement) with the Person (or an Affiliate of such Person) who made the Takeover Proposal received by the Company, its Representatives or its Affiliates prior to termination, or (iii) by the Company or Parent pursuant to Section 8.01(c) and at the time of termination a Takeover Proposal had been received by the Company, its Representatives or Affiliates and either prior to termination of this Agreement or within 12 months thereafter the Company or any Company Subsidiary consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of this Agreement) with the Person (or an Affiliate of such Person) who made the Takeover Proposal received by the Company, its Representatives or its Affiliates prior to the Drop-Dead Date, then (A) the Company shall pay Parent an amount equal to the Termination Fee (as hereinafter defined) (in addition to the prior or concurrent payment of Parent's Expenses pursuant to Section 8.03(c), if applicable), by wire transfer of immediately available funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.03(d)(ii) or (iii), within two business days after the consummation of the Takeover Proposal, and in the case of a payment as a result of any event referred to in Sections 8.03(d)(i), promptly, but in no event later than two business days after the date of such termination and (B) the Put Agreement shall become effective in accordance with its terms. As used in this Agreement, the "Termination Fee" shall be an amount equal to the lesser of (x) $110,000,000 (the "Base Amount") and (y) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to Parent, and (B) in the event Parent receives and, prior to the date the Termination Fee is due to be paid to Parent as described above, provides a copy to the Company of, an opinion or a letter from outside counsel (the "Termination Fee Tax Opinion") indicating that Parent has received an opinion of counsel or a ruling from the IRS holding that Parent's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Parent within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Base Amount less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Base Amount on the date the Termination Fee is due as described above, the Company shall place the amount by which the Base Amount exceeds the amount paid under clause (y)(A) of the preceding sentence above (the "Unpaid Base Amount") in escrow and shall not release any portion thereof to Parent unless and until Parent provides the Company with either one of the following: (A) a letter from Parent's independent accountants indicating the maximum portion of the Unpaid Base

Amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (B) a Termination Fee Tax Opinion, in either of which events the Company shall pay to Parent from the escrow the lesser of the Unpaid Base Amount and, if applicable, the maximum amount stated in the accountants' letter referred to in clause (A) of this sentence. The Company's obligation to pay any portion of the Unpaid Base Amount shall terminate three (3) years from the date of this Agreement. Amounts remaining in escrow after such obligation terminates shall be released to the Company.

        (e)   The Company and Parent agree that the agreements contained in Section 8.03(d) above are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the REIT Merger to be consummated and constitute liquidated damages and not a penalty.

        SECTION 8.04.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors or managers (or other similar entity, as the case may be), at any time before or after approval of the matters presented in connection with the REIT Merger by the stockholders of the Company or the OP Merger by the limited partners of Company L.P., but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the relevant stock exchange requires further approval by such stockholders, partners or members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.05.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors or managers (or other similar entity, as the case may be), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX.

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a)
  if to Parent, Parent L.P., Merger Sub or L.P. Merger Sub, to:

      Simon Property Group, Inc.
      115 West Washington Street
      Indianapolis, IN 46204
      Attention: General Counsel
      Facsimile: (317) 685-7377

      with a copy to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention: Richard L. Posen, Esq.
      Facsimile: (212) 728-8111

  (b)
  if to the Company or Company L.P., to:

      Chelsea Property Group, Inc.
      103 Eisenhower Parkway Roseland, NJ 07068
      Attention: James M. Barkley, Esq.
      Facsimile: (973) 228-7913

      with a copy to:

      Stroock & Stroock & Lavan LLP
      180 Maiden Lane
      New York, New York 10038
      Attention: Martin H. Neidell, Esq.
      Facsimile: (212) 806-7836

        SECTION 9.03.    Definitions.    (a) For purposes of this Agreement:

        "Actions" shall have the meaning given thereto in Section 5.01(c).

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Agreement" shall have the meaning given thereto in the Introduction.

        "Articles of Merger" shall have the meaning given thereto in Section 1.03(a).

        "Assets" means the material properties and assets of the Company and Company Subsidiaries including, without limitation, the Company Properties.

        "Associate" of any Person has the meaning given thereto by Rule 12b-2 under the Exchange Act.

        "Base Amount" shall have the meaning given thereto in Section 8.03(d).

        "Base Cash Consideration" shall have the meaning given thereto in Section 1.07(a).

        "Cash Consideration" shall have the meaning given thereto in Section 1.07(a).

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended.

        "Certificate" shall have the meaning given thereto in Section 1.07(d).

        "Charter" means the Amended and Restated Articles of Incorporation of the Company, as amended.

        "Closing" shall have the meaning given thereto in Section 1.02.

        "Closing Date" shall have the meaning given thereto in Section 1.02.

        "Closing Date Market Price" shall have the meaning given thereto in Section 1.07(a).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commitment" shall have the meaning given thereto in Section 5.01(a)(ix).

        "Common Exchange Ratio" shall have the meaning given thereto in Section 1.07(a).

        "Common Interest Exchange Ratio" shall have the meaning given thereto in Section 1.09(a).

        "Company" shall have the meaning given thereto in the Introduction.

        "Company Affiliate Letter" shall have the meaning given thereto in Section 6.10.

        "Company Board" shall have the meaning given thereto in the Recitals.

        "Company Common Stock" shall have the meaning given thereto in the Recitals.

        "Company Common Unit Exchange" shall have the meaning given thereto in Section 6.01(d).

        "Company Common Units" shall have the meaning given thereto in Section 3.04(c).

        "Company Disclosure Letter" means the disclosure letter dated as of the date of this Agreement and delivered to Parent in connection with the execution hereof.

        "Company Employee Benefit Plans" shall have the meaning given thereto in Section 3.15(a).

        "Company Employment Agreements" shall have the meaning given thereto in Section 3.15(c).

        "Company ERISA Affiliate" shall have the meaning given thereto in Section 3.15(a).

        "Company Financial Advisor" means Merrill Lynch & Co.

        "Company GP Units" shall have the meaning given thereto in Section 3.04(c).

        "Company Ground Leases" shall have the meaning given thereto in Section 3.09(a).

        "Company Insiders" shall have the meaning given thereto in Section 6.12.

        "Company Intellectual Property" shall mean all of the following owned or used by the Company or any Company Subsidiaries in the operation of their respective businesses: (i) trademarks, service marks trade dress, trade names, designs and logos, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites, together with all licenses and other agreements providing the Company and any Company Subsidiaries with the right to use any item of the type referred to in clauses (i) through (vi).

        "Company L.P." shall have the meaning given thereto in the Introduction.

        "Company L.P. Partnership Agreement" means the Agreement of Limited Partnership of Company L.P., dated October 14, 1993, as amended.

        "Company L.P. Series A Preferred Units" shall have the meaning given thereto in Section 3.04(c).

        "Company L.P. Series B Preferred Units" shall have the meaning given thereto in Section 3.04(c).

        "Company L.P. Units" means Company Common Units and Company L.P. Series B Preferred Units.

        "Company Material Adverse Effect" means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, or which could reasonably be expected to materially impair or materially delay the ability of any such Person to consummate the transactions contemplated by this Agreement; provided, however, that a Company Material Adverse Effect shall not include any change with respect to the Company or any Company Subsidiary resulting from or attributable to (i) general national or international economic conditions or securities markets in general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants).

        "Company Multiemployer Plan" shall have the meaning given thereto in Section 3.15(d).

        "Company Option" shall have the meaning given thereto in Section 1.08.

        "Company Option Plans" means the Company's (i) 1993 Stock Option Plan, as amended and (ii) 2000 Stock Option Plan, as amended.

        "Company Organizational Documents" shall have the meaning given thereto in Section 3.01.

        "Company Pension Plans" shall have the meaning given thereto in Section 3.15(a).

        "Company Permits" shall have the meaning given thereto in Section 3.12.

        "Company Preferred Stock" shall have the meaning given thereto in Section 3.04(a).

        "Company Properties" shall have the meaning given thereto in Section 3.09(a).

        "Company Property Owner" means the Company and each Company Subsidiary, which directly owns or leases any Company Property.

        "Company Property Restrictions" shall have the meaning given thereto in Section 3.09(b).

        "Company SEC Documents" shall have the meaning given thereto in Section 3.06(a).

        "Company Section 16 Information" shall have the meaning given thereto in Section 6.12.

        "Company Series A Preferred Stock" shall have the meaning given thereto in Section 1.07(b).

        "Company Series B Preferred Stock" shall have the meaning given thereto in Section 1.07(c).

        "Company Stockholders Meeting" shall have the meaning given thereto in Section 6.01(c).

        "Company Subsidiaries" means all of the Subsidiaries of the Company.

        "Confidentiality Agreement" shall have the meaning given thereto in Section 6.02.

        "Continuing Employees" shall have the meaning given thereto in Section 6.05(a).

        "Contract" means any lease, license, loan or credit agreement, indenture, note, bond, agreement, guarantee, permit, concession, franchise or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, license, whether oral or written (each, including all amendments thereto).

        "Corporate Budget" shall have the meaning given thereto in Section 5.01(a).

        "Development Budget and Schedule" shall have the meaning given thereto in Section 3.09(k).

        "Development Properties" shall have the meaning given thereto in Section 3.09(k).

        "DLLCA" shall have the meaning given thereto in the Recitals.

        "Drop-Dead Date" shall have the meaning given thereto in Section 8.01(c).

        "DRULPA" shall have the meaning given thereto in the Recitals.

        "Effective Time" shall have the meaning given thereto in Section 1.03(b).

        "Election Deadline" means 5:00 p.m., New York City time on the fifth business day immediately preceding the Closing Date.

        "Encumbrance" means all pledges, claims, liens, charges, restrictions, controls. easements, rights of way, exceptions, reservations, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

        "Environmental Law" means any Law of any Governmental Entity, with jurisdiction over the Company Subsidiaries, relating to the protection of human health, safety, natural resources or the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Excess Stock" shall have the meaning given thereto in Section 3.04(a).

        "Exchange Act" shall have the meaning given thereto in Section 3.03(d).

        "Exchange Agent" shall have the meaning given thereto in Section 2.01.

        "Exchange Fund" shall have the meaning given thereto in Section 2.01.

        "Exchange Percentage" means a percentage, the numerator of which is the limited partnership interests in Company L.P. attributed to the Company Common Units exchanged for the OP Merger Consideration in all Company Common Unit Exchanges and the denominator of which is all limited partnership interests in Company L.P. immediately prior to the OP Effective Time.

        "Existing Title Policies" shall have the meaning given thereto in Section 3.09(a).

        "Expenses" shall have the meaning given thereto in Section 8.03(a).

        "Governmental Entity" means any United States federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Hazardous Material" means (i) any petroleum or petroleum products, Microbial Matter, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls ("PCBs"); (ii) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutant," "contaminant" or words of similar import, or regulated as such, under any Environmental Law or for which a Person may be subject to liability under any Environmental Law.

        "Initial Dividend" has the meaning set forth in Section 6.11(a).

        "IRS" means the United States Internal Revenue Service.

        "Knowledge", or any similar expression, means with respect to the Company (or any Company Subsidiary), the actual knowledge of the persons set forth on Section 9.03 to the Company Disclosure Letter.

        "Law" means any statute, law, regulation, order, interpretation, permit, license, approval, authorization, rule or ordinance of any Governmental Entity applicable to Parent, Merger Sub or the Company or any of their respective Subsidiaries.

        "Leased Properties" shall have the meaning given thereto in Section 3.09(a).

        "Legal Restraints" shall have the meaning given thereto in Section 7.01(b).

        "Lower Limit Price" shall have the meaning given thereto in Section 1.07(a).

        "L.P. Merger Sub" shall have the meaning given thereto in the Introduction.

        "LTIP" shall have the meaning given thereto in Section 6.05(e).

        "Material Contracts" means (i) any loan agreement, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, other than indebtedness in a principal amount less than $1,500,000 and (ii) each commitment, contractual obligation, capital expenditure or transaction entered into by the Company or any Company Subsidiary which may result in total payments to or by or liability of the Company or any Company Subsidiary in excess of $1,500,000, other than the Company Ground Leases or Space Leases; provided, however, that any contract, agreement or other arrangement under clause (ii) above that, by its terms, is terminable within 30 days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

        "Merger Sub" shall have the meaning given thereto in the Introduction.

        "Merger Sub Organizational Documents" shall have the meaning given thereto in Section 4.01.

        "MGCL" shall have the meaning given thereto in the Recitals.

        "Microbial Matter" means fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

        "MLLCA" shall have the meaning given thereto in the Recitals.

        "New Parent Option" shall have the meaning given thereto in Section 1.08.

        "NYSE" shall have the meaning given thereto in Section 2.05(b).

        "OP Closing" shall have the meaning given thereto in Section 1.02.

        "OP Effective Time" shall have the meaning given thereto in Section 1.03(b).

        "OP Merger" shall have the meaning given thereto in the Recitals.

        "OP Merger Approval" shall have the meaning given thereto in Section 3.03(a).

        "OP Merger Certificate" shall have the meaning given thereto in Section 1.03.

        "OP Merger Consideration" shall have the meaning given thereto in Section 1.09(a).

        "Option Exchange Ratio" shall have the meaning given thereto in Section 1.08.

        "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator.

        "Owned Properties" shall have the meaning given thereto in Section 3.09(a).

        "Parent" shall have the meaning given thereto in the Introduction.

        "Parent 6% Preferred Stock" shall have the meaning given thereto in Section 1.07(a).

        "Parent 8 3/8% Preferred Stock" shall have the meaning given thereto in Section 1.07(b).

        "Parent Class B Common" shall have the meaning given thereto in Section 4.05(a).

        "Parent Class C Common" shall have the meaning given thereto in Section 4.05(a).

        "Parent Common Stock" shall have the meaning given thereto in Section 4.05(a).

        "Parent Common Units" shall have the meaning given thereto in Section 4.05(c).

        "Parent Excess Common Stock" shall have the meaning given thereto in Section 4.05(a).

        "Parent GP Units" shall have the meaning given thereto in Section 4.05(c).

        "Parent L.P." shall have the meaning given thereto in the Recitals.

        "Parent L.P. Common Interests" means the Parent Common Units to be issued in the OP Merger.

        "Parent L.P. Interests" means the Parent L.P. Common Interests and the Parent L.P. Preferred Interests.

        "Parent L.P. Partnership Agreement" means Seventh Amended and Restated Limited Partnership Agreement of Parent, as amended by the Amended and Restated Supplement thereto dated December 16, 2003, as further amended from time to time.

        "Parent L.P. Preferred Interests" means the Parent Preferred Units to be issued in the OP Merger.

        "Parent Material Adverse Effect" means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or which could reasonably be expected to materially impair or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that a Parent Material Adverse Effect shall not include any change with respect to Parent or any Parent Subsidiary resulting from or attributable to (i) general national or international economic conditions or securities markets in general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which the Parent and Parent Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants)..

        "Parent Options" shall have the meaning given thereto in Section 4.05(a).

        "Parent Organizational Documents" shall have the meaning given thereto in Section 4.01.

        "Parent Preferred Stock" shall have the meaning given thereto in Section 4.05(a).

        "Parent Preferred Units" shall have the meaning given thereto in Section 4.05(c).

        "Parent SEC Documents" shall have the meaning given thereto in Section 4.06(a).

        "Parent Subsidiaries" means all of the Subsidiaries of Parent.

        "Permitted Encumbrances" shall have the meaning given thereto in Section 3.09(a).

        "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity.

        "Post-Signing Returns" shall have the meaning given thereto in Section 5.01(c).

        "Preferred Exchange Ratio" shall have the meaning given thereto in Section 1.07(a).

        "Preferred Interest Exchange Ratio" shall have the meaning given thereto in Section 1.09(a).

        "Principal Company Limited Partners" shall have the meaning given thereto in the Recitals.

        "Projects" shall have the meaning given thereto in Section 3.09(k).

        "Properly Completed Transmittal Letter" means a Transmittal Letter properly completed, signed and submitted to Parent and Parent L.P. Parent shall determine in its reasonable discretion whether a

Transmittal Letter has been properly completed, signed and submitted and may disregard immaterial defects in a Transmittal Letter. The decision of Parent in these matters shall be conclusive and binding.

        "Property Agreements" shall have the meaning given thereto in Section 3.09(d).

        "Proxy Statement" shall have the meaning given thereto in Section 3.03(d).

        "Put Agreement" shall have the meaning given thereto in the Recitals.

        "Qualifying Amendment" shall have the meaning given thereto in Section 6.01(b).

        "Qualifying Income" shall have the meaning given thereto in Section 8.03(d).

        "REIT" shall have the meaning given thereto in Section 3.14(c).

        "REIT Closing" shall have the meaning given thereto in Section 1.02.

        "REIT Effective Time" shall have the meaning given thereto in Section 1.03(a).

        "REIT Merger" shall have the meaning given thereto in the Recitals.

        "REIT Merger Consideration" shall have the meaning given thereto in Section 1.07(a).

        "REIT Requirements" shall have the meaning given thereto in Section 8.03(d).

        "Registration Statement" shall have the meaning given thereto in Section 3.27.

        "Release" means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, injecting, leaching, dispersing, migrating, dumping or disposing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including without limitation the movement of Hazardous Material through or into the air, soil, surface water, or groundwater.

        "Rent Roll" shall have the meaning given thereto in Section 3.09(i).

        "Representatives" of a Person means such Person's officers, directors, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives.

        "Required Company Vote" shall have the meaning given thereto in Section 3.03(a).

        "Rule 145" shall have the meaning given thereto in Section 6.10.

        "Sarbanes-Oxley Act" shall have the meaning given thereto in Section 3.06(b).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" shall have the meaning given thereto in Section 3.06(b).

        "Significant Subsidiary" means any Subsidiary of the Company whose assets constitute 10% or more of the assets of the Company and its Subsidiaries taken as a whole.

        "Space Lease" means any lease or other occupancy agreement affecting a Company Property.

        "Stock Purchase Plan" means the Company's 1998 Employee Stock Purchase Plan.

        "Subsequent Determination" shall have the meaning given thereto in Section 6.04(e).

        "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) (i) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

        "Superior Proposal" shall have the meaning given thereto in Section 6.04(d).

        "Surviving Company" shall have the meaning given thereto in Section 1.01(a).

        "Surviving L.P." shall have the meaning given thereto in Section 1.01(b).

        "Takeover Proposal" shall have the meaning given thereto in Section 6.04(a).

        "Takeover Statutes" shall have the meaning given thereto in Section 3.25(a).

        "Tax" or "Taxes" means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind whatsoever imposed by any Governmental Entity (including, without limitation, taxes or other charges on or with respect to income, alternative minimum tax, franchises, windfall or other profits, gross receipts, excess distributions, impositions, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; withholding, ad valorem, stamp, transfer, mortgage recording, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges), (ii) any interest or penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with (A) any item described in clause (i) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

        "Tax Protection Agreement" shall have the meaning given thereto in the Recitals.

        "Tax Protection Arrangement" means an agreement or arrangement, oral or written, (A) that has as one of its purposes to permit a Person or entity to take the position that such Person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any Company Subsidiary that is treated as a partnership for U.S. federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any Person for any tax liabilities resulting from any such disposition), (ii) requires that Company or any Company Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or (iii) requires that the Company or any Company Subsidiary offer to any Person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for U.S. federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Fee" shall have the meaning given thereto in Section 8.03(d).

        "Termination Fee Tax Opinion" shall have the meaning given thereto in Section 8.03(d).

        "Third Party" means any Person other than Merger Sub and its respective Affiliates.

        "Transaction Documents" shall have the meaning given thereto in the Recitals.

        "Transactions" shall have the meaning given thereto in Section 1.01(b).

        "Transfer Taxes" shall have the meaning given thereto in Section 6.08.

        "Transmittal Letter" shall have the meaning given thereto in Section 6.01(d).

        "Unpaid Base Amount" shall have the meaning given thereto in Section 8.03(d).

        "Upper Limit Price" shall have the meaning given thereto in Section 1.07(a).

        "Voting Agreements" shall have the meaning given thereto in the Recitals.

        "Voting Debt" shall, with respect to any Person, mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in such Person may vote.

        "$" means U.S. dollars or other legal currency of the United States of America.

        SECTION 9.04.    Interpretation.    When a reference is made in this Agreement to an Article, Section or Schedule such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented (other than the Company SEC Documents). References to a person are also to its permitted successors and assigns. In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Company Disclosure Letter to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

        SECTION 9.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

        SECTION 9.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07.    Entire Agreement; No Third-Party Beneficiaries.    The Transaction Documents (including the exhibits and schedules thereto), taken together with the Company Disclosure Letter, the Tax Protection Agreement, the Put Agreement, the employment agreements attached as Exhibit C hereto and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 6.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

        SECTION 9.08.    Governing Law.    This Agreement shall be governed by, and. construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable conflict or choice of law rules.

        SECTION 9.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent and (ii) L.P. Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent L.P. or to any direct or indirect wholly owned Subsidiary of Parent L.P., but no such assignment shall relieve Parent, Parent L.P., Merger Sub or L.P. Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State and City of New York or any New York state or New York City court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any court of the United States located in the State and City of New York or any New York state or New York City court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. have duly executed this Agreement, all as of the date first written above.

SIMON PROPERTY GROUP, INC.
By:	/s/ DAVID SIMON Name: David Simon Title: Chief Executive Officer
SIMON PROPERTY GROUP, L.P.
By:	SIMON PROPERTY GROUP, INC., its General Partner
By:	/s/ DAVID SIMON Name: David Simon Title: Chief Executive Officer
SIMON ACQUISITION I, LLC
By:	/s/ DAVID SIMON Name: David Simon Title: President
SIMON ACQUISITION II, LLC
By:	/s/ DAVID SIMON Name: David Simon Title: President
CHELSEA PROPERTY GROUP, INC.
By:	/s/ DAVID C. BLOOM Name: David C. Bloom Title: Chief Executive Officer
CPG PARTNERS, L.P.
By:	CHELSEA PROPERTY GROUP, INC., its General Partner
By:	/s/ DAVID C. BLOOM Name: David C. Bloom Title: Chief Executive Officer

APPENDIX B

FORM OF
VOTING AGREEMENT

        VOTING AGREEMENT, dated as of June 20, 2004 (this "Agreement"), among Simon Property Group, Inc., a Delaware corporation ("Parent"), Simon Property Group, L.P., a Delaware limited partnership ("Parent L.P." and, together with Parent, the "Parent Entities"), and the undersigned holder (the "Holder") of shares of common stock, par value $.01 per share ("Company Common Stock"), of Chelsea Property Group, Inc., a Maryland corporation (the "Company"), and/or common units ("Company Common Units") of CPG Partners, L.P., a Delaware limited partnership ("Company L.P.").

        WHEREAS, as of the date hereof, Holder beneficially owns the number of shares of Company Common Stock and the number of Company Common Units set forth on the Holder signature page hereto (all other shares of Company Common Stock so owned and all shares of Company Common Stock that may hereafter be acquired by Holder prior to the Expiration Date (as defined in Section 3.4 hereof), whether upon exercise of options, purchase, dividend, distribution or otherwise, being referred to herein as such Holder's "Company Shares" and all other Company Common Units so owned and all other Company Common Units that may hereafter be acquired by Holder prior to the Expiration Date, whether upon exercise of options, purchase, dividend, distribution or otherwise, being referred to herein as such Holder's "Company Units");

        WHEREAS, Parent, Parent L.P., Simon Acquisition I, LLC, a Maryland limited liability company ("Merger Sub"), Simon Acquisition II, LLC, a Delaware limited liability company ("L.P. Merger Sub"), the Company and Company L.P. have entered into an Agreement and Plan of Merger, dated as of June 18, 2004 (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "REIT Merger") and the merger of L.P. Merger Sub with and into Company L.P. (the "OP Merger"); and

        WHEREAS, as a condition to the willingness of Parent, Parent L.P., Merger Sub and L.P. Merger Sub to enter into the Merger Agreement, the Parent Entities have required that Holder agree, and in order to induce the Parent Entities to enter into the Merger Agreement, Holder has agreed, to enter into this Agreement.

        Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.

VOTING OF COMPANY COMMON STOCK AND COMPANY COMMON UNITS

        Section 1.1.    Voting Agreements.    (a) Until the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Holder (in its capacity as such) shall vote or cause its Company Shares to be voted (i) in favor of approval of the Merger Agreement and the REIT Merger, (ii) in favor of each of the other transactions contemplated by the Merger Agreement and (iii) in favor of any incidental matter reasonably determined by the Parent Entities to be necessary in order to facilitate consummation of the REIT Merger. At any meeting of the stockholders of the Company, or at any adjournment thereof, or in any other circumstances upon which their vote, consent or other approval is sought, such Holder shall vote (or cause to be voted) the Company Shares against (i) any Takeover Proposal or any action which is a component of any Takeover Proposal, (ii) any merger agreement or merger (other than the Merger Agreement, the REIT Merger and the OP Merger), reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (iii) any amendment of the Company Organizational Documents, which amendment would result in a breach of a representation, warranty or covenant of the Company under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the REIT Merger, the OP Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iv) any other matter that is inconsistent with the prompt consummation of the REIT Merger, the OP Merger and the other transactions contemplated by the Merger Agreement (each of clauses (i), (ii), (iii) and (iv), a "Competing REIT Transaction").

        (b)   Until the Expiration Date, at every meeting of the holders of Company Common Units or Company L.P. Units called, and at every adjournment thereof, and on every action or approval by written consent of the holders of Company Common Units or Company L.P. Units, Holder (in its capacity as such) shall vote or cause its Company Units to be voted (i) in favor of approval of the Merger Agreement and the OP Merger, (ii) in favor of each of the other transactions contemplated by the Merger Agreement and (iii) in favor of any incidental matter reasonably determined by the Parent Entities to be necessary in order to facilitate consummation of the OP Merger; provided, however, notwithstanding any other provision contained herein, any vote by Holder in accordance with this sentence shall not be effective unless and until the Company shall have obtained the Required Company Vote in connection with the approval and adoption of the Merger Agreement and the REIT Merger by the stockholders of the Company. At any meeting of the holders of Company Common Units, or at any adjournment thereof, or in any other circumstances upon which their vote, consent or other approval is sought, such Holder shall vote (or cause to be voted) the Company Units against (i) any Takeover Proposal or any action which is a component of any Takeover Proposal, (ii) any merger agreement or merger (other than the Merger Agreement, the OP Merger and the REIT Merger), reorganization, recapitalization, dissolution, liquidation or winding up of or by Company L.P., (iii) any amendment of the Company L.P. Partnership Agreement, which amendment would result in a breach of a representation, warranty or covenant of the Company or Company L.P. under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the OP Merger, the REIT Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iv) any other matter that is inconsistent with the prompt consummation of the OP Merger, the REIT Merger and the other transactions contemplated by the Merger Agreement (each of clauses (i), (ii), (iii) and (iv), a "Competing OP Transaction").

        Section 1.2.    Grant of Irrevocable Proxy with Respect to Company Shares.    (a) Holder hereby irrevocably (to the fullest extent permitted by law) appoints James M. Barkley and Stephen Sterrett, and each of them, as Holder's sole and exclusive attorneys and proxies, with full power of substitution and re-substitution, to vote the Company Shares and to exercise all voting, consent and similar rights of Holder with respect to the Company Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of approval of the Merger Agreement and the REIT Merger, (ii) in favor of each of the other transactions contemplated by the Merger Agreement, (iii) in favor of any incidental matter reasonably determined by the Parent Entities to be necessary in order to facilitate the REIT Merger and (iv) against any Competing REIT Transaction. It is understood and agreed that the attorneys and proxies named above may not exercise these voting rights on any other matter except as provided above. Except as set forth in this Agreement, Holder may vote the Company Shares on all other matters.

        (b)   Upon Holder's execution of this Agreement, any and all prior proxies given by Holder with respect to any Company Shares are hereby revoked.

        (c)   Holder hereby affirms that the proxy set forth in this Section 1.2 is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted in consideration of the Parent Entities entering into the Merger Agreement. Holder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the MGCL.

        Section 1.3.    Grant of Irrevocable Proxy with Respect to Company Units.    (a) Holder hereby irrevocably (to the fullest extent permitted by law) appoints James M. Barkley and Stephen Sterrett, and each of them, as Holder's sole and exclusive attorneys and proxies, with full power of substitution and re-substitution, to vote the Company Units and to exercise all voting, consent and similar rights of Holder with respect to the Company Units (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of the holders of Company Common Units and in every written consent in lieu of such meeting (i) in favor of approval of the Merger Agreement and the OP Merger, (ii) in favor of each of the other transactions contemplated by the Merger Agreement, (iii) in favor of any incidental matter reasonably determined by the Parent Entities to be necessary in order to facilitate the OP Merger and (iv) against any Competing OP Transaction. It is understood and agreed that the attorneys and proxies named above may not exercise these voting rights on any other matter except as provided above. Except as set forth in this Agreement, Holder may vote the Company Units on all other matters.

        (b)   Upon Holder's execution of this Agreement, any and all prior proxies given by Holder with respect to any Company Units are hereby revoked.

        (c)   Holder hereby affirms that the proxy set forth in this Section 1.3 is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted in consideration of the Parent Entities entering into the Merger Agreement. Holder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the DRULPA.

        Section 1.4.    Transfer of Company Shares and Company Units.

        (a)   Transferee of Company Shares and Company Units to be Bound by this Agreement.    Holder agrees that, during the period from the date of this Agreement through the Expiration Date, other than by operation of Law as part of the REIT Merger or the OP Merger or in any offer to exchange Company Common Units for the OP Merger Consideration, Holder shall not cause or permit any Transfer (as defined below) of any of the Company Shares or Company Units to be effected without Parent's prior written consent to such Transfer and unless each Person to which any of such Company Shares or Company Units, or any interest in any of such Company Shares or Company Units, is or may be Transferred shall have: (a) executed a counterpart of this Agreement and (b) agreed in writing to hold such Company Shares or Company Units (or interest in such Company Shares or Company Units) subject to all of the terms and provisions of this Agreement; provided, however, that Holder shall be entitled to Transfer Company Units (or any interest in such Company Units) to an immediate family member (or trust for the benefit of an immediate family member) or an Affiliate of such Holder if such family member, trust or Affiliate shall have (1) executed a counterpart of this Agreement and (2) agreed in writing to hold such Company Units (or interest in such Company Units) subject to all of the terms and provisions of this Agreement. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

        (b)   Transfer of Voting Rights.    Holder agrees that, during the period from the date of this Agreement through the Expiration Date, Holder shall not deposit (or permit the deposit of) any Company Shares or Company Units in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Holder under this Agreement with respect to any of the Company Shares and Company Units.

        (c)   Certain Permitted Conversions.    Notwithstanding anything to the contrary contained herein: (i) at any time from and after the date hereof and prior to Company L.P. obtaining the OP Merger Approval, Holder shall be entitled to convert its Company Common Units into Company Common Stock in accordance with the Company L.P. Partnership Agreement and the Company Organizational Documents; provided, however, that Holder shall not be entitled to convert any Company Common Units into Company Common Stock that, if so converted, would, when combined with all other conversions of Company Common Units into Company Common Stock by any holder of Company Common Units during such period, result in Parent and Parent L.P. having secured the affirmative vote of less than 50.1% of the Company Common Units entitled to vote on the Merger Agreement and the OP Merger pursuant to this Agreement and the additional Voting Agreements entered into by Parent and Parent L.P. with the other Principal Company Limited Partners; and (ii) at any time after Company L.P. shall have obtained the OP Merger Approval, Holder shall be entitled to convert its Company Common Units into Company Common Stock in accordance with the Company L.P. Partnership Agreement and the Company Organizational Documents. Any shares of Company Common Stock issued to Holder in accordance with this Section 1.4(c) shall be deemed to be Company Shares for the purpose of this Agreement from and after the date of such conversion and as a result such Holder shall be entitled to receive the REIT Merger Consideration in the REIT Merger (and not the OP Merger Consideration in the OP Merger) with respect to such shares of Company Common Stock so converted into Company Common Units.

        Section 1.5.    No Inconsistent Actions by Holder.    While this Agreement is in effect, Holder shall not revoke or rescind, or purport to revoke or rescind, the proxies granted hereby or take any action inconsistent with the provisions of this Agreement.

        Section 1.6.    Additional Documents.    Holder (in its capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

        Section 1.7.    Consent and Waiver.    Holder (in its capacity as such) hereby gives any consents or waivers that are reasonably required for the consummation of the REIT Merger and/or the OP Merger under the terms of any agreements to which Holder is a party or pursuant to any rights Holder may have.

        Section 1.8.    No Solicitation.    (a) Holder shall not, and shall use its reasonable best efforts to cause its Affiliates or Representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their Affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; provided, however, that the foregoing does not restrict any Holder that is a member of the Company Board or an officer of the Company from taking any actions in such capacity to the extent permitted by the Merger Agreement.

        (b)   In addition to the obligations of Holder set forth in paragraph (a) of this Section 1.8, Holder shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal and (iv) the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In the event Holder shall receive or become aware of any Takeover Proposal subsequent to the date hereof, Holder shall promptly keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

Article II.

REPRESENTATIONS AND WARRANTIES

        Section 2.1.    Representations And Warranties Of Holder.    Holder hereby represents and warrants to the Parent Entities as follows:

        (a)   Due Organization, Authorization, etc. Holder has all requisite legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holder. This Agreement has been duly executed and delivered by or on behalf of Holder and, assuming its due authorization, execution and delivery by the Parent Entities, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

        (b)   No Conflicts, Required Filings and Consents.

        (i)    The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, (i) conflict with or violate any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Holder or by which Holder or any of Holder's assets or properties is bound or affected or (ii) violate or conflict with any Contract to which Holder is a party or by which any of its assets or properties is bound.

        (ii)   The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, require any consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity.

        (iii)  Except for this Agreement, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Company Shares or the Company Units.

        (c)   Title to Company Shares and Company Units. Holder is the beneficial owner of the Company Common Stock and the Company Common Units set forth on the Holder's signature page hereto and holds sole and full voting rights with respect thereto other than as set forth in Sections 1.1, 1.2 and 1.3 hereof. Holder does not beneficially own any other shares of Company Common Stock or Company Common Units (or any other securities or interests in the Company or Company L.P.) No other Person has any voting rights with respect to the Company Common Stock or the Company Common Units. In addition, the Company Common Stock and the Company Common Units held by Holder are free and clear of any Encumbrances that would adversely affect the ability of Holder to carry out the terms of this Agreement.

        (d)   Reliance on Information. Holder understands and acknowledges that the Parent Entities are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

        Section 2.2.    Representations And Warranties Of Parent and Parent L.P.    Parent and Parent L.P. hereby jointly and severally represent and warrant to Holder that: (i) each of Parent and Parent L.P. has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Parent and Parent L.P.; and (iii) this Agreement has been duly executed and delivered by or on behalf of each of Parent and Parent L.P. and, assuming its due authorization, execution and delivery by Holder, constitutes a legal, valid and binding obligation of each of each of Parent and Parent L.P., enforceable against each of Parent and Parent L.P. in accordance with its terms.

Article III.

MISCELLANEOUS

        Section 3.1.    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 3.2.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given,

  (i)
  if to the Parent Entities to:

  Simon Property Group, Inc.
  115 West Washington Street
  Indianapolis, IN 46204
  Attention: James M. Barkley, Esq.
  Fax: (317) 685-7377

  with a concurrent copy to:

  Willkie Farr & Gallagher LLP
  787 Seventh Avenue
  New York, NY 10019-6099
  Attention: Richard L. Posen, Esq.
  Fax: (212) 728-8111

  (ii)
  if to Holder to:

  The address and fax number set forth on the Holder's signature page hereto with a concurrent copy to:

  Stroock & Stroock & Lavan LLP
  180 Maiden Lane
  New York, New York 10038
  Attention: Martin H. Neidell, Esq.
  Fax: (212) 806-7836

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon due receipt if delivered personally, by facsimile, by a recognized next-day courier service or by registered or certified mail, return receipt requested, postage prepaid.

        Section 3.3.    Incorporation of Other Provisions.    Sections 9.04, 9.05, 9.06, 9.07, 9.08, 9.09 and 9.10 of the Merger Agreement are hereby incorporated by reference and made a part of this Agreement, mutatis mutandis, as if restated in full herein and without regard to whether the Merger Agreement remains in effect.

        Section 3.4.    Termination.    Unless terminated earlier upon the written agreement of each of the parties hereto, this Agreement and the proxies provided herein shall terminate (the "Expiration Date") and be of no further force and effect, automatically and without any required action of the parties hereto, upon the earlier to occur of (i) the Effective Time or (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 8.01 thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination. Notwithstanding the foregoing, Section 3.1 hereof shall survive the Expiration Date in accordance with its terms.

        Section 3.5.    Amendment.    This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

[Signature Pages Follow]

        IN WITNESS WHEREOF, Parent and Parent L.P. have caused this Agreement to be executed by their respective officers thereunto duly authorized and Holder has caused this Agreement to be duly executed by an authorized signatory, all as of the date first written above.

SIMON PROPERTY GROUP, INC.
By:
Name:
Title:
SIMON PROPERTY GROUP, L.P.
By:	SIMON PROPERTY GROUP, INC., its General Partner
By:
Name:
Title:

[Parent and Parent L.P. Signature Page; Holder Signature Page Follows]

HOLDER
	By:	Name:
Dated: June 20, 2004
Print Name of Holder:
Address of Holder: fax:
Company Shares beneficially owned: shares of Company Common Stock shares of Company Common Stock issuable upon exercise of outstanding options
Company Units beneficially owned: Company Common Units

[Holder Signature Page]

APPENDIX C
Conformed Copy

PUT AGREEMENT

        This PUT AGREEMENT (this "Agreement") is made and entered into as of this 20th day of June 2004, by and between CPG PARTNERS, L.P., a Delaware limited partnership ("Chelsea"), and SIMON PROPERTY GROUP, L.P., a Delaware limited partnership ("Simon").

        WHEREAS, Chelsea and Simon are the members of (i) Simon/Chelsea Las Vegas Development, LLC, a Delaware limited liability company, and (ii) Simon/Chelsea Chicago Development, LLC, a Delaware limited liability company (the entities described in (i) and (ii) are referred to herein collectively as the "Company", and Simon's interests therein are referred to herein collectively as the "Interest");

        WHEREAS, Chelsea and Simon are also parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement");

        WHEREAS, the parties hereto have agreed that Simon shall have the option to sell the Interest to Chelsea in accordance with the terms of this Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

        SECTION 1.    Definitions.

        "Exercise Price" means the fair market value of the Interest.

        "Put Exercise Period" means the period beginning on the date on which Simon is entitled to receive a Termination Fee (as defined in the Merger Agreement) pursuant to the terms of Section 8.03(d) of the Merger Agreement (provided that if Simon never becomes entitled to receive a Termination Fee pursuant to Section 8.03(d) of the Merger Agreement, the Put Exercise Period shall not commence) and (ii) ending on the sixtieth (60th) day thereafter.

        SECTION 2.    Grant of Put Right.    Subject to the terms and conditions set forth in this Agreement, Chelsea hereby irrevocably grants Simon the right and option (the "Put Right") to cause Chelsea to purchase the Interest (in whole, and not in part) in exchange for the Exercise Price. The Put Right shall be exercisable by Simon in its sole and absolute discretion by providing written notice to Chelsea in accordance with Section 4 hereof (the "Notice") at any time during the Put Exercise Period.

        SECTION 3.    Closing of the Put Right.    The closing of the Put Right shall occur ten (10) business days after the delivery of the Notice, or at such other time as the parties hereto shall mutually agree; provided, however, that if Chelsea and Simon are unable to agree on the Exercise Price prior to the FMV Agreement Deadline (as defined below), the closing shall occur ten (10) business days after the date on which the Exercise Price is determined pursuant to Section 5. At the closing of the Put Right, the sale and delivery of the Interest shall be evidenced by the delivery of all documentation necessary to effect the transfer of the Interest to Chelsea, against delivery of the Exercise Price by wire transfer to Simon, which documentation shall be reasonably acceptable to Chelsea and Simon. Chelsea hereby acknowledges and agrees that, from and after the closing, it shall have no claim against Simon with respect to the ownership, development or management of a 430,000 - 550,000 square foot "Premium Outlet" on a certain parcel of land in Austin, TX that is owned or controlled by Simon as of the date hereof.

        SECTION 4.    Notice.    Any notice permitted or required by the terms of this Agreement shall be given in writing and shall be deemed effective upon delivery when delivered by (a) personal delivery;

(b) nationally recognized courier service (e.g. FedEx) or by the United States Postal Service; or (c) facsimile with confirmation of receipt. Notice shall be addressed to Chelsea or Simon, as the case may be, at the address set forth on the signature page attached hereto.

        SECTION 5.    Determination of Fair Market Value.    If Simon delivers the Notice to Chelsea, Simon and Chelsea shall negotiate with one another in good faith in order to determine the Exercise Price. If the parties are unable to agree on the Exercise Price within five (5) business days (5:00 p.m. in New York City on such 5th business day being referred to herein as the "FMV Agreement Deadline"), the Exercise Price shall be determined in accordance with the following procedures:

          (a)   The Exercise Price shall be determined as of the date on which the Notice is delivered to Chelsea, taking into account all relevant factors.

          (b)   At 11:00 a.m. on the fifth (5th) business after the FMV Agreement Deadline, Chelsea and Simon (or their respective representatives) shall meet at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 and, at such meeting, each party shall deliver to the other its determination of the Exercise Price. For purposes of this Agreement, Chelsea's determination is referred to herein as "Chelsea's Determination" and Simon's determination is referred to herein as "Simon's Determination". If either party shall fail or refuse to give its determination of the Exercise Price as aforesaid, the other party's determination shall be deemed to be the Exercise Price payable to Simon by Chelsea for the Interest.

          (c)   At the meeting described in Section 5(b), each of Chelsea and Simon shall also designate an independent real estate appraiser to participate in the determination of the Exercise Price. (The appraiser designated by Chelsea is referred to herein as "Chelsea's Appraiser" and the appraiser designated by Simon is referred to herein as "Simon's Appraiser".)

          (d)   If within thirty (30) days, Chelsea's Appraiser and Simon's Appraiser shall mutually agree upon a determination ("Mutual Determination") as to whether Chelsea's Determination or Simon's Determination should be selected as the Exercise Price, their determination shall be final and binding upon the parties. If Chelsea's Appraiser and Simon's Appraiser shall be unable to reach a Mutual Determination within said thirty (30) day period, both of the Appraisers shall jointly select a third independent real estate appraiser who has not been in the employ of Chelsea or Simon or their respective affiliates during the preceding three (3) years (the "Third Appraiser"), whose fee shall be borne equally by Chelsea and Simon. In the event that Chelsea's Appraiser and Simon's Appraiser shall be unable to jointly agree on the designation of the Third Appraiser within five (5) Business Days after they are requested to do so by either party, then the parties agree to allow the American Arbitration Association (or any successor organization; the "AAA") to designate the Third Appraiser in accordance with the rules, regulations and/or procedures then obtaining of the AAA.

          (e)   The Third Appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within thirty (30) days after the date of designation of the Third Appraiser, choose either Chelsea's Determination or Simon's Determination, and such choice by the Third Appraiser shall be conclusive and binding upon Chelsea and Simon. Each party shall pay its own counsel fees and expenses if any, in connection with any arbitration under this Section 5, including the expenses and fees of any Appraiser selected by it in accordance with provisions of this Section 5. Any Appraiser appointed pursuant to this Section 5 shall be an independent real estate appraiser with at least ten (10) years experience in leasing and valuation of properties which are similar in character to the properties owned and/or to be developed by the Company, and a member of the American Institute of Appraisers of the National Association of Real Estate Boards and a member of the Society of Real Estate Appraisers. Prior to his or her appointment, the Third Appraiser shall agree to be bound by the provisions hereof, including the obligation to render a determination within thirty (30) days after the date of his or her designation. The Appraisers shall not have the power to add to, modify or change any of the provisions of this Agreement or the organizational and governance documents relating to the Company.

        SECTION 6.    Miscellaneous.

          (a)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS SUCH LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          (b)    Entire Agreement.    This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof.

          (c)    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) Chelsea shall not be permitted to delegate or assign any of its obligations under this Agreement without the prior written consent of Simon and (ii) Simon shall not be permitted to assign any of its rights under this Agreement without the prior written consent of Chelsea.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          (e)    Modifications and Waivers.    This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Chelsea and Simon.

          (f)    Severability.    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By:	SIMON PROPERTY GROUP, INC., a Delaware corporation
	By:	/s/ DAVID SIMON Name: David Simon Title: Chief Executive Officer
Address:		Simon Property Group, Inc. 115 West Washington Street Indianapolis, Indiana 46204 Facsimile: (317) 263-7177
CPG PARTNERS, L.P., a Delaware limited partnership
By:	CHELSEA PROPERTY GROUP, INC., a Maryland corporation
	By:	/s/ DAVID C. BLOOM Name: David C. Bloom Title: Chief Executive Officer
Address:		Chelsea Property Group, Inc. 103 Eisenhower Parkway Roseland, New Jersey 07068 Facsimile: (973) 228-1694

APPENDIX D

FORM OF
CERTIFICATE OF DESIGNATIONS OF
6% SERIES I CONVERTIBLE PERPETUAL PREFERRED STOCK

of

SIMON PROPERTY GROUP, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

        The following resolutions were duly adopted by the Board of Directors (the "Board of Directors") of Simon Property Group, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

        WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the "Charter"), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

        WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

        NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article Fourth of the Charter (which authorizes 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock")), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a new series of Preferred Stock; and be it further

        RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

        Section 1.    Number and Designation.                            shares of the Preferred Stock of the Corporation shall be designated as "6% Series I Convertible Perpetual Preferred Stock" (the "Series I Preferred Stock").

        Section 2.    Certain Definitions.    As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Charter, unless the context otherwise requires:

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agent Members" shall have the meaning assigned to it in Section 16(a) hereof.

          "Board of Directors" shall have the meaning assigned to it in the preamble to this Certificate and includes any duly authorized committee of such board.

          "Business Day" means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

          "Certificate" means this Certificate of Designations.

          "Change of Control" means the occurrence of any of the following events:

            (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the Corporation's total outstanding voting stock other than an acquisition by the Corporation, any of its subsidiaries or any of the Corporation's employee benefit plans;

            (b)   the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Corporation, other than: (i) any transaction pursuant to which holders of the Corporation's Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction and (ii) any merger solely for the purpose of changing the Corporation's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

            (c)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors of the Corporation, or whose nomination for election by the stockholders of the Corporation, was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

            (d)   the Corporation adopts a plan of liquidation or dissolution.

          "Change of Control Purchase Date" shall have the meaning assigned to it in Section 11(a) hereof.

          "Charter"shall have the meaning assigned to it in the preamble to this Certificate.

          "Closing Sale Price" of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Common Stock or such other Capital Stock or similar equity interests are traded or, if the shares of Common Stock or such other capital stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

          "Common Stock" means any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 9, however, shares issuable on conversion of the Series I Preferred Stock shall include only shares of the class designated as "Common Stock" (which, for the avoidance of doubt, shall not include shares of the classes designated as "Class B Common Stock" or "Class C Common Stock") of the Corporation in the Charter at the date of this Certificate or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

          "Conversion Agent" shall have the meaning assigned to it in Section 17(a) hereof.

          "Conversion Price" per share of Series I Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

          "Conversion Rate" per share of Series I Preferred Stock means 0.783 of a share of Common Stock, subject to adjustment pursuant to Section 8 hereof.

          "Corporation" shall have the meaning assigned to it in the preamble to this Certificate, and shall include any successor to such Corporation.

          "Current Market Price" means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on the earlier of such date of determination and the day before the ex-date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purpose of this paragraph, the term "ex-date," (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

          "Depositary" means DTC or its successor depositary.

          "Dividend Payment Date" means February 28, May 31, August 31 and November 30 of each year, commencing                   , 200  , or if any such date is not a Business Day, on the next succeeding Business Day.

          "Dividend Period" means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

          "DTC" means The Depository Trust Company, New York, New York.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

          "Global Preferred Shares" shall have the meaning assigned to it in Section 16(a) hereof.

          "Global Shares Legend" shall have the meaning assigned to it in Section 16(a) hereof.

          "Junior Stock" shall have the meaning assigned to it in Section 3(a) hereof.

          "Liquidation Preference" shall have the meaning assigned to it in Section 5(a) hereof.

          "Officer" means the Chairman or Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

          "Outstanding" means, when used with respect to Series I Preferred Stock, as of any date of determination, all shares of Series I Preferred Stock outstanding as of such date; provided, however, that, if such Series I Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate and the Paying Agent holds, in accordance with this Certificate, money sufficient to pay the Redemption Price for the shares of Series I Preferred Stock to be redeemed, then immediately after such Redemption Date such shares of Series I Preferred Stock shall cease to be Outstanding; provided further that, in determining whether the holders of Series I Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series I Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Series I Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

          "Parity Stock" shall have the meaning assigned to it in Section 3(b) hereof.

          "Paying Agent" shall have the meaning assigned to it in Section 17(a) hereof.

          "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Preferred Stock"shall have the meaning assigned to it in the preamble to this Certificate.

          "Purchase Price" means an amount equal to 100% of the Liquidation Preference per share of Series I Preferred Stock being purchased, plus an amount equal to any accumulated and unpaid dividends, if any (whether or not declared), thereon to, but excluding, the Change of Control Purchase Date; provided that if a Change of Control Purchase Date falls after a Record Date and on or prior to the corresponding Dividend Payment Date, the Purchase Price will only be an amount equal to the Liquidation Preference per share of Series I Preferred Stock being purchased and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

          "Record Date" means (i) not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 8, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

          "Redemption Date" means a date that is fixed for redemption of the Series I Preferred Stock by the Corporation in accordance with Section 6 hereof.

          "Redemption Price" means an amount equal to 100% of the Liquidation Preference per share of Series I Preferred Stock being redeemed, plus an amount equal to all accumulated and unpaid dividends, if any (whether or not declared), thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price shall be only an amount equal to the Liquidation Preference per share of Series I Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

          "Registrar" shall have the meaning assigned to it in Section 14 hereof.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Senior Stock" shall have the meaning assigned to it in Section 3(c) hereof.

          "Series I Preferred Stock" shall have the meaning assigned to it in Section 1 hereof.

          "Series I Preferred Stock Director" shall have the meaning assigned to it in Section 12(c) hereof.

          "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

          "Transfer Agent" shall have the meaning assigned to it in Section 14 hereof.

        Section 3.    Rank.    The Series I Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

          (a)   senior to the Common Stock, the Class B Common Stock and the Class C Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the "Junior Stock");

          (b)   on a parity with the 6.50% Series A Convertible Preferred Stock, 6.50% Series B Convertible Preferred Stock, 6.50% Series A Excess Preferred Stock, 6.50% Series B Excess Preferred Stock, 7% Series C Cumulative Convertible Preferred Stock, 8% Series D Cumulative Redeemable Preferred Stock, 8% Series E Cumulative Redeemable Preferred Stock, 8 3/4% Series F Cumulative Redeemable Preferred Stock, 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock, Series H Variable Rate Preferred Stock, 8 3/8% Series J Cumulative Redeemable

  Preferred Stock, and any other class or series of Capital Stock of the Corporation which are not by their terms Junior Stock or Senior Stock (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the "Parity Stock"); and

          (c)   junior to each class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks Senior to the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the "Senior Stock").

        Section 4.    Dividends.

          (a)   Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends on each share of Series I Preferred Stock at the annual rate of 6% of the Liquidation Preference per share. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning                        , 200    , in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

          (b)   Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series I Preferred Stock, as they appear on the Corporation's stock register at the close of business on a Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 60 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (c)   Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall cumulate at the annual rate of 6% and shall be payable in the manner set forth in this Section 4.

          (d)   The amount of dividends payable for each full Dividend Period for the Series I Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series I Preferred Stock shall be computed on the basis of 30-day months and a 12-month year. Holders of Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series I Preferred Stock.

          (e)   No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation through a sinking fund or otherwise, unless all accumulated and unpaid dividends (whether or not declared), if any, through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Series I Preferred Stock and any Parity Stock have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(e) to the contrary, the Corporation may redeem, repurchase or otherwise acquire for consideration Series I Preferred Stock and Parity Stock pursuant to a purchase or exchange offer made on the same terms to all holders of such Series I Preferred Stock and Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Series I Preferred Stock, all dividends declared on the Series I Preferred Stock and any other Parity Stock shall be paid either (A) pro rata so that the amount of dividends so declared on the shares of Series I Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series I Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Series I Preferred Stock entitled to receive such dividends.

        Section 5.    Liquidation Preference.

          (a)   In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation's assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Series I Preferred Stock shall be entitled to receive $50.00 per share of Series I Preferred Stock (the "Liquidation Preference") plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation's assets, or proceeds thereof, distributable among the holders of Series I Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series I Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Series I Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

          (b)   Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation's property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

          (c)   After payment has been made in full to the holders of the Series I Preferred Stock, as provided in this Section 5, holders of Series I Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

        Section 6.    Optional Redemption of the Series I Preferred Stock.    Shares of Series I Preferred Stock shall be redeemable by the Corporation in accordance with this Section 6.

          (a)   The Corporation may not redeem any shares of Series I Preferred Stock before                        , 200  . On or after                        , 200  , the Corporation shall have the option to redeem, subject to Section 6(j) hereof, for cash only (i) some or all the shares of Series I Preferred Stock at the Redemption Price, but only if the Closing Sale Price of the Common Stock for 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date the Corporation gives notice of such redemption pursuant to this Section 6 exceeds 130% of the Conversion Price in effect on each such Trading Day and (ii) all the Outstanding shares of Series I Preferred Stock at the Redemption Price, but only if, on any Dividend Payment Date, the total number of Outstanding shares of Series I Preferred Stock is less than 15% of the total number of Outstanding shares of Series I Preferred Stock on                        , 200  .

          (b)   In the event the Corporation elects to redeem shares of Series I Preferred Stock, the Corporation shall:

              (i)  send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 35 days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);

             (ii)  send a written notice by first class mail to each holder of record of the Series I Preferred Stock at such holder's registered address, not fewer than 20 nor more than 90 days prior to the Redemption Date, stating:

              (A)  the Redemption Date;

              (B)  the Redemption Price;

              (C)  the Conversion Price and the Conversion Rate;

              (D)  the name and address of the Paying Agent and Conversion Agent;

              (E)  that shares of Series I Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the second Business Day immediately preceding the Redemption Date;

              (F)  that holders who want to convert shares of the Series I Preferred Stock must satisfy the requirements set forth in Section 7 of this Certificate;

              (G)  that shares of the Series I Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

              (H)  if fewer than all the Outstanding shares of the Series I Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

              (I)   that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Series I Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

              (J)   the CUSIP number of the Series I Preferred Stock; and

              (K)  any other information the Corporation wishes to present; and

            (iii)  (A) issue a press release containing such information and (B) publish such information on the Corporation's web site on the World Wide Web.

          (c)   If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:

              (i)  shares of the Series I Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series I Preferred Stock; and

             (ii)  shares of the Series I Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent, cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series I Preferred Stock upon surrender of their certificates evidencing their shares of the Series I Preferred Stock.

          (d)   If on the Redemption Date, DTC and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Series I Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Series I Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6.

          (e)   Payment of the Redemption Price for shares of the Series I Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series I Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

          (f)    Payment of the Redemption Price for shares of the Series I Preferred Stock will be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Series I Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Series I Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery. If any shares of Series I Preferred Stock selected for partial redemption are submitted for conversion in part after such selection, such shares submitted for conversion shall be deemed (so far as may be possible) to be a portion of the shares selected for redemption.

          (g)   If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Series I Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date.

          (h)   If fewer than all the Outstanding shares of Series I Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or by any other method as may be determined by the Board of Directors to be fair and appropriate.

          (i)    Upon surrender of a certificate or certificates representing shares of the Series I Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series I Preferred Stock in an amount equal to the unredeemed portion of the shares of Series I Preferred Stock surrendered for partial redemption.

          (j)    Notwithstanding the foregoing provisions of this Section 6, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Series I Preferred Stock and Parity Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Series I Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Series I Preferred Stock and any Parity Stock.

        Section 7.    Conversion.

          (a)    Right to Convert.    Each share of Series I Preferred Stock shall be convertible, only on or after the occurrence of the conversion triggering events described in Section 7(b), into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time. Notwithstanding the foregoing, if any shares of Series I Preferred Stock are to be redeemed pursuant to Section 6, such conversion right shall cease and terminate, as to the shares of the Series I Preferred Stock to be redeemed, at 5:00 p.m., New York City time, two Business Days immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein.

          (b)   A holder may surrender shares of Series I Preferred Stock for conversion into shares of Common Stock:

              (i)  if called for redemption pursuant to Section 6 hereof;

             (ii)  if the Corporation is a party to a Change of Control, in which case each share of Series I Preferred Stock may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the Change of Control until 15 days after the actual date of such Change of Control and, at such effective date, the right to convert the Series I Preferred Stock into shares of Common Stock shall be changed into a right to convert such Series I Preferred Stock into the kind and amount of cash, securities or other property of the Corporation or another Person that the holder would have received if the holder had converted such Series I Preferred Stock immediately prior to the transaction; or

            (iii)  during any fiscal quarter after the fiscal quarter ending            , 200  (and only during such fiscal quarter) if the Closing Sale Price of Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is more than 125% of the Conversion Price on such Trading Day. If this Closing Sale Price condition is not satisfied at the end of any fiscal quarter, then conversion pursuant to this Section 7(b)(iii) will not be permitted in the following fiscal quarter. The Company shall determine for each Trading Day during the 30 consecutive Trading Day period specified in this Section 7(b)(iii) whether the Closing Sale Price exceeds 125% of the Conversion Price and whether the Series I Preferred Stock shall be convertible as a result of the occurrence of the event set forth in this Section 7(b)(iii). Upon determination that holders of Series I Preferred Stock are or will be entitled to convert their Preferred Stock into Common Stock in accordance with the provisions of Section 7(b)(iii), the Company will mail a written notice to the holders thereof and issue a press release within five Business Days thereafter and publish such information on its website on the World Wide Web.

          (c)    Conversion Procedures.    Conversion of shares of the Series I Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Series I Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Series I Preferred Stock certificate attached hereto) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 7(d), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names (or proof that no such taxes are payable). Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Series I Preferred Stock pursuant hereto. The conversion of the Series I Preferred Stock will be deemed to have been made as of the close of business on the date (the "Conversion Date") such certificate or certificates have been surrendered and such Notice of Conversion received and all required transfer taxes, if any, paid (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). Promptly (but no later than five Business Days) following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Series I Preferred Stock being converted (or such holder's transferee) shall be entitled, free and clear of all liens and encumbrances, and (2) if less than the full number of shares of the Series I Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Series I Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, Notices of Conversion may be delivered to, and shares of the Series I Preferred Stock representing beneficial interests in respect of such Global Preferred Shares may be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

          (d)    Dividend and Other Payments Upon Conversion.    If a holder of shares of Series I Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. On conversion of the Series I Preferred Stock, except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Dividend Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted shares of Series I Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Series I Preferred Stock being converted pursuant to the provisions hereof. Shares of the Series I Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a holder of shares of the Series I Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Series I Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Series I Preferred Stock for conversion. Notwithstanding the foregoing, if shares of the Series I Preferred Stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Series I Preferred Stock for redemption during such period, or the Corporation has designated a Change of Control Purchase Date during such period, then, in each case, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Series I Preferred Stock for conversion.

          (e)    Fractional Shares.    In connection with the conversion of any shares of the Series I Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

          (f)    Total Shares.    If more than one share of the Series I Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Series I Preferred Stock so surrendered.

          (g)    Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock.    The Corporation shall:

              (i)  at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Series I Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Series I Preferred Stock;

             (ii)  prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series I Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation in connection with such delivery;

            (iii)  use its commercially reasonable best efforts to ensure that all shares of Common Stock delivered upon conversion of the Series I Preferred Stock will, upon delivery, be listed on the New York Stock Exchange (or such other national exchange, if any, on which the Common Stock is then listed); and

            (iv)  ensure that all shares of Common Stock delivered upon conversion of the Series I Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

        Section 8.    Conversion Rate Adjustments.    The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 8.

          (a)   If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect at the opening of business on the date following the Record Date shall be increased by multiplying such Conversion Rate by a fraction,

              (i)  the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

             (ii)  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

          Such increase shall become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

          (b)   If the Corporation shall issue rights, options or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price on the Record Date, other than issuances that are subject to certain triggering events (until such time as such triggering events occur), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,

              (i)  the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible); and

             (ii)  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price.

          Such adjustment shall become effective immediately after the opening of business on the day following such Record Date. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.

          (c)   If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (d)   If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 8(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Section 8(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 8(a)) (any of the foregoing hereinafter referred to in this Section 8(d) as the "Distributed Property"), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

              (i)  the numerator of which shall be the Current Market Price on such Record Date; and

             (ii)  the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).

          Such adjustment shall become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series I Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Series I Preferred Stock on the Record Date. To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed.

  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 8(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.

          Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this 8(d) (and no adjustment to the Conversion Rate under this 8(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

          For purposes of Section 8(a), Section 8(b) and this Section 8(d), any dividend or distribution to which this Section 8(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 8(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 8(a) and 8(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on such Record Date" within the meaning of Sections 8(a) and 8(b).

          (e)   If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash, excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary and (ii) any quarterly cash dividend on its Common Stock to the extent that the aggregate amount of cash distributions per share of Common Stock in any quarter does not exceed $0.65 (the "Dividend Threshold Amount"), then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such Record Date by a fraction,

              (i)  the numerator of which shall be the Current Market Price on such Record Date less the Dividend Threshold Amount (as such Dividend Threshold Amount may be adjusted pursuant to this Section 8(e)); and

             (ii)  the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.

          Such adjustment shall be effective immediately prior to the opening of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series I Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Series I Preferred Stock on the Record Date. To the extent that such dividend or distribution is not made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. The Dividend Threshold Amount shall be adjusted inversely proportional to the adjustments to the Conversion Rate made pursuant to Sections 8(a), (b), (c) and (d) hereof. Notwithstanding the foregoing, the Conversion Rate after giving effect to any adjustments under this Section 8(e) shall not exceed 0.9787 (as such number may be adjusted on a proportional basis of the Conversion Rate, other than any adjustment pursuant to this Section 8(e)).

          (f)    The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 8 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Series I Preferred Stock at the address of such holder as it appears in the stock register a notice of the reduction at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

          (g)   No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 8(e) above) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 8(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this Section 8, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. To the extent the Series I Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 9, no adjustment need be made thereafter to the Conversion Rate. Interest will not accrue on any cash into which the Series I Preferred Stock may be convertible.

          (h)   Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer's certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Series I Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

          (i)    For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation (but the issuance of shares held in treasury shall be deemed to be an issuance for purposes of this Section 8), unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 8, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

        Section 9.    Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.    (a)  If any of (i) any reclassification (other than a change in par value, or from par value to no par value, or from no par value to par value, and other than a subdivision or combination to which Section 8(c) applies) of the outstanding shares of Common Stock, (ii) any consolidation, merger or combination of the Corporation with another Person, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Series I Preferred Stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Series I Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 9 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

          (b)   The Corporation shall cause notice of the application of this Section 9 to be delivered to each holder of the Series I Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 9(a) and shall issue a press release containing such information and publish such information on its web site on the World Wide Web. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 9.

          (c)   The above provisions of this Section 9 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 8 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 9 applies to any event or occurrence, Section 8 shall not apply to such event or occurrence.

        Section 10.    Rights Issued in Respect of Common Stock Issued Upon Conversion.    Each share of Common Stock issued upon conversion of the Series I Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time.

        Section 11.    Change of Control.

          (a)    Repurchase Right.    If there shall occur a Change of Control, shares of Series I Preferred Stock shall be purchased, subject to satisfaction by or on behalf of any holder of the requirements set forth in Section 11(c), by the Corporation at the option of the holders thereof as of the date specified by the Corporation (the "Change of Control Purchase Date") that is not less than 30 calendar days nor more than 60 calendar days after the mailing of written notice of the Change of Control pursuant to Section 11(b) below. The Purchase Price shall be paid in cash.

          (b)    Notice to Holders.    As promptly as practicable thereafter but not later than 20 days after the occurrence of a Change of Control, the Corporation shall mail a written notice of the Change of Control to each holder, issue a press release containing such notice and publish such notice on its web site on the World Wide Web. The Corporation shall also deliver a copy of the notice to the Transfer Agent. The notice shall include the form of a Change of Control Purchase Notice (as defined in Section 11(c) below) to be completed by the holder and shall state:

              (i)  the date of such Change of Control and, briefly, the events causing such Change of Control;

             (ii)  the date by which the Change of Control Purchase Notice pursuant to this Section must be given;

            (iii)  the Change of Control Purchase Date;

            (iv)  the name and address of each Paying Agent and Conversion Agent;

             (v)  the Conversion Rate and any adjustments thereto;

            (vi)  that Series I Preferred Stock as to which a Change of Control Purchase Notice has been given may not thereafter be converted into Common Stock; and

           (vii)  the procedures that the holder of Series I Preferred Stock must follow to exercise rights under this Section 11.

          If any of the Series I Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares.

          (c)    Conditions to Purchase.    (i) A holder of shares of Series I Preferred Stock may exercise its rights specified in Section 11(a) upon delivery of a written notice (which shall be in substantially the form included as Exhibit B to this Certificate and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Preferred Shares, may be delivered electronically or by other means in accordance with the Depositary's customary procedures) of the exercise of such rights (a "Change of Control Purchase Notice") to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Change of Control Purchase Date. The Transfer Agent shall promptly notify the Corporation of the receipt of any Change of Control Purchase Notice.

             (ii)  The delivery of such shares of Series I Preferred Stock to be purchased by the Corporation to the Transfer Agent (together with all necessary endorsements) at the office of the Transfer Agent, or the book-entry transfer of such shares, shall be a condition to the receipt by the holder of the Change of Control Purchase Price.

            (iii)  Any purchase by the Corporation contemplated pursuant to the provisions of this Section 11(c) shall be consummated by the delivery of the consideration to be received by the holder promptly following the later of the Change of Control Purchase Date and the time of delivery of such share of Series I Preferred Stock to the Transfer Agent in accordance with this Section 11(c).

          (d)    Global Preferred Shares.    Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any Change of Control Purchase Notice may be delivered, and the shares of Series I Preferred Stock in respect of such Global Preferred Shares may be surrendered or delivered for purchase, in accordance with the applicable procedures of the Depositary as in effect from time to time.

          (e)    Effect of Change of Control Purchase Notice.    Upon receipt by the Transfer Agent of the Change of Control Purchase Notice, the holder of the shares of Series I Preferred Stock in respect of which such Change of Control Purchase Notice was given shall thereafter be entitled to receive the Purchase Price with respect to such shares of Series I Preferred Stock, subject to 11(c) hereof. Such Purchase Price shall be paid to such holder promptly on the later of (a) the Change of Control Purchase Date with respect to such shares of Series I Preferred Stock or (b) the time of delivery of such shares of Series I Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 11. Shares of Series I Preferred Stock in respect of which a Change of Control Purchase Notice has been given by the holder thereof may not be converted into Common Stock on or after the date of the delivery of such Change of Control Purchase Notice

          (f)    Deposit of Purchase Price.    Prior to 11:00 a.m. (New York City time) on the Change of Control Purchase Date, the Corporation shall deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Purchase Price of all shares of Series I Preferred Stock or portions thereof which are to be purchased as of the Change of Control Purchase Date. The manner in which the deposit required by this Section 11(f) is made by the Corporation shall be at the option of the Corporation, provided, however, that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the Change of Control Purchase Date. If the Paying Agent

  holds, on the Business Day following the Change of Control Purchase Date, cash sufficient to pay the Purchase Price of any share of Series I Preferred Stock for which a Change of Control Purchase Notice has been tendered then, immediately after such Change of Control Purchase Date, such share of Series I Preferred Stock will cease to be Outstanding, dividends will cease to accrue and all other rights of the holder in respect thereof shall terminate (other than the right to receive the Purchase Price as aforesaid).

          (g)    Series I Preferred Stock Purchased in Part.    Upon surrender of a certificate or certificates representing shares of the Series I Preferred Stock that is or are purchased in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series I Preferred Stock in an amount equal to the unpurchased portion of the shares of Series I Preferred Stock surrendered for partial purchase.

          (h)    Repayment to the Corporation.    The Paying Agent shall return to the Corporation any cash that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Change of Control Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 11 exceeds the aggregate Purchase Price of the Series I Preferred Stock or portions thereof which the Corporation is obligated to purchase as of the Change of Control Purchase Date, then on the Business Day following the Change of Control Purchase Date, the Paying Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

          (i)    The Corporation shall comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act (including, without limitation, filing on Schedule TO or other schedule) to the extent then applicable in connection with the repurchase rights of the holders of the Series I Preferred Stock pursuant to this Section 11.

        Section 12.    Voting Rights.

          (a)   The holders of record of shares of the Series I Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 12, as otherwise provided in the Charter, or as otherwise provided by law.

          (b)   The affirmative vote of holders of at least two-thirds of the outstanding shares of the Series I Preferred Stock, voting as a single class in person or by proxy, at an annual meeting of the Corporation's stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend any provisions of the Charter or this Certificate, whether by merger, consolidation, combination, reclassification or otherwise (an "Event"), if the amendment would materially and adversely affect the rights, powers, or preferences of the holders of Series I Preferred Stock; provided, however, that (i) an Event will not be deemed to materially and adversely affect such rights, powers or preferences, in each such case, where each share of Series I Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical to that of a share of Series I Preferred Stock, (ii) any increase in the amount of the authorized Common Stock or currently authorized Parity Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to materially and adversely affect such rights, powers or preferences; and (iii) the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock shall be deemed to materially and adversely affect such rights, powers and preferences.

          (c)   If at any time (1) dividends on any shares of Series I Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Redemption Price when due or the Purchase Price when due, then, in each case, the holders of shares of Series I Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation's directors (each, a "Series I Preferred Stock Director") at the next annual meeting of stockholders (or at a special meeting of the Corporation's stockholders called for such purpose, whichever is earlier) and each subsequent meeting until the Redemption Price, Purchase Price or all dividends accumulated on the Series I Preferred Stock have been fully paid or set aside for payment. Each Series I Preferred Stock Director shall be in addition to the number of directors constituting the Board of Directors immediately prior to the vesting of such right, and the Board of Directors shall take all necessary action to so expand the Board of Directors and cause the election of each Series I Preferred Stock Director. The term of office of such Series I Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of Series I Preferred Stock and such Parity Stock to vote for directors. Each holder of shares of the Series I Preferred Stock will have one vote for each share of Series I Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series I Preferred Stock pursuant to this Section 12(c), or if a vacancy shall exist in the office of any Series I Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding Series I Preferred Stock addressed to the Chairman of the Board of the Corporation shall, call a special meeting of the holders of the Series I Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Series I Preferred Stock Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Series I Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Series I Preferred Stock shall be required to constitute a quorum of such Series I Preferred Stock. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series I Preferred Stock pursuant to this Section 12(c), any vacancy occurring in the office of a Series I Preferred Stock Director may be filled by the remaining Series I Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Series I Preferred Stock and all other Parity Stock having like voting rights, as provided above. The Series I Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Series I Preferred Stock and Parity Stock having like voting rights to vote as a class for Series I Preferred Stock Directors as herein provided, and upon such termination, the Series I Preferred Stock Directors then in office shall forthwith resign.

        Section 13.    Restrictions On Ownership.    The shares of Series I Preferred Stock shall be subject to the restrictions on transfer set forth in Article Ninth of the Charter of the Corporation. Any transfer or attempted transfer in violation of the provisions of this Section 13 shall be null and void.

        Section 14.    Transfer Agent and Registrar.    The duly appointed Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") for the Series I Preferred Stock shall be Mellon Investor Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

        Section 15.    Currency.    All shares of Series I Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to "$" or "dollars" refer to U.S. currency.

        Section 16.    Form.    The Series I Preferred Stock shall be issued in the form of one or more permanent global shares of Series I Preferred Stock (each, a "Global Preferred Share") in definitive, fully registered form with the global legend (the "Global Shares Legend") as set forth on the form of Series I Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Series I Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 16, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series I Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a "clearing agency" registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Series I Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Certificated shares of Series I Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

              (i)  An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation's bylaws and applicable law, by manual or facsimile signature.

             (ii)  If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

            (iii)  A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate. Each Global Preferred Share shall be dated the date of its authentication.

        Section 17.    Paying Agent and Conversion Agent.

          (a)   The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Series I Preferred Stock may be presented for payment (the "Paying Agent") and (ii) an office or agency where Series I Preferred Stock may be presented for conversion (the "Conversion Agent"). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term "Paying Agent" includes any additional paying agent and the term "Conversion Agent" includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

          (b)   Payments due on the Series I Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series I Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

        Section 18.    Headings.    The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

        IN WITNESS WHEREOF, Simon Property Group, Inc. has caused this Certificate of Designations to be signed and attested this    day of            200  .

SIMON PROPERTY GROUP, INC.
By:
Name: Title:

EXHIBIT A

FORM OF 6% SERIES I CONVERTIBLE PERPETUAL PREFERRED STOCK

Number:

                        Shares

CUSIP NO.:

6% Series I Convertible Perpetual Preferred Stock
(par value $0.0001 per share)
(liquidation preference $50.00 per share)
OF
SIMON PROPERTY GROUP, INC.

FACE OF SECURITY

        [GLOBAL SHARES LEGEND] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

        IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

        SIMON PROPERTY GROUP, INC., a Delaware corporation (the "Corporation"), hereby certifies that Cede & Co. or registered assigns (the "Holder") is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the "6% Series I Convertible Perpetual Preferred Stock," par value $0.0001 per share and liquidation preference $50.00 per share (the "Series I Preferred Stock"). The shares of Series I Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series I Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated                        , 200  , as the same may be amended from time to time in accordance with its terms (the "Certificate of Designations"). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

        Reference is hereby made to select provisions of the Series I Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

        Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

        Unless the Transfer Agent's Certificate of Authentication hereon has been properly executed, the shares of Series I Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, Simon Property Group, Inc. has executed this certificate as of the date set forth below.

SIMON PROPERTY GROUP, INC.
	By:	Name: Title:
Dated:

TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION

        This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

[ ] as Transfer Agent
	By:	Name: Title:
Dated:

REVERSE OF SECURITY

SIMON PROPERTY GROUP, INC.

6% Series I Convertible Perpetual Preferred Stock

        Dividends on each share of 6% Series I Convertible Perpetual Preferred Stock shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.

        The shares of 6% Series I Convertible Perpetual Preferred Stock shall be redeemable as provided in the Certificate of Designations. The shares of 6% Series I Convertible Perpetual Preferred Stock shall be convertible into the Corporation's Common Stock in the manner and according to the terms set forth in the Certificate of Designations. Upon a Change of Control, holders of shares of 6% Series I Convertible Perpetual Preferred Stock will have the right to require the Corporation to purchase such shares in the manner and according to the terms set forth in the Certificate of Designations.

        As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6% Series I Convertible Perpetual Preferred Stock evidenced hereby to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of 6% Series I Convertible Perpetual Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:
Signature:

(Sign exactly as your name appears on the other side of this 6% Series I Convertible Perpetual Preferred Stock)

Signature Guarantee:	(1)

(1)
Signature must be guaranteed by an "eligible guarantor institution" (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in Order to Convert the 6% Series I Convertible Perpetual Preferred Stock)

        The undersigned hereby irrevocably elects to convert (the "Conversion")              shares of 6% Series I Convertible Perpetual Preferred Stock (the "Series I Preferred Stock"), represented by stock certificate No(s).        (the "Series I Preferred Stock Certificates") into shares of common stock, par value $0.0001 per share ("Common Stock"), of Simon Property Group, Inc. (the "Corporation") according to the conditions of the Certificate of Designations establishing the terms of the Series I Preferred Stock (the "Certificate of Designations"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates (unless it can be established that no such taxes are payable). No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Series I Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

        The Corporation is not required to issue shares of Common Stock (i) unless the conditions for conversion of the Series I Preferred Stock set forth in Section 7(b) of the Certificate of Designations have been satisfied and (ii) until the original Series I Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. If the foregoing conditions have been satisfied, the Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two business days following receipt of the original Series I Preferred Stock Certificate(s) to be converted.

        Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of 6% Series I Convertible Perpetual Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address:(2)

Fax No.:

(2)
Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

        The initial number of shares of 6% Series I Convertible Perpetual Preferred Stock represented by this Global Preferred Share shall be            . The following exchanges of a part of this Global Preferred Share have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Share	Amount of increase in number of shares represented by this Global Preferred Share	Number of shares represented by this Global Preferred Share following such decrease or increase	Signature of authorized officer of Registrar

EXHIBIT B

FORM OF NOTICE OF ELECTION OF REDEMPTION
UPON A CHANGE OF CONTROL

                        , as Transfer Agent
Address:
Attn:

Re:
Simon Property Group, Inc.
6% Series I Convertible Perpetual Preferred Stock
(the "Series I Preferred Stock")

        The undersigned hereby irrevocably acknowledges receipt of a notice from Simon Property Group, Inc. (the "Corporation") as to the occurrence of a Change of Control with respect to the Corporation and requests and instructs the Corporation to purchase             shares of Series I Preferred Stock in accordance with the terms of the Certificate of Designations at the Purchase Price.

        Capitalized terms used but not defined herein shall have the meanings ascribed thereto pursuant to the Certificate of Designations.

Dated:

Signature(s)
NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.
Aggregate Liquidation Preference to be redeemed (if less than all):

Social Security or Other Taxpayer Identification Number:

APPENDIX E

FORM OF
CERTIFICATE OF DESIGNATIONS
OF 8 3/8% SERIES J CUMULATIVE REDEEMABLE PREFERRED STOCK

of

SIMON PROPERTY GROUP, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

        The following resolutions were duly adopted by the Board of Directors (the "Board of Directors") of Simon Property Group, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

        WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the "Charter"), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

        WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

        NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article Fourth of the Charter of the Corporation (which authorizes 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock")) and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a new series of Preferred Stock; and be it further

        RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

        Section 1.    Designation.    The series of Preferred Stock is hereby designated as the "8 3/8% Series J Cumulative Redeemable Preferred Stock" (the "Series J Preferred Stock").

        Section 2.    Number.    The maximum number of authorized shares of the Series J Preferred Stock shall be 1,000,000.

        Section 3.    Relative Seniority.    In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series J Preferred Stock shall rank (i) senior to the Common Stock, the Class B Common Stock and the Class C Common Stock and any other class or series of shares of the Corporation which, by their terms rank junior to the Series J Preferred Stock (collectively, "Junior Shares"), (ii) on a parity with all other shares of Preferred Stock of the Coporation which are not by their terms Junior Shares or Senior Shares, and (iii) junior to any shares of Preferred Stock which by their terms rank senior to the Series J Preferred Stock (collectively, "Senior Shares") and were issued in accordance with Section 7 below.

        Section 4.    Dividends.

          (a)   The holders of the then outstanding Series J Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $4.1875 per share per year, payable in arrears in equal amounts of $1.046875 per share quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on the calendar day preceding a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall accumulate from                        , 200  , with the first dividends to be paid on                        , 200  . Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (a "Record Date"), which shall be the 15th day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

          (b)   The amount of any dividends accumulated on any Series J Preferred Stock at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon to but excluding such Quarterly Dividend Date and the amount of dividends accumulated on any shares of Series J Preferred Stock at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon to but excluding the last preceding Quarterly Dividend Date, plus an amount calculated on the basis of the annual dividend rate of $4.1875 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. Dividends on the Series J Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

          (c)   Except as otherwise expressly provided herein, the Series J Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series J Preferred Stock which may be in arrears.

          (d)   Any dividend payment made on the Series J Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

          (e)   If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in and permitted pursuant to Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series J Preferred Stock shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series J Preferred Stock for the year over (b) the Total Dividends.

          (f)    No dividends on the Series J Preferred Stock shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (g)   No dividends will be declared or paid or set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series J Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock, all dividends declared on the Series J Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series J Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per Series J Preferred Stock and such other series of Preferred Stock bear to each other.

          (h)   Except as provided in subparagraph (g), unless full cumulative dividends on the Series J Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period, no dividends (other than in Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation, nor shall any Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Corporation (except by conversion into or exchange for other Junior Shares).

        Section 5.    Liquidation Rights.

          (a)   Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a "liquidation"), the holders of the Series J Preferred Stock then outstanding shall be entitled to receive in cash or property (at its fair market value determined by the Corporation's Board of Directors) and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon to and including the date of liquidation.

          (b)   After the payment to the holders of the Series J Preferred Stock of the full liquidation amounts provided for in paragraph (a), the holders of the Series J Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

          (c)   If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference distributions on the Series J Preferred Stock and the shares of each other series of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series J Preferred Stock are not paid in full, the holders of the Series J Preferred Stock and any other shares of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series J Preferred Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.

          (d)   Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

        Section 6.    Redemption.

          (a)    Optional Redemption.    On and after October 15, 2027, the Corporation may, at its option (subject to the provisions of this Section 6), redeem at any time all or, from time to time, part of the Series J Preferred Stock at a price per share (the "Redemption Price"), payable in cash, of $50.00 per share, together with all accumulated and unpaid dividends, if any, to and including the date fixed for redemption (the "Redemption Date"), without interest, to the extent the Corporation has funds legally available therefor. The Series J Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided for in Section 9 below.

          (b)    Procedures For Redemption.

            (1)   Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption furnished by the Corporation will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series J Preferred Stock to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series J Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series J Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of Series J Preferred Stock to be redeemed; (d) the place or places where certificates for the Series J Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price; and (e) that dividends on the Series J Preferred Stock to be redeemed will cease to accumulate on the Redemption Date.

            (2)   If notice has been mailed in accordance with Section 6(b)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series J Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series J Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series J Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series J Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series J Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series J Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series J Preferred Stock without cost to the holder thereof.

            (3)   Any funds deposited with a bank or trust company for the purpose of redeeming Series J Preferred Stock shall be irrevocable except that:

              (a)   the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series J Preferred Stock redeemed shall have no claim to such interest or other earnings; and

              (b)   any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series J Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series J Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

            (4)   No Series J Preferred Stock may be redeemed except from proceeds from the sale of other capital stock of the Corporation (consisting of common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing) and not from any other source.

            (5)   Unless full accumulated dividends on all Series J Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period, no Series J Preferred Stock shall be redeemed, purchased or otherwise acquired directly or indirectly on the Series J Preferred Stock; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Series J Preferred Stock to preserve the Corporation's REIT status or the purchase or acquisition of Series J Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series J Preferred Stock.

            (6)   If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series J Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due. Except as provided in this Section 6, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock to be redeemed.

            (7)   In case of redemption of less than all Series J Preferred Stock at the time outstanding, the Series J Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such Series J Preferred Stock in proportion to the number of Series J Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

        Section 7.    Voting Rights.    Except as required by law, and as set forth below, the holders of the Series J Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of

Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

          (a)   Whenever dividends on any Series J Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series J Preferred Stock (voting separately as a class with all other series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of the Series J Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series J Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

          (b)   So long as any Series J Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series J Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series J Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Charter of the Corporation, including this Certificate of Designations, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series J Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series J Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized Series J Preferred Stock, in each case ranking on a parity with or junior to the Series J Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series J Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          (c)   On each matter submitted to a vote of the holders of Series J Preferred Stock in accordance with this Section 7, or as otherwise required by law, each Series J Preferred Share shall be entitled to one vote. With respect to each Series J Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

        Section 8.    Conversion.    The Series J Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

        Section 9.    Restrictions On Ownership.    The shares of Series J Preferred Stock shall be subject to the restrictions on transfer set forth in Article Ninth of the Charter of the Corporation. Any transfer or attempted transfer in violation of the provisions of this Section 9 shall be null and void.

        IN WITNESS WHEREOF, Simon Property Group, Inc. has caused this Certificate of Designations to be signed and attested this    day of                     200  .

SIMON PROPERTY GROUP, INC.
By:
Name: Title:

APPENDIX F

              June 18, 2004

Board of Directors
Chelsea Property Group
103 Eisenhower Parkway
Roseland, New Jersey 07068

Members of the Board of Directors:

        Chelsea Property Group, Inc. (the "Company"), CPG Partners. L.P. ("Company L.P."), Simon Property Group, Inc. (the "Acquiror"), Simon Property Group, L.P. ("Parent L.P."), Simon Acquisition Corp. I, LLC ("Merger Sub"), a wholly owned subsidiary of Parent L.P. and Simon Acquisition Corp. II, LLC, an indirect wholly owned subsidiary of Parent L.P. ("L.P. Merger Sub") propose to enter into an Agreement and Plan of Merger dated as of June 18, 2004 (the "Agreement") pursuant to which Merger Sub would be merged with the Company in a merger (the "REIT Merger") in which each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), except for shares of the Company Common Stock held by the Acquiror, Merger Sub, the Company or any of their respective direct or indirect wholly owned subsidiaries, and other than Dissenting Shares (as defined in the Agreement), would be converted into the right to receive (i) $36.00 per share in cash (the "Cash Consideration"), (ii) a fraction of a fully paid and nonassessable share of common stock, par value $.0001 per share of the Acquiror (the "Acquiror Common Stock"), equal to the Common Exchange Ratio and (iii) a fraction of a fully paid and nonassessable share of 6% Preferred Stock of the Acquiror having the terms set forth in Exhibit E of the Agreement ("Acquiror 6% Preferred Stock") equal to the Preferred Exchange Ratio (as defined in the Agreement) (collectively, the "Consideration"). For purposes of the Agreement, the "Common Exchange Ratio" is 0.2936 and the "Preferred Exchange Ratio" is 0.3000,; provided, however, that (i) in the event that ten randomly selected closing prices of the Acquiror Common Stock on the New York Stock Exchange during the period of the 30 most recent trading days ending on the fifth business day prior to the closing date of the REIT Merger (the "Closing Date Market Price") is greater than $58.75 (the "Upper Limit Price"), then the Common Exchange Ratio will be adjusted to equal 0.2936 multiplied by a fraction, the numerator of which is the Upper Limit Price, and the denominator of which is the Closing Date Market Price, and (ii) in the event that the Closing Date Market Price is less than $43.43 (the "Lower Limit Price"), then the Cash Consideration will be increased by an amount equal to the product of (x) an amount equal to (i) 0.2936 multiplied by a fraction, the numerator of which is the Lower Limit Price, and the denominator of which is the Closing Date Market Price less (ii) the Common Exchange Ratio multiplied by (y) the Closing Date Market Price, rounded to the nearest cent.

        The Agreement also provides that each share of 8 3/8% Series A Cumulative Redeemable Preferred Stock of the Company (the "Company Series A Preferred Stock") issued and outstanding immediately prior to the effective time of the REIT Merger (other than shares of Company Series A Preferred Stock owned or held by the Acquiror, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries), will be converted into the right to receive one fully paid and nonassessable share of Acquiror 8 3/8% cumulative redeemable preferred stock and any outstanding shares of 9% Series B Cumulative Redeemable Preferred Stock of the Company will be redeemed prior to the effective time of the REIT Merger.

        Immediately following the REIT Merger, L.P. Merger Sub will be merged with and into Company L.P. and each common unit in Company L.P., owned by the limited partners will be converted automatically into the right to receive common and preferred units in Parent L.P.

        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Common Stock pursuant to the REIT Merger is fair from a financial point of view to such holders.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror;

  (3)
  Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above;

  (4)
  Reviewed the market prices and valuation multiples for the Company Common Stock and the Acquiror Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the REIT Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the REIT Merger;

  (9)
  Reviewed a draft dated June 18, 2004 of the Agreement; and

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. With respect to publicly available financial forecast information relating to the Company and the Acquiror, we have been advised, and have assumed, that such forecasts represent reasonable estimates and judgments as to the future financial performance of the Company and the Acquiror. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the REIT Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the REIT Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We are acting as financial advisor to the Company in connection with the REIT Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the REIT Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company or its affiliates, as well as securities of the Acquiror or its affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the REIT Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed REIT Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or Company L.P., other than the holders of the Company Common Stock. We are not expressing any opinion herein as to the prices at which the Company Common Stock or the Acquirer Common Stock will trade following the announcement or the price at which the Acquiror Common Stock or the Acquiror 6% Preferred Stock will trade following the consummation of the Transaction.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock pursuant to the REIT Merger is fair from a financial point of view to the holders of such shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

        The officers and directors of Simon Property Group, Inc. ("Simon") are indemnified under Delaware law, Simon's charter and the Partnership Agreement of Simon Property Group, L.P. (the "Operating Partnership") against certain liabilities. The Delaware General Corporation Law ("DGCL") generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        Simon's charter contains a provision limiting the liability of directors and officers to Simon and its stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Simon's charter provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of Simon's charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Simon's bylaws contain provisions which implement the indemnification provisions of Simon's charter.

        The Partnership Agreement of the Operating Partnership provides for indemnification of the officers and directors of each general partner of the Operating Partnership to the same extent indemnification is provided to officers and directors of Simon in its charter, and limits the liability of such general partners and their officers and directors to the Operating Partnership and their partners to the same extent liability of officers and directors of Simon to Simon and its stockholders is limited under Simon's charter.

        Simon has entered into indemnification agreements with each of Simon's directors and officers. The indemnification agreements require, among other things, that Simon indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Simon also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if Simon obtains directors' and officers' liability insurance.

        In addition, Simon has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act of 1933, as amended, subject to applicable retentions.

ITEM 21. Exhibits.

(a)
The following Exhibits are filed as part of this report:

2.1
Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P., Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. and CPG Partners, L.P. (included as Appendix A to the proxy statement/prospectus forming part of this registration statement).
3.1	Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
3.2	Amended and Restated Bylaws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.1	Form of Certificate of Designations of Simon 6% Series I Convertible Perpetual Preferred Stock (included as Appendix D to the proxy statement/prospectus forming part of this registration statement).
4.2
Form of Certificate of Designations of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock (included as Appendix E to the proxy statement/prospectus forming part of this registration statement).
5.1
Opinion of Willkie Farr & Gallagher LLP with respect to the legality of Simon Property Group, Inc.'s common stock, 6% Series I Convertible Perpetual Preferred Stock and 8 3/8% Series J Cumulative Redeemable Preferred Stock being registered.*
8.1	Form of opinion of Baker & Daniels with respect to certain tax matters.*
8.2	Form of opinion of Stroock & Stroock & Lavan LLP with respect to certain tax matters.*
9.1
Second Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy dated as of March 1, 2004 between Melvin Simon & Associates, Inc., on the one hand and Melvin Simon, Herbert Simon, and David Simon on the other hand (incorporated by reference to Exhibit 9.1 to Simon Property Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
9.2
Voting Trust Agreement, Voting Agreement and Proxy dated as of March 1, 2004 between David Simon, Melvin Simon and Herbert Simon (incorporated by reference to Exhibit 9.2 to Simon Property Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
9.3
Form of Voting Agreement, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P. and certain limited partners of CPG Partners, L.P. (incorporated by reference to Exhibit 99.3 to Simon Property Group, Inc.'s Current Report on Form 8-K filed on June 22, 2004).
12.1	Statement re computation of ratios.

21.1	List of subsidiaries of Simon Property Group, Inc. is incorporated by reference to Exhibit 21.1 of Simon Property Group, Inc.'s Form 10-K for the year ended December 31, 2003.
23.1	Consent of Ernst and Young LLP with respect to Simon Property Group, Inc.
23.2	Consent of Ernst and Young LLP with respect to Chelsea Property Group, Inc.
23.3	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5).*
23.4	Consent of Baker & Daniels (included in its opinion filed as Exhibit 8.1).*
23.5	Consent of Stroock & Stroock & Lavan LLP (included in its opinion filed as Exhibit 8.2).*
23.6	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act)
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Form of Proxy of Chelsea Property Group, Inc.
99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*
99.3	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix F to the proxy statement/prospectus forming part of this registration statement).
99.4
Put Agreement, dated as of June 20, 2004, by and between Simon Property Group, L.P. and CPG Partners, L.P. (included as Appendix C to the proxy statement/prospectus forming part of this registration statement).

*
To be filed by amendment.

(b)
Financial Schedules

        None.

ITEM 22. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)   The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Simon Property Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 13, 2004.

SIMON PROPERTY GROUP, INC.
By:
/s/ DAVID SIMON Name: David Simon Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as Simon Property Group, Inc. deems appropriate, and appoints David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on August 13, 2004.

Signature	Title

/s/ DAVID SIMON David Simon	Chief Executive Officer and Director (Principal Executive Officer)
/s/ HERBERT SIMON Herbert Simon	Co-Chairman of the Board of Director
/s/ MELVIN SIMON Melvin Simon	Co-Chairman of the Board of Director
/s/ RICHARD S. SOKOLOV Richard S. Sokolov	President, Chief Operating Officer and Director
/s/ BIRCH BAYH Birch Bayh	Director

S-1

/s/ MELVYN E. BERGSTEIN Melvyn E. Bergstein	Director
/s/ LINDA WALKER BYNOE Linda Walker Bynoe	Director
/s/ KAREN N. HORN Karen N. Horn	Director
/s/ G. WILLIAM MILLER G. William Miller	Director
/s/ FREDRICK W. PETRI Fredrick W. Petri	Director
/s/ J. ALBERT SMITH, JR. J. Albert Smith, Jr.	Director
/s/ PIETER S. VAN DEN BERG Pieter S. van den Berg	Director
/s/ M. DENISE DEBARTOLO YORK M. Denise DeBartolo York	Director
/s/ STEPHEN E. STERRETT Stephen E. Sterrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN DAHL John Dahl	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

S-2

EXHIBIT INDEX

2.1
Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P., Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. and CPG Partners, L.P. (included as Appendix A to the proxy statement/prospectus forming part of this registration statement).
3.1	Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
3.2	Amended and Restated Bylaws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.1	Form of Certificate of Designations of Simon 6% Series I Convertible Perpetual Preferred Stock (included as Appendix D to the proxy statement/prospectus forming part of this registration statement).
4.2
Form of Certificate of Designations of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock (included as Appendix E to the proxy statement/prospectus forming part of this registration statement).
5.1
Opinion of Willkie Farr & Gallagher LLP with respect to the legality of Simon Property Group, Inc.'s common stock, 6% Series I Convertible Perpetual Preferred Stock and 8 3/8% Series J Cumulative Redeemable Preferred Stock being registered.*
8.1	Form of opinion of Baker & Daniels with respect to certain tax matters.*
8.2	Form of opinion of Stroock & Stroock & Lavan LLP with respect to certain tax matters.*
9.1
Second Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy dated as of March 1, 2004 between Melvin Simon & Associates, Inc., on the one hand and Melvin Simon, Herbert Simon, and David Simon on the other hand (incorporated by reference to Exhibit 9.1 to Simon Property Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
9.2
Voting Trust Agreement, Voting Agreement and Proxy dated as of March 1, 2004 between David Simon, Melvin Simon and Herbert Simon (incorporated by reference to Exhibit 9.2 to Simon Property Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
9.3
Form of Voting Agreement, dated as of June 20, 2004, by and among Simon Property Group, Inc., Simon Property Group, L.P. and certain limited partners of CPG Partners, L.P. (incorporated by reference to Exhibit 99.3 to Simon Property Group, Inc.'s Current Report on Form 8-K filed on June 22, 2004).
12.1	Statement re computation of ratios.
21.1	List of subsidiaries of Simon Property Group, Inc. is incorporated by reference to Exhibit 21.1 of Simon Property Group, Inc.'s Form 10-K for the year ended December 31, 2003.
23.1	Consent of Ernst and Young LLP with respect to Simon Property Group, Inc.
23.2	Consent of Ernst and Young LLP with respect to Chelsea Property Group, Inc.
23.3	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5).*
23.4	Consent of Baker & Daniels (included in its opinion filed as Exhibit 8.1).*

23.5	Consent of Stroock & Stroock & Lavan LLP (included in its opinion filed as Exhibit 8.2).*
23.6	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act)
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Form of Proxy of Chelsea Property Group, Inc.
99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*
99.3	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix F to the proxy statement/prospectus forming part of this registration statement).
99.4
Put Agreement, dated as of June 20, 2004, by and between Simon Property Group, L.P. and CPG Partners, L.P. (included as Appendix C to the proxy statement/prospectus forming part of this registration statement).

*
To be filed by amendment.

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REFERENCE TO ADDITIONAL INFORMATION
CHELSEA PROPERTY GROUP, INC.
NOTICE OF SPECIAL MEETING OF HOLDERS OF CHELSEA COMMON STOCK TO BE HELD ON , 2004
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGERS
SUMMARY OF THE MERGERS
SELECTED CONSOLIDATED FINANCIAL DATA OF SIMON
SELECTED CONSOLIDATED FINANCIAL DATA OF CHELSEA
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
RATIO OF SIMON'S EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
THE SPECIAL MEETING
THE MERGERS
THE MERGER AGREEMENT AND RELATED AGREEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2004
Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months ended June 30, 2004
Unaudited Pro Forma Condensed Combined Statement of Operations For the year ended December 31, 2003
Notes to the Unaudited Pro Forma Condensed Combined Financial Information
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REIT MERGER, THE PARTNERSHIP MERGER AND THE OPTIONAL PARTNERSHIP EXCHANGE OFFER
DESCRIPTION OF SIMON CAPITAL STOCK
RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SIMON SECURITIES
COMPARISON OF STOCKHOLDER RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHELSEA
EXPERTS
LEGAL MATTERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ARTICLE I. The Mergers
ARTICLE II. Exchange of Securities
ARTICLE III. Representations and Warranties of the Company and Company L.P.
ARTICLE IV. Representations and Warranties of Parent, Parent L.P., Merger Sub and L.P. Merger Sub
ARTICLE V. Covenants Relating to Conduct of Business
ARTICLE VI. Additional Agreements
ARTICLE VII. Conditions Precedent
ARTICLE VIII. Termination, Amendment and Waiver
ARTICLE IX. General Provisions
FORM OF VOTING AGREEMENT
Article I. VOTING OF COMPANY COMMON STOCK AND COMPANY COMMON UNITS
Article II. REPRESENTATIONS AND WARRANTIES
Article III. MISCELLANEOUS
[Parent and Parent L.P. Signature Page; Holder Signature Page Follows]
[Holder Signature Page]
PUT AGREEMENT
FORM OF CERTIFICATE OF DESIGNATIONS OF 6% SERIES I CONVERTIBLE PERPETUAL PREFERRED STOCK of SIMON PROPERTY GROUP, INC. Pursuant to Section 151 of the General Corporation Law of the State of Delaware
EXHIBIT A FORM OF 6% SERIES I CONVERTIBLE PERPETUAL PREFERRED STOCK
TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION
EXHIBIT B
FORM OF NOTICE OF ELECTION OF REDEMPTION UPON A CHANGE OF CONTROL
FORM OF CERTIFICATE OF DESIGNATIONS OF 8 3/8% SERIES J CUMULATIVE REDEEMABLE PREFERRED STOCK
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX